As filed with the Securities and Exchange Commission on October 12, 2023

Registration No. 333-273543

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marti Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7510	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	Buyukdere Cd. No:237
	Maslak, 34485
	Sariyer/Istanbul, Türkiye
	+0 (850)308 34 19

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Ryan J. Maierson
Daniel Breslin
Scott W. Westhoff
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Tel: (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 12, 2023

Marti Technologies, Inc.

106,582,626 Ordinary Shares

7,250,000 Warrants

14,437,489 Ordinary Shares Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale by the selling securityholders or their permitted transferees (collectively, the “Selling Securityholders”) of (A) up to 106,582,626 Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of Marti Technologies, Inc. (formerly known as Galata Acquisition Corp.), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), consisting of (i) 29,462,049 Ordinary Shares issued to certain of the Selling Securityholders named in this prospectus (excluding Sponsor (as defined below)) in connection with the Business Combination (as defined below), (ii) 3,578,750 Ordinary Shares held by Galata Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”) and certain previous directors of the Company that were previously held as Class B ordinary shares of the Company (“Founder Shares”), which were converted on a one-for-one basis into Ordinary Shares of the Company (“Founder Converted Shares”) immediately prior to the effective time of the Merger (as defined below), (iii) 15,000 Founder Converted Shares held by Gala Investments LLC (“Gala Investments”), a Delaware limited liability company, and (iv) 73,526,827 Ordinary Shares issuable upon the conversion of (x) $54,774,415 principal amount of convertible notes (the “Convertible Notes”) and (y) up to $40,000,000 in subscriptions of Convertible Notes at the option of Callaway Capital Management LLC (“Callaway Capital Management”) up until July 9, 2024; and (B) up to 7,250,000 warrants originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of the Company (the “Private Placement Warrants”).

We are registering the offer and sale of the securities held by the Selling Securityholders, in some cases, to satisfy certain registration rights we have granted, and in other cases, to provide for resale by affiliates of the Company under the Securities Act. Subject to existing lockup or other restrictions on transfer, the Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Ordinary Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest (that receive any of the shares as a gift, distribution, or other non-sale related transfer).

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by the Company upon exercise of the Warrants to the extent such Warrants are exercised for cash.

This prospectus also relates to the issuance by us of up to an aggregate of 14,437,489 Ordinary Shares, consisting of (i) up to 7,250,000 Ordinary Shares that are issuable upon the exercise of 7,250,000 Private Placement Warrants and (ii) up to 7,187,489 Ordinary Shares that are issuable upon the exercise of 7,187,489 warrants, originally issued as warrants of the Company sold to the public in the Company’s initial public offering (“Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), based on the number of Public Warrants outstanding on October 11, 2023. We will receive the proceeds from any exercise of any Warrants for cash. Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our Ordinary Shares and Warrants are listed on the NYSE American Stock Exchange (“NYSE American”) under the trading symbols “MRT” and “MRT.WS,” respectively. On October 11, 2023, the last reported sale price of our Ordinary Shares was $0.74 per share and the last reported sale price of our Warrants was $0.04 per Warrant. If the price of our Ordinary Shares is below $11.50 per share, the exercise price of our Warrants, warrant holders will be unlikely to cash exercise their Warrants resulting in little or no cash proceeds to us.

The Selling Securityholders named herein are comprised of Sponsor, certain previous independent directors of Galata (as defined herein), certain legacy investors in Marti (as defined herein), the Pre-Fund Subscribers (as defined herein), Callaway Capital Management, Gala Investments, certain of our executive officers, former executive officers and their affiliates. The following table provides the number of Ordinary Shares offered hereby by each Selling Securityholder as well as the historical weighted-average price paid per Ordinary Share by each Selling Securityholder:

Selling Securityholder	Number of Ordinary Shares Offered for Resale(1)	Historical Weighted- Average Price Paid Per Share ($)(2)
Agah Ugur	175,240	1.07
Autotech Fund II, L.P	2,558,166(3)	2.63
Esra Unluaslan Durgun	7,477,950	—
European Bank for Reconstruction and Development	4,408,865(3)	2.59
Oguz Alper Oktem	7,477,950	—
Seher Sena Öktem	793,265	—
Sumed Equity Ltd.	8,804,160(3)	1.51
Galata Acquisition Sponsor, LLC	3,473,750	0.01
Shelley Guiley	35,000	—(6)
Adam Metz	35,000	—(6)
Tim Shannon	35,000	—(6)
Gala Investments, LLC	15,000	0.01
405 MSTV I LP	7,758,088(4)	1.65
Keystone Group, L.P.	7,758,088(4)	1.65
Gramercy Emerging Markets Dynamic Credit Fund	775,808(4)	1.65
Gramercy Multi-Asset Fund LP	1,163,713(4)	1.65
Funds managed by Weiss Asset Management LP	7,758,087(4)	1.65
B. Riley Securities, Inc.	2,327,426(4)	1.65
Farragut Square Global Master Fund, LP	12,719,712(5)	1.65
Callaway Capital Management, LLC	31,032,352(4)	1.65
(1)	Assumes the exercise of all outstanding Warrants held by Sponsor for cash.
(2)	For the purposes of this table, where historical consideration was originally conveyed in Turkish lira, amounts have been converted to U.S. dollars using prevailing exchange rates at the time the transaction occurred.
(3)	Represents the sum of previously owned shares and the share amount calculated based on the principal amount of Pre-Fund Notes, all accrued amount of PIK interest under the Pre-Fund Notes at the Closing Date and yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(4)	Calculated based on the principal amount of Convertible Notes at the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(5)	Calculated based on the principal amount of Pre-Fund Notes, all of the accrued amount of PIK interest under the Pre-Fund Notes as of the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(6)	Reflects Ordinary Shares acquired as stock-based compensation for service on the board of directors of Galata (as defined herein) for no monetary consideration.

For information about the price paid by the Selling Securityholders, including prices paid by legacy Marti investors and certain of our executive officers, former executive officers and their affiliates to acquire our Ordinary Shares and Warrants, please see “Selling Securityholders” and “Risk Factors — Risks Related to Ownership of Securities — Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.”

The 7,250,000 Private Placement Warrants registered hereby for resale, all of which are held by Sponsor, were originally purchased by Sponsor in a private placement concurrent with Galata’s initial public offering at a price of $1.00 per warrant. Each whole Warrant is exercisable for one Ordinary Share at a price of $11.50 and may also be exercised on a cashless basis in accordance with the terms of our Warrant Agreement.

The Selling Securityholders can resell, under this prospectus, and upon the conversion of all Convertible Notes, including such notes pursuant to the Callaway Subscription Agreement (as defined herein), up to (a) 106,582,626 Ordinary Shares constituting approximately 219.4% of our issued Ordinary Shares (based on 48,574,596 Ordinary Shares outstanding as of October 11, 2023), and (b) 7,250,000 Warrants constituting approximately 50.2% of our issued Warrants (based on 14,437,489 Warrants outstanding as of October 11, 2023). Sales of a substantial number of Ordinary Shares and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer” as defined under the Securities and Exchange Commission, or SEC, rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated   , 2023

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Ordinary Shares, the Warrants and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its subsidiaries. As described under “Prospectus Summary — Recent Developments,” in connection with the Closing (as defined below) on July 10, 2023, we changed our legal name from Galata Acquisition Corp. to Marti Technologies, Inc. All references to “Galata” refer to Galata Acquisition Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands, prior to the Closing and references to “Marti” refer to Marti Technologies I Inc., a Delaware corporation (formerly known as Marti Technologies Inc.), and its subsidiaries.

EXCHANGE RATES

In this prospectus, unless otherwise specified or the context otherwise requires:

●	“$,” “US$,” “USD” and “U.S. dollar” each refer to the United States dollar; and
●	“₺,” “TL” and “lira” each refer to the Turkish lira.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The Company and certain of our subsidiaries use USD as their functional currency and certain of Marti’s subsidiaries, including Marti İleri Teknoloji A.Ş., use TL as their functional currency. If the legal records are kept in a currency other than the functional currency, the consolidated financial statements are initially translated into the functional currency and then translated into USD. For the companies in Türkiye that book legal records in TL, currency translation from TL to the presentation currency USD is made under the framework described below:

●	Assets and liabilities are translated using the Central Bank of the Republic of Türkiye (“TCMB”) U.S. dollar buying rate prevailing at the balance sheet date:
●	June 30, 2023: 1 U.S. dollar = TL 25.8231;
●	June 30, 2022: 1 U.S. dollar = TL 16.6914;
●	December 31, 2022: 1 U.S. dollar = TL 18.6983; and
●	December 31, 2021: 1 U.S. dollar = TL 13.3290.
●	Income and expenses are translated from TL to USD using the TCMB U.S. dollar average buying rates:
●	June 30, 2023: 1 U.S. dollar = TL 19.8222;
●	June 30, 2022: 1 U.S. dollar = TL 14.8348;
●	2022: 1 U.S. dollar = TL 16.5520; and
●	2021: 1 U.S. dollar = TL 8.8719.

Marti İleri Teknoloji A.Ş. used Turkish Lira (“TL”) as its functional currency until the end of February 2022. Since the cumulative three-year inflation rate rose to above 100% at the end of February 2022, based on the Turkish nation-wide consumer price indices announced by Turkish Statistical Institute (“TSI”), Türkiye is currently considered a hyperinflationary economy under FASB ASC Topic 830, Foreign Currency Matters starting from March 1, 2022. Consequently, Marti İleri Teknoloji A.Ş. has remeasured its financial statements prospectively into new functional currency, USD, which is the non-highly inflationary currency in accordance with ASC 830-10-45-11 and ASC 830-10-45-12. According to ASC 830-10-45-9, ASC 830-10-45-10 and ASC 830-10-45-17, at the application date (March 1, 2022). The opening balances of non-monetary items are remeasured in USD, which has become the new functional currency for Marti İleri Teknoloji A.Ş. Subsequently, non-monetary items are accounted for as if they had always been assets and liabilities in USD. Monetary items are treated in the same manner as any other foreign currency monetary items. Subsequently, monetary items are remeasured into USD using current exchange rates. Differences arising from the remeasurement of monetary items are recognized in profit or loss. See “Presentation of Financial Information” for more information.

NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), our management uses certain non-GAAP measures to assess performance.

Adjusted EBITDA is a non-GAAP measure for reporting used by us and is calculated by adding depreciation, amortization, taxes, financial expenses (net of financial income) and one-time charges and non-cash adjustments, to net income (loss).

Pre-depreciation contribution per ride is a non-GAAP measure for reporting used by us and is calculated by adding depreciation per ride to gross profit per ride. The numerator of this metric is our pre-depreciation contribution, which is calculated as our net revenue less all variable costs, excluding depreciation, necessary to make vehicles available for rent on the field, during a given time period.

Financial measures that are not in accordance with U.S. GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with U.S. GAAP. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA and Pre-depreciation contribution per ride only as supplements.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Six months ended June 30,		Year ended December 31,
(in thousands except as otherwise noted)	2023	2022	2022(1)	2021(1)	2020(1)
Net Loss	(12,000)	(6,633)	(14,246)	(14,472)	(4,630)
Depreciation and Amortization	4,672	4,834	9,097	5,473	2,722
Income Tax Expense	0	0	0	888	0
Financial Income	(2,720)	(607)	(2,567)	(180)	(17)
Financial Expense	616	861	1,932	4,712	613
Customs tax provision expense	(78)	(380)	78	592	0
Lawsuit provision expense	67	(61)	175	35	10
Stock based compensation expense accrual	574	784	1,658	852	181
Founders’ salary adjustment	0	0	0	218	0
Other	0	0	0	238	0
Adjusted EBITDA	(8,869)	(1,202)	(3,873)	(1,645)	(1,121)
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

The following table presents a reconciliation of pre-depreciation contribution per ride to gross profit per ride in our Two-wheeled Electric Vehicle segment, which is the most directly comparable GAAP measure, for the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022(1)	2021(1)	2020(1)
Gross Profit per ride	$(0.46)	$(0.17)	$(0.07)	$0.0	$0.02
Depreciation per ride	$(0.56)	$(0.40)	$(0.30)	$(0.29)	$(0.28)
Pre-Depreciation Contribution Per Ride	$0.10	$0.23	$0.22	$0.30	$0.29
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus contains:

●	the audited financial statements of Galata Acquisition Corp. (the predecessor entity to the registrant, Marti Technologies, Inc.) as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from February 26, 2021 (inception) through December 31, 2021; and
●	the audited consolidated financial statements of Marti Technologies I Inc. (formerly Marti Technologies Inc.) as of and for the years ended December 31, 2022, 2021 and 2020, and the unaudited interim condensed consolidated financial statements of Marti Technologies I Inc. as of and for the six months ended June 30, 2023 and 2022.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the audited financial statements of Galata Acquisition Corp. and Marti Technologies I Inc., as applicable, included in this prospectus. Where information is identified as “unaudited,” it has not been subject to an audit. Unless otherwise indicated, financial information of Galata Acquisition Corp. and Marti Technologies I Inc. has been prepared in accordance with U.S. GAAP.

As presented herein, Galata Acquisition Corp. and Marti Technologies I Inc. each publish their financial statements in U.S. dollars. Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its subsidiaries. As described under “Prospectus Summary — Recent Developments,” in connection with the Closing (as defined below) on July 10, 2023, we changed our legal name from Galata Acquisition Corp. to Marti Technologies, Inc. All references to “Galata” refer to Galata Acquisition Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands, prior to the Closing and references to “Marti” refer to Marti Technologies I Inc., a Delaware corporation (formerly known as Marti Technologies Inc.), and its subsidiaries.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by us and our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is relatively nascent, rapidly evolving and subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus. Unless otherwise expressly stated, we obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward- Looking Statements.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to create, and does not imply, a relationship with us, or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (or the “Exchange Act”). These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Business Combination (as defined below), the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate, as well as any information concerning possible or assumed future results of our operations.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments affecting us will be those that we have anticipated. Such forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in forward-looking statements herein.

Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this prospectus, including without limitation: (i) the effect of the public listing of our securities on our business relationships, performance, financial condition and business generally, (ii) risks that the Business Combination may disrupt our current plans or divert management’s attention from our ongoing business operations, (iii) the outcome of any legal proceedings that may be instituted against us or our directors or officers related to the Business Combination or otherwise, (iv) our ability to maintain the listing of our securities on the NYSE American, (v) volatility in the price of our securities due to a variety of factors, including without limitation changes in the competitive and highly regulated industries in which we plan to operate, variations in competitors’ performance and success and changes in laws and regulations affecting our business, (vi) our ability to implement business plans, forecasts, and other expectations, and identify opportunities, (vii) the risk of downturns in the highly competitive tech-enabled mobility services industry, (viii) our ability to build our brand and consumers’ recognition, acceptance and adoption of our brand, (ix) the risk that we may not be able to effectively manage our growth, including our design, research, development and maintenance capabilities, (x) technological changes and risks associated with doing business in an emerging market, (xi) risks relating to our dependence on and use of certain intellectual property and technology and (xii) other factors discussed under the section titled “Risk Factors” in this prospectus, which section is incorporated herein by reference.

The foregoing list of risk factors is not exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements herein. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation, except as required by law, to revise publicly any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Marti was founded in 2018 to offer tech-enabled urban transportation services to riders across Türkiye. Marti launched two-wheeled electric vehicle operations in March 2019 and now has a fully funded fleet of more than 42,000 e-mopeds, e-bikes and e-scooters, serving 9 cities across Türkiye, serviced by proprietary software systems and IoT infrastructure. In addition, Marti operates a ride-hailing service, offering car and motorcycle ride-hailing options that connect riders with drivers traveling in the same direction. Marti has served more than 63 million rides to more than 4.5 million unique riders. We define a unique rider as a paying customer who has completed at least one ride on a Marti e-scooter, e-bike or e-moped, or over our ride-hailing service since we launched our operations in March 2019. Marti is currently the number one iOS travel app in Türkiye based on category rankings of the Apple App Store.

We offer environmentally sustainable transportation services to our riders. Our rentable services are currently delivered via fully electric two-wheeled vehicles, and our ride-hailing service promotes shared trips, thereby contributing to environmental sustainability through reduced emissions in the cities where we operate.

In October 2022, Marti launched its car and motorcycle ride-hailing service. Riders and drivers agree on the price of the ride, and we currently do not enable payment over our app or charge a fee for this service. With this addition, we are aligning our services to cater to a broader and more diverse customer base and better meet customer demand for both four- and two-wheeled vehicles. As of June 30, 2023 our ride-hailing service has more than 124,000 riders and more than 40,000 registered drivers, including 34,006 registered drivers in Istanbul. This is in contrast to 18,395 taxis serving the city of Istanbul.

We plan to continue to grow our existing urban transportation services, introduce additional forms of environmentally sustainable mobility services that are electric and/or shared, and leverage our existing scale and customer base to offer adjacent, tech-enabled services beyond transportation. Our operations have helped us avoid approximately 1,600 tons of CO2 emissions in 2022, equivalent to the CO2 absorbed by approximately 72,000 mature trees. We believe our plan for sustainable growth positions our services to be an integral part of the transportation networks of the cities we serve, and of the lives of our customers.

Corporate Information

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands on February 26, 2021, under the name Galata Acquisition Corp. Upon the closing of the Business Combination (as defined below) on July 10, 2023, we changed our name to Marti Technologies, Inc.

Our registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our principal executive office is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye. Our website address is www.marti.tech. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

Our Organizational Structure

The following diagram illustrates the structure of the Company as of the date hereof.

Tax Residence

As discussed more fully under “Material U.S. Federal Income Tax Considerations — Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes,” we believe that, pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), even though the Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands, the Company will be treated as a U.S. domestic corporation for all purposes of the Code. The Company will therefore be taxed as a U.S. domestic corporation for U.S. federal income tax purposes. As a result, the Company will be subject to U.S. federal income tax on its worldwide income.

In addition, if the Company pays dividends, to a non-U.S. Holder, as defined in the discussion under the heading “Material U.S. Federal Income Tax Considerations — Tax Considerations Applicable to Non-U.S. Holders,” would be subject to U.S. federal income tax withholding at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty, on dividends received on our Ordinary Shares or with respect to certain adjustments made on our Warrants held by a non-U.S. Holder. Each investor should consult its own tax adviser regarding the U.S. federal income tax position of the Company and the tax consequences of holding our Warrants or our Ordinary Shares.

Recent Developments

Closing of the Business Combination

On July 10, 2023 (the “Closing Date” and such closing, the “Closing”), we consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of July 29, 2022 (the “Business Combination Agreement”), by and among us, Galata Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”) and Marti. As of the Closing Date, pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Marti (the “Merger”), with Marti surviving the Merger as a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the Closing, we changed our legal name to Marti Technologies, Inc.

In connection with the execution of the Business Combination Agreement, (1) the Company entered into the convertible note subscription agreements (as may be amended, restated, amended and restated or otherwise modified in accordance with its terms from time to time, the “PIPE Subscription Agreements”) with certain investors (together with investors who later enter into PIPE Subscription Agreements, the “PIPE Investors”), pursuant to which the Company agreed to issue and sell to the PIPE Investors, and the PIPE Investors agreed to subscribe for and purchase from us, the Convertible Notes which are convertible into Ordinary Shares (the “Underlying Shares”), in an aggregate principal amount of $50.5 million ((x) inclusive of a PIPE Investor who entered into a

PIPE Subscription Agreement for an aggregate principal amount equal to $2.0 million on December 23, 2022, which aggregate principal amount was increased to $3.0 million on April 28, 2023, and (y) before adjusting for the termination of the PIPE Subscription Agreement with a certain PIPE Investor representing $15.0 million of aggregate principal amount on April 29, 2023) (the “PIPE Subscription”) and (2) Marti entered into a convertible note subscription agreement (as may be amended, restated, amended and restated or otherwise modified in accordance with its terms from time to time, the “Pre-Fund Subscription Agreement”) with Farragut Square Global Master Fund, LP (“Farragut”), as the lead subscriber, and the persons and entities listed on the schedule of subscribers attached thereto (as updated from time to time in accordance with its terms) (together with Farragut, collectively, the “Pre-Fund Subscribers”), the form of which is attached hereto as Annex C, pursuant to which (a) Farragut agreed to subscribe for and purchase from Marti $10.0 million in unsecured convertible promissory notes (“Farragut Pre-Fund Notes”), (b) Sumed Equity Ltd agreed to subscribe for and purchase from Marti $1.0 million in unsecured convertible promissory notes (“Sumed Equity Pre-Fund Notes”), (c) European Bank for Reconstruction and Development agreed to subscribe for and purchase from Marti $1.0 million in unsecured convertible promissory notes (“EBRD Pre-Fund Notes”) and (d) AutoTech Fund II, LP agreed to subscribe for and purchase from Marti $500,000 in unsecured convertible promissory notes (“AutoTech Pre-Fund Notes” and, together with Farragut Pre-Fund Notes, Sumed Equity Pre-Fund Notes and EBRD Pre-Fund Notes, “Pre-Fund Notes”), each of which are convertible into Convertible Notes at Closing in accordance with the terms of the respective Pre-Fund Notes (the “Pre-Fund Subscription” and, together with the PIPE Subscription, the “Subscription”). On April 26, 2023, Farragut increased its Pre-Fund Subscription from $10.0 million to $15.0 million in aggregate principal amount of Farragut Pre-Fund Notes, and on April 29, 2023, the PIPE Subscription Agreement with a certain PIPE Investor representing $15.0 million aggregate principal amount of Convertible Notes terminated. In connection with the Subscription, the Pre-Fund Subscribers and the PIPE Investors (excluding, for the avoidance of doubt, Callaway in connection with the Callaway Subscription Agreement described below) collectively committed to subscribe for an aggregate of principal amount $53.0 million in Convertible Notes. The Subscription was consummated concurrently with the closing of the Business Combination.

On July 11, 2023, the Ordinary Shares and Warrants commenced trading on the NYSE American under the symbols “MRT” and “MRT.WS,” respectively.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer). If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of our initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared in accordance with U.S. GAAP;
●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We intend to take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, but are not limited to, the following:

●	Sales of a substantial number of our securities in the public market by the selling securityholders could cause the price of our Ordinary Shares and Warrants to fall;
●	Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive investment return based on the current trading price, and may realize significant profits. Future investors in our Company may not experience a similar investment return;
●	There is no guarantee that our Warrants will continue to be in the money, and they may expire worthless;
●	We have a relatively short operating history and a new and evolving business model, which makes it difficult to evaluate our future prospects, forecast financial results and assess the risks and challenges we may face;
●	We have incurred significant operating losses in the past and may not be able to achieve or maintain profitability in the future;
●	Our only significant asset is ownership of Marti and its affiliates and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable us to pay any dividends on our Ordinary Shares or satisfy other financial obligations.
●	If we fail to retain existing riders or add new riders, or if our riders decrease their level of engagement with our products and services, our business, financial condition and results of operations may be significantly harmed;
●	We operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects;
●	The market for micromobility vehicle sharing is in an early stage of growth, and if such market does not continue to grow, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected;
●	Our future operating results depend upon our ability to obtain vehicles that meet our quality specifications in sufficient quantities and on commercially reasonable terms;

●	The markets in which we operate are highly competitive, and competition represents an ongoing threat to the growth and success of our business;
●	Our user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that Marti does not control;
●	Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices;
●	We may be party to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a significant impact on us and our shareholders;
●	Action by governmental authorities to restrict access to our products and services in their localities could substantially harm our business and financial results;
●	Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect our business, financial condition and results of operations;
●	Our business currently requires it to source parts, materials and supplies internationally, and supply chain disruptions, foreign currency exchange rate fluctuations and changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect our business, financial condition, results of operations and prospects;
●	Our principal executive offices and other operations and facilities are located in Türkiye and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Türkiye;
●	The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what our actual financial position or results of operations will be; and
●	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this prospectus.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Securities being registered for resale by the Selling Securityholders named in the prospectus	(i) 106,582,626 Ordinary Shares and (ii) 7,250,000 Warrants.

Ordinary Shares offered by us upon exercise of Warrants

Up to (i) 7,250,000 Ordinary Shares that are issuable upon the exercise of 7,250,000 Private Placement Warrants and (ii) 7,187,489 Ordinary Shares that are issuable upon the exercise of 7,187,489 Public Warrants.

Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to the exercise of Warrants	48,574,596 Ordinary Shares as of October 11, 2023.

Warrants issued and outstanding	14,437,489 Warrants as of October 11, 2023.

Use of proceeds

All of the Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

However, we will receive up to an aggregate of $166,031,123.50 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash at an exercise price of $11.50 per Ordinary Share. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. As of October 11, 2023, the last reported sale price of our Ordinary Shares was $0.74 per share. If the price of our Ordinary Shares remains below $11.50 per share, the exercise price of our Warrants, warrant holders will be unlikely to cash exercise their Warrants resulting in little or no cash proceeds to us. All of the Ordinary Shares and Warrants (including Ordinary Shares issuable upon the exercise of such Warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Lock-up restrictions	Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Sales — Lock-Up.”

Dividend policy

We have never declared or paid any cash dividends. Our board of directors (“Board”) will consider whether or not to institute a dividend policy. We presently intend to retain our earnings for use in business operations and, accordingly, it is not anticipated that our Board will declare dividends in the foreseeable future. We have not identified a paying agent. See “Dividend Policy.”

Risk factors	Prospective investors should carefully consider the section titled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the securities offered hereby.

Market for our ordinary shares	Our Ordinary Shares and Warrants are listed on the NYSE American under the symbols “MRT” and “MRT.WS,” respectively.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. As stated elsewhere in this prospectus, unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its subsidiaries. As described under “Prospectus Summary — Recent Developments,” in connection with the Closing on July 10, 2023, we changed our legal name from Galata Acquisition Corp. to Marti Technologies, Inc. All references to “Galata” refer to Galata Acquisition Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands, prior to the Closing and references to “Marti” refer to Marti Technologies I Inc., a Delaware corporation (formerly known as Marti Technologies Inc.), and its subsidiaries.

Risks Related to Our Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders could cause the price of our Ordinary Shares and Warrants to fall.

The Selling Securityholders can resell, under this prospectus, and upon the conversion of all Convertible Notes, including such notes pursuant to the Callaway Subscription Agreement (as defined herein), up to (a) 106,582,626 Ordinary Shares constituting approximately 219.4% of our issued Ordinary Shares, and (b) 7,250,000 Warrants constituting approximately 50.2% of our issued Warrants. Sales of a substantial number of Ordinary Shares and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants.

Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive investment return based on the current trading price, and may realize significant profits. Future investors in our Company may not experience a similar investment return.

Certain shareholders in the Company, including certain of the Selling Securityholders, acquired Ordinary Shares or Warrants at prices below the current trading price of our Ordinary Shares, and may experience a positive investment return based on the current trading price.

The 3,473,750 Ordinary Shares included hereby for offer and resale by Sponsor were originally acquired as founder shares of Galata in connection with Galata’s initial public offering, for which Sponsor paid an aggregate of approximately $25,000. Additionally, the 7,250,000 Warrants registered hereby for resale, all of which are held by Sponsor, were originally purchased as Galata warrants by Sponsor in a private placement concurrent with Galata’s initial public offering at a price of $1.00 per whole Warrant. Each whole Warrant is exercisable for one Ordinary Share at a price of $11.50, and may also be exercised on a cashless basis in accordance with the terms of the Warrant Agreement.

This prospectus also includes for offer and resale by certain previous independent directors of Galata, certain legacy investors in Marti, the Pre-Fund Subscribers, Callaway Capital Management, Gala Investments certain of our executive officers, former executive officers and affiliates up to 103,108,876 Ordinary Shares. The following table provides the number of Ordinary Shares offered hereby by each Selling Securityholder as well as the (i) historical total amount paid, (ii) the historical weighted-average price paid per Ordinary Share and (iii) the potential profit earned by each Selling Securityholder:

Selling Securityholder	Number of Ordinary Shares Offered for Resale(1)	Historical Total Amount Paid for Ordinary Shares ($ in millions)(2)	Historical Weighted- Average Price Paid Per Ordinary Share ($)(2)	Potential Profit Based on Current Trading Price ($ in millions)(3)
Agah Ugur	175,240	0.19	1.07	—
Autotech Fund II, L.P	2,558,166(4)	6.72(7)	2.63	—
Esra Unluaslan Durgun	7,477,950	0.00(8)	0.00	5.53
European Bank for Reconstruction and Development	4,408,865(4)	11.44(7)	2.59	—
Oguz Alper Oktem	7,477,950	0.00(8)	0.00	5.53
Seher Sena Öktem	793,265	0.00(8)	0.00	0.59
Sumed Equity Ltd.	8,804,160(4)	13.31(7)	1.51	—
Galata Acquisition Sponsor, LLC	3,473,750	0.02	0.01	2.54
Shelley Guiley	35,000	—(9)	—	0.03
Adam Metz	35,000	—(9)	—	0.03
Tim Shannon	35,000	—(9)	—	0.03
Gala Investments, LLC	15,000	0.00(8)	0.01	0.01
405 MSTV I LP	7,758,088(5)	12.80(10)	1.65	—
Keystone Group, L.P.	7,758,088(5)	12.80(10)	1.65	—
Gramercy Emerging Markets Dynamic Credit Fund	775,808(5)	1.28(10)	1.65	—
Gramercy Multi-Asset Fund LP	1,163,713(5)	1.92(10)	1.65	—
Funds managed by Weiss Asset Management LP	7,758,087(5)	12.80(10)	1.65	—
B. Riley Securities, Inc.	2,327,426(5)	3.84(10)	1.65	—
Farragut Square Global Master Fund, LP	12,719,712(6)	20.99(11)	1.65	—
Callaway Capital Management, LLC	31,032,352(5)	51.2(10)	1.65	—
(1)	Assumes the exercise of all outstanding Warrants held by Sponsor for cash.
(2)	For the purposes of this table, where historical consideration was originally conveyed in Turkish lira, amounts have been converted to U.S. dollars using prevailing exchange rates at the time the transaction occurred.
(3)	Potential profit is calculated assuming the sale of all Ordinary Shares offered by this prospectus by each respective Selling Securityholder and is based on the last reported sale price on October 11, 2023 of our Ordinary Shares on NYSE American of $0.74 per share.
(4)	Represents the sum of previously owned shares and the share amount calculated based on the principal amount of Pre-Fund Notes, all accrued amount of PIK interest under the Pre-Fund Notes at the Closing Date and yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(5)	Calculated based on the principal amount of Convertible Notes at the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(6)	Calculated based on the principal amount of Pre-Fund Notes, all of the accrued amount of PIK interest under the Pre-Fund Notes as of the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.

(7)	Represents the sum of the total cost of previously owned shares, the principal amount of Pre-Fund Notes, all of the accrued amount of PIK interest under the Pre-Fund Notes at the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(8)	Reflects total dollar amount paid of (a) $42.75 by each of Mr. Oktem and Ms. Durgun, (b) $4.50 by Ms. Oktem and (c) $104.35 by Gala Investments, LLC, which appears as $0.00 million in the above table due to rounding.
(9)	Reflects Ordinary Shares acquired as stock-based compensation for service on the board of directors of Galata (as defined herein) for no monetary consideration.
(10)	Calculated as the sum of principal amounts of Convertible Notes as of the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.
(11)	Calculated as the sum of the principal amount of Pre-Fund Notes, all of the accrued amount of PIK interest under the Pre-Fund Notes as of the Closing Date and the yet to be accrued amount of PIK interest under the Convertible Notes until the Maturity Date.

Based on the last reported sale price of our Ordinary Shares on October 11, 2023 of $0.74 per share, certain Selling Securityholders named in this prospectus would realize significant profits on the sale of their holdings as compared to the initial consideration paid for such holdings, as detailed above.

Given the relatively lower purchase prices that some of our shareholders paid to acquire Ordinary Shares compared to the current trading price of our Ordinary Shares, these shareholders, some of whom are our Selling Securityholders, in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our Ordinary Shares at the time that such shareholders choose to sell their Ordinary Shares. Investors who purchase our Ordinary Shares in the open market following the Business Combination may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. Additionally, even though our Ordinary Shares may be trading at a price below the trading price of Galata’s ordinary shares prior to the Business Combination, Sponsor and other affiliates may still be incentivized to sell their shares due to the relatively lower price they paid to acquire such shares.

There is no guarantee that our Warrants will continue to be in the money, and they may expire worthless.

As of the date of this prospectus, the exercise price for our Warrants is $11.50 per Ordinary Share. As of October 11, 2023, the last reported sale price of our Ordinary Shares was $0.74 per share. If the price of our Ordinary Shares remains below $11.50 per share, the exercise price of our Warrants, warrant holders will be unlikely to cash exercise their Warrants resulting in little or no cash proceeds to us. There is no guarantee that our Warrants will be in the money and prior to their expiration, and as such, our Warrants may expire worthless.

Risks Related to Our Business and Industry

Marti has a relatively short operating history and a new and evolving business model, which makes it difficult to evaluate our future prospects, forecast financial results and assess the risks and challenges we may face.

Marti’s business model is relatively new and rapidly evolving. Marti was founded in 2018 to offer technology-enabled urban transportation services across Türkiye. Marti launched operations in 2019 and now has a fully funded fleet of more than 42,000 e-mopeds, e-bikes and e-scooters, serving 9 cities across Türkiye. Marti generates revenue mainly from the rides of e-mopeds, e-bikes, and e-scooters completed by our riders. Riders pay an unlock fee to begin a ride and a per minute fee for each minute of the ride. The unlock fee and per minute fee vary by modality, geography, and across time. In addition, a small portion of our revenue (less than 1% in 2022, 2021 and 2020) is generated from advance vehicle reservations that enable riders to reserve a vehicle prior to commencing a ride, with a reservation fee charged on a per minute basis. In October 2022, Marti launched a ride-hailing service offering car and motorcycle ride-hailing options that connect riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, and we do not currently enable payment over our app or charge a fee for this service.

Marti has encountered in the past, and we will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. Risks and challenges Marti has faced or we expect to face as a result of Marti’s relatively limited operating history and evolving business model include our ability to:

●	make operating decisions and evaluate our future prospects and the risks and challenges we may encounter;
●	forecast our revenue and budget for and manage our expenses;
●	attract new riders and retain existing riders in a cost-effective manner;
●	comply with existing and new or modified laws and regulations applicable to our business;
●	manage our software platform and our business assets and expenses;
●	plan for and manage capital expenditures for our current and future products and services, and manage our supply chain and manufacturer and supplier relationships related to our current and future products and services;
●	develop, manufacture, source, deploy, maintain, and ensure utilization of our assets, including our growing network of vehicles as well as assembly operations;
●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
●	maintain and enhance the value of our reputation and brand;
●	effectively manage our growth and business operations;
●	successfully expand our geographic reach in markets in which we currently operate as well as new markets;
●	hire, integrate and retain talented people at all levels of our organization; and
●	successfully develop new features, products and services to enhance the experience of customers.

If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Marti has incurred significant operating losses in the past and we may not be able to achieve or maintain profitability in the future.

Marti has incurred net losses since its inception, and we may not be able to achieve or maintain profitability in the future. Our expenses will likely increase in the future as we develop and launch new products, services and software platform features, expand in existing and new markets, expand our vehicle fleet, expand marketing channels and operations, hire additional employees, and continue to invest in our products and services and customer engagement, or as a result of the continuing COVID-19 pandemic. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business sufficient to offset these expenses. For example, we may incur additional costs and expenses associated with the COVID-19 pandemic, including costs related to supply chain disruptions. Furthermore, our products and services require significant capital investments and recurring costs, including debt payments, maintenance, depreciation, asset life, and asset replacement costs, and if we are not able to maintain sufficient levels of utilization of such assets or such products or services are otherwise not successful, our investments may not generate sufficient returns and our financial condition may be adversely affected. Additionally, as a public company, we expect stock-based compensation expense will continue to be a significant expense in future periods.

Given Marti’s limited operating history, many of our efforts to generate revenue are new and unproven. For the year ended December 31, 2022, Marti’s revenue was $25.0 million, an increase of 47.0% and 155.9%, respectively, as compared to Marti’s revenue of $17.0 million for the year ended December 31, 2021 and $9.8 million for the year ended December 31, 2020. Although

Marti experienced significant revenue growth in recent periods, we cannot guarantee that we will sustain our recent revenue growth rate in future periods as a result of many factors, including decreased demand for our products and services, increased competition and the maturation of our business, and cannot assure you that our revenue will not decline. You should not consider Marti’s historical revenue or operating expenses as indicative of our future performance. If our revenue does not increase sufficiently to offset our expenses, if we experience unexpected increases in operating expenses, or if we are required to take charges related to impairments or other matters, we might not achieve or maintain profitability and our business, financial condition and results of operations could be adversely affected.

If we fail to retain existing riders or add new riders, or if our riders decrease their level of engagement with our products and services, our business, financial condition and results of operations may be significantly harmed.

The size of our rider base is critical to our success. Our financial performance has been and will continue to be significantly determined by our success in cost-effectively adding, retaining, and engaging active users of our products and services. If people do not perceive our products and services to be useful, reliable, trustworthy, and affordable, we may not be able to attract or retain riders or otherwise maintain or increase the frequency of their use of our products and services. Marti’s rider engagement patterns have varied over time, and rider engagement can be difficult to measure, particularly as we introduce new and different products and services and expand into new markets. Any number of factors could negatively affect rider retention, growth, and engagement, including if:

●	riders increasingly engage with other competitive products or services;
●	local governments and municipalities restrict our ability to operate our products and services in various jurisdictions at the level at which we desire to operate, or at all;
●	there are adverse changes to our products, services or business model that are mandated by legislation, regulatory authorities, or litigation;
●	we fail to introduce new features, products, or services that riders find engaging;
●	we introduce new products or services, or make changes to existing products and services, that are not favorably received;
●	riders have difficulty installing, updating, or otherwise accessing our products on mobile devices as a result of actions by us or third parties that we rely on to distribute our products and deliver our services;
●	changes in rider preferences or behavior, including decreases in the frequency of use of our products and services;
●	there are decreases in rider sentiment about the quality, affordability, or usefulness of our products or concerns related to privacy, safety, security or other factors;
●	riders adopt new products and services where our products and services may be displaced in favor of other products or services, or may not be featured or otherwise available;
●	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the rider experience;
●	we adopt terms, policies or procedures related to areas such as rider data that are perceived negatively by our riders or the general public;
●	we elect to focus our product decisions on longer-term initiatives that do not prioritize near-term rider growth and engagement, or if initiatives designed to attract and retain riders and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;
●	we fail to provide adequate customer service to riders; or

●	we, or other partners and companies in our industry, are the subject of adverse media reports or other negative publicity, even if factually incorrect or based on isolated incidents.

Further, government actions in response to the COVID-19 pandemic, or future pandemics, such as travel bans, travel restrictions, and shelter-in-place orders, have decreased and may continue to decrease utilization of our products and services. If we are unable to cost-effectively maintain or increase our rider base and engagement, our products and services may become less attractive to riders and our business, financial condition, and results of operations could be adversely affected.

Changes to our pricing could adversely affect our ability to attract or retain riders.

We regularly analyze data to determine the optimal pricing strategy to support the profitability of our business, while also trying to grow our user base. One of the risks of changing prices is that user demand is sensitive to price increases, particularly given the recent impact inflation has had on consumer spending habits. If we raise prices too much or too often, user demand may decrease. Additionally, factors such as operating costs, legal and regulatory requirements or constraints, and the ability of our competitors to offer more attractive pricing to either their customers or service providers may impact our overall pricing model.

Certain of our competitors offer, or may in the future offer, lower-priced or a broader range of products and services. Similarly, certain competitors may use marketing strategies that enable them to attract or retain riders and service providers at a lower cost than us. In the past, we have made pricing changes and incurred expenses related to marketing and rider payments, and there can be no assurance that we will not be forced, through competition, regulation, or otherwise, to reduce prices for users or increase our marketing and other expenses to attract and retain riders in response to competitive pressures or regulatory requirements. Furthermore, the economic sensitivity of riders on our software platform may vary by geographic location, and as we expand, our pricing methodologies may not enable us to compete effectively in these locations. Local regulations may affect our pricing in certain geographic locations, which could amplify these effects. We have launched, and may in the future launch, new pricing strategies and initiatives, such as subscription packages and rider loyalty programs. We have also modified, and may in the future modify, existing pricing methodologies. Any of the foregoing actions may not ultimately be successful in attracting and retaining riders.

As we continue to strive for an optimal pricing strategy, we may launch new pricing initiatives that may not be successful in retaining users. While we do and will attempt to optimize prices and balance supply and demand in our marketplace, including in each of the geographic markets in which we operate, our assessments may not be accurate or there may be errors in the technology used in our pricing and we could be underpricing or overpricing our products and services. In addition, if the products and services on our platform change, then we may need to revise our pricing methodologies. As we continue to launch new and develop existing asset-intensive products and services, factors such as maintenance, debt service, depreciation, asset life, battery swaps, supply chain efficiency, and asset replacement may affect our pricing methodologies. Any such changes to our pricing methodologies or our ability to efficiently price our products and services could adversely affect our business, financial condition and results of operations.

Our only significant asset is ownership of Marti and its affiliates and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable us to pay any dividends on our Ordinary Shares or satisfy other financial obligations.

We are a holding company and will not directly own any operating assets other than our ownership of interests in Marti. We depend on Marti for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends. The earnings from, or other available assets of, Marti may not be sufficient to make distributions or pay dividends, pay expenses or satisfy our other financial obligations.

We rely on third parties maintaining open marketplaces to distribute our application and provide the software we use in certain of our products and services. If such third parties interfere with the distribution of our products or services or with our use of such software, if we are unable to maintain a good relationship with such third parties, or if marketplaces are unavailable for any prolonged period of time, our business will suffer.

Our mobile application is available for download to our users through the Apple App Store, Google Play Store, and Huawei AppGallery. Substantially all of our revenue is generated through our mobile application. We cannot assure you that the marketplaces through which we distribute our platform will maintain their current structures or that such marketplaces will not charge us fees to list our application for download. We believe that we have good relationships with each of Apple, Google, and Huawei. If we are not featured prominently on the Apple App Store, Google Play Store or Huawei AppGallery, users may find it more difficult to discover our mobile applications, which would make it more difficult to generate significant revenue from them. We may also be required to spend significantly more on marketing campaigns to generate substantial revenue on these platforms. In addition, Apple, Google and Huawei do not currently charge a publisher to feature one of its apps. If any of Apple, Google or Huawei were to charge publishers to feature an app, it could cause our marketing expenses to increase. Accordingly, any change or deterioration in our relationship with any of Apple, Google or Huawei could materially harm our business.

We also rely on the continued functioning of the Apple App Store, Google Play Store, and Huawei AppGallery. In the past, these digital storefronts have been unavailable for short periods of time or experienced issues with their in-app purchasing functionality. If either of these events recurs on a prolonged basis or other similar issues arise that impact our ability to generate revenue from these storefronts, it would have a material adverse effect on our revenue and operating results. In addition, if these storefront operators fail to provide high levels of service, our end users’ ability to access our mobile applications may be interrupted which may adversely affect our users’ confidence in our products and our brand.

In addition to the aforementioned mobile application platforms, there are additional third-party mobile application platforms available to distribute our mobile application to customers, including the Microsoft and Samsung app stores. However, these alternative app stores have significantly fewer users than the Apple App Store, Google Play Store, and Huawei AppGallery mobile application marketplaces through which we currently distribute our mobile application to customers. Accordingly, our business model is substantially dependent on the Apple App Store, Google Play Store, and Huawei AppGallery, and if we were unable to offer our mobile application to customers on such platforms our business, financial condition and results of operations would be adversely affected.

We operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

The market for vehicle sharing, through which we derive substantially all of our revenue, is a new and rapidly evolving industry. The growth of this market and the level of demand and market acceptance of our services is subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the industry, many of which are beyond our control, including:

●	changes in consumer demographics and public tastes and preferences;
●	changes in the method for distribution of our mobile application and products and services;
●	regulatory agencies, national and local governments and municipalities restricting our ability to operate our products and services in various jurisdictions at the level at which we desire to operate, or at all;
●	the availability and popularity of vehicle sharing; and
●	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending and demand for vehicle sharing.

Our ability to plan for development, distribution, and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential riders. For example, we cannot be certain how the COVID-19 pandemic will continue to impact the willingness of riders to use shared vehicles. In addition, we may be restricted from operating our business in certain jurisdictions due to public health and safety measures implemented in response to the ongoing COVID-19 pandemic. If the public does not perceive our business or other products and services as beneficial, or chooses not to adopt them as a result of concerns regarding public health or safety, affordability, or for other reasons, whether as a result of incidents on our or our competitors’ platforms, the COVID-19 pandemic, or otherwise, then the market for our products and services may not further develop, may develop more slowly than we expect, or may not achieve the growth potential we expect, which would harm our business and prospects. Additionally, from time to time we may re-evaluate the markets in which we operate and the performance of our network of shared vehicles, and we have discontinued and may in the future discontinue operations in certain markets as a result of such evaluations. Any of the foregoing risks and challenges could adversely affect our business, financial condition, and results of operations.

The market for micromobility vehicle sharing is in an early stage of growth, and if such market does not continue to grow, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.

The market for micromobility vehicle sharing is new and unproven, and it is uncertain whether demand for our services will continue to grow and achieve wide market acceptance in the markets in which we operate. Our success depends on the willingness of people to widely adopt micromobility vehicle sharing. If the public does not perceive such sharing as beneficial, or chooses not to adopt it as a result of concerns regarding safety, affordability or for other reasons, whether as a result of incidents on our platform or on our competitors’ platforms or otherwise, then the market for our micromobility sharing network may not further develop, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition and results of operations.

If we are unable to efficiently grow and further develop our network of shared vehicles and manage the related risks, our business, financial condition and results of operations could be adversely affected.

While some major cities in Türkiye have widely adopted micromobility vehicle sharing, new markets might not accept, or existing markets might not continue to accept, micromobility vehicle sharing, and even if they do, we might not be able to execute our business strategy. Even if we are able to successfully develop and implement our network of shared vehicles, there may be heightened public skepticism of this nascent service offering. In particular, there could be negative public perception surrounding micromobility vehicle sharing, including the overall safety and the potential for injuries occurring as a result of accidents involving an increased number of bikes, scooters and mopeds on the road. Such negative public perception may result from incidents on our platform or incidents involving competitors’ products and services, which may be out of our control.

We use a limited number of external suppliers for our vehicles, and rely on a continuous, stable and cost-effective supply of parts for our vehicles that meet our standards, which is critical to our operations. We expect to continue to rely on external suppliers in the future and might not be able to maintain our existing relationships with these suppliers and continue to be able to source our vehicles on a stable basis, at a reasonable price or at all.

The supply chain for vehicles exposes us to multiple potential sources of delivery failure or shortages.

For example, in 2021, a global chip shortage led to significant increases in lead times and chip prices. The lead time of chips increased from approximately six weeks to over 20 weeks, and the average price of chips increased from approximately $3 to $40. As a result, the production time and cost of Marti’s in-house developed IoTs increased. In the event that the supply of vehicles or key components is interrupted or there are further significant increases in prices, our business, financial condition and results of operations could be adversely affected. Additionally, changes in business conditions, force majeure, governmental changes and other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver on a timely basis.

Marti incurred significant costs related to the design, purchase, sourcing and operations of our vehicle fleet and we expect to continue incurring such costs as we expand our network of shared vehicles. The prices of our vehicles may fluctuate depending on factors beyond our control including market and economic conditions, tariffs and demand. Substantial increases in prices of these assets or the cost of our operations would increase our costs and reduce our margins, which could adversely affect our business, financial condition and results of operations.

Our vehicles or components thereof may experience quality problems or defects from time to time, which could result in decreased usage of our micromobility network. We might not be able to detect and fix all defects in our vehicles. Failure to do so could result in lost revenue, litigation or regulatory challenges, including personal injury or products liability claims, and harm to our reputation. We envision expanding our current core business to include other sharing services. Failure to provide these additional services as envisioned or at all, could affect our growth prospects and operating results.

We intend to expand our business and may enter into new lines of business or geographic markets, which may result in additional risks, uncertainties and costs in our business.

We continue to grow our business by offering additional products and services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Introducing new products and services could increase our operational costs and the complexities involved in managing such products and services, including with respect to ensuring compliance with applicable regulatory requirements. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of investors due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, that any completed transactions will produce favorable financial results or that we will be able to successfully integrate an acquired business with ours.

Entry into certain lines of business or geographic markets or introduction of new types of products or services may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, communication and information technology services, and depreciation and amortization will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to growing our business or entering into new lines of business. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.

Furthermore, we maintain the majority of our cash and cash equivalents in accounts with major U.S. and multi-national financial institutions, and our deposits at certain of these institutions exceed insured limits.

Market conditions can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position.

Marti recently launched a ride-hailing service, which may be difficult to monetize and may subject us to increased liability.

In October 2022, Marti launched a ride-hailing service offering car and motorcycle ride-hailing options that connect riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, and we do not currently enable payment over our app or charge a fee for this service. This business model is relatively new and a number of factors could negatively affect rider and driver acquisition, growth, retention and engagement. The ride-hailing service may be restricted by local governments and municipalities and may be adversely affected by future legislation and/or actions taken by regulatory authorities. Due to the nature of the ride-hailing services, we may be subject to significant liability as a result of traffic accidents, injuries or other incidents that occur during rides booked with our service. New laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented and interpreted in response to the ride-hailing services and related technologies, and we could be subject to intense and even conflicting regulatory pressure from national, regional and local regulatory authorities. Adverse changes in laws or regulations at all levels of government, or bans on or material limitations to the ride-hailing services, could adversely affect our business. Even though we do not currently charge a fee for the ride-hailing service, the Turkish Revenue Administration (“TRA”) may conduct a tax audit. If the TRA disagrees with the positions taken on our taxes and we do not prevail in any such disagreement, we could incur additional tax liability, including interest and penalties, which could have an adverse effect on our after-tax profitability and financial condition. We are currently investing in growing the ride-hailing service in the absence of monetizing the service. We may not be able to monetize the ride-hailing service in the future, or monetize the service sufficiently to recover our investments.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our operating results.

As part of our business strategy, we may purchase the stock or assets of other entities. We continue to evaluate a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets, and strategic investments that complement our business.

Acquisitions involve numerous risks, which could harm our business and negatively affect our financial condition and results of operations. There is intense competition for suitable acquisition targets, which could increase acquisition costs and adversely affect our ability to consummate deals on favorable or acceptable terms. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. Furthermore, if we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and our ability to bring to market successful products and services could be limited. In addition, acquisitions we do complete may not translate into successful business opportunities or provide us with other benefits, and we may not realize the anticipated benefits or synergies of a transaction. If we fail to successfully integrate our past or future acquisitions, or the technologies associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Each integration process requires significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or other assets or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also encounter difficulties in retaining key employees or business partners of an acquired company. There may be transaction-related lawsuits or claims, or adverse market reaction to an acquisition. We may not determine the appropriate purchase price of acquired companies, which may lead to the potential impairment of intangible assets and goodwill acquired in the acquisitions. Additionally, we may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our shares, result in dilution to our shareholders, increase our fixed obligations, or require us to comply with covenants or other restrictions that would impede our ability to manage our operations. Future acquisitions could also involve other risks, including the assumption of unidentified liabilities for which we, as a successor, may be responsible. The direct costs of these acquisitions, as well as the resources required to evaluate, negotiate, integrate, and promote these acquisitions, may divert significant time and resources from the general operation of our business and require significant attention from management, all of which could disrupt the ordinary functioning of our business and adversely affect our operating results.

We will need additional capital, and we cannot be certain that additional financing will be available.

Historically, Marti funded its operations and capital expenditures primarily through sales of its preferred stock, debt financing and cash generated from its operations. To support our growing business, we must have sufficient capital to continue to make significant investments in our products and services. Although we currently anticipate that our available funds and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional equity or debt financing, including by the issuance of securities. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences or privileges senior to the rights of our Ordinary Shares, and our shareholders may experience dilution.

We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and the condition of the capital markets at the time we seek financing. Additionally, the continuing impact of COVID-19 may affect our access to capital and make additional capital more difficult or available only on terms less favorable to us. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, financial condition, and results of operations could be adversely affected.

We may experience delays in launching and ramping the production of our products and features, or we may be unable to control our manufacturing costs or the quality of supplies that we require.

Marti previously experienced and we may in the future experience launch and production delays for new products and features. In addition, we may introduce in the future new or unique manufacturing processes and design features for our products. There is no guarantee that we will be able to successfully and timely introduce and scale such processes or features.

In particular, our future business depends in large part on increasing the production of our fleet of vehicles or obtaining certain supply components, such as IoT locks, electric motors or batteries. In order to be successful, we will need to implement, maintain and ramp efficient and cost-effective manufacturing capabilities, processes and supply chains and achieve the design tolerances, high quality and output rates we have planned at expanding the production capacity in Türkiye through collaborations with local business partners. Bottlenecks and other unexpected challenges such as those we experienced in the past may arise during production ramps, and we must address them promptly while continuing to improve manufacturing processes and reducing costs. If we are not successful in achieving these goals, we could face delays in establishing and/or sustaining our growth plans or be unable to meet our related cost and profitability targets.

Any delay or other complication in ramping the production of our current products or the development, manufacture, launch and production ramp of our future products, features and services, or in doing so cost- effectively and with high quality, may harm our brand, business, prospects, financial condition and results of operations.

Poor weather adversely affects the use of our services, which causes seasonality in our business and could negatively impact our financial performance from period to period.

We have vehicle sharing operations in a variety of markets in Türkiye, some of which can have cold and long winters or significant periods of rain or other precipitation during which our vehicles are less likely to be ridden. As a result, poor weather conditions in a particular market can have a material effect on our results of operations in that market and can cause our results to vary significantly from quarter to quarter. Because most of our revenue is currently generated from markets in the Northern Hemisphere, poor weather conditions are more likely to negatively impact our overall business in the first and fourth quarters of the calendar year. However, from time to time we may re-evaluate the markets in which we operate and the performance of our vehicle sharing business, and may in the future discontinue or scale down operations in certain markets and/or at certain times as a result of such evaluations. Any entrance into markets with different weather patterns would introduce additional seasonality. Other seasonal trends may develop or these existing seasonal trends may become more extreme, as a result of climate change or otherwise, which would contribute to fluctuations in our operating results. The seasonality of our business could also create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our business, financial condition, and results of operations.

Future operating results depend upon our ability to obtain vehicles that meet our quality specifications in sufficient quantities on commercially reasonable terms.

We contract to manufacture vehicles with our design inputs using a limited number of external suppliers, and a continuous, stable, and cost-effective supply of vehicles that meets our standards is critical to our operations. We expect to continue to rely on external suppliers in the future. Because we obtain vehicles and certain components for them from single or limited sources, we are subject to significant supply and pricing risks. Many vehicles and components, including those that are available from multiple sources, are or could become at times subject to delivery failure, industry-wide shortages and significant pricing fluctuations that could materially adversely affect our financial condition and operating results. The prices and availability of our vehicles and related products may fluctuate depending on factors beyond our control, including market and economic conditions, changes to import or export regulations and demand. Changes in business conditions, force majeure, any public health crises, such as the COVID-19 pandemic, governmental or regulatory changes, and other factors beyond our control have and could continue to affect our suppliers’ ability to deliver products on a timely basis. While we have entered into agreements for the supply of our vehicles and other components, there can be no assurance that we will be able to extend or renew these agreements on commercially reasonable terms, or at all, and that our suppliers will have sufficient resources to fulfill our orders or that the vehicles and components we receive will meet our quality specifications and be free from defects. Furthermore, suppliers may suffer from poor financial conditions, which can lead to business failure for the supplier, or consolidation within a particular industry, further limiting our ability to obtain sufficient quantities of vehicles and components on commercially reasonable terms.

New and changing tariffs, duties and taxes may apply in connection with the imports and exports of equipment and parts, and can negatively affect our cost structure and logistics planning. Further, customs authorities may challenge or disagree with our classifications or valuation of imports. Such challenges could result in tariff liabilities, including tariffs on past imports, as well as penalties and interest. For example, in January 2022 the Ministry of Trade in Türkiye (the “MTDC”) began investigating the imports of scooters into Türkiye, which led to Marti restating the importation of our scooter parts under a different import tax product code, resulting in higher import taxes and a fine issued by the MTDC. The total amount paid by Marti pursuant to the increased tax liability and fine was approximately $2.2 million as of December 31, 2022 and we may incur further tax liabilities and fines in connection with the importation of our e-scooters and e-bikes.

We rely on third-party insurance policies to insure us against vehicle-related risks and operations-related risks. If our insurance coverage is insufficient for the needs of our business or our premiums or deductibles become prohibitively expensive or if our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition and results of operations.

We rely on a limited number of third-party insurance providers for various policies, including, but not limited to, general liability, automobile liability, workers’ compensation, property, cyber liability, directors’ and officers’ liability, and an excess umbrella policy. These third-party policies are intended to cover various risks that we may face as our company continues to grow. These risks may include those that are required by city regulators in order to be granted a permit, as well as to cover any indemnification and defense cost obligations in the event of a vehicle accident caused by city infrastructure. Additionally, we are required to insure against other operations-related risks regarding employee claims. For certain types of operations-related risks or future risks related to our new and evolving products and services, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving products and services, and we may have to pay high premiums or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers becomes insolvent, it could be unable to pay any operations-related claims that we make. Certain losses may be excluded from insurance coverage including, but not limited to, losses caused by intentional act, pollution, contamination, virus, bacteria, terrorism, war, and civil unrest.

Due to the nature of our business, we may be subject to significant liability based on traffic accidents, injuries, or other incidents that are claimed to have been caused by our vehicles or riders using our vehicles. If the amount of one or more vehicle-related or operations-related claims were to exceed our applicable aggregate insurance coverage limits, we would bear the excess costs, in addition to the amounts already incurred in connection with deductibles. Additionally, because we are insured by third-party insurance providers, those providers may raise premiums in response to loss history and higher limit demands of regulators. Moreover, state and country regulators may alter vehicle definitions to require motor or rider liability coverage. Increasing the breadth of coverage and coverage limits would increase our insurance and claims expenses. Our business, financial condition, and results of operations could be adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds our historical experience and coverage limits, (ii) we experience a claim in excess of our coverage limits, (iii) our insurance providers fail to pay on our insurance claims, (iv) we experience a claim for which coverage is not provided, (v) the number of claims under our deductibles differs from historic averages, or (vi) an insurance policy is canceled or non- renewed.

We do not maintain insurance policies for certain risks related to loss or damage to our vehicles, and increases in vandalism or theft could adversely affect our business, financial condition and results of operations.

We do not maintain insurance policies covering all of our business risks, such as risks relating to loss or damage to our vehicles and we cannot assure you that the insurance coverage we currently have would be sufficient to cover our potential losses. Though historically vehicle losses due to theft and vandalism have been less than 1% of Marti’s revenues, we cannot assure you that this rate will not increase. Potential increases in loss or damage to our vehicles could adversely affect our business, financial condition and results of operations.

Illegal, improper, or inappropriate activity of riders could expose us to liability and harm our business, brand, financial condition, and results of operations.

Our success depends on rider activity and experience. As such, illegal, improper, or otherwise inappropriate activities by riders, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through our software platform, including using our vehicles, or individuals who are intentionally impersonating riders could adversely affect our brand, business, financial condition, and results of operations. Some examples of illegal, improper, or inappropriate activity that could lead to liability include assault, theft, and reckless riding; improper parking of vehicles; unauthorized use of credit cards, debit cards, or bank accounts; sharing of user accounts; and other misconduct.

These types of behaviors could lead to accidents or injuries, negative publicity for us, and damage to our brand and reputation. Repeated inappropriate rider behavior could significantly impact our relationship with cities and government authorities, which could adversely impact our ability to operate. Cities and government authorities may limit the number of vehicles we are allowed to operate, suspend our service, and/or revoke our licenses. These behaviors could also lead our riders and partners to believe that our products are not safe, which would harm our reputation. Further, any negative publicity related to the foregoing, whether such incident occurred on our products and services, on our competitors’ platforms, or on any ridesharing platform, could adversely affect our reputation and brand or public perception of the ridesharing industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure.

To protect against such risks, we have implemented various programs to anticipate, identify, and address risk of these activities, such as implementing in-house security systems, IoT lock-equipped vehicles and effective use of CCTVs to reduce theft and vandalism, in-app messaging to outline local regulations to riders, and credit card pre-authorization to confirm user identity and minimize payment fraud. These measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring in connection with our products and services. Furthermore, if these measures are too restrictive and inadvertently prevent qualified riders from using our products and services, or if we are unable to implement and communicate them fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of riders on our platform and their utilization of our platform could be negatively impacted. Any of the foregoing risks could harm our business, financial condition and results of operations.

Exposure to product liability in the event of significant vehicle damage or reliability issues could harm our business, financial condition, and results of operations.

We have product liability exposure from our business. Injured riders may claim that our vehicles malfunctioned during the course of their ride. Product liability actions can stem from, among other claims, allegations of defective design, defective manufacture, failure to warn of known defects, and improper vehicle maintenance. In addition, the battery packs in our products use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can cause burns and other injuries or ignite nearby materials, as well as other lithium-ion cells. We take certain precautions to reduce the risks of such events, but we cannot guarantee that such events will not occur. While we carry general liability insurance to cover bodily injury and property damage caused by a vehicle malfunction, these claims may ultimately damage our reputation, decrease vehicle sales, or decrease ridership, each of which could materially impact our business, financial condition, and results of operations.

Our growth and performance metrics and estimates, including the key metrics included in this prospectus, are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may harm our reputation and negatively affect our business.

We regularly review and may adjust our processes for calculating our metrics used to evaluate our growth, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been evaluated by a third party. Our metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or the assumptions on which we rely, and we may make material adjustments to our processes for calculating our metrics in order to enhance accuracy, because better information becomes available or for other reasons, which may result in changes to our metrics. Similarly, we may at times present claims and metrics about the emissions, or other sustainability, benefits of our products. The methodologies for determining these benefits are complex and continuously evolving, and there is not currently a single accepted industry standard for these calculations. The estimates and forecasts we disclose relating to the size and expected growth of our addressable markets may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth we have forecasted, our business could fail to grow at similar rates, if at all. If investors or analysts do not consider our metrics to be accurate representations of our business, or if we discover material inaccuracies in our metrics, then our business, financial condition, and results of operations could be adversely affected.

We rely on third-party payment processors to process payments made by users on our software platform and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process transactions and payments made by riders. If a third-party payment processor terminates its relationship with us or refuses to renew its agreement with us on mutually agreeable terms, we would need to find an alternative solution and may not be able to secure similar terms or find a proper replacement in a timely manner. Such transition to an alternative provider may also require significant time from our employees and necessitate the use of other limited resources. Additionally, the software and services provided by these third-party processors may not meet our expectations, contain vulnerabilities or errors, be otherwise compromised, or experience outages.

Any of these risks could cause us to lose our ability to accept online payments or other payment transactions, which could make our platform less convenient and attractive to riders.

Nearly all of our riders’ payments are made by credit card, by debit card or through third-party payment services, which subjects us and our service providers to certain payment network or service provider operating rules, to certain regulations, and to the risk of fraud. New rules and regulations related to payment networks and systems have recently been implemented in Türkiye and, although adapted from EU regulations, the absence of established practice rules and court decisions related to these new rules and regulations in Türkiye allows for significant legal uncertainty. We may in the future offer new payment options to riders that may be subject to additional operating rules, regulations, and risks. We may be also subject to a number of other laws and regulations relating to the payments we accept from our riders, including with respect to money laundering, money transfers, privacy, and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines, or higher transaction fees, and may lose our ability to accept online payments or other payment card transactions, which could make our products and services less convenient and attractive to our users. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

We could also be subject to additional laws, rules, and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by regulators as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets, or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

For various payment options, we are required to pay fees such as interchange and processing fees that are imposed by payment processors, payment networks, and financial institutions. These fees may be subject to increases, which could adversely affect our business, financial condition and results of operations. Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain products and services to some users, or be costly to implement or difficult to follow. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

We may in the future rely on third parties to provide services to us, and if we cannot obtain third-party services our business, financial condition, and results of operations could be adversely affected.

We may in the future rely on third parties to assist us in certain operational tasks, such as battery swaps or repair and maintenance of vehicles. If and when our dependence on third parties increases, we will be subject to a number of risks associated with our dependence on these third parties, including:

●	lack of day-to-day control over the activities of third-party service providers;
●	third-party service providers, including suppliers, may not fulfill their obligations to us or otherwise meet our quality standards or required quantities;
●	third-party service providers may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us for reasons outside of our control; and
●	disagreements with our third-party service providers could require or result in costly and time- consuming litigation or arbitration.

If we fail to establish and maintain satisfactory relationships with these third-party service providers, our revenues and market share may not grow as anticipated, and we could be subject to unexpected costs which would harm our results of operations and financial condition.

The markets in which we operate are highly competitive, and competition presents an ongoing threat to the growth and success of our business.

Vehicle sharing is a highly competitive business, characterized by rapidly emerging new products, services and technologies, and shifting rider needs. Our current and potential future competitors include other vehicle and/or ride sharing platforms, some of which may have one or more advantages over us, either globally or in particular geographic markets, including:

●	longer operating histories;
●	significantly greater financial, technical, marketing, research and development, manufacturing, and other resources;
●	greater experience within the industry;
●	stronger brand and consumer recognition regionally or worldwide;
●	a larger user base;
●	economies of scale and the ability to integrate or leverage synergies or compatibilities with other business units, brands, or products;
●	the capacity to leverage their marketing expenditures across a broader portfolio of products;
●	more substantial intellectual property of their own from which they can develop mobile applications and which may predate our intellectual property;
●	lower labor and development costs and better overall economies of scale;
●	greater platform-specific focus, experience, and expertise; and
●	broader global distribution and presence.

Our competitors may develop products, features or services that are similar to ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Some competitors may gain a competitive advantage against us in areas where we operate, including by integrating competing platforms, applications or features into products they control, by making acquisitions, by making access to our products more difficult or by making it more difficult to communicate with our riders. As a result, our competitors may acquire and engage riders or generate revenue at the expense of our own efforts, which may negatively affect our business and financial results. In addition, from time to time, we may take actions in response to competitive threats, but we cannot assure you that these actions will be successful or that they will not negatively affect our business and financial results.

Additionally, we may see competition from other modalities (e.g., autonomous vehicles and mainstream transportation tools such as public and private transportation, walking and other methods of transportation). While we do not believe that true vehicle autonomy in cities poses a near- or medium-term risk, it could pose a risk to our business in the long term.

If our vehicles, mobile applications, or other services have defects, the reputation and brand of our products and services could suffer, which could negatively impact the use of our products and services, and negatively impact our operating results and financial condition.

We believe that establishing and maintaining our brand is critical to attracting engagement with our products and services. Increasing awareness of our brand and recognition of our products and services is particularly important in connection with increasing our customer base. Our ability to promote our brand and increase recognition of our platform and services depends on our ability to provide high-quality products and services. If consumers do not perceive our products and services as safe and of otherwise high quality (including our vehicles, mobile applications, and maintenance and repair practices) or if we introduce new products and services that are not favorably received by them, then we may not succeed in building brand recognition and brand loyalty in the marketplace. If our vehicles or mobile applications have physical or other defects, have usability issues, or are subject to acts of vandalism, it could result in negative rider reviews, significant litigation or regulatory challenges, including personal injury or products liability claims, decreased usage of our platform and network of vehicles, and damage our brand. For example, in August 2021, Marti’s moped fleet in the Istanbul Asia region experienced IoT connection issues that caused it to lose real-time visibility of its devices for several hours.

There can be no assurance we will be able to detect and fix all defects or vandalism in our products and services. In addition, globalizing and extending our brand and recognition of our products and services is costly and involves extensive management time to execute successfully, particularly as we expand our efforts to increase awareness of our brand, products, and services among a wider range of consumers. If we fail to increase and maintain brand awareness and consumer recognition of our products and services, our potential revenue could be limited, our costs could increase, and our business, operating results, and financial condition could suffer.

Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our ability to attract and retain riders depends in part on the ease and reliability of our products and services, including our ability to provide high-quality support. Users on our platform depend on our support organization to resolve any issues relating to our products or services, such as being overcharged for a ride, reporting a safety incident, discovering a damaged vehicle or having difficulty locating a vehicle. Our ability to provide effective and timely support largely depends on our ability to attract and retain service providers who are qualified to support users and sufficiently knowledgeable regarding our products and services. As we expand our geographic reach, vehicle fleet and mobility sharing platforms, we will face challenges related to providing quality support services at scale. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural catastrophic events, geopolitical instability, war, terrorism, public health crises, and other unexpected events.

Our services and operations, and the operations of our third-party technology providers, are vulnerable to damage or interruption from earthquakes, fires, winter storms, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. In addition, any public health crises, such as the COVID-19 pandemic, other epidemics, political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, could cause disruptions to the Internet, our business, or the economy as a whole. For example, there were a series of earthquakes that occurred on February 6, 2023 in the southeastern region of Türkiye with magnitudes of 7.8 and 7.5, directly affecting 11 cities, leveling neighborhoods and resulted in more than 50,000 casualties. In the aftermath, most of the production facilities and shops in the affected regions were shut down. The cost of direct physical damages of the earthquakes on February 6, 2023 is estimated to be $34.2 billion and total cost thereof is estimated to be $84.1 billion. Marti did not have any vehicle losses and relocated its vehicles from the affected zones to its other operational regions. Since March of 2020, COVID-19 has led to certain business disruptions as described in our other risk factors, including travel bans and restrictions, and shelter in place orders that have resulted in declines in demand for our services, as well as adverse effects on users on our platform, our suppliers, and the economy, all of which have had and may continue to have an adverse effect on our business, financial condition and results of operations. In particular, acts of war or acts of terrorism, especially any directed at GPS signals, could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause a redeployment of the satellites used in GPS or interruptions of the system. To the extent that such interruptions have an effect on sales of our products or services, this could have a material adverse effect on our business, results of operations, and financial condition. Our insurance coverage may be insufficient to compensate us for losses that may occur.

The impact of any natural disaster, act of terrorism or other disruption to us or our third-party providers’ abilities could result in decreased demand for our products and services or a delay in the provision of our products and services, which could adversely affect our business, financial condition and results of operations.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success and ability to grow our business depends on the talents and efforts of highly skilled individuals. We devote significant resources to identifying, recruiting, hiring, integrating, training, developing, motivating and retaining highly skilled personnel. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs. Also, all of our employees, including our management team, work for us on an at-will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.

We currently depend on the continued services and performance of our key personnel, including our executive team, business development team, product managers, engineers, and others. People with these skills are in high demand in Türkiye, where our principal executive offices are located and we will continue to face increased competition for talent. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines or we are unable to provide competitive compensation packages, it may adversely affect our ability to attract and retain highly qualified personnel, and we may experience increased attrition. Certain of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity, and retention could suffer, which could adversely affect our business, financial condition, and results of operations.

The impact of economic conditions, including the resulting effect on discretionary consumer spending, may harm our business and operating results.

Our performance is subject to economic conditions and their impact on levels of discretionary consumer spending. Some of the factors that have an impact on discretionary consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, and other macroeconomic factors. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods when disposable income is adversely affected. In such circumstances, consumers may not choose to use our products and services to get around, seeking alternative low-cost options. An economic downturn resulting in a prolonged recessionary period may have a further adverse effect on our revenue.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that Marti’s company culture has been critical to its success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

●	failure to identify, attract, reward, and retain people in leadership positions in our organization who will share and further our culture, values, and mission;
●	the increasing size and geographic diversity of our workforce;
●	the inability to achieve adherence to our internal policies and core values;
●	competitive pressures to move in directions that may divert us from our mission, vision, and values;
●	the continued challenges of a rapidly evolving industry;

●	the increasing need to develop expertise in new areas of business that affect us;
●	negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management; and
●	the integration of new personnel and businesses from acquisitions.

From time to time, we may engage in workforce reductions in order to better align our operations with our strategic priorities, managing our cost structure or in connection with acquisitions. For example, in response to the effects of the COVID-19 pandemic on our business, Marti took certain cost-cutting measures, including lay-offs, which may adversely affect employee morale, our culture, and our ability to attract and retain employees. These actions may adversely affect our ability to attract and retain personnel and maintain our culture. If we are not able to maintain our culture, our business, financial condition, and results of operations could be adversely affected.

We are subject to risks associated with doing business in an emerging market.

We operate in Türkiye and derive substantially all of our revenue from activities in Türkiye. As a result, our business, results of operations, financial condition and prospects are significantly affected by the overall level of economic activity and political stability in Türkiye. Despite Türkiye undergoing significant political and economic reform in recent years that increased stability and led to economic growth, Türkiye is still considered by international investors to be an emerging market. Emerging markets such as Türkiye are subject to greater risk than more developed markets of being perceived negatively by investors based upon external events, and financial turmoil in any emerging market (or global markets generally) could disrupt the business environment in Türkiye. Moreover, financial turmoil in one or more emerging market(s) tends to adversely affect prices for securities in other emerging market countries as investors move their money to countries that are perceived to be more stable and economically developed. An increase in the perceived risks associated with investing in emerging economies could dampen capital flows to Türkiye and adversely affect the Turkish economy. As a result, investors’ interest in the securities (and thus their market price) might be subject to fluctuations that might not necessarily be related to economic conditions in Türkiye or our financial performance. Investors’ interest in Türkiye might be negatively affected by events in other emerging markets or the global economy in general, which could adversely affect the value of our business and could have a material adverse effect on our business, results of operations and prospects.

Marti’s history of recurring losses and our anticipated expenditures raise doubts about our ability to continue as a going concern. Our ability to continue as a going concern depends in part on obtaining sufficient funding to finance our operations.

Marti’s audited financial statements for the fiscal year ended December 31, 2022, 2021 and 2020 were prepared assuming that it will continue as a going concern. The going concern basis of the presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and satisfy our liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from our inability to continue as a going concern. Our ability to continue as a going concern is subject, in part, to our ability to raise additional capital through equity offerings or debt financings, including through the Business Combination. However, we may not be able to secure additional financing in a timely manner or on favorable terms, if at all, and may not receive any milestone payments. If we cannot continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our shareholders may lose some or all of their investment in us. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

We have debts and may incur additional debts in the future. Our debt repayment obligations may limit our available resources and the terms of debt instruments may limit our flexibility in operating our business.

As of June 30, 2023, Marti had total outstanding financial liabilities of $10.0 million, comprised of its long-term borrowings under credit agreements entered into with Partners for Growth. Additionally, in connection with the execution of the Business Combination Agreement, Marti entered into the Pre-Fund Subscription Agreement with the Pre-Fund Subscribers, pursuant to which (a) Farragut agreed to subscribe for and purchase the Farragut Pre-Fund Note, (b) Sumed Equity Ltd agreed to subscribe for and purchase the Sumed Equity Pre-Fund Notes, (c) European Bank for Reconstruction and Development agreed to subscribe for and purchase the EBRD Pre-Fund Notes and (d) AutoTech Fund II, LP agreed to subscribe for and purchase the AutoTech Pre-Fund Notes.

Even if the holders of our convertible notes convert all of those notes into Ordinary Shares, we will use a substantial portion of our cash flows, cash on hand and/or capital raises to pay the principal and interest on our indebtedness. These payments will reduce the funds available for working capital, capital expenditures and other corporate purposes and will limit our ability to obtain additional financing for working capital or making capital expenditures for expansion plans and other investments, which may in turn limit our ability to implement our business strategy. Our debt may also increase our vulnerability to downturns in our business, in our industry or in the economy as a whole and may limit our flexibility in terms of planning or reacting to changes in our business and in the industry and could prevent us from taking advantage of business opportunities as they arise. Our business might not generate sufficient cash flow from operations and future financing might not be available in sufficient amounts or on favorable terms to enable us to make timely and necessary payments under the terms of our indebtedness or to fund our activities.

In addition, the terms of certain of our debt facilities subject us to certain limitations in the operation of our business, due to restrictions on incurring additional debt and encumbrances, carrying out corporate reorganizations, selling assets, paying dividends or making other distributions. Any debt that we incur or guarantee in the future could be subject to additional covenants that could make it difficult to pursue our business strategy, including through potential acquisitions or divestitures.

If we breach covenants under our outstanding debts, we could be held in default under such loans, which could accelerate our repayment dates and adversely affect our business.

If we were to default on any of our debt, we could be required to make immediate repayment, our other debt facilities may be cross-defaulted or accelerated, the lenders may pursue foreclosure of our pledged assets and we may be unable to refinance our debt on favorable terms or at all, any of which would have a material adverse effect on our business and financial position.

Any actual or perceived security or privacy breach could interrupt our operations and adversely affect our reputation, brand, business, financial condition, and results of operations.

Our business involves the collection, storage, processing and transmission of users’ personal data and other sensitive data. An increasing number of organizations, including large online and off-line merchants and businesses, other Internet companies, financial institutions, and government institutions, have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched, we may be unable to anticipate or prevent these attacks. For example, in February 2022 an unknown actor claimed that they were able to access and obtain customer data from Marti’s servers. After notifying Türkiye’s Personal Data Protection Authority (Kişisel Verileri Koruma Kurumu) (“TDPA”), Marti conducted an internal investigation into the matter and have not been able to verify the actor’s claim nor does Marti believe the actor obtained any customer data. Unauthorized parties may in the future gain access to our systems or facilities through various means, including gaining unauthorized access into our systems or facilities or those of our service providers, partners or users on our platform, or attempting to fraudulently induce our employees, service providers, partners, users or others into disclosing rider names, passwords, payment card information or other sensitive information, which may in turn be used to access our information technology systems, or attempting to fraudulently induce employees, partners or others into manipulating payment information, resulting in the fraudulent transfer of funds to criminal actors. In addition, users on our platform could have vulnerabilities on their own mobile devices that are entirely unrelated to our systems and platform but could mistakenly attribute their own vulnerabilities to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent.

Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect.

Although we use systems and processes that are designed to protect users’ data, prevent data loss and prevent other security breaches, these security measures cannot guarantee security. Our information technology and infrastructure may be vulnerable to cyberattacks or security breaches, and third parties may be able to access our users’ personal information and limited payment card data that are accessible through those systems. Employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in an actual or perceived privacy or security breach or other security incident.

Although we have policies restricting the access to the personal information we store, we may be subject to accusations in the future of employees violating these policies.

Any actual or perceived breach of privacy or security could interrupt our operations, result in our platform being unavailable, result in loss or improper disclosure of data, result in fraudulent transfer of funds, harm our reputation and brand, damage our relationships with third-party partners, result in significant legal, regulatory and financial exposure and lead to loss of rider confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition and results of operations. Any breach of privacy or security impacting any entities with which we share or disclose data (including, for example, third-party technology providers) could have similar effects. Further, any cyberattacks, or security and privacy breaches directed at our competitors could reduce confidence in the ridesharing industry as a whole and, as a result, reduce confidence in us.

Additionally, defending against claims or litigation based on any security breach or incident, regardless of their merit, could be costly and divert management’s attention. For example, in February 2021, the TDPA filed an investigation against one of Marti’s subsidiaries regarding Marti’s failure to comply with legislation on data protection and data processing in violation of data protection principles. In response to the inquiry, Marti revised its data privacy principles and agreements to comply with applicable law and shared its responses with the TDPA. In November 2022, the TDPA informed Marti that the investigation was closed.

Our insurance coverage might not be adequate for data handling or data security liabilities actually incurred, and we cannot assure you that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co- insurance requirements, could have an adverse effect on our reputation, brand, business, financial condition, and results of operations.

The Convertible Notes issued and outstanding may have a material adverse effect on our financial results, result in dilution to our shareholders and create downward pressure on the price of our Ordinary Shares.

In connection with the Business Combination, the Company entered into the PIPE Subscription Agreements (as amended pursuant to the First PIPE Amendment and the Second PIPE Amendment), pursuant to which the Company agreed to issue and sell, in private placements to close immediately prior to the consummation of the Business Combination, an aggregate of approximately $50.5 million of aggregate principal amount of Convertible Notes (before adjusting for the termination of the PIPE Subscription Agreement with a certain PIPE Investor representing $15.0 million of aggregate principal amount on April 29, 2023) and Marti entered into a Pre-Fund Subscription Agreement pursuant to which the Pre-Fund Subscribers agreed to purchase from Marti an aggregate of $17.5 million in Pre-Fund Notes, which converted into the Convertible Notes at the closing of the Business Combination. As of the date of this prospectus, the Pre-Fund Subscribers and the PIPE Investors (excluding, for the avoidance of doubt, Callaway in connection with the Callaway Subscription Agreement described below) have collectively subscribed for an aggregate principal amount of $53.0 million in Convertible Notes. The Convertible Notes are convertible into Ordinary Shares at an initial conversion price of $11.00 per Ordinary Share. The reference price underlying the conversion price is subject to a monthly reset feature for the first twelve (12) months following issuance, and resets to the lower of (i) the average of the daily volume weighted average price over the twenty (20) consecutive trading day period immediately preceding the reset date in the applicable month and (ii) the reference price in the immediately preceding month, subject to a minimum of $1.50 and maximum of $10.00 per Ordinary Share. The Convertible Notes bear interest at a rate of 15.00% per annum, payable semi-annually at a rate per annum equal to 10.00% with respect to interest paid in cash and at a rate per annum equal to 5.00% with respect to payment-in-kind interest. The sale of the Convertible Notes may affect our earnings per share figures, as accounting procedures may require that the number of Ordinary Shares into which the Convertible Notes are convertible be included in the calculation of earnings per share. If Ordinary Shares are issued to the holders of the Convertible Notes upon conversion, there will be dilution to our shareholders’ equity and the market price of our Ordinary Shares may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our Ordinary Shares caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

COVID-19 has adversely affected Marti’s business and may continue to adversely affect our business.

The COVID-19 pandemic, its broad impact and measures taken to contain or mitigate the pandemic have had significant negative effects on the global economy, employment levels, employee productivity, and certain aspects of the residential real estate and financial markets. This, in turn, has had a negative impact in Türkiye on Marti’s customers, demand for Marti’s existing and new products and services, profitability, access to credit and Marti’s ability to operate its business.

Spikes in the number of COVID-19 infections and fatalities in many countries and the emergence of new variants of the virus have increased global economic volatility and adversely impacted global economies and financial markets. We cannot predict the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, the impact to our business or whether and to what extent we will have to implement additional operational changes in light of COVID-19 and any new variants of the virus in the future.

As a result of these and other consequences, the COVID-19 pandemic has and may continue to adversely affect our business, financial condition and results of operations. The extent to which COVID-19 will impact our operations will depend on future developments, which cannot be predicted at this time and may be outside of our control. For more information on the impact the COVID-19 pandemic has had on our liquidity position and outlook, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Operating Results.”

Risks Related to Our Intellectual Property and Technology

Our user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.

The substantial majority of our revenue is generated from our vehicle sharing business, which requires use of our mobile application, which we refer to as the “Marti App.” There is no guarantee that popular mobile devices or application stores will continue to feature our mobile application, or that mobile device users will continue to use our products rather than competing products. We are dependent on the interoperability of the Marti App with popular mobile operating systems, networks, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, or technical issues in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that degrade our products’ functionality, availability, reduce or eliminate our ability to distribute our products, give preferential treatment to competitive products, or charge fees related to the distribution of our products, could adversely affect the usage of the Marti App on mobile devices and revenue. Additionally, in order to deliver high-quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks, and standards that we do not control, and that we have good relationships with handset manufacturers and mobile carriers. We may not be successful in maintaining or developing relationships with key participants in the mobile ecosystem or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our users to access and use the Marti App on their mobile devices, or if our users choose not to access or use the Marti App on their mobile devices or use mobile products that do not offer access to the Marti App, our user growth and user engagement could be harmed. From time to time, we may also take actions regarding the distribution of our products or the operation of our business based on what we believe to be in our long-term best interests. Such actions may adversely affect our users and our relationships with the operators of mobile operating systems, handset manufacturers, mobile carriers, or other business partners, and there is no assurance that these actions will result in any benefits in the short or long term. In the event that our users are adversely affected by these actions or if our relationships with such third parties deteriorate, our user growth and engagement could be adversely affected and our business could be harmed.

Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.

Rapid, significant, and disruptive technological changes continue to impact the industries in which we operate. Our competitors or others might develop technologies that are more effective than current or future technologies, or that render our technologies less competitive or obsolete. If competitors introduce superior technologies or media content and we cannot make upgrades to our process to remain competitive, our competitive position, and in turn our business, revenues, and financial condition, may be materially and adversely affected. Further, many of our competitors may have superior financial and human resources deployed toward research and development efforts. We are relatively constrained financial and human resources may limit our ability to effectively keep pace with relevant technological changes.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.

Our business depends on users’ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand into more remote areas in the markets in which we operate. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of users’ ability to access our platform. In addition, the Internet infrastructure that we and users of our software platform rely on in any particular geographic area may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.

Moreover, we are subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving, including the Internet Law. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and online products and services, require us to change our business practices, or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, distribution, mobile and other communications, advertising practices, consumer protections, the provision of online payment services, unencumbered Internet access to our offering, and the characteristics and quality of online products and services, among other things. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand a loss in business and proceedings or actions against us by governmental entities or others, which could adversely impact our results of operations.

The operators of digital storefronts on which we publish our mobile application in many cases have the unilateral ability to change and interpret the terms of our contract with them.

We distribute our mobile application through direct-to-consumer digital storefronts, for which the distribution terms and conditions are often “click-through” agreements that we are not able to negotiate with the storefront operator. For example, we are subject to each of Apple’s, Google’s and Huawei’s standard click-through terms and conditions for application developers, which govern the promotion, distribution, and operation of applications, including our mobile applications, on their storefronts. Each of Apple, Google and Huawei can unilaterally change their standard terms and conditions with no prior notice to us. Any changes in the future that impact our revenue could materially harm our business, and we may not receive advance warning of such change.

In addition, the agreement terms can be vague and subject to variable interpretation by the storefront operator, who acts unilaterally to enforce such terms. Each of Apple, Google and Huawei have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. If Apple, Google, Huawei or any other storefront operator determines in its interpretation that we are violating its standard terms and conditions, or prohibits us from distributing our app on its storefront, our business, financial condition, and results of operations would be adversely affected.

We may be party to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a significant impact on us and our shareholders.

Companies that operate in the technology industry, such as ours, own large numbers of copyrights, trademarks, patents, domain names, and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights As we face increasing competition and gain an increasingly high profile, the possibility of intellectual property rights claims against us grows. In addition, we use open source software in our website, mobile applications and backend applications, and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license, including by altering the terms on which we license our software to others.

Our technologies may not be able to withstand any third-party claims or rights against their use. The costs of supporting such litigation and disputes is considerable, and there can be no assurances that a favorable outcome will be obtained. We also may be required to settle such litigation and disputes on terms that are unfavorable and costly to us. The terms of any settlement or judgment may require us to cease some or all of our operations and/or pay substantial amounts to the other party. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms or at all and may significantly increase our operating expenses. Our business and results of operations could be materially and adversely affected as a result.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, invention assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as applicable trademark, copyright and trade secret protection laws, to protect our proprietary rights. In Türkiye, Marti filed various applications for registration of certain aspects of our intellectual property.

However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, pending and future copyright, trademark, and patent applications may not be approved and we may not be able to prevent infringement without incurring substantial expense. In addition, others may be able to claim priority and begin use of intellectual property to our detriment. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Any significant disruption in our services or in our information technology systems could result in a loss of users or harm our business.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our service at high levels of reliability, scalability and performance. Marti experienced interruptions in its systems in the past due to unusually high user demand, and future interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our mobile applications. Problems with the reliability or security of our mobile applications, and our internal information technology systems would harm our reputation, and the cost of remedying these problems could negatively affect our business, financial condition, and results of operations.

Damage to, or failure of, our systems or interruptions or delays in service from our third-party cloud service platforms could impair the delivery of our service and harm our business.

Any damage to, or failure of, our systems generally could result in interruptions in our service. In addition, we are heavily dependent on third-party cloud service providers for hosting our data. Any damage to, or failure of, our systems generally or those of our third-party providers’ hosting facilities, including as a result of unsuccessful or delayed data transfers, could result in interruptions in our service, which could cause our users and potential users to believe that our service is unreliable, and could accordingly negatively affect our business, financial condition and results of operations. For example, in August 2022 a failure in the domain name system of one of Marti’s cloud providers temporarily affected the availability of some of its application programming interfaces, thereby impacting its application’s availability and customer rides.

Our service relies on GPS and other Global Satellite Navigation Systems (“GNSS”), and if we were to no longer have access to GPS and other GNSS, we may experience a total loss of demand and a total loss of vehicles as a result of not being able to track vehicle locations.

GPS is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the U.S. Department of Defense, which does not currently charge users for access to the satellite signals. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of satellites in place, some have been operating for more than 20 years.

To repair damaged or malfunctioning satellites is currently not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of the GPS system and the growth of current and additional market opportunities.

GPS satellites and ground control segments are being modernized. GPS modernization software updates can cause problems with GPS functionality. We depend on public access to open technical specifications in advance of GPS updates.

GPS is operated by the U.S. government. If U.S. policy were to change, and GPS were no longer supported by the U.S. government, or if user fees were imposed, there could be a material adverse effect on our business, results of operations, and financial condition. As part of the service we offer, we rely on GPS and other GNSS to track the locations of our vehicles, and to show these locations to both riders and our field operations team. If we were to no longer have access to GPS and other GNSS, we would no longer be able to track the locations of our vehicles, which would result in (i) us not being able to show the vehicles in our app to riders, thereby adversely impacting demand and (ii) our operations team not being able to retrieve the vehicles, thereby increasing the risk of stolen and lost vehicles, either of which would have a material adverse impact on our financial condition and results of operations.

Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, computer hacking and phishing attacks, and spamming have become more prevalent in our industry and may occur on our systems or the systems of our vendors in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure may harm our reputation and our ability to retain existing users and attract new users. Marti has been targeted for phishing attempts in the past and we may be further targeted in the future.

Systems failures and resulting interruptions in the availability of our website, applications, products or services could adversely affect our business, financial condition, and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees, which may result in loss of material trade secrets or confidential information as well as potential liability. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

Marti has experienced and we will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our products and services. These events have resulted in, and similar future events could result in, losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of our products and services could adversely affect our business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm or losses to the users using our platform, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

Risks Related to Legal Matters and Regulations

Action by governmental authorities to restrict access to our products and services in their localities could substantially harm our business and financial results.

The shared micromobility industry is relatively nascent, rapidly evolving and increasingly regulated. Government authorities have, and may continue to seek to limit the use of our products and services in certain areas, restrict access entirely, or impose other restrictions that may affect the accessibility of our products and services for an extended period of time or indefinitely. For example, in recent months, certain district municipalities in Istanbul, the city that accounts for the majority of our rides, have begun expressing concerns surrounding scooter usage and have begun asking operators to reduce the amount of scooters stationed in public areas. Such requests include asking scooter operators to install scooter parking spots in congested areas with high utilization which may result in additional capital expenditures for operators, including us. As of the date of this prospectus, we have not received any such notices from any district municipalities. Additionally, the Istanbul Metropolitan Municipality announced that they are working on new regulations regarding (i) opening 1,500 new parking spots, (ii) recognizing certain regions as highly congested and imposing new speed limitations therein, and (iii) requiring operators to educate their riders once every two months. We are also aware that the Ministry of Transportation is working on a draft regulation that mandates each scooter to have a sensor enabling authorities to intervene with scooters ridden on banned roads through GPS satellite. In order to remain in good standing with government authorities and continue operating our fleets and services, we must adhere to evolving regulations, limitations, vehicle caps, enforced parking zones, among other restrictions in the cities in which we operate. From time to time, we may be required to compete with other micromobility operators in a “request for proposal” or similar permitting/licensing application process to gain long-term access to a particular market. Failure to win or renew a permit/license may result in a shutdown of existing operations within that market. There are also certain caps on the number of permits and vehicles that are permitted in certain municipalities and if such caps were to be reduced or exceeded by us and/or our competitors, our growth plans may be materially impacted which would have a significant impact on our business and results of operations. In addition, government authorities may seek to restrict user access to our products and services if they consider us to be in violation of their laws or a threat to public safety or for other reasons, and certain of our products and services have been restricted by governments from time to time. In the event that access to our products or services is restricted, in whole or in part, or other restrictions are imposed on our products or services, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.

Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect our business, financial condition and results of operations.

We are subject to several laws in Türkiye, including the Highway Traffic Code, Regulation on Electric Scooters, Regulation on Highway Traffic, the Code on Protection of Competition, the Code on Environment, the Code on Personal Data Protection, the Code on Protection of Consumers, the Code on Intellectual Property Rights, the Code on Industrial Property Rights, and the Law on Municipal Revenues, and regulations and standards governing issues such as ridesharing, product liability, personal injury, text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, terms of service, mobile application accessibility, and vehicle sharing are often complex, constantly evolving and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. Regulatory changes at the national or local level could result in severe restrictions to micromobility or shared mobility products and services, including outright bans or certain products or services, revocation of one or more of our operating licenses, reductions in the number of our vehicles allowed in certain cities and/or districts, and additional requirements to obtain and/or renew an operating license, any of which could have a material adverse effect on our business, results of operations, and financial condition.

The ridesharing industry and our business model are relatively nascent and rapidly evolving, particularly in the markets in which we operate. Under Türkiye’s current regulatory framework, we are subject to a multi-tiered license process that requires us to procure a national license from the Ministry of Transportation and city-level licenses in each city in which we operate or propose to operate. Additionally, we must pay a per-vehicle daily occupancy fee to each district in which we operate. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to the industry and related technologies, and we could be subject to intense and even conflicting regulatory pressure from national, regional and local regulatory authorities. As we expand our business into new markets or introduce new products and services into existing markets, regulatory bodies or courts may claim that we or users on our platform are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions, or that users on our platform are prohibited from using the platform, either generally or with respect to certain products and services. Adverse changes in laws or regulations at all levels of government or bans on or material limitations to our products or services could adversely affect our business, financial condition and results of operations.

Certain jurisdictions and governmental entities require us to obtain permits, pay fees or penalties or comply with certain other requirements to provide vehicle sharing products and services. These jurisdictions and governmental entities may reject our applications for permits or deny renewals, delay our ability to operate, increase their fees or charge new types of fees, any of which could adversely affect our business, financial condition and results of operations. Additionally, many of the permits that we and Marti have received are for set periods of time and need to be renewed every one to two years. If governmental authorities were to revoke any permit that we or Marti had previously been granted or deny the renewal of any of our permits, our rider base and associated revenues would decrease.

Regulatory bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business. Such regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of riders to utilize our platform.

Any of the foregoing risks could harm our business, financial condition and results of operations.

Government regulation of the Internet and user privacy is evolving and negative changes could substantially harm our business and operating results.

We are subject to various business regulations and laws, including regulations and laws specifically governing the Internet and user privacy, including the processing and storage of personal information. Existing and future regulations and laws could impede the growth of the Internet or other online services. These regulations and laws may involve taxation, tariffs, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection and the characteristics and quality of services, any of which may substantially harm our business, financial condition and results of operations.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Additionally, certain actions of our users that are deemed to be a misuse of or unauthorized disclosure of another user’s personal data could negatively affect our reputation and brand and impose liability on us. The safeguards we have in place may not be sufficient to avoid liability on our part or avoid harm to our reputation and brand, especially if such misuse or unauthorized disclosure of personal data was high profile, which could adversely affect our ability to expand our user base, and our business and financial results.

Our business could be adversely affected if laws or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our features, websites, mobile applications, or our privacy policies. Furthermore, our business could be harmed by any significant change to applicable laws, regulations or industry practices or the requirements of platform providers regarding the use or disclosure of data our users choose to share with us, age verification, underage users or the manner in which the express or implied consent of users for such use and disclosure is obtained. Such changes may require us to modify our websites and mobile applications features and advertising practices, possibly in a material manner, and may limit our ability to use the data that our users share with us as well as our ability to monetize our products. In addition, any failure by us to comply with such regulations could result in our incurrence of material liabilities.

We collect, store, process and use personal information and other customer data, which subjects us to governmental regulation and other legal obligations related to privacy, information security, and data protection, and our actual or perceived failure to comply with such obligations could harm our business.

We collect, store, process and use personal information and other user data. Our users’ personal information may include, among other information, names, date of birth, ID number, nationality, driver license number, ride details, usage details, device type, device ID, hardware model, user transaction records, traffic data, user photograph, phone numbers, email addresses, payment account information, age, gender, and GPS-based location. Due to the volume and types of the personal information and data we manage and the nature of our products and applications, the security features of our platform and information systems are critical. If our security measures or applications are breached, disrupted or fail, unauthorized persons may be able to obtain access to user data. If we or our third-party service providers or business partners were to experience a breach, disruption or failure of systems compromising our users’ data or the media suggested that our security measures or those of our third-party service providers were insufficient, our brand and reputation could be adversely affected, use of our products and services could decrease, and we could be exposed to a risk of loss, litigation, and regulatory proceedings. Depending on the nature of the information compromised, in the event of a data breach, disruption or other unauthorized access to our user data, we may also have obligations to notify the relevant governmental bodies and users about the incident and we may need to provide some form of remedy for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Our users may also accidentally disclose or lose control of their passwords, creating the perception that our systems or those of our third-party service providers are not secure against third-party access. Additionally, if third parties we work with, such as vendors, business partners, service providers, or developers, violate applicable laws, agreements, or our policies, or experience security breaches that affect our user information, such violations or breaches may also put our users’ information at risk and could in turn have an adverse effect on our business.

Expansion of products or services could subject us to additional laws and regulations, and any actual or perceived failure by us to comply with such laws and regulations or manage the increased costs associated with such laws or regulations could adversely affect our business, financial condition, or results of operations.

Laws and regulations are continuously evolving, and compliance is costly and can require changes to our business practices and significant management time and effort. It is not always clear how existing laws apply to our new business models. We strive to comply with all applicable laws, but the scope and interpretation of the laws that are or may be applicable to us is often uncertain and may conflict across jurisdictions. As we enter new businesses or introduce new lines of business, we may be subjected to ambiguous or broad laws and regulations which could adversely affect our operational costs.

For example, On February 3, 2023, Istanbul Otomobilciler Esnaf Odasi, an Istanbul-based association of taxi owners, filed a lawsuit before Istanbul 14th Commercial Court (the “Commercial Court”) against Marti regarding Marti’s (i) recently launched ride-hailing service and (ii) e-moped services, on the basis that both services constitute unfair competition. The plaintiff also sought injunctive relief from the court preventing access of third parties to these services through Marti’s website or its mobile application.

There was an injunctive relief decision regarding the ride-hailing service as of March 6, 2023, which Marti successfully appealed at the Commercial Court. The injunctive relief decision was removed as of June 20, 2023. As of the date of this prospectus, there was no injunctive relief in place for either of Marti’s ride-hailing or e-moped services.

The judicial process before the Commercial Court is pending and, inclusive of any process before the Court of Objections, is estimated to last until the end of 2024, subject to any further delays. Currently, the ride-hailing service does not generate any income for us, but our e-moped services generate income. If the Commercial Court ultimately accepts the plaintiff’s claims, we may be required to materially modify or cease the ride-hailing service and/or our e-moped service. Such a decision would have a material adverse effect on our business, financial condition, results of operations, prospects and liquidity due to effects on e-moped services.

We are regularly subject to claims, lawsuits, government investigations, and other proceedings that may adversely affect our business, financial condition, and results of operations.

We are regularly subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal and regulatory proceedings in the ordinary course of business, including those involving personal injury, property damage, worker classification, labor and employment, commercial disputes, competition, consumer complaints, compliance with regulatory requirements, and other matters, and we may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as our business grows and as we deploy new products and services, including proceedings related to our acquisitions, securities issuances, or business practices.

For example, Marti has been investigated in the past, and we may be investigated in the future, by the Turkish Competition Authority (the “TCA”) to determine whether we hold a dominant position in the markets we serve and, if so, whether we have abused such a dominant position. If the TCA finds that we have abused a dominant position, we may be subject to an administrative fine up to 4.5% of the annual net revenue we earned in the fiscal year preceding the TCA’ s decision, as well as fines related to the procedural aspects of the TCA’s investigation. Depending on the nature of these matters, we may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of such investigations could materially adversely affect our business, results of operations, and financial condition.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and results of operations.

Furthermore, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

A determination in, or settlement of, any legal proceeding, whether we are party to such legal proceeding or not, that involves our industry, could harm our business, financial condition, and results of operations. The costs associated with an adverse outcome in that litigation, or in defending, settling, or resolving those proceedings, may be material to our business.

Marti has faced and we are likely to continue to face lawsuits from local governmental entities, municipalities, and private citizens related to the conduct of our business.

Marti has been, and we continue to be, subject to litigation and other actions brought by governmental entities, municipalities and private citizens alleging a variety of causes of actions, among other things, failure to operate with proper local permits, public nuisance and trespass related to the placements of our vehicles on public property, interfering with others’ use and enjoyment of, and access to, public and private property, and personal injuries and property damages caused by riders of our vehicles. The defense of these matters has and could continue to significantly increase our operating expenses. In addition, if we are determined to have violated applicable law or regulation, or we settle or compromise these disputes, we may become required to change our operations or services in certain markets or globally, to change material components of our business strategy, to cease operations in one or more markets, and/or to pay substantial damages or fines. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

We are subject to various existing and future environmental health and safety laws and regulations that could result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our company and our operations, as well as our contractors, suppliers, and customers are subject to various domestic and international environmental laws and regulations, including laws related to the generation, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions on operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets out commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to electronic waste, could cause additional expenditures, restrictions, and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Further, we rely on third parties to ensure compliance with certain environmental laws, including those related to the disposal of wastes, such as electronic wastes, to include end-of-life disposal or recycling. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, including, but not limited to administrative fines and suspension of activity. The costs of liability with respect to contamination could have a material adverse effect on our business, financial condition, or results of operations. Additionally, we may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Separately, our company and our operations are subject to an increasing number of laws and regulations regarding Environmental, Social and Governance (“ESG”) matters. We may also be subject to various supply chain requirements in the future regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, and the failure to comply may result in substantial fines or other penalties that may adversely impact our business, financial condition, or results of operations.

We may be subject to Turkish tax audits that may result in additional tax liabilities.

Although we believe our tax estimates are reasonable, the TRA may decide to start a tax audit as a result of an accusation by a third party, an industry-wide investigation, an internal risk assessment of the TRA or a commercial relationship between us and a company under tax audit. If the TRA disagrees with the positions taken on our taxes and we do not prevail in any such disagreement, we could incur additional tax liability, including interest and penalties, which could have an adverse effect on our after-tax profitability and financial condition.

Our business currently requires us to source parts, materials and supplies internationally, and supply chain disruptions, foreign currency exchange rate fluctuations and changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect our business, financial condition, results of operations and prospects.

Our business consists of obtaining, maintaining and operating the most durable electric vehicles we can in the most cost efficient way to provide reliable services to our customers. We currently use a number of suppliers in and outside of Türkiye to make this possible and may continue to leverage various partners and companies that operate outside of Türkiye in the future. If supply chains are disrupted, foreign currency exchange rates fluctuate or any restrictions or significant increases in costs or tariffs are imposed related to vehicles and components as a result of amendments to existing trade agreements or otherwise, our supply and shipping costs may increase, resulting in decreased margins. The extent to which our margins could decrease in response to any future tariffs is uncertain. We may also expand our operations to countries with unstable governments that are subject to instability, corruption, changes in rules and regulations and other potential uncertainties that could harm our business, financial condition, results of operations and prospects.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association (“Articles of Association”), the Companies Act (As Revised) of the Cayman Islands (“the Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to the Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

The Economic Substance Legislation of the Cayman Islands may impact us.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (As Revised), or the Cayman Economic Substance Act, in January 2019. We are required to comply with the Cayman Economic Substance Act and related regulations and guidelines. As we are a Cayman Islands exempted company, compliance obligations will include filing annual notifications, in which we will need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Act and the filing of an annual return with the Department of International Tax Co-Operation. We may need to allocate additional resources and make changes to our operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Act.

The Financial Action Task Force’s increased monitoring of the Cayman Islands could impact us.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering / counter-terrorist and proliferation financing practices are under increased monitoring, commonly referred to as the “FATF grey list”. When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear what ramifications, if any, the designation will have for us.

In June 2023, the FATF confirmed that the Cayman Islands had satisfied all FATF recommended actions, recognizing that the jurisdiction has a robust and effective anti-money laundering / counter-terrorist financing regime. Following successful completion of an on-site inspection by the FATF, the Cayman Islands will be eligible to be removed from the FATF grey list at the FATF’s October 2023 plenary.

The Cayman Islands has recently been added to the EU AML high-risk third countries list and it is unclear if and how this designation will impact us.

On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (the “EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC has noted it is committed to greater alignment with the FATF listing process and the addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear what ramifications, if any, the designation will have for us.

It is expected that the removal of the Cayman Islands from the FATF grey list will trigger removal from the EU AML List.

We may be subject to fines and the loss of certain tax advantages as a result of investigations by the Turkish customs authority (the “Customs Authority”).

In January 2022, the Customs Authority began investigating the importation of scooters and e-bikes into Türkiye. As a result of this investigation, Marti reviewed its import practices and voluntarily decided to amend the import tax product codes of separately imported parts under the higher import tax product code for scooters and e-bikes. The amendment resulted in an additional import tax charge of $1.7 million and a fine of $0.6 million. Marti paid $1.4 million of the import tax charge and $0.5 million of such fine in 2022 and the remaining $0.1 million was recorded as a provision as of December 31, 2022.

In January 2023, the Customs Authority issued Marti an additional fine of $3.3 million upon review of its voluntary amendment. On March 12, 2023 the Law numbered 7440 was entered into force, which regulates tax amnesty and restructuring certain receivables. Pursuant to the Law numbered 7440 and the official notices of the Customs Authority, the additional fine of $3.3 million is in the scope of amnesty and therefore is not subject to any payment.

Additionally, in May 2022, Marti voluntarily decided to amend the import tax product codes under the higher import tax product code for e-bikes. As a result of such amendment, an additional import tax charge amounting to $0.4 million emerged. The amendment has not officially resulted in any action by the Customs Authority yet; however Marti applied for the amnesty within the scope of the Law numbered 7440 based on the information and guidance it received verbally from the Customs Authority that the Customs Authority will only collect the half of the additional import tax charge together with the interest and default interest calculated based on the domestic producer price index.

Notwithstanding the above and the Law numbered 7440, we could still face additional penalties as a result of future investigations, all of which could adversely affect our results of operations, financial condition and prospects.

Risks Related to Türkiye

Our principal executive offices and other operations and facilities are located in Türkiye and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Türkiye.

Substantially all of Marti’s revenue is derived from its operations in Türkiye, and our principal executive offices and other operations and facilities as well as suppliers are located in Türkiye. Accordingly, political and economic conditions in Türkiye may directly affect our business.

Changes in Türkiye’s domestic and/or international political circumstances, including the inability of the Turkish government to devise or implement appropriate economic programs and decreased investor confidence in Türkiye’s economic programs and governance, might adversely affect the stability of the Turkish economy and, in turn, our business, financial condition and/or results of operations. Prior to its current presidential republic system, Türkiye was a parliamentary republic between 1923 and 2018. Unstable coalition governments have been common and, since the establishment of the parliamentary system, Türkiye has had over 60 governments, with political disagreements frequently resulting in early elections.

Furthermore, although its role has diminished in recent years, the Turkish military establishment historically has played a significant role in Turkish government and politics, intervening in the political process in 1960, 1971 and 1980.

Following an attempted coup in July 2016 by a group within the Turkish army, the government, among other things: implemented a two year state of emergency; initiated legal proceedings against numerous institutions (including schools, universities, hospitals, associations and foundations), some of which were closed down; arrested, discharged or otherwise restricted thousands of members of the military, the judiciary and the civil service; restricted media outlets and took various actions against members of the business and journalism sectors.

Following a constitutional referendum on April 16, 2017, the parliamentary system and council of ministers were abolished and replaced with an executive presidency and a presidential system. In the presidential election held on June 24, 2018, President Erdoğan was re-elected and the Justice and Development Party (Adalet ve Kalkınma Partisi, the President’s party) and Nationalist Movement Party (Milliyetçi Hareket Partisi), which together formed the “People’s Alliance” bloc, received sufficient votes to hold a majority of the seats in parliament.

On July 9, 2018, President Erdoğan announced the new ministers of his cabinet, which included the former minister of Energy and Natural Resources and his son-in-law, Berat Albayrak, as the minister of Treasury and Finance. On July 10, 2018, President Erdoğan issued a decree (a) empowering the President to appoint the governor of the Central Bank and the deputy governors of the Central Bank, (b) removing the previous requirement for deputy governors of the Central Bank to have at least ten years of professional experience and (c) shortening the office term of the governor and the deputy governors of the Central Bank to four years from five years. On July 6, 2019, the governor of the Central Bank was removed from his post by a Presidential Decree and, on the same day, President Erdoğan appointed Murat Uysal, one of the Central Bank’s then-deputy governors, as the new governor of the Central Bank. This was followed on August 9, 2019 by the board of the Central Bank, as part of its reorganization, removing from office its chief economist and other high-ranking officials. On November 7, 2020, following a sharp depreciation of the Turkish Lira against the U.S. dollar, President Erdoğan replaced Mr. Uysal with Mr. Ağbal, after which the Central Bank increased the benchmark interest rate to 19.0% (between March and September 2021).

On November 8, 2020, Mr. Albayrak resigned from his position as Minister of Treasury and Finance and was replaced by Lutfi Elvan, a former Minister of Development and Minister of Transport, Maritime and Communication. On March 20, 2021, President Erdoğan dismissed Mr. Ağbal and replaced him with Mr.

Şahap Kavcıoğlu, a former member of the Grand National Assembly of Türkiye for the Justice and Development Party. Following Mr. Ağbal’s dismissal, the value of the Turkish Lira decreased against the U.S. dollar (from TL 7.27 per U.S. dollar before Mr. Ağbal’s dismissal, to TL 7.99 per U.S. dollar) and trading on the Borsa İstanbul was suspended after a sharp fall in share prices, which declined by 9.6% in a week. On March 30, 2021, President Erdoğan dismissed the deputy governor of the Central Bank. Following the appointment of Şahap Kavcıoğlu as governor, the Central Bank announced several decreases in the policy interest rate (to 18.0% in September 2021, 16.0% in October 2021, 15.0% in November 2021, 14% in December 2021, 13.0% in August 2022, 12.0% in September 2022, 10.5% in October 2022, 9% in November 2022, and 8.5% in February 2023). On December 2, 2021, Lütfi Elvan also resigned as Minister of Treasury and Finance and was replaced by Nureddin Nebati. The Turkish Lira reached TL 17.47 per U.S. dollar on December 20, 2021. Subsequently, the Turkish government introduced, among other things, a foreign exchange-protected Turkish Lira deposit scheme in an effort to reduce the volatility in exchange rates and lower the inflation rate, as a result of which the Turkish Lira appreciated by 31.1% against the U.S. dollar (to TL 13.33 per U.S. dollar) from December 20, 2021 to December 31, 2021. As such, uncertainty in relation to the independence of the Central Bank and the Ministry of Treasury and Finance continues, and failure to implement effective monetary and fiscal policies may adversely affect the Turkish economy. On February 6, 2023, Borsa İstanbul experienced a sharp decrease of 15% following three days of earthquakes and the stock exchange was halted on February 8, 2023. On February 15, 2023, the stock exchange reopened, rising 9.8% by mid-afternoon due to a wide range of measures imposed by the government including tax incentives and utilization of the Turkish Wealth Fund.

Following the parliamentary and presidential elections in May 2023, Mehmet Simsek was appointed as the new Minister of Treasury and Finance on June 4, 2023 and on June 9, 2023, Hafize Gaye Erkan assumed the position of governor of the Central Bank. The Central Bank increased interest rates by 650 basis points on June 22, 2023, 250 basis points on July 20, 2023, 750 basis points on August 24, 2023, and another 500 basis points on September 21, 2023. Despite these measures, the Turkish Lira continued to weaken against the USD, reaching 27.10 per USD on September 22, 2023.

Turkish parliamentary elections were held on May 14, 2023, along with the presidential election. The People’s Alliance (led by the governing Justice and Development Party) received 49.47% of the vote, or 323 seats, and the Nation’s Alliance (led by the Republican People’s Party) received 35.02% of the vote, or 212 seats, in the National Assembly. In the four- candidate presidential election, current President Recep Tayyip Erdogan received 49.52% of the vote and Kemal Kilicdaroglu received 44.88% of the vote. As no candidate received a simple majority of the vote, a runoff final election among President Erdogan and Mr. Kilicdaroglu was held on May 28, 2023. President Erdogan received 52.18% of the vote and Kemal Kilicdaroglu received 47.52% of the vote.

In addition to domestic events, there has been recent political tension between Türkiye and the EU, certain members of the EU, and the United States. With respect to the United States, various events during recent years have impacted the relationship. For example, on October 8, 2017, the United States suspended all non-immigrant visa services for Turkish citizens in Türkiye following the arrest of an employee of the United States consulate in İstanbul. On the same date, Türkiye responded by issuing a statement that restricted the visa application process for United States citizens. While visa services have since returned to normal, relations between the two countries remain strained on various topics, including (a) the conflicts against the self-proclaimed jihadist Islamic State (“ISIS”), (b) relationships with Iran (including the purchase of oil from Iran), (c) the October 2019 U.S. federal indictment of state-controlled bank Halkbank asserting violations of U.S. sanctions on Iran, (d) the arrest and detention of Pastor Andrew Brunson in 2018, (e) Türkiye’s December 2017 entry into a contract with Russia for the purchase of S-400 missile defense systems, and (f) Türkiye’s position with Russia in light of the conflict between Russia and Ukraine (particularly in light of United States, UK and EU sanctions against Russia).

On August 1, 2018, the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) took action targeting Türkiye’s Minister of Justice and Minister of Interior, indicating that these Ministers played leading roles in the organizations responsible for the arrest and detention of American pastor Andrew Brunson. Following such action, Türkiye imposed reciprocal sanctions against two American officials. On August 10, 2018, the President of the United States stated that he had authorized higher tariffs on steel and aluminum imports from Türkiye. On August 15, 2018, Türkiye retaliated by increasing tariffs on certain imports from the United States, such as cars, alcohol and tobacco. These actions contributed to a decline in the value of the Turkish Lira, which fell to a record low before strengthening to TL 5.3 as of December 31, 2018, due in part to the higher-than-expected interest rate hike by the Central Bank on September 13, 2018, improving relations between Türkiye and the United States following the release of Mr. Brunson on October 12, 2018, and the removal of the sanctions imposed upon the two Turkish ministers and reciprocal sanctions imposed by Türkiye November 2, 2018.

On November 5, 2018, in an effort to constrain Iran’s nuclear program, the United States reinstated U.S. sanctions on Iran that had been removed in 2015 as part of the Joint Comprehensive Plan of Action, a multilateral treaty signed with Iran on July 14, 2015 regarding the Iranian nuclear program, including Türkiye’s import of Iranian oil. The impact of this action, including any additional costs that might be borne by Turkish importers of oil (and thus on the country’s current account deficit) or any sanctions that might be imposed for violations of these requirements and/or Türkiye’s relationship with Iran, could have a material adverse impact on the Turkish economy and thus have a material adverse effect our business, financial condition and results of operations.

In December 2017, Türkiye entered into a contract with Russia for the purchase of S-400 missile defense systems, the first shipments of which were received in July 2019. In December 2020, the United States announced sanctions on Türkiye’s Presidency of Defence Industries (the “SSB”) and its president and other senior officers for Türkiye’s continued possession of the Russian S-400 missile defense system. The imposed sanctions include a ban on all U.S. export licenses and authorizations to the SSB, and an asset freeze and visa restrictions on the SSB’s president and other SSB officers. While such sanctions did not have a material impact on Turkish markets, it is uncertain if any other North Atlantic Treaty Organization (“NATO”) member will impose sanctions or other measures (or if the U.S. will impose additional sanctions or other measures) against Türkiye and, if imposed, how such sanctions and measures might impact the Turkish economy and/or the relationship between Türkiye and the U.S. or any other NATO member.

On 27 November 2019, the Turkish government signed a Memorandum of Understanding with Libya’s Government of National Accord to recognize a shared maritime boundary in the Mediterranean running from southwestern Türkiye to northeastern Libya. This was further supported by a separate agreement signed in order to expand security and military cooperation between the two countries. A number of countries raised objections to this agreement with Libya. On January 2, 2020, the military resolution was accepted by the Turkish parliament and a small contingent of Turkish troops was deployed in Libya. On the same date, Greece, Israel and Cyprus signed an agreement for a new undersea pipeline that would carry gas from offshore deposits in the southeastern Mediterranean to continental Europe, which might constrain Türkiye’s efforts to explore for, and subsequently develop, offshore gas reserves in the region.

In August 2021, the Taliban, a Sharia Islamic militant group, took over the major cities of Afghanistan (including Kabul), which has created expectations of a potential new migration wave through Europe and Türkiye. President Erdoğan and other high-level Turkish officials have made various statements noting that Türkiye will not shoulder the burden of a new migration wave. However, there is no certainty as to what impact on Türkiye any such migration might have. Türkiye’s future relationship with the Taliban is also uncertain given the complex geopolitical circumstances relating to Afghanistan.

In April 2021, President Biden referred to the World War I deaths of Armenians in the Ottoman Empire as genocide, which might negatively contribute to Türkiye’s relationship with the United States. It is uncertain whether the positions that the Biden administration might take with respect to Türkiye, including relating to any of the aforementioned topics, (including potential additional sanctions), might materially alter the relationship between Türkiye and the U.S.

The above-mentioned events, future elections and/or other political circumstances may cause volatility in the Turkish financial markets, have an adverse effect on investors’ perception of Türkiye and/or Türkiye’s ability to support economic growth and manage domestic social conditions, result in (or contribute to) a deterioration of the relationship between Türkiye and the EU, certain members of the EU, the United States, the United Kingdom, Russia and/or other countries and/or have an adverse impact on the Turkish economy or Turkish institutions, any of which in turn might have a material adverse effect on our business, financial condition and/or results of operations and/or on the market price of an investment in the securities.

We are subject to certain anti-corruption laws, trade sanctions laws and regulations, and anti-money laundering laws and regulations, and we could face criminal liability and other serious consequences for violations, which could harm our business.

Our activities may be subject to applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, anti-corruption laws in Türkiye, and other state and national anti-bribery and anti-money laundering laws that may apply to our business activities. Anti-corruption laws are interpreted broadly and generally prohibit companies and their employees from authorizing, promising, offering, or providing, directly or indirectly, corrupt payments of anything of value to private persons or public officials to obtain or retain business or an improper business advantage. Under the FCPA and other anti-corruption laws, we also can be held liable for the corrupt activities of our agents, intermediaries, and other partners, even if we do not explicitly authorize such activities. As part of our business, we or our third parties may need to obtain permits, licenses, patent registrations, and other regulatory approvals outside the United States, and we may engage third parties to assist us with sales activities. As a U.S. issuer, we also are subject to the FCPA’s accounting provisions, which require us to make and keep complete and accurate books and records, and to maintain a system of adequate internal accounting controls. We also may be subject to certain economic and trade sanctions regulations (such as those administered by OFAC) or applicable anti- money laundering and anti-terrorist financing laws and regulations. To the extent applicable, these laws and regulations generally prohibit transactions in, with, involving, or relating to certain countries or regions or certain persons or entities, and compliance with these laws could impact our business. Although we have policies and controls in place to promote compliance with these laws and regulations, there are no assurances that these policies and controls will always prevent illegal or improper acts by employees, agents, third parties, or business partners. Violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment for individuals involved, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, investigation costs, and other consequences, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Türkiye’s economy is subject to inflation and risks related to its current account deficit.

Macroeconomic developments in Türkiye, in particular those related to current account deficit and inflationary pressures, also affect our business. The current account deficit in Türkiye was 5.7%, 1.7%, and 4.9% of GDP in 2022, 2021 and 2020, respectively. Türkiye’s high current account deficit may reflect both Türkiye’s current economic conditions and long-standing structural economic problems, such as dependence on imported energy, manufacturing and domestic consumption imports, and a low savings rate. To date,

Türkiye’s current account deficit has been funded largely through short-term foreign capital borrowings and foreign portfolio investments.

Various events and circumstances, including, among others, a decline in Türkiye’s foreign trade and tourism revenues (including due to a resurgence of COVID-19 and the impact of the conflict between Russia and Ukraine), political risks and changes to Türkiye’s macroeconomic policy (such as with respect to domestic interest rates), could result in an increase in the current account deficit. The current account deficit increases Türkiye’s vulnerability to changes in global macroeconomic conditions and, as a result, the Turkish government could take policy actions to reduce the current account deficit, including policies that could have a material negative impact on domestic growth and consumption. Any negative impact on economic growth or the introduction of policies that curtail economic activity could have a material adverse effect on the Company’s business, financial condition and/or results of operations.

Although Türkiye’s economic growth depends to some extent upon domestic demand, Türkiye’s economy is also dependent upon trade, in particular with Europe. The EU remains Türkiye’s largest export market. A significant decline in the economic growth of any of Türkiye’s major trading partners, such as the EU, could have an adverse impact on Türkiye’s balance of trade and adversely affect Türkiye’s economic growth. Diplomatic or political tensions between Türkiye and the EU (or any of its member states) or other countries could impact trade or demand for imports and exports. Türkiye also exports to markets in Russia and the Middle East and the continuing political and/or economic turmoil in certain of those markets could lead to a decline in demand for such imports. A decline in demand for imports into the EU or Türkiye’s other trading partners or weakening of Euro could have a material adverse effect on Turkish exports and Türkiye’s economic growth and could result in an increase in Türkiye’s current account deficit.

Due to the negative impact of the global COVID-19 pandemic, Türkiye’s tourism revenues and export revenues experienced a significant decline in 2020, whereas (driven in large part by the import of gold) imports into Türkiye increased. In order to reduce the negative impact on Türkiye’s current account deficit by decreasing the demand for imports into Türkiye and supporting domestic producers, the Turkish government imposed new (or increased) custom tax rates for numerous products. In addition, starting in August 2020, the Central Bank began to tighten monetary policy by increasing the cost of funding, which could reduce demand for imports and adversely affect Türkiye’s economic growth.

If the current account deficit increases, financial stability in Türkiye could deteriorate. In addition, financing the current account deficit could be difficult in the event of a future global liquidity crisis and/or declining interest or confidence of foreign investors in Türkiye. Increased uncertainty in the global financial markets and/or failure to reduce the current account deficit could have a negative impact on Türkiye’s sovereign credit ratings and could lead to increased volatility in the Turkish economy, any of which could have a material adverse effect on our business and results of operations.

The Turkish economy has experienced significant inflationary pressures in the past. In 2020, the annual consumer price index (“CPI”) was 14.6%, reflecting primarily an increase in food, energy and commodity prices (including due to the depreciation of the Turkish Lira). In 2021, CPI was 36.8%, reflecting an increase in food, energy and commodity prices (including due to the depreciation of the Turkish Lira). In 2022, CPI for the year was 64.3% and domestic producer price inflation increased to 97.2% reflecting the supply shocks led by the prospects for global energy, food and agricultural commodity prices amid geopolitical developments.

On April 29, 2021, the Central Bank published its second inflation report of 2021, indicating an inflation forecast for 2021 and 2022 of 12.2% and 7.5%, respectively, which was then further revised on July 30, 2021 to 14.1% for 2021 and 7.8% for 2022. On October 28, 2021, the Central Bank revised its inflation forecast for 2021 and 2022, respectively, to 18.4% and 11.8%. In the first inflation report of 2022, the Central Bank indicated an inflation forecast for 2022 and 2023 of 23.2% and 8.2%, before revising the inflation forecast for 2022 and 2023 to 42.8% and 12.9%, respectively in its second inflation report of 2022, 60.4% and 19.2% for 2022 and 2023, respectively, in its third inflation report of 2022, and 65.2% and 22.3% for 2022 and 2023, respectively, in its fourth inflation report of 2022. In its first inflation report of 2023, the Central Bank indicated an inflation forecast for 2023 and 2024 of 22.3% and 8.8%, respectively. In its second inflation report of 2023, the Central Bank maintained its forecast for 2023 and 2024 at 22.3% and 8.8%, respectively, but later revised the inflation forecast for 2023 and 2024 to 58% and 33%, respectively.

In an effort to decrease the negative effects of the inflation, Türkiye raised the net minimum wage by 50% in January 2022 to TL 4,250, 30% in July 2022 to TL 5,500, 54% in January 2023 to TL 8,506 and 34% in July 2023 to TL 11,402. The net minimum retirement pension was also raised by approximately 66% in January 2022 to TL 2,500, 40% in July 2022 to TL 3,500, 114% in March 2023 to TL 7,500 and 25% in July 2023 to 9,377 TL. Despite these and other measures, inflation could continue at an elevated pace due to anticipated higher food prices (in part due to supply chain issues and increased transportation costs as a result of the

Ukraine conflict, droughts, wildfires, logistics obstacles and other supply side challenges), increased prices of consumer goods (in particular, as a result of higher production costs due to the increased cost in electricity and gas as a result of the Ukraine conflict), worsening inflation expectations and pent-up demand following the reopening of the economy following COVID-19 restrictions.

Additionally, any significant global price increases in major commodities such as oil, cotton, corn and wheat would likely increase inflation in Türkiye. Such inflation, particularly if combined with further depreciation of the Turkish Lira, could result in Türkiye’s inflation exceeding the Central Bank’s inflation target, which could prompt the Central Bank to modify its monetary policy. Inflation-related measures taken by the Central Bank and/or other Turkish authorities could have an adverse effect on the Turkish economy and a material adverse effect on our business, financial condition and/or results of operations.

Risks from events affecting Türkiye’s relationship with the United States.

The relationship between the United States and Türkiye has been strained by recent developments in the region, and also by Türkiye’s agreement to acquire an air and missile defense system from Russia in December 2017. In response to these events, the United States Congress has considered potential sanctions on Türkiye and limited Türkiye’s ability to acquire fighter jets from the United States. In December 2020, the United States imposed sanctions that targeted the Presidency of Defense Industries (SSB) of Türkiye, its chairman and three other employees.

In 2018, a New York federal court found a former executive at Türkiye’s majority state-owned bank Türkiye Halk Bankası A.Ş. guilty on charges that included bank fraud and conspiracies to evade U.S. sanctions against Iran and sentenced him to prison. He was released in July 2019, but the U.S. Department of Justice brought similar allegations against Türkiye Halk Bankası A.Ş., which are ongoing as of the date of this prospectus. As of the date of this prospectus, the final outcome in relation to the judicial process, or whether any sanction, fine or penalty will be imposed by OFAC or any other U.S. regulatory body on Türkiye Halk Bankası A.Ş. or any other Turkish bank or person in connection with those matters, as well as the possible reaction of the Turkish Government or the financial markets to any such events, is unknown.

The United States has expressed concern Russian oligarchs are increasingly using Türkiye as a haven to shelter assets after the United States imposed Ukraine-related sanctions against Russia. In August 2022, the Biden Administration warned Turkish business associations that Turkish companies could face sanctions if they do business with Russian individuals and institutions. The Turkish government has indicated it seeks to intensify its economic cooperation with Russia.

Actual or perceived political instability in Türkiye, escalating diplomatic and political tensions with the United States or other countries, and/or other political circumstances could have a material adverse effect on our business, financial condition or results of operations or on the market price of the Ordinary Shares.

Foreign exchange rate risks could affect the Turkish macroeconomic environment, could affect your investment and could significantly affect our results of operation and financial position in future periods if hedging tools are not available at commercially reasonable terms.

We are exposed to foreign exchange rate risks between Turkish Lira and U.S. dollars. Although our income, expenses, assets and liabilities are primarily denominated in Turkish Lira, we also maintain some non- Turkish Lira denominated assets and liabilities, primarily in U.S. dollars. For the years ended December 31, 2022, 2021, and 2020, Marti recorded foreign exchange gains of $1.6 million and foreign exchange losses of $4.0 million and $0.4 million, respectively.

The Turkish Lira has demonstrated a significant degree of volatility, with particularly sharp depreciation against major currencies, in recent years, which has increased the Company’s foreign currency risk For example, in nominal terms, between December 31, 2017 and August 14, 2018, the Turkish Lira depreciated by 80.6% against the U.S. dollar. Following the announcement of measures to support the financial markets and prevent volatility in the currency market in August 2018, the Turkish Lira appreciated by 23.5% against the U.S. dollar by December 31, 2018. However, between December 31, 2018 and December 31, 2020, the Turkish Lira depreciated by 39.5%. Following the dismissal of the Governor of the Central Bank on March 20, 2021, the Turkish Lira depreciated by a further 13.4% against the U.S. dollar by March 31, 2021.

Following decreases in interest rates by the Central Bank in late 2021, the Turkish Lira depreciated by a further 60% against the U.S. dollar by December 31, 2021, and by a further 29.5% to TL 18.70 against the U.S. dollar by December 31, 2022. In addition, to curb rising inflation, the U.S. Federal Reserve raised interest rates by 25 bps in March 2022, by 50 bps in May 2022, by 75 bps in each of June 2022, July 2022 and September 2022, by 50 bps in December 2022 and by 25 bps in February 2023. The Central Bank’s monetary policy is subject to a number of uncertainties, including global macroeconomic conditions and political conditions in Türkiye, and further macroeconomic uncertainties may result in additional volatility in the value of the Turkish Lira. Fluctuations in foreign currency exchange rates and increased volatility of the Turkish Lira could adversely affect the Turkish economy and could have a negative effect on the value of our securities.

We do not currently undertake any currency hedging to manage our exposure in Türkiye to changes in foreign exchange rates. Consequently, any sudden and significant changes in foreign exchange rates may have an adverse impact on our financial condition, revenue and results of operations.

Because our operational subsidiary is incorporated in Türkiye, and because it is subject to Turkish accounting rules, we are bound to calculate and declare dividends, if any, in Turkish Lira. The depreciation of Turkish Lira against the U.S. dollar could cause fewer U.S. dollars to be obtained from the conversion of Turkish Lira at any time dividend payments are made.

Türkiye is subject to internal and external unrest and the threat of future terrorist acts, which may adversely affect us.

Türkiye is located in a region that has been subject to ongoing political and security concerns. Türkiye has been subject to a number of terrorist attacks, resulting in a number of fatalities and casualties. Such incidents have had, and could continue to have, a material adverse effect on the Turkish economy. In particular, the ongoing conflicts in Afghanistan and Syria have been the subject of significant international attention and conditions in the region remain volatile. Unrest in these countries could have political implications both within Türkiye and in its relationship with other countries and/or have a negative impact on the Turkish economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Türkiye has been subject to a number of bombings, including tourist-focused centers in Istanbul and the city center in Ankara, which have resulted in a number of fatalities. Such incidents may continue to occur periodically, though the most recent fatal incident in a major town occurred in January 2017. Additionally, there have been military and civilian hostilities across the Syrian-Turkish border, leading to the creation by the Turkish military of a “safe zone” in northern Syria in 2019, which could have political repercussions both within Türkiye and in its relationship with any of the United States, Russia, Syria, Iran or other countries and could have an adverse impact on the Turkish economy. Türkiye’s conflict with the Kurdistan Worker’s Party (the “PKK”) (a group that is listed as a terrorist organization by various states and other entities, including Türkiye, the EU and the United States), which has intensified since 2015, could also negatively impact the Turkish economy and/or Türkiye’s relationship with the United States.

The Turkish military commenced military operations in northern Syria in October 2019. This engagement expanded, including in particular around Idlib, and has resulted in many Turkish casualties and increased direct conflicts between the Turkish and Syrian militaries. Although Türkiye and Russia reached a ceasefire agreement in March 2020 that has since reduced the level of conflict, a permanent diplomatic solution has not yet been reached and it is possible that this conflict could escalate further, including resulting in further conflicts with Russia and/or other nations. The conflicts in Nagorno-Karabakh also could contribute to further disagreements between Türkiye and Russia.

The above (or similar) circumstances have had and could continue to have a material adverse effect on the Turkish economy and lead to reductions in purchasing power of our customers, consumer confidence, consumer spending, general demand for e-commerce goods and services, display advertising and marketing spending of our advertisers and a reduction in demand for our products and services, any of which would have a material adverse effect on our business and results of operations.

Türkiye’s economy has been undergoing a significant transformation and remains subject to ongoing structural and macroeconomic risks.

Since the mid-1980s, the Turkish economy has moved from a highly protected state-directed system to a market-oriented free enterprise system. Reforms have, among other things, largely removed price controls and reduced subsidies, reduced the role of the public sector in the economy, emphasized growth in the industrial and service sectors, liberalized foreign trade, reduced tariffs, promoted export growth, eased capital transfer and exchange controls, encouraged foreign investment, strengthened the independence of the Central Bank, led to full convertibility of the Turkish Lira by accepting Article VIII of the International Monetary Fund’s (the “IMF”) Articles of Agreement and overhauled the tax system. Although the Turkish economy has generally responded positively to this transformation, it has experienced severe macroeconomic imbalances, including significant current account deficits, high rates of interest, significant currency volatility and persistent unemployment. In addition, the Turkish economy remains vulnerable to both external and internal shocks, including volatility in oil prices, changing investor opinion, outbreaks of disease (e.g., COVID-19, SARS, etc.) and natural disasters, such as earthquakes. For example, the impact of COVID-19 on the global economy (including precautions taken to minimize transmission, including travel restrictions, the closure of factories and restrictions on public gatherings) has increased risks to global growth and financial markets. In addition, the direct physical damages of the earthquakes on February 6, 2023 is estimated to be 34.2 billion U.S. dollars and total cost thereof is estimated to be 84.1 billion U.S. dollars. Global macroeconomic and geopolitical uncertainties, a slowdown in capital flows to emerging markets and an increasingly protectionist approach to global foreign trade also continue to negatively affect the Turkish economy. The Turkish economy has also experienced a succession of financial crises and severe macroeconomic imbalances. These include substantial budget deficits, significant current account deficits, high rates of inflation and high real rates of interest.

There can be no assurance that the Turkish government will continue to implement its current and proposed economic and fiscal policies successfully or that the economic growth achieved in recent years will continue considering external and internal circumstances, including the Central Bank’s efforts to curtail inflation and simplify monetary policy while maintaining a lower funding rate, the current account deficit and macroeconomic and political factors, such as changes in oil prices and uncertainty related with conflicts in Iraq and Syria and the political developments in Türkiye (see “—Our principal executive offices and other operations and facilities are located in Türkiye and, therefore, our prospects, business, financial condition and results of operations may be adversely affected by political or economic instability in Türkiye”). Any of these developments could cause Türkiye’s economy to experience macro-economic imbalances, which could impair our business strategies and/or have a material adverse effect on our business, financial condition and/or results of operations.

In addition, in March 2019, the United States announced that imports from Türkiye would no longer be eligible for tariff relief under the “Generalized System of Preferences” program, which seeks to promote economic growth in countries identified as developing countries, due to Türkiye’s rapid economic development since its entry into the program. This development could have a material adverse effect on Türkiye’s economy and/or the financial condition of one or more industries within Türkiye.

Internet and e-commerce regulation in Türkiye is recent and is subject to further development.

In 2007, Türkiye enacted a law setting forth obligations and liabilities of content, access and hosting providers as well as certain requirements specific to online content (the “Internet Law”). A number of laws and regulations impacting e-commerce and digital businesses in Türkiye have been enacted since 2007, including amendments to the Internet Law, a law on regulation of e-commerce stipulating the obligations of e-commerce operators (the “E-commerce Law”), various laws to protect personal data and laws on electronic payments, among others. Additionally, significant amendments to the E-commerce Law were enacted on July 1, 2022. However, unlike in the United States, little case law exists around the Internet Law and E-commerce Law and existing jurisprudence has not been consistent and may not reflect the latest amendments or additional legislation. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This allows for legal uncertainty and could set adverse precedents, which individually or in the aggregate could have a material adverse effect on our business, results of operations and financial condition. In addition, legal uncertainty may negatively affect our customers’ perception and use of our services.

If regional instability were to spread, our operations could be adversely affected.

We conduct substantially all of our operations in Türkiye. In February 2022, Russia invaded Ukraine and the resulting war is ongoing. The war in Ukraine has already had, and likely will continue to have, a material impact on geopolitical relationships and global economic and market conditions, including increased inflation, volatility in interest and exchange rates and global supply chain challenges. It is also possible that the war in Ukraine could lead to further military conflicts, particularly involving Eastern Europe, leading to additional economic disruption.

Following the invasion of Ukraine, the United States, the EU, Canada, Japan and Australia have imposed sanctions on Russia, select Russian companies and select Russian nationals. For example, on March 8, 2022, President Biden announced that the United States would ban imports of Russian crude oil and certain petroleum products, liquefied gas, and coal. Furthermore, other sanctions that have been imposed by other countries including, United Kingdom, Canada and European countries, includes, among other, freeze of the assets of the central bank of Russia, banning of all transactions with the central bank of Russia and removal of the certain

Russian banks from the swift messaging system, restrictions on access to financing by Russian entities, controls on exports to Russia’s energy and defense sectors. Following these sanctions, thousands of Russians and Ukrainians have fled to Türkiye to stay, invest, and hold assets because Türkiye has not imposed any sanctions on Russia except for the closure of the Bosporus and Dardanelles straits to warships. Türkiye may reconsider its current sanction-free policy in light of international pressure and any further sanctions that may be imposed by the aforementioned countries, which in turn would require Türkiye to impose sanctions on Russia. If Türkiye were to impose such sanctions, they may have a material adverse effect on Türkiye’s economy and financial condition due to Türkiye’s significant trade, natural gas supply and tourism relationships with Russia. Heightened tensions, if any, between Türkiye and Russia or the U.S. over events in Ukraine could materially negatively affect global macroeconomic conditions and the Turkish economy. Heightened tensions between Türkiye and other international trading partners, who condemn Russia’s war in Ukraine, or heightened tensions for any other reason between Türkiye and Russia or disruption of their trading, natural gas supply and tourism relationships could materially negatively affect the Turkish economy, and directly or indirectly have a negative impact on our business and results of operations.

Additionally, Türkiye also has an important trading and tourism relationship with Ukraine. In 2021, Türkiye received 4.7 million and 2.0 million tourists from Russia and Ukraine, respectively, representing 27% of all international tourists in 2021. In addition, Türkiye is a net energy importer, and depends significantly on Russia to meet its domestic energy requirements, particularly with regards to its consumption of natural gas. Türkiye and Russia also cooperate in other industries, such as construction, including the ongoing construction of the Akkuyu Nuclear Power Plant. Ukraine is also a strategic partner of Türkiye and the two countries have in recent years increased their cooperation in the defense industry. Because of Türkiye’s close relationship with, and geographic proximity to, both countries, the current hostilities between Russia and Ukraine are likely to have an increasingly adverse effect on Türkiye’s political, economic and financial position.

In addition, because Türkiye is a member of NATO, any confrontation between the armed forces of a NATO member country and the armed forces of Russia and/or Ukraine could pose significant risks to Türkiye. As a member of NATO, if the war in Ukraine were to spread into a NATO country, Türkiye would be required, pursuant to the terms of NATO membership, to treat such action as an attack on its own territory and could be compelled to join the war. Heightened tensions between Türkiye and Ukraine due to Türkiye’s role as a NATO member and a host to ceasefire negotiations between Ukrainian and Russian negotiators may adversely affect the relationship between Türkiye and Ukraine and could lead to a disruption of their trading and tourism relationships, which could have an adverse effect on Türkiye’s economy and indirectly have a negative impact on our business and results of operations.

The above circumstances have had, and could continue to have, a material adverse effect on the Turkish economy and on our business, financial condition and/or results of operations.

Türkiye is subject to the risk of significant seismic events.

A significant portion of Türkiye’s population and most of its economic resources are located in first-degree earthquake risk zones (i.e., the highest level of risk of damage from earthquakes), and a number of our properties and business operations in Türkiye are located in such zones. Türkiye has experienced a large number of earthquakes in recent years, some of which were severe. For example, in October 2020, the western province of Izmir experienced an earthquake measuring 7.0 on the Richter scale, which caused significant loss of life and property damage. Further, two earthquakes took place on February 6, 2023 in the southeastern region of Türkiye with magnitudes of 7.8 and 7.5, directly affecting 11 cities, leveling neighborhoods and resulting in more than 50,000 casualties. In the aftermath, most of the production facilities and shops in the region were shut down and many of the local residents moved to the other parts of Türkiye. Marti did not have any vehicle losses and relocated it’s vehicles from the earthquake zone to our other operational regions.

It is likely that Türkiye will experience earthquakes in the future and any future earthquakes could have a material adverse effect on our business, financial condition and/or results of operations.

Risks Related to Our Financial Results

We are exposed to fluctuations in currency exchange rates.

We conduct a significant portion of our business in currencies other than USD but report our financial results in USD. As a result, we face exposure to fluctuations in currency exchange rates. As exchange rates vary, revenue, cost of revenue, exclusive of depreciation and amortization, operating expenses, other income and expense, and assets and liabilities, when translated, may also vary materially and thus affect our overall financial results.

We may have exposure to greater than anticipated tax liabilities and may be affected by changes in tax laws or interpretations, any of which could adversely impact our results of operations.

We expect to be subject to income taxes in the United States and various jurisdictions outside of the United States, including Türkiye. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Moreover, our tax position could also be impacted by changes in accounting principles, changes in U.S. federal, state or international tax laws applicable to corporate multinationals, other fundamental law changes currently being considered by many countries, including the United States, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes could have a material adverse impact on our results of operations, cash flows, and financial condition. For example, the Inflation Reduction Act of 2022 (“IRA”) was signed into law on August 16, 2022 and imposes a minimum tax on certain corporations with book income of at least $1 billion, subject to certain adjustments, and a 1% excise tax on certain stock buybacks (including redemptions) and similar corporate actions. Any of these or similar developments or changes in U.S. federal, state or non-U.S. tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

We are subject to tax in multiple jurisdictions, and changes in tax laws (or in the interpretations thereof) in the Cayman Islands, Türkiye or in other jurisdictions could have an adverse effect on us.

Turkish operating subsidiaries are subject to corporate tax in Türkiye. For the fiscal periods beginning on or after January 1, 2021, the corporate tax rate has been applied to the tax base at a rate of 20%, which was calculated by adding non-deductible expenses and deducting the exemptions available under the tax laws.

With the publication of the Tax Amendment, the corporate tax rate applicable to income for the years 2021 and 2022 was modified to 25% for the income derived in 2021 and 23% for the income derived in 2022. These rates will apply for the period starting within the relevant fiscal year. This change has been applied for the taxation of profits in the respective fiscal years starting from January 1, 2021.

According to the Tax Amendment, deferred tax assets and liabilities included in the consolidated financial statements for the year ended December 31, 2021 are calculated at the rates of 25% and 23% for the portions of temporary differences that will have tax effects in 2022 and the following periods, respectively.

Fiscal losses declared in the corporate income tax returns of Türkiye resident companies can be carried forward for a maximum period of five years, which is the statute of time limitation for corporate income taxation. Local tax authorities in Türkiye can inspect tax returns and the related accounting records for a maximum period of six fiscal years (including the year in which the inspection takes place).

Beginning on December 22, 2021, a gross basis withholding tax applies to dividend distributions of Türkiye resident corporations to nonresidents and real persons on an accrual basis at a rate of 10%. The withholding tax rates in Türkiye’s bilateral tax treaties are also taken into account in the application of withholding tax rates for profit distributions to non-residents. Investing profits to the capital cannot be considered as distribution of dividends and is not subject to withholding taxation in Türkiye.

According to the Corporate Tax Law, 75% of the capital gains (50% for real estate) arising from the sale of tangible assets and investments in equity shares owned for at least two years are exempted from corporate tax on two conditions: such gains must be reflected in equity with the intention to be utilized in a share capital increase within five years from the date of the sale, and the sale amount must be collected within two years following the year in which the sale is realized.

Although we are an exempted company limited by shares incorporated in the Cayman Islands, and the Cayman Islands does not impose any direct corporate tax, income tax, property taxes, capital gains taxes, payroll taxes, or withholding tax of any kind, there is no assurance that various factors, some of which are beyond our control, such as changes in or interpretations of Cayman Islands laws and regulations may change and have an adverse effect on us. As an exempted company, the Company received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from March 3, 2021, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of the Company’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of the Company.

We establish tax provisions, where appropriate, on the basis of amounts expected to be paid to (and recovered from) tax authorities and, as a result, changes in tax laws (or in the interpretations thereof) could have an adverse effect on us.

The profits of our operating entities in Türkiye are subject to corporate income tax in Türkiye on a net basis. For the fiscal periods beginning on or after January 1, 2021, the corporate tax rate has been applied to the tax base at a rate of 20%, which was calculated by adding non-deductible expenses and deducting the exemptions available under the tax laws. The corporate tax rate applicable to income for the years 2021 and 2022 was modified to 25% for the income derived in 2021 and 23% for the income derived in 2022, pursuant to the Tax Amendment. These rates will apply for the period starting within the relevant fiscal year. This change has been applied for the taxation of profits in the respective fiscal years starting from January 1, 2021.

According to the Tax Amendment, deferred tax assets and liabilities included in the consolidated financial statements for the year ended December 31, 2021 are calculated at the rates of 25% and 23% for the portions of temporary differences that will have tax effects in 2022 and the following periods, respectively.

Fiscal losses declared in the corporate income tax returns of Türkiye resident companies can be carried forward for a maximum period of five years, which is the statute of time limitation for corporate income taxation. Local tax authorities in Türkiye can inspect tax returns and the related accounting records for a maximum period of six fiscal years (including the year in which the inspection takes place).

Beginning on December 22, 2021, a gross basis withholding tax applies to dividend distributions of Türkiye resident corporations to nonresidents and real persons on an accrual basis at a rate of 10%. The withholding tax rates in Türkiye’s bilateral tax treaties are also taken into account in the application of withholding tax rates for profit distributions to non-residents. Investing profits to the capital cannot be considered as distribution of dividends and is not subject to withholding taxation in Türkiye.

Our after-tax profitability and financial results may be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Risks Related to Being a Public Company

We qualify as an “emerging growth company” and a smaller reporting company, and the reduced disclosure requirements applicable to “emerging growth companies” and smaller growth companies may make our securities less attractive to investors.

We qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”); (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iii) exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our initial public offering, though it may cease to be an emerging growth company earlier if (1) we have more than $1.235 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We currently intend to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, our securityholders may not have access to certain information they may deem important.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The

JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected, and expect to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in our periodic reports. We will remain a smaller reporting company until the last day of the fiscal year in which it fails to meet the following criteria: (i) the market value of our Ordinary Shares held by non-affiliates does not exceed $250 million as of the end of that fiscal year’s second fiscal quarter; or (ii) our annual revenues do not exceed $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates does not exceed $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, we may also make comparison of our financial statements with other public companies difficult or impossible.

It is difficult to predict whether investors will find our securities less attractive as a result of our taking advantage of these exemptions and relief granted to emerging growth companies and smaller reporting companies. If some investors find our securities less attractive as a result, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

When we lose our “smaller reporting company” and “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the NYSE American listing requirements and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase to a greater extent if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintains effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may suffer harm to our reputation and investor confidence levels.

As a privately held company, Marti was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. As a public company, we have significant requirements for enhanced financial reporting and internal controls.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the first Annual Report on Form 20-F following the completion of the Business Combination. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. If we are no longer an “emerging growth company” or a “smaller reporting company,” our auditors will be required to issue an attestation report on the effectiveness of its internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm or management. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and our management may not be able to remediate any such material weakness in a timely manner.

If we fail to implement the requirements of Section 404 in the required timeframe once we are no longer an emerging growth company or a smaller reporting company, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and the NYSE American. Furthermore, if we are unable to conclude that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict our future access to the capital markets.

In connection with the audit of Marti’s consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, Marti’s management and auditors determined that material weaknesses existed in Marti’s internal control over financial reporting due to (i) ineffective controls over general IT controls for information systems that are relevant to the preparation of our consolidated financial statements, (ii) insufficient design and implementation of processes and controls, (iii) lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of GAAP and (iv) other matters, including segregation of duties and lack of documentation of judgments made by management. We have concluded that these material weaknesses arose because, as a private company, we did not have the necessary processes, systems, personnel and related internal controls in place.

In order to remediate these material weaknesses, we are in the process of improving our logging and monitoring capabilities and hiring additional IT personnel with the appropriate level of knowledge, training, and experience to improve our internal control over financial reporting and IT capabilities. We have begun hiring key finance and technical GAAP accounting personnel and are continuing to evaluate the need for additional resources. We have also engaged third-party specialists to (i) advise us on what additional finance and technical GAAP accounting resources are needed to support effective internal controls, (ii) assist us with designing business and IT processes and controls to remediate material weaknesses and (iii) support our implementation of the requirements of Section 404.

Although we believe these actions will remediate the material weaknesses, there can be no assurance that the material weaknesses will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our securities.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

Accordingly, if you hold Ordinary Shares, you may receive less or different information about us that you would receive about a U.S. domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2043.

In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including costs related to the preparation of financial statements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

As an exempted company limited by shares incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE American corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE American corporate governance listing standards.

We are a foreign private issuer as such term is defined in Rule 405 under the Securities Act and an exempted company limited by shares incorporated in the Cayman Islands, and are listed on the NYSE American. The NYSE American market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country.

Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE American corporate governance listing standards applicable to domestic U.S. companies.

We have the option to rely on available exemptions under the listing rules that allow us to follow our home country practice, including, among other things, the ability to opt out of the requirement to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting entirely of independent directors; (iii) a nominating committee consisting entirely of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

We rely on some of the exemptions afforded to foreign private issuers and follow certain home country corporate governance practices As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE American applicable to U.S. domestic public companies.

An active, liquid trading market for our securities may not be sustained.

There can be no assurance that we will be able to maintain an active trading market for our Ordinary Shares and Warrants on the NYSE American or any other exchange in the future. If an active market for our securities is not maintained, or if we fail to satisfy the continued listing standards of the NYSE American for any reason and our securities are delisted, it may be difficult for our securityholders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to raise capital by selling shares, attract and motivate employees through equity incentive awards and acquire other companies, products, or technologies by using shares as consideration.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our securities could decline.

The trading market for our securities depends in part on the research and reports that securities or industry analysts publish about us or our business. We will not control these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If few or no securities or industry analysts cover us, the trading price for our securities would be negatively impacted. If one or more of the analysts who covers us downgrades our securities, publishes incorrect or unfavorable research about us, ceases coverage of us, or fails to publish reports on us regularly, demand for and visibility of our securities could decrease, which could cause the price or trading volumes of our securities to decline.

We may be subject to securities class action litigation, which may harm our business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future.

Securities litigation against us could result in substantial costs and damages, and divert our management’s attention from other business concerns, which could seriously harm our business, results of operations, financial condition, or cash flows.

We may also be called on to defend ourself against lawsuits relating to our business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on our business, financial condition, and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements, or judgment costs and a diversion of our management’s attention and resources that are needed to successfully run our business.

USE OF PROCEEDS

All of the Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to $166,031,123.50 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, based on 14,437,489 Warrants outstanding as of October 11, 2023, but not from the sale of Ordinary Shares issuable upon such exercise. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share. As of October 11, 2023, the last reported sale price of our Ordinary Shares was $0.74. If the price of our Ordinary Shares remains below $11.50 per share, the exercise price of our warrants, Warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

We intend to use the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from any such exercises of Warrants for cash.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their Ordinary Shares and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends. Our Board will consider whether or not to institute a dividend policy. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Ordinary Shares in the foreseeable future. We have not identified a paying agent.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2023 on:

●	a historical basis for Marti; and
●	on a pro forma basis, as adjusted for the Business Combination and the PIPE Subscription as if they had been consummated as of that date. See “Unaudited Pro Forma Condensed Combined Financial Statements” for information regarding the basis for the pro forma calculations, including the assumptions and adjustments in respect thereof.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Marti’s historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2023
	Actual	Pro Forma as adjusted

	(US$in thousands)
Cash and cash equivalents	3.970	33,640
Equity	(3.819)	(9,715)
Debt:
Loans and borrowings (current)	6.104	6.104
Loans and borrowings (non current)	21.457	56.957
Total debt	27.561	63.061
Total capitalization	23.742	53,346
(1)	Amounts derived from “Marti (Historical)” column of the Unaudited Pro Forma Condensed Combined Balance Sheet — As of June 30, 2023 contained under the header “Unaudited Pro Forma Condensed Combined Financial Statements.”
(2)	Total capitalization is equal to the sum of total equity and total debt.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The Company and Marti are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination as if it had been completed on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial information gives effect to the following:

●	the Business Combination and the other transactions contemplated by the Business Combination Agreement; and
●	the recognition of $53.0 million in gross proceeds raised as part of the Subscription, in connection with the Business Combination.

The unaudited pro forma condensed combined financial information is based upon and should be read in conjunction with:

●	the audited historical financial statements of each of Marti and the Company as of and for the year ended December 31, 2022, and the related notes thereto, included in this prospectus;
●	the unaudited historical condensed consolidated financial statements of Marti as of and for the six months ended June 30, 2023, and the related notes thereto, included in this prospectus; and
●	the sections of the Proxy Statement and Prospectus (the “Proxy Statement/Prospectus”), forming part of the Company’s Registration Statement on Form F-4, as amended (File No. 333-269067) (the “Form F-4”) titled “Galata Management’s Discussion And Analysis of Financial Condition and Results of Operations” and “Marti Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which information is incorporated herein by reference.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the Company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project the Company’s consolidated results of operations or consolidated financial position for any future date or period.

Description of the Business Combination

On July 10, 2023, the Company and Marti consummated the previously announced Business Combination.

Management concluded that Marti is the accounting acquirer and the Company is the accounting acquiree, and the Business Combination is accounted for as a reverse capitalization. All debts, liabilities and duties of Marti and the Company have become the debts, liabilities and duties of the Company, as defined by the Business Combination Agreement.

The Business Combination Agreement provided that:

●	on the Closing Date, (a) each then issued, outstanding and unexercised warrant (a “Marti Warrant”) to purchase shares of Marti Preferred Stock (as defined below) would be exchanged on a cashless basis for shares of Marti’s Preferred Stock, par value $0.00001 per share (“Marti Preferred Stock”), designated as Marti SeriesA1 Preferred Stock, Marti Series A-2 Preferred Stock, Marti Series A 3 Preferred Stock, Marti SeriesB1 Preferred Stock, Marti Series B-2 Preferred Stock or Marti Series B 3 Preferred Stock in the Amended and Restated Certificate of Incorporation of Marti (the “Marti Charter”), in each case in accordance with the applicable provisions of such Marti Warrant, and, immediately thereafter, (b) each then outstanding share of Marti Preferred Stock (including the Marti Warrants converted to Marti Preferred Stock pursuant to clause (a)) would automatically convert into a number of shares of common stock, par value $0.00001 per share, of Marti (“Marti Common Stock”), at the then-effective conversion rate as calculated pursuant to the Marti Charter (the “Conversion”);
●	on the Closing Date of the Merger immediately before the effective time of the Merger (the “Effective Time”), in accordance with Galata’s Amended and Restated Memorandum and Articles of Association (the “Galata Articles of Association”), each then outstanding Founder Share would be converted, on a one-for-one basis, into an Ordinary Share; and
●	at the Effective Time, (a) each then outstanding share of Marti Common Stock (including shares of Marti Common Stock resulting from the Conversion, but excluding unvested restricted shares of Marti Common Stock (such unvested restricted shares, “Marti Restricted Stock”)) would be cancelled and converted into the right to receive (1) a number of Ordinary Shares equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus), and (2) the contingent right to receive certain earnout shares; (b) each outstanding and unexercised option of Marti (a “Marti Option”), whether or not vested, would be converted into (1) an option exercisable for a number of Ordinary Shares, based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus) and (2) the contingent right to receive certain earnout shares; and (c) each outstanding award of Marti Restricted Stock would be converted into (1) an award covering restricted Ordinary Shares based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/ Prospectus) and (2) the contingent right to receive certain earnout shares.

Ownership

Pursuant to the Galata Articles of Association, the Company’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, the Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 13,750,487 of the Company’s Ordinary Shares at approximately $10.58 per share.

The following summarizes the pro forma number of the Ordinary Shares issued and outstanding at the Closing Date:

	Number of Shares	% Ownership
Existing Marti shareholders	44,356,333	91.3%
Class B ordinary shareholders	3,593,750	7.4%
Public shareholders	624,516	1.3%
Total	48,574,596	100.0%

Accounting for the Business Combination

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Marti equity holders having a relative majority of the voting power of the Company. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Marti with the acquisition being treated as the equivalent of Marti issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company are stated at fair value, with no goodwill or other intangible assets recorded.

Basis of Pro Forma presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. Marti and the Company did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information has been prepared based on the fact that the Company’s shareholders exercised their redemption rights with respect to 13,750,487 Ordinary Shares of the Company (at a redemption price of approximately $10.58 per share).

Accounting policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the Company’s and Marti’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2023

(in thousands)

(in thousands)	Marti (Historical)	Galata (Historical)	Pro Forma Adjustments (*)	Reference	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	3,970	40	29,630	1a, 1b, 1c, 1d, 1e	33,640
Accounts receivable, net	553	—	—		553
Inventories	3,640	—	—		3,640
Right of use assets	673	—	—		673
Other current assets	3,643	5	(71)	2	3,577
– VAT receivables	2,721	—	—		2,721
– Other	922	5	(71)	2	856
Total current assets	12,479	45	29,559		42,083
Non-current assets
Property, equipment and deposits, net	18,690	—	—		18,690
Right of use assets	353	—	—		353
Intangible assets	182	—	—		182
Prepaid expenses	—	—	—		—
Investment in trust account	—	152,095	(152,095)	3a, 1c	—
Total non-current assets	19,225	152,095	(152,095)		19,225
Total assets	31,704	152,140	(122,536)		61,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term financial liabilities, net	6,104	—	—		6,104
Lease liabilities	544	—	—		544
Accounts payable	3,558	—	—		3,558
Deferred revenue	1,311	—	—		1,311
Accrued expenses and other current liabilities	1,821	3,703	(3,703)	4	1,821
Total current liabilities	13,338	3,703	(3,703)		13,338
Non-current liabilities
Long-term financial liabilities, net	21,457	—	35,500	1a	56,957
Lease liabilities	290	—	—		290
Other non-current liabilities	438	—	—		438
Deferred underwriting commission	—	5,031	(5,031)	1d	—
Total non-current liabilities	22,185	5,031	30,469		57,685
Total liabilities	35,523	8,734	26,766		71,023
Stockholders’ equity
Common stock	—	—	—	—
Class A ordinary shares subject to possible redemption; 14,375,000 shares (at $10.15 and $10.00 per share)	—	152,095	(94,205)	3a, 5	57,890
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 3,593,750 shares issued and outstanding	—	—	—	—
Preferred stock series A (Series A Preferred stock, $0.00001 par value 10,076,873 shares authorized and; 10,076,873 shares issued and outstanding at December 31, 2022)	12,723	—	(12,723)	—
Preferred stock series B (Series B Preferred stock, $0.00001 par value; 12,144,020 shares authorized and; 11,985,282 shares issued and outstanding at December 31, 2022)	38,559	—	(38,559)	5	—
Additional paid in capital	3,640	—	—		3,640
Accumulated other comprehensive loss	(7,558)	—	—		(7,558)
Accumulated deficit	(51,183)	(8,689)	(3,815)	2, 4, 11	(63,687)
Total stockholders’ equity	(3,819)	143,406	(149,302)		(9,715)
Total liabilities and stockholders’ equity	31,704	152,140	(122,536)		61,308
(*)	Pro forma adjustments are computed assuming the transaction was consummated on June 30, 2023.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands)

(in thousands)	Marti (Historical)	Galata (Historical)	Pro Forma Adjustments (*)	Reference	Pro Forma Combined
Revenue	24,988	—	—		24,988
Cost of revenues	(27,093)	—	—		(27,093)
Gross profit	(2,105)	—	—		(2,105)
Operating expenses:	—
Research and development expenses	(1,878)	—	—		(1,878)
General and administrative expenses	(9,041)	(2,952)	2,952	7	(9,041)
Selling and marketing expenses	(1,646)	—	—		(1,646)
Other income	186	—	—		186
Other expenses	(397)	—	—		(397)
Total operating expenses	(12,776)	(2,952)	2,952		(12,776)
Loss from operations	(14,881)	(2,952)	2,952		(14,881)
Financial income	2,567	2,115	(2,115)	8	2,567
Financial expense	(1,932)	—	(7,447)	1e	(9,379)
Loss before income taxes	(14,246)	(837)	(6,610)		(21,693)
Income tax expense	—	—	—		—
Net loss	(14,246)	(837)	(6,610)		(21,693)
Other comprehensive loss
Changes in foreign currency translation adjustments	(337)	—	—		(337)
Total comprehensive loss	(14,583)	(837)	(6,610)		(22,030)
(*)	Pro forma adjustments are computed assuming the transaction was consummated on January 1, 2022.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2023

(in thousands)

(in thousands)	Marti (Historical)	Galata (Historical)	Pro Forma Adjustments (*)	Reference	Pro Forma Combined
Revenue	9,485	—	—		9,485
Cost of revenues	(13,018)	—	—		(13,018)
Gross profit	(3,553)	—	—		(3,553)
Operating expenses:			—
Research and development expenses .	(1,500)	—	—		(1,500)
General and administrative expenses	(5,668)	(827)	827	9	(5,668)
Selling and marketing expenses	(3,211)	—	—		(3,211)
Other income	373	—	—		373
Other expenses	(565)	—	—		(565)
Total operating expenses	(10,571)	(827)	827		(10,571)
Loss from operations	(14,104)	(827)	827		(14,104)
Financial income	2,720	3,350	(3,350)	10	2,720
Financial expense	(616)	—	(7,447)	11	(8,063)
Loss before income taxes	(12,000)	2,523	(9,970)		(19,447)
Income tax expense	—	—	—		—
Net loss	(12,000)	2,523	(9,970)		(19,447)
Other comprehensive loss
Changes in foreign currency translation adjustments	—	—	—		—
Total comprehensive loss .	(12,000)	2,523	(9,970)		(19,447)
(*)	Pro forma adjustments are computed assuming the transaction was consummated on January 1, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Marti with the acquisition being treated as the equivalent of Marti issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company are stated at fair value, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information is based upon and should be read in conjunction with (i) the audited historical financial statements of each of Marti and the Company as of and for the year ended December 31, 2022 and (ii) the unaudited historical condensed consolidated financial statements of Marti as of and for the six months ended June 30, 2023, and the related notes thereto, included in this prospectus.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.

The unaudited pro forma condensed combined financial information does not give effect to any income tax benefit associated with the pro forma adjustments as such pro forma adjustments result in the generation of additional net operating losses offset by a full valuation allowance recorded on such net operating losses as it is more-likely than-not that the net operating losses will not be utilized.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Marti and the Company.

One-time transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 as financial expenses and are assumed to be cash settled. One-time non-recurring charges anticipated to be recorded prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as an increase to the combined entity’s accumulated deficit and are included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

1.    Represents adjustments for 1a) Represents the net proceeds of $35,500,000 from the PIPE Subscription. The entire amount is recorded as long term liabilities as none of the Convertible Notes will be converted into equity within one year subsequent to the Closing. The key terms of the PIPE Subscription include a convertible debt instrument that features 10% cash interest, 5% PIK interest, and a five year maturity that begins upon the Closing. Following the $10.00 listing price, the PIPE features an equity conversion price of the lower of $11.50 per share and a 15% premium to the volume weighted average trading price in the 20 days 12 months post-listing, to be no lower than $5.75 per share. The Convertible Note holders have a pledge over the documents, general intangibles, intellectual property, investment property, and books and records of the Company. The indenture is a registered and publicly tradeable instrument with a secondary market; 1b) Pre-fund Notes proceeds amounting to $17,500,000 after January 1, 2023; 1c) Net trust balance after redemptions (representing 624,513 Ordinary Shares at approximately $10.58 per share) amounting to $6,607,655; 1d) Deferred underwriting fees amounting to $5,031,000 paid at Closing; 1e) Represents transaction costs of $7,447,209 incurred concurrent with the Closing, which in total amount to $29,629,196.

2.    Represents adjustments for liquidation of prepaid expenses.

3.    Represents the adjustment to investment in Trust Account due to 3a) Redemption amount of $145,486,924 in Trust Account Balance as of the redemption date (13,750,487 Ordinary Shares) from equity, 1c) reclassification of Net Trust Balance after shareholder redemptions (representing 624,513 Ordinary Shares) amounting to $6,607,655 into cash and equivalents, 1d) which in total amounting to $152,094,579.

4.    Represents the extinguishment of the Company’s accrued expenses, resulting in payment of expense accruals due to the Merger.

5.    Represents conversion of each issued and outstanding share of Marti’s Preferred Stock on the Closing Date into a number of Ordinary Shares.

3.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

7.    Represents the adjustment to net-off general and administrative expenses not related to the issuance of debt with net assets.

8.    Represents the removal of interest earned on marketable securities held in the Trust Account.

1e.   Represents transaction costs of $7,447,850 incurred prior to/or concurrent with the Closing.

4.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:

9.    Represents the adjustment to net-off general and administrative expenses not related to the issuance of debt with net assets.

10.    Represents the removal of interest earned on marketable securities held in the Trust Account.

11.    Represents transaction costs of $7,447,850 incurred prior to/or concurrent with the Closing.

BUSINESS

Our Mission

We believe that everything on wheels will eventually be electric, and that everything electric will eventually be shareable. In line with this belief, our mission is to offer technology-enabled solutions in the markets where we operate that facilitate the transition to environmentally friendly modes of transportation.

Our Company

Marti was founded in 2018 to offer tech-enabled urban transportation services to riders across Türkiye. Marti launched two-wheeled electric vehicle operations in March 2019 and now has a fully funded fleet of more than 42,000 e-mopeds, e-bikes and e-scooters, serving 9 cities across Türkiye, serviced by proprietary software systems and IoT infrastructure. In addition, Marti operates a ride-hailing service offering car and motorcycle ride-hailing options that connect riders with drivers traveling in the same direction. Marti has served more than 63 million rides to more than 4.5 million unique riders. We define a unique rider as a paying customer who has completed at least one ride on a Marti e-scooter, e-bike or e-moped, or over our ride-hailing service since we launched our operations in March 2019. Marti is currently the number one travel app in Türkiye based on category rankings of the Apple App Store.

We offer environmentally sustainable transportation services to our riders. Our rentable services are currently delivered via fully electric two-wheeled vehicles, and our ride-hailing service promotes shared trips, thereby contributing to environmental sustainability through reduced emissions in the cities where we operate.

In October 2022, Marti launched its ride-hailing service. Riders and drivers agree on the price of the ride, and we currently do not enable payment over our app or charge a fee for this service. With this addition, we are aligning our services to cater to a broader and more diverse customer base and better meet customer demand for both four- and two-wheeled vehicles. As of June 30, our ride-hailing service has more than 124,000 riders and more than 40,000 registered drivers, including 34,006 registered drivers in Istanbul. This is in contrast to 18,395 taxis serving the city of Istanbul.

We plan to continue to grow our existing urban transportation services, introduce additional forms of environmentally sustainable mobility services that are electric and/or shared, and leverage our existing scale and customer base to offer adjacent, tech-enabled services beyond transportation. Our operations have helped us avoid approximately 1,600 tons of CO2 emissions in 2022, equivalent to the CO2 absorbed by approximately 72,000 mature trees.

We believe our plan for sustainable growth positions our services to be an integral part of the transportation networks of the cities we serve, and of the lives of our customers.

Market Overview

We compete in the $55 – $65 billion consumer mobility market in Türkiye, specifically in the shared mobility market, which is a subset of the larger consumer mobility market. Mobility is currently in high demand in Türkiye due to a variety of factors, including, but not limited to, a lack of useful public transportation options, limited taxi penetration, heavy traffic and high costs of private car ownership. According to the McKinsey and Company’s Turkish Consumer Mobility Market Assessment from 2021, the size of the shared mobility market is currently $10 – $15 billion, with car rental and car sharing comprising approximately $1 billion to $3 billion and taxis (licensed and unlicensed) comprising the remaining $9 billion to $12 billion. Marti was the category creator in Türkiye for the shared e-moped, e-bike, and e-scooter markets that make up the micromobility portion of the shared mobility market, and is currently the largest ride-hailing operator in the country. Marti has over 40,000 registered drivers, including 34,006 registered drivers in Istanbul, in contrast to 18,395 taxis serving the city of Istanbul. Prior to the commencement of Marti’s operations, these methods of shared transportation were not available to Turkish consumers. Our goal is to consistently take market share from traditional shared mobility providers as well as public and private transportation riders from the larger consumer mobility market, whose customers increasingly prefer the more convenient, available and economical services that we offer. We also believe that our modalities continue to attract new customers to the shared mobility market. We will continue to increase our share of the shared mobility market via our two-wheeled electric vehicles and ride-hailing service.

The sizes of the consumer mobility and shared mobility markets in Türkiye are forecasted to increase to at least $65 billion and $16 billion by 2030, respectively, according to McKinsey & Company. Based on Marti’s revenue as of June 30, 2023, our business currently represents less than 1% of the shared mobility market. Therefore, in part due to our ability to take market share from traditional shared mobility providers, provide increased vehicles and mobilities, as well as our strong brand recognition, we believe that we are well-positioned to grow rapidly and capture significant additional market share in the urban transportation market in Türkiye.

Our Services

Our two-wheeled electric transportation modalities cover different distances, comfort levels and price points. Across our current modalities, e-scooters have the lowest ride duration, ride distance and price level. E-bikes usually serve a slightly longer ride duration and ride distance compared to e-scooters and have a higher price level. E-mopeds are currently used for longer trips in terms of duration and distance compared to both e-scooters and e-bikes. Our target customer age range is broader for e-bikes and e-mopeds as compared to e-scooters due to seated usage.

We also launched our ride-hailing service in the fourth quarter of 2022. Our ride-hailing service offers shared transportation options through cars and motorcycles.

We are continuously exploring new service offerings to expand our customer base and establish ourselves as the preferred solution for all mobility needs.

E-Scooters

Since 2019, Marti has operated a total of eight different e-scooter generations, of which five generations are still active in our fleet, highlighting our continuous efforts to improve our vehicles.

As a result of our vertically integrated approach, Marti achieved a useful life of more than 2.5 years on the e-scooter fleet that it first deployed in November 2019. We expect the useful lives of our e-scooter fleet will continue to lengthen as we continue to improve the quality of our e-scooters and apply further engineering advances based on management’s operational experience.

Our e-scooter fleet consists of vehicles that were locally assembled or manufactured, or vehicles that were fully procured from international suppliers.

E-Bikes

We are currently operating our second generation of e-bikes, which Marti deployed in December 2021. The fleet is seeing higher daily rides per vehicle as compared to our e-scooters. Our e-bikes are locally assembled.

E-Mopeds

We are currently operating our first-generation e-mopeds that are in pilot phase and our second-generation e-mopeds are expected to have improved durability and rider experience. Our e-moped fleets include locally manufactured and locally assembled vehicles.

Ride-Hailing

Our ride-hailing service offers car and motorcycle ride-hailing options. Our new business line also marks the introduction of our first four-wheeled transportation offering, which complements our existing two-wheeled vehicle operations. The service connects riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, and we currently do not enable payment over our app or charge a fee for the service.

Our Applications, Technology and Offerings

We are well positioned to scale our business leveraging our proprietary technology platform that is fully developed in-house and supported by leading third-party technology providers. Our in-house technology platform provides us the flexibility we need to accelerate time-to-market and the capability to cater to our pace and expansion plans. Our applications are built on a highly secure and scalable architecture, enabling modularity, on-demand scaling, and fast recovery from failures. We complement our tailored in-house applications with widely used, off-the-shelf and more cost-effective technologies from well-known global providers.

Our in-house data analytics and proprietary tools and systems are positioned to meet customer demand and improve efficiencies. This includes a real-time rebalancing algorithm to relocate underutilized vehicles to high-demand locations leading to increased revenue per vehicle. We also have an automated swap allocation tool that seeks to optimize the battery swapping process by minimizing navigation costs and increasing the number of battery swaps per employee. Both of these tools, along with others that enable the detection of fraud and theft, are continuously improved as the number of rides increases and larger data sets are evaluated.

In addition to our scalable platform and in-house data analytics, our technology also helps ensure our vehicle fleet is healthy and deployable for our customers. Our damage prediction algorithm can remotely detect mechanical defects that otherwise may go unnoticed and our self-diagnostics system helps inform us of any failures with electronic components. Furthermore, we have the health checker app that enables our technicians to perform quick diagnoses and fixes in the field in real time, which saves us the time and cost of carrying the vehicle to and from the maintenance facility. These capabilities help us maintain a healthy vehicle fleet with a high utilization rate.

On the customer front, our consumer app provides a smooth experience across the customer journey. We provide seamless onboarding and payment facilities and continuously improve the customer experience. In addition to credit/debit card payment options, we offer a closed-loop wallet that we are in the process of upgrading to an open-loop payment system that will allow peer-to-peer transfers. Because our app is developed in-house, we are able to continuously make improvements based on real-time analytics and customer insights.

We built an in-house ride-hailing feature in our application for both riders and drivers. Over a separate driver app, drivers receive ride requests, manage their registered vehicles, and access navigation support to locate riders. Riders, on the other hand, conveniently access both electric two-wheeled vehicles and ride-hailing services through a user-friendly interface within the same rider app. With the ride-hailing option, passengers have the flexibility to choose between car and motorcycle transportation, view available drivers in their proximity, and agree on a price within specified minimum and maximum price ranges.

Competitive Strengths

We believe the following competitive advantages differentiate our business:

Attractive Market Demographics

Türkiye is the most populous country in Europe with a population of approximately 85 million. Its population is also growing at a rate of 0.8% per year, with 76% of its population below the age of 50. We believe these factors contribute to Türkiye’s high demand for mobility services, which, in turn, creates an attractive growth environment for our business.

Mobility services thrive in densely populated urban areas. Türkiye has 10 cities with a population greater than one million people, which is more than twice as many cities with a population greater than one million people than the next closest country in Europe. In addition to serving Istanbul, the most populous city in Europe, we are also focused on serving the largest cities in Türkiye, such as Izmir and Antalya, which have populations greater than European capitals such as Rome and Paris.

Market Position

Marti is the number one iOS travel app in Türkiye based on category rankings of the Apple App Store. As of June 30, 2023, Marti had 57% of the app downloads among the six largest micromobility operators in Türkiye according to Data.ai. The rest of the market is highly fragmented. We currently operate in 9 cities across Türkiye, which collectively represented approximately 49% of Türkiye’s Gross Domestic Product in 2021. We have also proven our ability to operate multimodal operations in six of these cities, where we operate at least two of the e-moped, e-bike, and e-scooter modalities we currently offer. In 2023, we have streamlined our operational footprint to prioritize cities and vehicle generations based on profitability, while expanding our ride-hailing operations. As part of our streamlining efforts, we now offer our micromobility service in 9 areas, down from 15 at the end of 2022. The 6 areas we exited accounted for 7% of our total revenue and 12% of our variable operational costs for 2022, so we believe this decision will enhance the margin profile of our micromobility operations. In the months leading up to the summer of 2024, we will continue to invest in growing our ride-hailing business. We will evaluate the opportunity to expand our micromobility fleet no earlier than the summer of 2024, and on an opportunistic basis at that time.

(1)	As of June 30, 2023

Strong Customer Retention, Reinforced by Scale

In addition to the benefits of economies of scale on our operating costs, our business also features positive returns to scaling our number of vehicles, as exemplified by our e-scooters. As we deploy more vehicles, the proximity of the nearest vehicle to a potential rider at the time of app opening improves, leading to increased usage. For example, according to our internal data, if there is a vehicle within 40 meters of a rider, the conversion rate from app opening to completing a ride rises to over 50% as compared to only 10% if the user is 1,000 meters away from the nearest vehicle. This results in increased repeat ridership as we deploy more vehicles, driving increased monthly rides per unique rider for Marti’s e-scooters from 2.8 in the first quarter of 2020 to 4.3 in the first half of 2023.

Furthermore, more than 95% of our rides in Istanbul are related to daily commute rides, which consists of both standalone commute journey and first and last mile complement to public transport commute journey, resulting in high natural retention. As of June 30, 2023, Marti’s vehicles serve a standalone commute journey in 60% of rides and its vehicles are used as a first and last mile complement to public transport commute journey in 36% of rides. Less than 4% of Marti’s rides consist of leisure rides which have inherently lower natural retention, and we have found this statistic further declines as availability increases.

Vertically Integrated Business Model

We are a fully vertically integrated business. Our goal is to deliver the best rider experience possible in the most cost-efficient manner, from the opening of our app to the conclusion of each ride. In the context of the Turkish market in which we operate, this involves building each of the key elements necessary to deliver the optimal customer experience in-house. We are fully capable of (i) developing mobility applications used by customers and operational teams, (ii) conducting fleet operations such as battery charging, repair and maintenance, and vehicle rebalancing and (iii) taking an active role in vehicle design, parts procurement, and vehicle assembly. This model is in contrast to other micromobility operators at scale globally where one or even numerous of these activities are conducted using third parties.

Our apps, which include end user, operations, and repair and maintenance apps, are all built in house. This enables faster development of successive generations to improve the rider experience and respond to operational requirements on short notice. We also conduct all of our operations, including battery swapping, repair and maintenance, and rebalancing, through in-house teams. We have at least one charging station per city where we operate. We have a swappable battery operation, which means that we maintain a buffer of extra batteries beyond those in vehicles on the field, that we charge at our charging stations. When the batteries of the vehicles on the field run out, our operations teams travel to the field and swap the expired batteries with the batteries that have been fully charged at our charging stations. Furthermore, we design our own vehicles and perform local assembly of various vehicle models. These approaches allow us to tailor our vehicles to the topography and needs of the markets we serve, while also creating more local employment opportunities.

A key component to our unique vertically integrated business model is the low labor cost in Türkiye relative to developed countries that house other global micromobility competitors.

As a result of our IoT lock-equipped vehicles and our field motorcyclists that patrol our markets, Marti’s theft and vandalism rate is less than 0.1% of our fleet on a monthly basis.

Constructive Regulatory Framework in Two-Wheeled Electric Vehicles

Marti’s experience bringing e-scooters to Türkiye illustrates how, as the largest e-scooter operator and together with other e-scooter operators, we have successfully contributed to the development of a new transport modality in the country. The second and third largest e-scooter companies in the sector, as measured by app downloads, are both domestic. In addition, there are two international companies currently operating in Türkiye, which are both smaller, as measured by app downloads, in size than the three largest domestic companies. As of June 30, 2023, Marti has 57% of app downloads among the top six micromobility companies in Türkiye, with the other five companies having the remaining 43% of app downloads in the aggregate.

Shortly after Marti began operations in 2019, e-scooters were first introduced to the Turkish transportation code in 2020 as a new legal mode of transport. Subsequently, a framework governing the rights and requirements of e-scooter operators was established in 2021. This framework has three important characteristics.

●	Growth Oriented: E-scooters can operate in a fully dockless model, meaning that they can be picked up and dropped off anywhere, thereby maximizing demand and user convenience.
●	Multi-Tiered Licensing Process: Operators first secure a national license from the Ministry of Transportation, followed by city level licenses in each city where they would like to operate, followed by the payment of a per vehicle daily occupancy fee to each district in which they then operate. This multi-tiered licensing process ensures that operators are held to a high standard. This process also requires us to employ extensive teams to manage our important relationships with the respective regulatory bodies in the local markets in which we operate and to navigate these processes as we grow.
●	Focus on Domestic Growth: Operators are currently required to hold their servers, containing all vehicle, rider, and operational data, in Türkiye. In addition, operators are required to manufacture at least 30% of their fleet locally in Türkiye by 2024. These two distinct requirements help ensure that rider data is protected and available to comply with applicable regulatory requirements, while also promoting the development of local operators who best understand the needs of local riders.

In contrast to the condition at the time of launching e-scooters, e-bikes and e-mopeds are vehicles that were already recognized as a legal mode of transport in Türkiye under the Turkish transportation code, which also regulates the requirements of license plates for e-bikes and e-mopeds, when Marti made them available to its riders. Accordingly, Marti did not need to rely on the development of new laws to enable their introduction into the Turkish transportation code as a legal mode of transport. To date, there is no developed framework governing the rights and requirements of e-bike or e-moped operators, although this may change in the future. In the event that such frameworks are created in the future, we will apply our relevant experiences contributing to the development of the e-scooter framework to the development of these new frameworks.

Strong Environmental, Social and Governance Fundamentals

Marti released its first Sustainability Report in 2023 and introduced our sustainability initiative, “Move Forward. Together”. Our sustainability goals are built on the three pillars of smarter mobility, cleaner cities and safer rides. Within this framework, we aim to increase the accessibility of our vehicles (smarter mobility) while reducing our environmental impact and promoting sustainable transportation (cleaner cities) to increase safety for both riders and non-riders (safer rides). Accordingly, we believe our business has strong environmental, social and governance fundamentals.

Our operations have already helped us avoid approximately 1,600 tons of CO2 emissions in 2022, equivalent to the CO2 absorbed by approximately 72,000 mature trees. Our analysis highlights that Marti’s e-bikes and e-mopeds exhibit a 40% lower lifecycle environmental impact than an average urban transportation journey in Türkiye, while our e-scooters emit approximately 18% less CO2 than alternative modes of urban transportation in Türkiye.

From an environmental perspective, we repair and reuse approximately 97% of our damaged batteries, approximately 80% of our damaged IoT locks, and approximately 47% of our damaged motors, substantially reducing our environmental footprint as of June 30, 2023. We also reuse the parts from our decommissioned vehicles in our active vehicle fleet, and recycle the non-reusable parts of our decommissioned vehicles through third-party recycling partners.

From a social perspective, 21% of Marti’s workforce is in the 15-24 year age group which has the highest unemployment rate in Türkiye. We also serve all segments of the population, including lower income neighborhoods, rather than just affluent neighborhoods or tourist centers. For example, in Istanbul, our largest operating city, we serve districts covering 58% of the city’s population, reaching a diverse set of customers.

From a governance perspective, women serve in 17% of Marti’s management roles, as of June 30, 2023, which includes C-level and department heads. We also offer competitive compensation packages, including an employee share ownership plan, to promote employee satisfaction and performance.

Growth Strategies

We intend to build upon our market leadership and grow our business through the following strategies:

Scaling and Diversification of Mobility Service Offering

We believe our data shows that a strategic mix of different modalities is complementary to fulfilling the needs of a broad range of consumers. In addition, the more vehicles and more available drivers we have in the field, the higher the likelihood we convert a customer who opens the app into a rider that uses one of our shared mobility tools. We aim to continue scaling our existing services by increasing our penetration in the regions in which we currently operate by relocating our fleet to more efficient and profitable areas and expanding upon the modalities we currently offer in such regions to meet the growing needs of our customers.

In the months leading up to the summer of 2024, we will continue to invest in growing our ride-hailing business. We will evaluate the opportunity to expand our micromobility fleet no earlier than the summer of 2024, and on an opportunistic basis at that time.

Diversification and Localization of Supply Chain

We are a fully vertically integrated business. We constantly strive to deliver the best rider experience possible in the most cost-efficient way. For component procurement and supply chain, this means gaining access to an increasing pool of diversified and local suppliers for reduced dependencies and lower cost, all while creating more jobs and contributing to Türkiye’s local economy.

We also benefit from increased localized sourcing that helps reduce lead times and spare part costs. In the future, we plan to further increase localization as an additional mitigant against international supply chain risks.

Sustained Reduction in Monthly Depreciation

End-to-end process from vehicle design, prototyping and manufacturing is coordinated by in-house vehicle engineering and supply chain teams. We work with industry leading manufacturers in Türkiye and abroad to design, customize and tailor the vehicles to the topography and other requirements of the markets we serve. We collaborate closely with our third-party partners to identify enhanced specifications of each vehicle generation and continually iterate on design and actual prototypes until the identified needs are fulfilled.

Each new generation and new vehicle type leverages knowledge and experience from other modalities and previous fleet generations to provide the best possible rider experience in the most cost-efficient way possible. We focus on lower lifetime monthly depreciation rather than all-in vehicle cost, which is critical to sustain and further improve our unit economics.

Continued In-House Management of Vehicle Procurement and Field Operations

We leverage different manufacturing models for different vehicle types and vehicle generations. We work with local manufacturing partners who perform the local manufacturing and assembly of main components. We also work with international manufacturing partners and procure the vehicles directly. Variety of manufacturing models strengthens our capabilities to constantly improve the vehicles across generations and provide an enhanced rider experience.

Field operations is a core part of our business, and continuous improvement efforts are leveraged through dedicated teams at our principal executive offices, supported by employees in the field. We also aim to maximize synergies across a multimodal fleet, from using shared warehouses, shared infrastructure for operation team in-house applications, and a shared team of supervisors and managers. This is especially important in relatively small cities, where a single warehouse and teams serve multiple modalities. As our total scale increases with more vehicles of the same modality or with a new modality, we look to expand the overall operation footprint to serve multiple modalities.

All field operation efforts are focused on maximizing availability of our vehicles to fulfill our customer’s mobility needs while ensuring the best rider experience possible.

Customers

By using our mobility services, our customers fulfill different transportation needs including standalone commute, first and last mile complement to public transport, and leisure ride. Currently, more than 95% of our rides in Istanbul, which accounts for the majority of our rides and revenue, consist of standalone commute and first and last mile complement to public transport. With increasing scale and vehicle availability, we expect to serve a larger share of standalone commute and first and last mile complement to public transport, which helps to contribute in solving the challenges with current urban transportation.

We also have a young customer base. Out of our more than 4.5 million unique riders, approximately 63% are between 16 and 30 years of age, approximately 29% are between 31 and 45 years of age, approximately 7% are between 46 and 60 and less than one percent of our unique rider base is more than 60 years old. Marti also started actively collecting gender information during the second quarter of 2021 and, based on available information, approximately 86% of our customers identify as male and approximately 13% of customers identify as female, while approximately 2% of customers did not want to specify gender information.

Brand, Marketing and Sales

The awareness, recognition and positive perception of our brand is a key contributor to our goals. Being the pioneer in the market that we currently operate in, Marti is recognized as a category name that we believe is synonymous with the mobility market in Türkiye rather than a just a single brand in such market.

Our vehicles and services are an important form of our marketing and advertising. Our marketing efforts are mainly focused on targeted campaigns to increase activation and retention as well as opportunistic campaigns leveraging insights from our in-house data analytics.

We also leverage third-party collaborations and partnerships to achieve wider reach and to provide current and future customers with relevant benefits, such as third-party partnerships.

We use social media platforms to actively share and promote our values, news, rider and public safety information, mass campaigns and other information relevant to our customers.

Competition

The shared mobility industry is relatively nascent and increasingly competitive, and we believe there is high market demand in Türkiye due to a lack of efficient public transportation options, limited taxi penetration, heavy traffic, dense populations and high costs of private car ownership. We directly compete with companies that offer similar tech-enabled mobility services, including e-scooters, e-bikes and e-mopeds, as well as adjacent verticals in the shared mobility market that we are targeting in Türkiye, such as ride-hailing.

In the shared mobility industry, we face competition from companies who may have longer operating histories in related industries, greater brand recognition, or more substantial financial or marketing resources, as well as potential future entrants. We believe the following components of our business enable us to be well-positioned to compete with our competitors: (i) our vertically integrated business model that enables full control and coordination across departments, (ii) our focus on strong ESG fundamentals, (iii) our growing user base that use our services primarily for commuting, and (iv) our founder-led management team that leverages its operational capabilities, resourcefulness and creativity in achieving our goals.

For a discussion of risks relating to competition, see the section titled “Risk Factors — Risks Related to Our Business and Industry — The markets in which we operate are highly competitive, and competition represents an ongoing threat to the growth and success of our business.”

Government Regulation

We are subject to various laws and regulations as a result of our business operations. Some of these laws and regulations govern the rules directly related to our business such as labor and employment, service payments, vehicle defects, personal injury, consumer protection, data protection, intellectual property, competition, insurance, environmental health and safety, taxation, advertising, promotional materials, and licensing.

E-scooters were first introduced to the Turkish legislation system by the Regulation on Electric Scooters published in Official Gazette numbered 31454, dated April 14, 2021 (the “Regulation”) as a new legal mode of transport. Following the Regulation, the Act on Highway Traffic Law numbered 2918 and Regulation on Highway Traffic was published in Official Gazette numbered 23053, which embodied the rules regarding e- scooters. Subsequently, a framework governing the rights and requirements of e-scooter operators was established in 2021. Under the Regulation, we are required to obtain permits for our e-scooters to enable tracking of the number of e-scooters deployed in a relevant municipal area. Such permits are issued by the Metropolitan Municipality Transportation Coordination Center (UKOME) in the metropolitan cities and by the Provincial Traffic Commissions in the other municipalities to the companies who operate e-scooters.

We are also subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving, including the laws and regulations concerning information technologies. For example, we are subject to Personal Data Protection Act numbered 6698 in respect of storing, sharing, use, transfer, disclosure, and protection of certain types of data due to the personal information and data we collect from our riders. The Turkish Personal Data Protection Authority, which is a public legal entity, has been established to carry out duties conferred on it under the Act No. 6698 and follows the latest developments in the legislation and practices, including making evaluations and recommendations and conducting research and investigations regarding implementation and breaches of Act no. 6698. We are also subject to the Electronic Communication Act numbered 5809, which governs the Internet law specifically related to the electronic communication market. Information Technologies and Communication Authority regulates and monitors the market for compliance with the Electronic Communication Act no. 5809. The Information Technologies and Communication Authority also (i) has the authority to grant licenses to operate in the electronic communication sector (ii) supervises whether the operators procure the services in accordance with the Electronic Communication Act no. 5809, (iii) imposes fines and penalties for noncompliance with the Electronic Communication Act no. 5809 and (iv) makes/amends the regulations in respect of electronic communication market.

For a discussion of risks relating to regulation, see the section titled “Risk Factors — Risks Related to Legal Matters and Regulations — Action by governmental authorities to restrict access to our products and services in their localities could substantially harm our business and financial results” and “Risk Factors — Risks Related to Legal Matters and Regulations — Our business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect our business, financial condition and results of operations.”

Intellectual Property

Our intellectual property rights are valuable to our business. We have confidentiality procedures to protect our intellectual property rights, including but not limited to, non-disclosure agreements, intellectual property assignment agreements, and employee non-disclosures. We have an ongoing trademark registration program pursuant to which we register our brand name and logos in Türkiye and will expand to the other countries to the extent we determine appropriate.

As of June 30, 2023, Marti held nine registered trademarks in Türkiye. In addition, we have registered domain names for websites that we use in our business, such as and other variations. We also control our intellectual property through specific terms of use on our mobile application and website.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective for our business. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. See “Risk Factors — Risks Related to Our Intellectual Property and Technology — We may be parties to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a significant impact on us and our shareholders” and “Risk Factors — Risks Related to Our Intellectual Property and Technology — If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.”

Human Capital

As of June 30, 2023, Marti’s team was comprised of 290 full-time employees and 334 contractors. Our primary executive offices and headquarters is in Istanbul, Türkiye. We offer competitive compensation packages for our employees, including an employee share ownership plan to promote employee satisfaction and performance.

Our Facilities

We are headquartered in Istanbul, Türkiye and conduct field operations across 18 warehouses in 9 different cities. We continue to invest in our current locations as necessary to grow our business and believe that our properties, including the principal properties described above, are well-maintained, adequate and suitable for their current requirements and for our operations in the foreseeable future.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. On February 3, 2023, Istanbul Otomobilciler Esnaf Odasi, an Istanbul-based association of taxi owners, filed a lawsuit before the Commercial Court against Marti regarding Marti’s (i) recently launched ride-hailing service and (ii) e-moped services, on the basis that both services constitute unfair competition. The plaintiff also sought injunctive relief from the court preventing access of third parties to these services through Marti’s website or Marti’s mobile application.

There was an injunctive relief decision regarding the ride-hailing service as of March 6, 2023, which Marti successfully appealed at the Commercial Court. The injunctive relief decision was removed as of June 20, 2023. As of the date of this prospectus, there was no injunctive relief in place for either of our ride-hailing or e-moped services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements of Marti for the periods presented, and the related notes that are included elsewhere in prospectus. The discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the six months ended June 30, 2023 and the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Our Business Overview

Marti was founded in 2018 to offer tech-enabled urban transportation services to riders across Türkiye. Marti launched two-wheeled electric vehicle operations in March 2019 and now has a fully funded fleet of more than 42,000 e-mopeds, e-bikes and e-scooters, serving 9 cities across Türkiye, serviced by proprietary software systems and IoT infrastructure. In addition, Marti operates a ride-hailing service offering car and motorcycle ride-hailing options that connects riders with drivers traveling in the same direction. Marti has served more than 62 million rides to more than 4.5 million unique riders. We define a unique rider as a paying customer who has completed at least one ride on a Marti e-scooter, e-bike, or e-moped, or over our ride-hailing service since we launched our operations in March 2019. Marti is currently the number one iOS travel app in Türkiye based on category rankings of the Apple App Store.

We offer environmentally sustainable transportation services to our riders. Our services are currently delivered via rentable fully electric two wheeled vehicles, and our ride-hailing service that promotes shared trips, thereby contributing to environmental sustainability through reduced emissions in the cities where we operate.

We plan to continue to grow our existing urban transportation services, introduce additional forms of environmentally sustainable mobility services that are electric and/or shared, and leverage our existing scale and customer base to offer adjacent, tech-enabled services beyond transportation. Our operations have helped us avoid approximately 1,600 tons of CO2 emissions in 2022, equivalent to the CO2 absorbed by approximately 72,000 mature trees.

We believe our plan for sustainable growth positions our services to be an integral part of the transportation networks of the cities we serve, and of the lives of our customers.

Segments

We manage our business and report our financial results in two reportable segments: Two-wheeled Electric Vehicles and Ride-Hailing. In the six months ended June 30, 2023, management determined that our ride-hailing service had developed to a point where, in order to drive efficiency and better allocate resources, these two segments should be managed and reported individiually. As a result, we have revised the segment disclosure for 2022. There is no impact on our disclosure for the years ended December 31, 2021 and 2020. See note 3.3 to Marti’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for more information.

Two-wheeled Electric Vehicle

Marti’s Two-wheeled Electric Vehicle segment generates revenue from two sources. The significantly greater portion of Marti’s revenue in this segment is generated from the rides of e-mopeds, e-bikes, and e-scooters completed by our riders. Riders pay an unlock fee to begin a ride and a per minute fee for each minute of the ride. The unlock fee and per minute fee vary by modality, geography, and time of year and may also be impacted by surges in demand and other micro and macro events. The remainder of Mart’s revenue in this segment is generated from advance e-scooter, e-bike and e-moped reservations that enable riders to reserve a vehicle prior to commencing a ride. This ensures that another rider cannot use the vehicle during the reservation period and, therefore, that the vehicle is available when the rider reaches the vehicle. The reservation fee, which is independent from the per minute fee for each minute of the ride, is charged on a per minute basis from the time the reservation is made until start of the ride.

Ride-hailing

Marti’s ride-hailing segment, which launched in October 2022, offers car and motorcycle ride-hailing options that connect a marketplace of riders and drivers over the Marti app. This segment allows us to cater to a broader and more diverse customer base, and to better meet customer demand for both four- and two-wheeled vehicle driven transportation services.

Restatement of Previously Issued Consolidated Financial Statements

The accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” gives effect to the restatement adjustments made to Marti’s previously reported consolidated financial statements for the years ended December 31, 2021 and 2020. For additional information and a detailed discussion of the restatement, see note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

Key Factors Affecting Operating Results

We believe our performance and future success depend on several factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Fleet expansion and vehicle supply

We work with a limited number of domestic and international suppliers to procure, assemble and manufacture shared vehicles and required spare parts. Any changes in the international trade policies, transportation costs, or disruptions in supply chain may impact our growth trajectory and existing business. We continue to diversify our network of suppliers, increase localized sourcing with increase scale and diversify our methods of assembly and manufacturing to mitigate the effects of these factors.

In the months leading up to the summer of 2024, we will continue to invest in growing our ride-hailing business. We will evaluate the opportunity to expand our micromobility fleet no earlier than the summer of 2024, and on an opportunistic basis at that time.

Seasonality of the business

We experience seasonality in differing levels across different services and different operating regions across our business. Typically the second and third quarters of Marti’s fiscal year experience increase usage due to favorable weather conditions in the markets that we operate. Unexpected weather events, including those driven by climate change or other factors can have a material impact on Marti’s business. We continue to diversify our service offering and footprint to mitigate adverse effects of seasonality, in addition to the rebalancing of vehicles prior to and after major adverse weather warnings from local authorities. For example, we limit our operations in certain regions to certain periods of the year to maximize the usage of our vehicles in different regions with more favorable weather conditions during such periods.

Impact of COVID-19

In the first two years of the COVID-19 pandemic, Marti’s business was materially affected with varying degrees driven by customer perceptions, partial or full lockdowns and other restrictions. This included team downsizing commensurate with a decline in demand of our offerings. The trajectory of the pandemic may continue to impact our business based on future infection trends and potential changes in customer demand and/or government actions in response to these trends, including potential impacts to local or global supply chain networks.

Market perception towards micromobility and shared vehicles

While some cities adopt micromobility tools easily, others may be unsuitable for or slow to adopt an increase in micromobility alternatives such as e-scooters, e-mopeds and e-bikes. Any negative perception about the safety of our vehicles may result in significant decline in current addressable market size or potential market expansion opportunities. We continue to educate our riders and the public regarding the measures taken and steps to ensure rider and pedestrian safety.

Regulatory framework of micromobility

Urban mobility and transportation is a regulated market in Türkiye and local laws and practices continue to evolve and change as the market rapidly evolves. Within this framework, we are subject to a multi-tiered license process. We are required to procure a national license from the Ministry of Transportation, followed by city level licenses in each city in which we operate or propose to operate, followed by the payment of a per-vehicle daily occupancy fee to each district in which we operate. This multi-tiered licensing process requires us to employ extensive teams to properly navigate all regulatory requirements. Therefore, our relationships with local authorities matter greatly. Any disturbance in the regulatory environment could have an adverse impact on our ability to penetrate new markets and continue to effectively operate in our existing markets. We actively collaborate with our regulators at the national, city and district level to ensure the urban mobility needs of our customers are fulfilled and compliant with applicable laws.

Competition

Our industry is highly competitive. Our rides consist of standalone commutes, first and last mile complementary rides to public transport, and leisure rides. We directly compete with companies that offer similar tech-enabled mobility services, including e-scooters, e-bikes and e-mopeds as well as adjacent verticals in the shared mobility market that we are targeting in Türkiye such as car sharing, e-car sharing, ride hailing and taxis.

While Marti is currently the number one iOS travel app in Türkiye based on category rankings of the Apple App Store, the size of the broader shared mobility market in Türkiye may attract additional local and international companies, some of which may have greater brand awareness and/or financial resources than we do, to enter the space. For more information, see “Business — Competition.”

Key Metrics and Non-GAAP Financial Measures

Marti management reviewed the following key business metrics and non-GAAP financial measures to evaluate its business, measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions.

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022(1)	2021(1)	2020(1)
Operating Metrics:
Average Rides per Vehicle per Day	1.25	2.25	2.37	2.88	4.11
Average Daily Vehicles Deployed (in thousands)	34	29	33	17	6
Total Rides (in millions)	8	11	28	18	9
Net Revenue per Ride	$1.23	$0.86	$0.88	$0.96	$1.12
Gross Profit per Ride	$(0.46)	$(0.17)	$(0.07)	$0.0	$0.02
Fleet Depreciation (in thousands)	$4,284	$4,496	$8,456	$5,204	$2,411
Non-GAAP Financial Measures
Adjusted EBITDA (in thousands)(2)	$(8,869)	$(1,202)	$(3,873)	$(1,645)	$(1.121)
Pre-Depreciation Contribution per Ride	$0.10	$0.23	$0.22	$0.30	$0.29
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.
(2)	Adjusted EBITDA includes both two-wheeled electric vehicles and ride-hailing segments.

Operating Metrics

●	Average Rides per Vehicle per Day: This metric reflects the number of Total Rides during the relevant time period (please see the metric below), divided by the Average Daily Vehicles Deployed during the relevant time period (please see the metric below), divided by the number of days in the relevant time period. We believe this is an important metric for management because it reflects the utilization of each individual vehicle which is available for use and is therefore a proxy for demand per fleet unit for our service, serving as a key metric for investors.
●	Average Daily Vehicles Deployed: This metric includes a vehicle that is available for rent, in use, or reserved for future use by a rider during at least one instance during the day as a deployed vehicle. The metric looks at the total number of such deployed vehicles across each day of the year, and takes the average of these daily figures as the average daily vehicles deployed. We believe this is an important metric for management as it increases in line with the total size of our fleet, while also reflecting the share of this fleet that is available for rent, in use, or reserved for future use on a daily basis. This metric excludes vehicles that are offline due to repair, maintenance or having run out of battery on the field. As such, this metric also reflects the operating efficiency of our repair and maintenance and battery swapping teams in making our fleet available for rent by riders. As these available vehicles represent vehicles that impact revenue for our business, it is an important metric for investors.
●	Total Rides: This metric reflects the total number of rides that have taken place on Marti vehicles during the relevant time period. We believe this is an important metric for management as it reflects the size of our business, including both the scale of our fleet which is available for use, as measured by average daily vehicles deployed, and the fleet’s utilization level, as measured by average daily rides per vehicle. It is a similarly important metric for investors as it reflects total demand for our service in light of our current fleet availability.
●	Net Revenue per Ride: The numerator of this metric is Marti’s net revenue and the denominator is the number of rides completed by Marti’s vehicles, both during a specific time period. Marti’s net revenue is calculated as the gross revenue received by Marti from riders, less value added tax, and less promotional discounts, coupons and refunds. We believe this is an important metric for management as, under our starting fare and minute-based pricing model, it reflects both our pricing policy and average ride durations. The metric therefore enables management to change its pricing policy as may be necessary, including to incentivize shorter or longer ride durations as it may target, to achieve a specific net revenue per ride figure. This is an important metric for investors because it enables investors to assess the appropriateness of our pricing policy in light of our cost structure.
●	Gross Profit per Ride: The numerator of this metric is Marti’s gross profit during a given time period. This is calculated as Marti’s pre-depreciation contribution (please see the metric above for the calculation of the pre-depreciation contribution), less depreciation during the given time period. Depreciation reflects the amount of the decline in the book value of the fleet during the given time period, and does not include disposals or any other changes in book value. Gross profit is divided by the total number of rides completed by Marti vehicles during a given time period in order to reflect the gross profit per ride. We believe this is an important metric for management as it enables us to assess the per ride unit profitability of our service, including all of the revenue we earn and all of the costs we incur to deliver that service, excluding fixed costs. This also makes it an important metric for investors as it enables investors to assess the operating health of our business and at what scale of rides we will be able to earn sufficient gross profit to cover our fixed costs.
●	Fleet Depreciation: This metric reflects the amount of the decline in the book value of our fleet over a given time period, and does not include disposals or any other changes in book value. We believe this is an important metric for management as it reflects how much we would have to spend in order to maintain the remaining useful life of our fleet at the start of the given time period in light of the amount of depreciation incurred during the given time period. This is also an important metric for investors as it reflects how much cash we would need to produce, either organically from operations or externally through funding, in order to maintain the remaining useful life of our fleet at the start of the given time period.

Non-GAAP Financial Measures and Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA: Adjusted EBITDA is calculated by adding depreciation, amortization, taxes, financial expenses (net of financial income) and one-time charges and non-cash adjustments, to net income (loss). The one-time charges and non-cash adjustments are mainly comprised of customs tax provision expenses resulting from the one-time amendment of customs duties, period adjustments for the Marti Founders’ (as defined below) salary which resulted from a one-time lump sum deferred payment made to the Marti Founders, and lawsuit provision expense which Marti did not consider the provision to be reflective of its normal cash operations.

Adjustments for customs tax provision expenses are not normal, recurring expenses because they result from a one-time amendment of Marti’s customs duties to reflect e-scooters imported in finished vehicle form under a single customs duty product code rather than as separate parts with their corresponding different customs duty product codes. While the then-applicable customs law did not specify in which form e-scooters had to be imported historically this law has now been revised to reflect the fact that e-scooters must be imported in finished vehicle form. We will therefore perform all of our imports as finished vehicles moving forward, and do not expect to perform any future amendments or incur the resulting customs tax provision expenses in the future. The one-time nature of the customs tax provision expense is further supported by the fact that it is exclusively related to the e-scooters imported in 2021. There were no such amendments or resulting expenses for the vehicles imported in 2020 or 2022, or in the six months ended June 30, 2023.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Six months ended June 30,		Year ended December 31,
(in thousands except as otherwise noted)	2023	2022	2022(1)	2021(1)	2020(1)
Net Loss	(12,000)	(6,633)	(14,246)	(14,472)	(4,630)
Depreciation and Amortization	4,672	4,834	9,097	5,473	2,722
Income Tax Expense	0	0	0	888	0
Financial Income	(2,720)	(607)	(2,567)	(180)	(17)
Financial Expense	616	861	1,932	4,712	613
Customs tax provision expense	(78)	(380)	78	592	0
Lawsuit provision expense	67	(61)	175	35	10
Stock based compensation expense accrual	574	784	1,658	852	181
Founders’ salary adjustment	0	0	0	218	0
Other	0	0	0	238	0
Adjusted EBITDA	(8,869)	(1,202)	(3,873)	(1,645)	(1,121)
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.
●	Pre-Depreciation Contribution per Ride: Pre-depreciation contribution per ride is calculated by adding depreciation per ride to gross profit per ride. The numerator of this metric is Marti’s pre-depreciation contribution, which is calculated as Marti’s net revenue (please see the metric above for the calculation of Marti’s net revenue) less all variable costs, excluding depreciation, necessary to make vehicles available for rent on the field, during a given time period. Marti’s variable costs include the field operations team, the field operations service vans and motorcycles, the fuel consumed by field operations service vans and motorcycles, the repair and maintenance team, spare parts, charging station rent, electricity costs, customer service call center costs, field operations control center costs, occupancy fees paid to municipalities, data costs for servers and the internet connectivity of Marti’s vehicles, payment processing costs, invoice costs, and other operating costs. Pre-depreciation contribution is divided by the total number of rides completed by Marti’s vehicles during a given time period in order to reflect the pre-depreciation contribution per ride. We believe this is an important metric for management as it lets us assess the efficiency of our field operations and repair and maintenance teams in servicing our vehicles on the field, distinct from the performance of our vehicle team in increasing the useful life of our vehicles off of the field as reflected by depreciation. The metric also lets us compute the number of rides after which we pay back the fully loaded cost of our vehicles, by dividing our fully loaded vehicle cost by our pre-depreciation contribution per ride. This makes it an important metric for investors to track our operating efficiency and unit economics.

The following table presents a reconciliation of pre-depreciation contribution per ride to gross profit per ride in our Two-wheeled Electric Vehicle segment, which is the most directly comparable GAAP measure, for the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022(1)	2021(1)	2020(1)
Gross Profit per ride	$(0.46)	$(0.17)	$(0.07)	$0.0	$0.02
Depreciation per ride	$(0.56)	$(0.40)	$(0.30)	$(0.29)	$(0.28)
Pre-Depreciation Contribution per ride	$0.10	$0.23	$0.22	$0.30	$0.29
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

Components of Results of Operations

Revenue

We provide access to our vehicles for our customers on a per-ride basis over the customer’s desired period of use. Marti’s revenue is primarily generated from the fees paid by its customers to rent its vehicles less promotions, discounts, and refunds. Marti also generates revenue from reservations, where it charges a minute based fee for reserving a vehicle until start of the ride. For the years ended December 31, 2022 and 2021, reservation revenues constituted less than 1.0% of Marti’s total revenues. For the six months ended June 30, 2023 and 2022, reservation revenues constituted less than 1.0% of Marti’s total revenues.

Cost of Revenues

Cost of revenues primarily consists of depreciation and amortization expense, rental vehicles’ maintenance and repair expense, operating lease expense, battery swap costs, data cost expense and salaries of operational and logistics staff.

Gross Profit

Gross profit represents revenues less cost of revenue.

General and Administrative

General and administrative costs represent costs incurred by Marti for executive and management overhead and administrative and back-office support functions. These costs primarily consist of salaries, benefits, travel, bonuses, and stock-based compensation, consulting, communication, network and cloud, email, and IT services expenses, professional service providers, off-site storage and logistics, certain insurance coverage, and an allocation of office rent and utilities related to Marti’s general and administrative divisions. General and administrative costs are expensed as incurred.

Selling and Marketing

Selling and marketing expenses primarily consist of advertising expenses and services marketing costs. Selling and marketing costs are recognized as they are incurred.

Other Income / (Expense), Net

Other income / (expense), net primarily consists of provisional expenses and other non-operational income.

Provision for Income Taxes

Marti accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. Marti recognizes the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date.

Marti records a valuation allowance to reduce its deferred tax assets to the net amount that it believes is more-likely-than-not to be realized. Management considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

Under the provisions of ASC 740-10, Income Taxes, Marti evaluates uncertain tax positions by reviewing against applicable tax law for all positions taken by Marti with respect to tax years for which the statute of limitations is still open. ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Marti recognizes interest and penalties related to the liability for unrecognized tax benefits, if any, as a component of the income tax expense line in the accompanying consolidated statement of operations.

Results of Operations

The following tables set forth Marti’s results of operations for the periods presented. The period-to-period comparisons of financial results are not necessarily indicative of future results.

	Six months ended June 30,		Year ended December 31,
(in thousands, except percentages)	2023	2022	2022(1)	2021(1)	2020(1)
Revenue	9,485	9,731	24,988	16,999	9,763
Cost of revenues	(13,018)	(11,625)	(27,093)	(16,956)	(9,602)
Gross profit	(3,533)	(1,894)	(2,104)	44	161
Research and development expenses	(1,500)	(573)	(1,878)	(1,039)	(541)
General and administrative expenses	(5,668)	(3,390)	(9,041)	(6,054)	(3,235)
Selling and marketing expenses	(3,211)	(235)	(1,646)	(1,256)	(257)
Other income	374	74	187	134	67
Other expenses	(565)	(361)	(399)	(882)	(230)
Loss from operations	(14,104)	(6,379)	(14,881)	(9,053)	(4,034)
Finance income	2,720	607	2,567	180	17
Finance expense	(616)	(861)	(1,932)	(4,712)	(613)
Loss before taxes	(12,000)	(6,633)	(14,246)	(13,585)	(4,630)
Income tax expense	—	—	—	(888)	—
Net loss for the period	(12,000)	(6,633)	(14,246)	(14,472)	(4,630)
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

Six months ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Revenue

Marti’s revenue decreased by $0.2 million, or 2.5%, from $9.7 million during the six months ended June 30, 2022 to $9.5 million during six months ended June 30, 2023.

The number of average daily vehicles deployed increased from 28.9 thousand to 34.4 thousand, or 19.4%, during the period. The positive revenue effect of the increased number of deployed vehicles was $5.8 million. TL price increases in excess of currency depreciation relative to USD and inflation had a positive revenue effect of $7.2 million by increasing average revenue per ride. The price increases reduced average daily rides per vehicle from 2.15 to 1.25, creating a negative revenue effect of $11.3 million. Lower ride durations produced a further negative revenue effect of $2.7 million. Foreign exchange rates produced a $0.7 million positive revenue effect.

Cost of Revenues

Marti’s cost of revenues increased by $1.4 million, or 12.0%, from $11.6 million during the six months ended June 30, 2022 to $13.0 million during six months ended June 30, 2023.

Marti’s depreciation and amortization expense decreased by $0.2 million, or 4.7%, from $4.5 million during the six months ended June 30, 2022 to $4.3 million during the six months ended June 30, 2023. With the increase in our operational scale, our field personnel expense for the same period increased by $1.1 million, or 36.3%, from $3.0 million to $4.0 million. Our operating lease expense increased for the same period by $0.6 million, or 50.3%, from $1.2 million to $1.9 million, parallel to the expansion in our operational scale and growth in average daily vehicles deployed. Data cost increased by 4.1%, from $0.6 million during the six months ended June 30, 2022 to $0.6 million during the six months ended June 30, 2023.

Gross Profit

Marti’s gross profit decreased by $1.6 million, from $(1.9) million during the six months ended June 30, 2022, to $(3.5) million during six months ended June 30, 2023, primarily due to larger operations, repair and maintenance teams managing a larger fleet, and wage increases together with inflation.

Team costs increased by $1.1 million, from $3.0 million during the six months ended June 30, 2022 to $4.0 million during the six months ended June 30, 2023. In addition, operating lease expense increased by $0.6 million during the same period. As a result, our gross profit margin decreased by 1779 bps, from (19.5)% during the six months ended June 30, 2022 to (37.3)% during the six months ended June 30, 2023.

Due to the seasonality of our business, Q1 typically sees lower revenues compared to the more profitable Q2 and Q3, which are the peak seasons for Marti. Additionally, revenue generation in the first half of 2023 was impacted by the twin earthquakes centered at southeastern Türkiye over eleven provinces, spreading across an area of almost 110,000 square kilometers. While our fleet was not damaged, we relocated the vehicles in the regions affected by the earthquake to unaffected regions and the vehicles were not available for use during this phase.

General and Administrative

Marti’s general and administrative expense increased by $2.3 million, or 67.1%, from $3.4 million during the six months ended June 30, 2022 to $5.7 million during the six months ended June 30, 2023. The increase was primarily attributable to an increase in the number of employees. The number of employees increased from 202 to 290, or 43.6%, from June 30, 2022 to June 30, 2023. With the expansion of our employee base, our personnel expense increased by $1.1 million, or 48.6%, from $2.3 million during the six months ended June 30, 2022 to $3.5 million during the six months ended June 30, 2023. Consulting expenses related to our public listing increased by $0.8 million, from $0.3 million during the six months ended June 30, 2022, to $1.1 million during the six months ended June 30, 2023.

Selling and Marketing

Marti’s selling and marketing expense increased by $3.0 million, or 1,265.2%, from $0.2 million during the six months ended June 30, 2022 to $3.2 million during the six months ended June 30, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Results of Operations” for further details.

Other Income (Expense), Net

Other income (expense), net, decreased by $0.01 million, or 33.2%, from $0.03 million during the six months ended June 30, 2022 to $0.02 million during the six months ended June 30, 2023, primarily attributable to a decrease in customs tax provision expense and penalty payments.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenue

Marti’s revenue increased by $8.0 million or 47.0% from $17.0 million during the year ended December 31, 2021 to $25.0 million during the year ended December 31, 2022, primarily as a result of the increase in the number of rides along with the growth in the available fleet size as measured by average daily vehicles deployed.

Seasonality is intrinsic to Marti’s business. Accordingly, Marti’s revenues in the second and third quarters combined were almost two times that of its first and fourth quarters combined. The number of rides increased from 17.8 million to 28.5 million, or 60.2% during this time period. The number of average daily vehicles deployed increased from 16.9 thousand to 33.0 thousand, or 95.3% during this time period. The revenue effect of the increased number of deployed vehicles is $9.8 million and TL price increases in excess of currency depreciation contributed a further $2.6 million. The drop in rides per vehicle in scooter is mitigated with the increase in rides per vehicle in e-bikes and e-moped that in result contributed a further $0.3 million. On the other hand, lower ride durations produced a negative effect of $4.7 million.

Cost of Revenues

Marti’s cost of revenues increased by $10.1 million or 59.8% from $17.0 million during the year ended December 31, 2021 to $27.1 million during the year ended December 31, 2022, primarily attributable to the effects of having to operate and maintain a larger available fleet, as measured by average daily vehicles deployed, performing more rides. Marti launched operations at subscale in several cities where it made charging station, infrastructure and personnel investments with the goal of ramping up its fleet. These cities and locations included Gaziantep, Gebze (district of Istanbul), Cesme ( district of İzmir) and Samsun. As we have yet to ramp up our fleet to minimum viable scale in these cities, which we foresee as being greater than a minimum of 500 vehicles per city, the subscale operations contributed to the cost of revenues being higher than the revenue.

Gross Profit

Marti’s gross profit decreased by $2.1 million from $0.04 million during the year ended December 31, 2021 to $(2.1) million during the year ended December 31, 2022, primarily attributable to the effects of having a larger operating team in anticipation of operating and maintaining a larger available fleet, whose full deployment in the field could not be completed until the third quarter. With the anticipation of the fleet expansion and earlier fleet deployment, Marti recruited additional teams early in the process. However, the full deployment of the new fleet was delayed until the end of the high season (Q2-Q3). Due to the seasonality of our business, Marti’s revenues in Q2 and Q3 combined were almost 2x of Q1 and Q4 revenues combined. As the full deployment was delayed, revenue generation potential of the new fleet was adversely affected. As a result, Marti endured increased team cost and depreciation during the year ended December 31, 2022. As a result the gross profit margin decreased by 868 bps from 0.3% during the year ended December 31, 2021 to (8.4)% during the year ended December 31, 2022. Seasonality is an intrinsic part of our business and will therefore continue to impact our operations both from a revenue and cost of revenue perspective. Different seasonalities in different years will continue to have positive or negative impacts on our business performance in the future, producing differences in performance across years. New city launches are also intrinsic to Marti’s operations. The investments that we make in anticipation of new city launches as well as the time that it takes for us to scale our operations to a minimum viable fleet size following a new city launch contribute to a higher cost of revenue. Therefore, cost of revenues are higher than revenues during periods leading up to and following new city launches. As long as we continue to perform new city launches, in those time periods where our new city launches are high relative to the maintenance of our existing operations, we expect short term spikes in cost of revenue.

General and Administrative

Marti’s general and administrative expense increased by $3.0 million, or 49.3%, from $6.1 million during the year ended December 31, 2021 to $9.0 million during the year ended December 31, 2022, primarily attributable to an increase in the number of employees. The number of employees increased from 142 to 222, or 56.3%, from December 31, 2021 to December 31, 2022. With the expansion of the employee base, the personnel expense increased by $2.7 million, or 86.2%, from $3.2 million during the year ended December 31, 2021 to $5.9 million during the year ended December 31, 2022. Consulting expenses for the listing, which began in 2021, continued in 2022.

Selling and Marketing

Marti’s selling and marketing expense increased by $0.4 million, or 31.0%, from $1.3 million during the year ended December 31, 2021 to $1.6 million during the year ended December 31, 2022.

Other Income (Expense), Net

Other income (expense), net, decreased by $0.5 million, or 71.7%, from $0.7 million expense during the year ended December 31, 2021 to $0.2 million expense during the year ended December 31, 2022, primarily attributable to a decrease in customs tax provision expense and penalty payments.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenue

Marti’s revenue increased by $7.2 million, or 74.1%, from $9.8 million during the year ended December 31, 2020 to $17.0 million during the year ended December 31, 2021, primarily as a result of the increase in the number of rides along with the growth in the available fleet size as measured by average daily vehicles deployed. The number of rides increased from 8.7 million to 17.8 million, or 103.6%, during this time period. The number of average daily vehicles deployed increased from 5.9 thousand to 16.9 thousand, or 186.4%, during this time period. The revenue effect of the increased number of deployed vehicles is $15.0 million and TL price increases in excess of currency depreciation contributed a further $1.9 million. On the other hand, shorter ride durations resulted in a negative effect of $5.2 million and the drop in daily rides per vehicle resulted in a negative effect of $4.4 million.

Cost of Revenues

Marti’s cost of revenues increased by $7.4 million, or 76.6%, from $9.6 million during the year ended December 31, 2020 to $17.0 million during the year ended December 31, 2021, primarily attributable to the effects of an increase in fleet size and number of rides. The number of average daily vehicles deployed increased from 5.9 thousand to 16.9 thousand, or 186.4% during this time period. The number of rides increased from 8.7 million to 17.8 million, or 103.6% during this time period. As the size of the fleet grew; depreciation and amortization expense increased by $2.8 million, or 115.8%, from $2.4 million the year ended December 31, 2020 to $5.2 million during the year ended December 31, 2021. With the increase in Marti’s operational scale, its field personnel expense for the same period increased by $1.8 million, or 51.6%, from $3.4 million to $5.2 million. Marti’s operating lease expense increased for the same period by $0.6 million, or 197.1%, from $0.3 million to $0.9 million parallel to the expansion in its operational scale and growth in fleet size as Marti leased an increased number of vans and motorcycles for its operations. Due to issues in the newly introduced fleet, the rental vehicle maintenance and repair expense increased by $1.6 million, or 172.2%, from $0.9 million the year ended December 31, 2020 to $2.6 million during the year ended December 31, 2021 as Marti expanded its fleet size.

Data cost was also affected by the increase in the fleet size as the higher number of vehicles require more data communication lines and the higher number of rides taking place on the app require more server space. Accordingly, data cost increased by $0.4 million, or 152.1%, from $0.3 million during the year ended December 31, 2021 to $0.7 million during the year ended December 31, 2020.

Gross Profit

Marti’s gross profit decreased from $0.2 million during the year ended December 31, 2020 to $0.04 million during the year ended December 31, 2021. Gross profit margin contracted by 139 bps from 1.7% during the year ended December 31, 2020 to 0.3% during the year ended December 31, 2021 due to the increased repair and maintenance expenses resulting from the introduction of the new fleet. The repair and maintenance visits of the new fleet also adversely affected fleet availability and utilization on the field.

General and Administrative

Marti’s general and administrative expense increased by $2.8 million, or 87.1%, from $3.2 million during the year ended December 31, 2020 to $6.1 million during the year ended December 31, 2021, primarily attributable to an increase in the number of its employees and consultancy expenses. The number of employees increased from 74 to 139, or 87.8%, from December 31, 2020 to

December 31, 2021. With the expansion of the employee base, the personnel expense increased by $1.2 million, or 61.6%, from $2.0 million during the year ended December 31, 2020 to $3.2 million during the year ended December 31, 2021. Consultancy expenses increased from $0.4 million to $1.5 million, or 251.7%, with the additional services Marti received in preparation for the listing, from the year ended December 31, 2020 to the year ended December 31, 2021.

Selling and Marketing

Marti’s selling and marketing expense increased by $1.0 million, or 388.2%, from $0.3 million during the year ended December 31, 2020 to $1.3 million during the year ended December 31, 2021, primarily as a result of higher promotional spending to support the launch of the new e-moped modality in the second half of 2021.

Other Income (Expense), Net

Other income (expense), net, decreased by $0.6 million, or 361.3%, from $(0.2) million during the year ended December 31, 2020 to $(0.7) million during the year ended December 31, 2021, primarily attributable to an increase in provisional expenses.

Income Tax Expense

Marti’s income tax expense increased by $0.9 million from $0.0 million during the year ended December 31, 2020 to $0.9 million during the year ended December 31, 2021, as a result of an income tax payment of Marti’s subsidiary related to the year ended December 31, 2021.

Segment Results of Operations

	Six months ended June 30, 2023		Year ended December 31, 2022(1)
(in thousands, except percentages)	2023	2022	2022(1)	2021(1)
Two-wheeled electric vehicle – revenue	9,485	9,731	24,988	16,999
Ride-hailing – revenue	0	0	0	0
Total Revenue	9,485	9,731	24,988	16,999
Two-wheeled electric vehicle – cost of revenue	(13,018)	(11,625)	(26,922)	(16,956)
Ride-hailing – cost of revenue	0	0	(171)	0
Total Cost of revenue	(13,018)	(11,625)	(27,093)	(16,956)
Gross loss	(3,533)	(1,894)	(2,104)	44
Two-wheeled electric vehicle – general and administrative expenses	(4,443)	(3,390)	(8,631)	(6,054)
Ride-hailing – general and administrative expenses	(1,225)	0	(410)	0
Total General and administrative expenses	(5,668)	(3,390)	(9,041)	(6,054)
Two-wheeled electric vehicle – selling and marketing expenses	(225)	(235)	(843)	(1,256)
Ride-hailing – selling and marketing expenses	(2,986)	0	(803)	0
Total selling and marketing expenses	(3,211)	(235)	(1,646)	(1,256)
(1)	See note 2.4 to Marti’s audited consolidated financial statements included elsewhere in this prospectus.

Six months ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Two-wheeled Electric Vehicle Segment

Revenue

Two-wheeled electric vehicle revenue decreased by $0.2 million, or 2.5%, from $9.7 million during the six months ended June 30, 2022 to $9.5 million during the six months ended June 30, 2023.

The number of rides decreased from 11.3 million to 7.7 million, or 31.8%, during this time period. The number of average daily vehicles deployed increased from 28.9 thousand to 34.4 thousand, or 19.4%, during the period. The revenue effect of the increased number of deployed vehicles was $5.8 million and TL price increases in excess of currency depreciation contributed a further $7.2 million by increasing average revenue per ride. Average rides per vehicle per day dropped from 2.15 to 1.25, primarily as a result of multiple years of inflation and our resulting price increases eating into riders’ purchasing power. The drop in average rides per vehicle per day produced a negative revenue effect of $11.3 million. Lower ride durations produced a further negative revenue effect of $2.7 million. Foreign exchange rates produced a $0.7 million positive revenue effect.

Cost of Revenue

Two-wheeled electric vehicle cost of revenues increased by $1.4 million, or 12.0%, from $11.6 million during the six months ended June 30, 2022 to $13.0 million during the six months ended June 30, 2023.

Two-wheeled electric vehicle depreciation and amortization expense decreased by $0.2 million, or 4.7%, from $4.5 million during the six months ended June 30, 2022 to $4.3 million during the six months ended June 30, 2023. With the increase in our operational scale, our field personnel expense for the same period increased by $1.1 million, or 36.3%, from $3.0 million to $4.0 million. Our operating lease expense increased for the same period by $0.6 million, or 50.3%, from $1.2 million to $1.9 million, parallel to the expansion in our operational scale and growth in fleet size. Data cost increased by 4.1%, from $0.6 million during the six months ended June 30, 2022 to $0.6 million during the six months ended June 30, 2023.

General and Administrative Expenses

Two-wheeled electric vehicle general and administrative expense increased by $1.1 million, or 31.1%, from $3.4 million during the six months ended June 30, 2022 to $4.4 million during the six months ended June 30, 2023.

Selling and Marketing Expenses

Two-wheeled electric vehicle selling and marketing expense decreased by 4.4%, from $0.2 million during the six months ended June 30, 2022 to $0.2 million during the six months ended June 30, 2023.

Ride-hailing Segment

Revenue

Marti did not generate any revenue from ride-hailing in the six months ended June 30, 2023.

Cost of Revenue

There was no ride-hailing cost of revenue for the six months ended June 30, 2023, as our ride-hailing segment did not generate revenue in the period. $0.5 million of the costs classified as ride-hailing selling and marketing expenses for the six months ended June 30, 2023 were expenditures directly related to providing the ride-hailing service and will be categorized as ride-hailing cost of revenue once the ride-hailing segment is monetized.

General and Administrative Expenses

Ride-hailing general and administrative expense was $1.3 million for the six months ended June 30, 2023, consisting of $1.0 million of salary expenses, $0.2 million of advisory expenses and $0.1 million of other expenses.

Selling and Marketing Expenses

Ride-hailing selling and marketing expense was $3.0 million during the six months ended June 30, 2023, consisting of $2.2 million for driver and rider acquisition, $0.3 million of cross subsidies with our Two-wheeled Electric Vehicle segment for our ride-hailing riders, and $0.5 million of variable operating costs within our cost of rides.

As we do not currently charge a fee for our ride-hailing service, costs of delivering the service have been classified as ride-hailing selling and marketing expenses. Data cost was $0.2 million, as we invested in servers and mapping services, call center cost was $0.2 million for driver on-boarding and customer support and other costs were $0.1 million to support the growth of our ride-hailing segment.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Two-wheeled Electric Vehicle Segment

Revenue

Two-wheeled electric vehicle revenue increased by $8.0 million, or 47.0%, from $17.0 million during the year ended December 31, 2021 to $25.0 million during the year ended December 31, 2022, primarily as a result of the increase in the number of rides along with the growth in the available fleet size as measured by average daily vehicles deployed.

Cost of Revenue

Two-wheeled electric vehicle cost of revenue increased by $10.0 million, or 58.8%, from $17.0 million during the year ended December 31, 2021 to $27.0 million during the year ended December 31, 2022. The increase was driven primarily by the effects of having to operate and maintain a larger available fleet, as measured by average daily vehicles deployed.

Two-wheeled electric vehicle depreciation and amortization expense increased by $3.3 million, or 62.5%, from $5.2 million during the year ended December 31, 2021 to $8.5 million during the year ended December 31, 2022. With the rapid increase in operational scale, two-wheeled electric vehicle field personnel expense for the same period increased by $2.5 million, or 48.5%, from $5.2 million to $7.7 million. Two-wheeled electric vehicle operating lease expense increased for the same period by $2.5 million, or 282.6%, from $0.9 million to $3.4 million parallel to the expansion in operational scale and growth in fleet size as we leased an increased number of vans and motorcycles for two-wheeled electric vehicle operations. Two-wheeled electric vehicle data cost increased by $0.7 million, or 98.7%, from $0.7 million during the year ended December 31, 2021 to $1.4 million during the year ended December 31, 2022.

General and Administrative Expenses

Two-wheeled electric vehicle general and administrative expense increased by $2.6 million, or 42.6%, from $6.1 million during the year ended December 31, 2022 to $8.6 million during the year ended December 31, 2023.

Selling and Marketing Expenses

Two-wheeled electric vehicle selling and marketing expense decreased by $0.4 million, or 32.9%, from $1.3 million during the year ended December 31, 2021 to $0.8 million during the year ended December 31, 2022.

Ride-hailing Segment

Revenue

Marti did not generate any revenue from ride-hailing during the year ended December 31, 2022.

Cost of Revenue

Ride-hailing cost of revenue was $0.2 million for the year ended December 31, 2022, primarily consisting of data costs from investments in servers and mapping services. In 2023, ride-hailing cost of revenue is classified as ride-hailing selling and marketing expense, but given the immaterial amount, the presentation for 2022 has not been revised.

General and Administrative Expenses

Ride-hailing general and administrative expense was $0.4 million for the year ended December 31, 2022, primarily consisting of salary expenses.

Selling and Marketing Expenses

Ride-hailing selling and marketing expense was $0.8 million during the year ended December 31, 2022, primarily consisting of investments for driver and rider acquisition.

Liquidity and Capital Resources

Marti’s principal sources of liquidity have historically consisted of cash generated from operations, capital increases and various forms of debt financing. Marti had $4.0 million in cash and cash equivalents as of June 30, 2023.

Marti incurred net losses and negative cash flows from operations since its inception. Our ability to fund working capital, make capital expenditures and service our debt will depend on our ability to generate cash from operating activities, which is subject to our future operating success, and obtain financing on reasonable terms, which is subject to factors beyond our control, including general economic, political and financial market conditions.

Until we can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs primarily through a combination of equity and debt financing. If we raise funds by issuing equity securities, dilution to our then-existing shareholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our ordinary shares. If we raise funds by issuing debt securities, such debt securities may have rights, preferences or privileges senior to those of our preferred shareholders and holders of our ordinary shares.

The terms of our debt securities or borrowings could impose significant restrictions on our operations and our ability to undertake certain fundraising activities. The capital markets have in the past, and may in the future, experience periods of volatility and upheaval that could impact the availability and cost of equity and debt financing.

Sales of a substantial number of shares of our Ordinary Shares and/or Warrants in the public market by the selling securityholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares and Warrants.

In the event of the exercise of any of Warrants for cash, we will receive the proceeds from such exercise. Assuming the exercise in full of all of Warrants for cash, we would receive an aggregate of approximately $166.03 million, but would not receive any proceeds from the sale of the Ordinary Shares issuable upon such exercise. To the extent any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. We intend to use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities and strategic transactions. We believe the likelihood that holders of our Warrants will exercise their Warrants, and therefore the amount of cash proceeds we would receive, is dependent upon the trading price of our Ordinary Shares, the last reported sales price for which was $0.74 per share on October 11, 2023. If the trading price of our Ordinary Shares is less than the exercise price of $11.50 per share of the Warrants, we expect that holders of our Warrants will not exercise their Warrants. There is no guarantee the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections, but we do not currently expect to rely on the cash exercise of Warrants to fund our operations.

Marti have concluded that it has adequate resources and liquidity to meet its cash flow requirements for the next twelve months, and Marti believes that it is reasonable to apply the going concern basis as the underlying assumption for its consolidated financial statements. This assessment includes knowledge of our subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation thereto. Furthermore, the review of Marti’s strategic plan and budget, including expected developments in liquidity were considered.

In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing to consummate such transactions. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition.

Cash Flows

The following table presents a summary of Marti’s consolidated cash flows provided by (used in) operating, investing, and financing activities for the periods indicated:

	Six months ended June 30,		Year ended December 31,
(in thousands)	2023	2022	2022	2021	2020
Net cash used in/provided by operating activities	(6,905)	(1,775)	(5,466)	(4,037)	(1,070)
Net cash (used in) provided by investing activities	(3,994)	(4,757)	(8,160)	(22,892)	(9,234)
Net cash provided by financing activities	3,562	(3,041)	11,259	43,094	10,425

Operating Activities

Marti’s net cash used in operating activities was $6.1 million for the six months ended June 30, 2023, primarily consisting of operational losses resulting from its two-wheeled electric vehicle operations and investments in growing its ride hailing business.

Marti’s net cash used in operating activities was $1.8 million for the six months ended June 30, 2022, primarily consisting of operational losses resulting from operational and regional expansion in its two wheeled electric vehicle business leading to sub-scale operations in certain regions

Marti’s net cash used by operating activities was $5.5 million for the year ended December 31, 2022, primarily due to operational losses arising from expanded operations in anticipation of expanding its fleet, while the deployment of the new vehicles could not be completed until the end of the high season.

Marti’s net cash used in operating activities was $4.0 million for the year ended December 31, 2021, primarily consisting of operational losses resulting from operational and regional expansion leading to sub-scale operations in certain regions.

Marti’s net cash used in operating activities was $1.1 million for the year ended December 31, 2020, primarily as a result of sub-scale operations.

Investing Activities

Marti’s net cash used in investing activities was $4.0 million for the six months ended June 30, 2023, primarily consisting of purchases of new vehicles.

Marti’s net cash used in investing activities was $4.8 million for the six months ended June 30, 2022, primarily consisting of purchases of new vehicles.

Marti’s net cash used in investing activities was $8.2 million for the year ended December 31, 2022, primarily consisting of purchases of new vehicles.

Marti’s net cash used in investing activities was $22.9 million for the year ended December 31, 2021, primarily consisting of purchases of new vehicles.

Marti’s net cash used in investing activities was $9.2 million for the year ended December 31, 2020, primarily consisting of purchases of new vehicles.

Financing Activities

Marti’s net cash provided by financing activities was $3.6 million for the six months ended June 30, 2023, driven by the issuance of $7.5 million of Pre-Funded Notes and the repayment of $3.9 million of long-term debt.

Marti’s net cash provided by financing activities was $(3.0) million for the six months ended June 30, 2022, driven by the repayment of $3.0 million of long term debt.

Marti’s net cash provided by financing activities was $11.3 million for the year ended December 31, 2022, primarily consisting of long-term borrowing and the issuance of Pre-Fund Notes.

Marti’s net cash provided by financing activities was $43.1 million for the year ended December 31, 2021, primarily consisting of cash from equity financing and long-term borrowings.

Marti’s net cash provided by financing activities was $10.4 million for the year ended December 31, 2020, primarily consisting of cash from equity financing and the issuance of Convertible Notes.

PFG Credit Agreement

In January 2021, Marti entered into that certain Loan and Security Agreement with Partners for Growth (“PFG”), which was modified by that certain Joinder and Modification No. 1 to Loan and Security Agreement, dated as of November 24, 2021, that certain Consent, Waiver and Amendment Agreement, dated as of July 29, 2022 and the Waiver and Modification No. 2 to Loan and Security Agreement and Modification No. 2 to Annex D of the PFG Consent dated as of December 23, 2022 (as modified, the “Loan Agreement”).

The Loan Agreement provides for delayed draw term loans up to an aggregate amount of $20,000,000 at a fixed rate of 10.25% and is secured by substantially all of Marti’s assets. Marti makes monthly principal and interest payments to PFG pursuant to the agreements. The outstanding balance of the loan as of June 30, 2023, was $10.0 million.

Pre-Funded Subscription Agreements

In connection with the execution of the Business Combination Agreement, Marti entered into the Pre-Fund Subscription Agreement, pursuant to which Farragut has purchased $15.0 million in Pre-Fund Notes, Sumed Equity has purchased $1.0 million in Pre-Fund Notes, European Bank for Reconstruction and Development has purchased $1.0 million in Pre-Fund Notes, and AutoTech has purchased $500,000 in Pre-Fund Notes. The Pre-Fund Notes converted into Convertible Notes at the closing of the Business Combination. The counterparties to certain of the Pre-Fund Subscription Agreement were directors, officers or affiliates of the Company. See “Certain Relationships and Related Party Transactions — Marti Relationships and Related Party Transactions — Pre-Fund Notes.”

Off-Balance Sheet Arrangements

Marti did not have any off-balance sheet arrangements as of June 30, 2023.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

Significant items subject to estimates and assumptions include those related to useful lives of property and equipment, including electric moped, electric bikes and electric scooters, legal contingencies, valuation allowance for deferred income taxes, determination of contract term of rental building and vehicle related to right of use assets and the valuation of stock-based compensation. Actual results could differ from those estimates.

Marti based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making these estimates, actual results reported in future periods could differ from Marti’s estimates.

Marti believed that the following critical accounting policies reflect the more significant judgments, estimates, and assumptions used in the preparation of our consolidated financial statements. For additional information, see the disclosure included in “Note 3 — Summary of Significant Accounting Policies and Use of Estimates” in the notes to Marti’s audited consolidated financial statements included elsewhere in this prospectus and “Note 3 — Summary of Significant Accounting Policies and Use of Estimates” to the notes to Marti’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

For the six months ended June 30, 2023 and 2022, and the years ended December 31, 2022, 2021 and 2020, Marti recognized revenue from rides taken by individual users of the Marti App as part of its rental business, which we account for pursuant to ASC 842, Leases. Sales taxes, including value added taxes, are excluded from reported revenue.

Rental

Our technology platform enables users to participate in our Rental program. To use a vehicle, the user contracts with us via acceptance of the Marti User Agreement (“MuA”). Under the MuA, users agree that we retain the applicable fee as consideration for the renting of our vehicles.

Riders pay on a per-ride basis with a valid credit card or prepaid card and/or from the preloaded wallet balances. The user must use the Marti App to rent the vehicles and must end the ride on the Marti App to conclude the trip. Our performance obligation is to provide access to the vehicles over the user’s desired period of use. The transaction price of each ride is generally determined based upon the period of use and a predetermined rate per minute agreed to by the user prior to renting the vehicle. Marti accounts for these revenues as operating lease revenue pursuant to ASC 842, Leases, and records revenue upon completion of each ride. Marti treats any credit, coupon, or rider incentive as a reduction to the revenue for the ride in the period to which it relates. When customers fund a preloaded wallet balance, the revenue is deferred until rides are actually taken by the user for the corresponding amounts.

We may also issue, at our sole discretion, credits to customers for future rides issued as promotional codes. The value of those credits is recorded as reduction of revenues when the credits are used by customers. Customer credits are not material to our operations.

Stock-Based Compensation

Stock-based compensation expense is allocated based on (i) the cost center to which the award holder belongs for employees and (ii) the service rendered to us for third-party consultants.

Marti periodically granted stock-based awards, including but not limited to, restricted ordinary shares, restricted share units and share options to eligible employees and directors.

Stock-based awards granted to employees and directors are measured at the grant date fair value of the awards, and are recognized as compensation expense using the straight-line method over the requisite service period, which is generally the vesting period. Forfeitures are accounted for when they occur.

A change in any of the terms or conditions of stock-based awards is accounted for as a modification of the awards. Marti calculated incremental compensation cost of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested awards, Marti recognized incremental compensation cost in the period the modification occurs. For awards not being fully vested, Marti recognized the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original awards over the remaining requisite service period after modification.

Property and Equipment

Property and equipment consist of equipment, furniture and fixtures, and rental electric scooters, electric bikes and electric mopeds. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over the estimated useful life of the related asset.

Depreciation for property and equipment commences once they are ready for their intended use. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

The table below, shows the useful lives for the depreciation calculation using the straight-line method:

Equipment	5 years
Furniture and fixtures	7 years
Rental electric scooters	2 – 3 years
Rental electric bikes	2 – 3 years
Rental electric mopeds	3 – 4 years

Recent Accounting Pronouncements

For a discussion of recently issued accounting standards, see “Note 3 — Summary of significant accounting policies and use of estimates — Recently issued accounting standards” to the notes to Marti’s audited consolidated financial statements included elsewhere in this prospectus and “Note 3 — Summary of Significant Accounting Policies and Use of Estimates” to the notes to Marti’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Marti is exposed to market risks in the ordinary course of its business. These risks primarily consist of fluctuations in interest rates and foreign currency exchange rates. Marti does not enter into derivatives or other financial instruments for trading or speculative purposes, and Marti does not otherwise have any derivative or other financial instruments outstanding.

Interest Rate Risk

Marti does not have any financial liability with a variable interest rate component; thus Marti is not exposed to interest rate risk.

Foreign Currency Risk

Exchange rate risk is the risk of negative effects from exchange rate movements when owning foreign currency assets, liabilities and items inside the balance sheet. As Marti operates in Türkiye and generates revenues in Turkish lira while reporting its operating results in U.S. dollars, Marti is exposed to foreign currency risk. See “Exchange Rates.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(A) of the Securities Act, as amended, and have elected to take advantage of the benefits of this extended transition period.

We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 3 of Marti’s accompanying audited consolidated financial statements included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2022, 2021 and 2020.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of our initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our executive officers and directors as of October 11, 2023.

Name	Age	Position/Title
Mr. Alper Öktem	32	Chief Executive Officer and Chairperson
Mr. Cankut Durgun	37	President and Director
Mr. Erdem Selim	47	Chief Financial Officer
Mr. Yousef Hammad	37	Independent Director
Mr. Daniel Freifeld	43	Independent Director
Ms. Kerry Healey	63	Independent Director
Mr. Douglas Lute	71	Independent Director
Mr. Agah Ugur	66	Independent Director

The business address of each director and executive officer is Maslak,Buyukdere Cd. No:237, 34485, Sariyer/Istanbul, Türkiye.

Alper Öktem is our co-founder and serves as our Chief Executive Officer and as Chairperson our Board. Mr. Öktem has served as Marti’s Chief Executive Officer since September 2018. Prior to joining Marti, Mr. Öktem served as the Chief Operating Officer of BluTV, a local streaming service provider in Türkiye founded in 2015. Mr. Öktem received a Master’s degree in Political Economy from the London School of Economics and Bachelor’s degree in Economics from University of Chicago. We believe Mr. Öktem’s strategic vision for the Company and his expertise in technology and business operations makes him qualified to serve as a director on our Board.

Cankut Durgun is our co-founder and serves as our President and as a director on our Board. Mr. Durgun has served as Marti’s President since December 2018. Prior to joining Marti, he was co-founder and general partner of Aslanoba Capital, a venture capital firm, from June 2013 to September 2017. Prior to Aslanoba, Mr. Durgun was co-founder and general partner of Romulus Capital, also a venture capital firm, from October 2008 to June 2013. Mr. Durgun received his Bachelor of Science Degree from Massachusetts Institute of Technology in Economics and Management Science and his Masters of Business Administration from Stanford University. We believe Mr. Durgun is qualified to serve on our Board because of his demonstrated business acumen and years of experience leading Marti’s growth and building its market presence.

Erdem Selim serves as our Chief Financial Officer. He has served as Marti’s Chief Financial Officer since August 2021. Prior to joining Marti, Mr. Selim served in the Corporate Finance & Project Development department of Saudi Aramco’s Treasury from September 2019 to September 2020 where he led, structured and arranged various forms of financings. He served as Managing Director of UNLU & Co. from February 2013 to February 2019 where he advised on, structured and arranged debt financing transactions, and introduced new financing instruments to Türkiye’s debt capital markets such as asset backed securities, convertible bonds and sukuk. He also served on the Executive Committee while at UNLU. From September 2004 to January 2013, Mr. Selim served as Vice President of Alantra Daruma where he structured and executed on a wide variety of debt transactions, and arranged the first non-recourse project financing in Türkiye. Mr. Selim received his Masters of Business Administration from the University of Michigan Ross School of Business and his Bachelor of Science from Istanbul Technical University.

Daniel Freifeld serves as an Independent Director on our Board. Mr. Freifeld is the Chief Investment Officer of Callaway Capital Management, LLC (“Callaway”), which he founded in October 2013. Prior to founding Callaway, Mr. Freifeld served as Senior Advisor to the Special Envoy for Eurasian Energy at the U.S. Department of State, where he was responsible for oil and gas issues in Iraq, Türkiye, Russia, and the eastern Mediterranean and as a program coordinator for the Near East South Asia Center at the U.S. Department of Defense. Mr. Freifeld has served on Galata’s board of directors since July 2021 and has been an associate of the Geopolitics of Energy Project at Harvard University and a term member of the Council on Foreign Relations. A member of the state bar of Massachusetts, Mr. Freifeld speaks Turkish and French and conversational Arabic, Farsi, and Spanish and holds a bachelor’s degree in political science summa cum laude from Emory University and a juris doctor from New York University School of Law.

We believe Mr. Freifeld is qualified to serve on our Board because of his extensive international experience, expertise in capital management and experience serving as a director.

Yousef Hammad serves as an Independent Director on our Board. Mr. Hammad has served as Managing Partner of Beco Capital Investment LLC since September 2015. Mr. Hammad has served and continues to serve on the boards of a number of private companies, including Marti Technologies Inc., Aingel Corp. (dba Tribal Credit), MaxAB B.V., Dapi Ltd. and Axis Markets B.V. (dba Thndr). Mr. Hammad received his Bachelor of Science in finance from King Fahad University of Petroleum and Minerals.

We believe Mr. Hammad is qualified to serve on our Board because of his demonstrated business acumen and extensive experience serving as a director.

Kerry Healey serves as an Independent Director on our Board. Dr. Healey has served as President of the Milken Center for Advancing the American Dream since August 2019. Before that, she was President Emerita of Babson College from June 2013 to June 2019. Dr. Healey also served as Lieutenant Governor of the Commonwealth of Massachusetts from January 2003 to January 2007. Dr. Healey has served and continues to serve on a number of board of directors for public and private companies and universities, including Apollo Global Management, Babson College, American University of Afghanistan, American University of Bahrain, Mohammad bin Salmon College of Business and Entrepreneurship, Western Governors University and the Commonwealth Shakespeare Company. Dr. Healey has also served as Chair of the Sustainability and Corporate Responsibility Committee for Apollo Global Management since February 2022. Dr. Healey received her Bachelor’s Degree from Harvard College and PhD from Trinity College, University of Dublin.

We believe Dr. Healey is qualified to serve on our Board because of her demonstrated business acumen, public and private executive leadership and extensive experience serving as a director.

Douglas Lute serves as an Independent Director on our Board. Ambassador Lute has served as the Chair of the International and Defense Practices of the BGR Group since February 2017 and has been the owner and Chief Executive Officer of Cambridge Global Advisors since February 2017. A retired U.S. Army Lieutenant General, Ambassador Lute previously held several high-level federal government roles, including U.S. Ambassador to the North Atlantic Treaty Organization (NATO) and Assistant to the President and Deputy National Security Advisor for Iraq and Afghanistan to President George W. Bush. Ambassador Lute also served as Coordinator for South Asia to President Barack Obama. Ambassador Lute has been awarded three Defense Distinguished Services Medals and a Distinguished Honor Award for his service in the State Department. Ambassador Lute has served and continues to serve on the board of Thomson Reuters Special Services, a subsidiary of Thomson Reuters Corporation, since October 2017, and The Morganti Group, Inc. since August 2022. Ambassador Lute received his Bachelor of Science in national security affairs from the United States Military Academy, where he was later awarded the title of Distinguished Graduate in 2018, and a Master of Public Administration in international security from Harvard University’s John F. Kennedy School of Government.

We believe Ambassador Lute is qualified to serve on our Board because of his extensive leadership experience, diverse engagement in global affairs and experience serving as a director.

Agah Ugur serves as an Independent Director on our Board. Mr. Ugur has served as Chairman of Bogazici Ventures A.Ş. since November 2019. Before that, he was Chief Executive Officer of Borusan Holding AŞ from 2001 to 2018. Mr. Ugur has served on the boards of a number of Turkish public and private companies, including Dogan Şirketler Grubu Holding AŞ, Pegasus Hava Taşımacılığı A.Ş., Anadolu Efes Biracılık ve Malt Sanayi A.Ş., Gozde Girisim Sermayesi Yatirm Ortaklgi A.Ş., Alcatel Lucent Teletas Telekomünikasyon A.Ş., Coca Cola İçecek A.Ş, Sabancı University Board of Trustees and Saha Foundation. Mr. Ugur received his Bachelor of Science from the University of Birmingham. Mr. Ugur is also qualified as a chartered accountant in the United Kingdom.

We believe Mr. Ugur is qualified to serve on our Board because of his demonstrated business acumen, expertise in accounting and financial operations and extensive experience serving as a director.

Family Relationships

There are no family relationships between any of our executive officers and directors.

Board of Directors

Our Board consists of seven directors. Of these seven directors, five are independent. Our Articles of Association provide that the number of directors shall be fixed by the directors from time to time, but shall not be less than one director. So long as the Ordinary Shares are listed on the Designated Stock Exchange (as defined in our Articles of Association), the Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any Ordinary Shares on the Designated Stock Exchange require, including applicable exemptions. See “Risk Factors - Risks Related to Being a Public Company - As an exempted company limited by shares incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE American corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE American corporate governance listing standards.” Subject to our Articles of Association, a director who is in any way interested in a contract or proposed contract with us shall declare the nature of his or her interest at a meeting of the Board. A general notice given to the directors by any director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Board at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Duties of Directors

Under the laws of the Cayman Islands, our directors and officers owe certain fiduciary duties to the Company. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in our Articles of Association or alternatively by shareholder approval at general meetings.

Appointment and Removal of Directors

Our Articles of Association provide that our Board should consist of such number of directors as fixed by the directors from time to time (but not less than one director) so long as the Ordinary Shares are listed on the Designated Stock Exchange (as defined in our Articles of Association).

Our Articles of Association provide that our directors are to be divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the 2023 annual general meeting, the Class I directors are to be elected for a full term of three (3) years. At the 2024 annual general meeting, the Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the Class III directors are to be elected for a full term of three (3) years. At each succeeding annual general meeting, our directors are to be elected for a full term of three (3) years to succeed our directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting our directors is to shorten the term of any incumbent director.

Our directors by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to our Articles of Association, the rules and regulations of the Designated Stock Exchange (as defined in our Articles of Association), the SEC and/or any other competent regulatory authority or otherwise under Applicable Law (as defined in our Articles of Association). A director appointed to fill a vacancy in accordance with our Articles of Association is to be of the same class of director as the director he or she replaced.

Any such appointed director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

A director may be removed from office by our shareholders by Special Resolution (as defined in our Articles of Association) only for cause (“cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or extraordinary general meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to us in a matter of substantial importance to us; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director) at any time before the expiration of his or her term, notwithstanding anything in our Articles of Association or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement).

Our Articles of Association provide that the office of a director shall be vacated if the director: (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to the Company; (iv) is prohibited by applicable law or the Designated Stock Exchange (as defined in our Articles of Association), the SEC and/or any other competent regulatory authority or otherwise under Applicable Law (as defined in the Proposed Articles of Association) from being a director; (v) without special leave of absence from the directors, is absent from meetings of the directors for six (6) consecutive months and the directors resolve that his or her office be vacated; or (vi) if he or she shall be removed from office pursuant to our Articles of Association.

Terms of Directors

The term of office for each of Class I, Class II and Class III directors are the following:

●	at the 2023 annual general meeting, the term of the Class I directors shall expire and Class I directors are to be elected for a full term of three (3) years;
●	at the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years; and
●	at the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors are to be elected for a full term of three (3) years.

At each succeeding annual general meeting, directors are to be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. No decrease in the number of directors constituting the directors is to shorten the term of any incumbent director.

The term of a director appointed to fill a vacancy in accordance with our Articles of Association, shall terminate in accordance with that same class of director that he or she replaced. The term of any such director appointed shall continue to be in effect, until the expiration of his or her term, as set out above, until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal or is otherwise disqualified from acting as a director, in accordance with the provisions of our Articles of Association (including pursuant to the Companies Act).

Committees of the Board of Directors

Audit Committee

Under the corporate governance rules of the NYSE American, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise. Our audit committee consists of Agah Ugur, Kerry Healey and Daniel Freifeld. Mr. Ugur serves as the chairperson of the audit committee. All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the NYSE American. The Board has determined that Agah Ugur is an “audit committee financial expert” as defined in applicable SEC rules and has the requisite financial experience as defined by the corporate governance rules of the NYSE American. The Board has determined that each member of the audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

The Board adopted a charter setting forth the responsibilities of the audit committee, which are consistent with Cayman Islands law, the SEC rules and the corporate governance rules of the NYSE American and include:

●	appointing, compensating, retaining and overseeing the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	reviewing and discussing with the independent auditors all of our relationships with the auditors in order to evaluate their continued independence;
●	reviewing with management and our independent auditor and our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;
●	discussing our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
●	discussing our policies with respect to risk assessment and risk management;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;
●	reviewing our Code of Business Conduct and Ethics at least annually; and
●	setting clear hiring policies for employees or former employees of the independent auditors.

Compensation Committee

Under the corporate governance rules of the NYSE American, we are required to maintain a compensation committee consisting entirely of independent directors. Our compensation committee consists of Messrs. Freifeld, Hammad and Lute. Mr. Freifeld serves as chairperson of the compensation committee. The Board has determined that each proposed member of the compensation committee is independent under the corporate governance rules of the NYSE American, including the additional independence requirements applicable to members of a compensation committee.

The Board adopted a charter setting forth the responsibilities of the compensation committee, which are consistent with Cayman Islands law, the SEC rules and the corporate governance rules of the NYSE American and include:

●	reviewing and approving the corporate goals and objectives with respect to the compensation of our chief executive officer; evaluating our chief executive officer’s performance in light of such goals and objectives and setting the compensation of our chief executive officer based on such evaluation;

●	overseeing the evaluation of the executive officers (other than the chief executive officer) and reviewing and setting, or making a recommendation to the Board regarding, the compensation of such executive officers;
●	reviewing and making recommendations to the Board regarding director compensation;
●	reviewing and approving, or making recommendations to the Board regarding, our incentive compensation and equity-based plans and arrangements;
●	assisting management in complying with our proxy statement and annual report disclosure requirements; and
●	if required, producing a report on executive compensation to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Under the corporate governance rules of the NYSE American, we are required to maintain a nominating and corporate governance committee consisting entirely of independent directors. Our nominating and corporate governance committee consists of Ms. Healey and Messrs. Freifeld and Lute. Ms. Healey serves as chairperson of the nominating and corporate governance committee. The Board adopted a charter setting forth the responsibilities of the nominating and corporate governance committee, which are consistent with Cayman Islands law, the SEC rules and the corporate governance rules of the NYSE American and include:

●	identifying individuals qualified to become members of the Board and ensuring the Board has the requisite expertise and that its membership consists of person with sufficiently diverse and independent backgrounds;
●	recommending to the Board the nominees for election at the annual general meeting;
●	creating the criteria to be used by the committee in recommending directors and by the Board in nominating directors pursuant to our corporate governance guidelines (as described below);
●	reviewing annually the committee structure and recommending to the Board for its approval directors to serve as members of each committee;
●	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Board a set of corporate governance guidelines; and
●	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles and policies designed to guide our business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, confidentiality, fair dealing, the protection of company assets, reporting of any illegal or unethical behavior, anti-corruption compliance, and public communications. Any waivers of the code for executive officers or directors may be made only by the Board and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and the NYSE American, when applicable.

Corporate Governance Guidelines

Pursuant to the corporate governance rules of the NYSE American, we have adopted Corporate Governance Guidelines to assist the Board in the exercise of our responsibilities and to serve the interests of the Company and our shareholders. The guidelines are intended to serve as a flexible framework within which the Board may conduct its business and will address director qualification standards, director responsibilities, director access to management, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors and Executive Officers

Under Cayman Islands law, we are not required to disclose compensation paid to our executive officers on an individual basis and this information has not otherwise been publicly disclosed. In 2022, an aggregate of $328,759 in cash compensation was accrued or paid to Marti’s executive officers. Marti did not pay any cash compensation to its independent directors in 2022.

In Türkiye, we are required by the applicable laws and regulations to make employer contributions to the government-sponsored short-term and long-term disability insurance and unemployment insurance on behalf of all employees as prescribed under the Social Security and General Health Insurance Law No. 5510. In 2022, Marti accrued or paid an aggregate of $12,427 in respect of employer contributions to these government-sponsored benefit plans with respect to its executive officers.

In Türkiye, Labor Law No. 4857 regulates the minimum notice periods that must be provided by both employers and employees when terminating employment, which are determined based on the length of such employee’s service.

For information regarding Marti Options granted to Marti’s directors and executive officers during 2022, see the section titled “- Marti Options” below.

Marti Options

As of June 30, 2023, Erdem Selim held Marti Options granted under the 2020 Incentive Plan covering a total of 35,000 shares of Marti Common Stock, comprised of a Marti Option covering 25,000 shares of Marti Common Stock granted on August 2, 2021 with an exercise price of $5.50 per share and a Marti Option covering 10,000 shares of Marti Common Stock granted on June 16, 2022 with an exercise price of $5.50 per share. As of June 30, 2023, 6,250 of the shares underlying such Marti Options had vested. No other executive officers or directors held Marti Options or other awards covering Marti Common Stock as of June 30, 2023.

For information regarding 2020 Incentive Plan, see the section titled “Equity Incentive Plans — 2020 Incentive Plan” below.

Equity Incentive Plans

The following summarizes the terms of the Marti Technologies, Inc. 2023 Incentive Award Plan (the “2023 Plan”), which we adopted in connection with the Business Combination and which became effective on July 6, 2023, and the 2020 Incentive Plan, pursuant to which we granted equity awards prior to the Business Combination.

2023 Plan

Administration. The Compensation Committee of the Board currently serves as the plan administrator of the 2023 Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2023 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2023 Plan, the type, terms, and conditions of an award, the number of Ordinary Shares subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2023 Plan.

Overall Share Limit. The aggregate number of Ordinary Shares that initially may be issued pursuant to awards granted under the 2023 Plan is the sum of (i) 6,905,727 Ordinary Shares and (ii) any Ordinary Shares which are subject to awards outstanding under the 2020 Incentive Plan as of the effective date of the 2023 Plan and which, following the effective date of the 2023 Plan, become available for issuance under the 2023 Plan (as further described below) (collectively, the “Overall Share Limit”). In addition to the foregoing, (A) upon the occurrence of the Triggering Event, additional Ordinary Shares representing ten percent (10%) of the Earnout Shares issued by the Company in accordance with the Business Combination Agreement in connection with such Triggering Event will automatically be added to the Overall Share Limit, (B) on the date that the reference price reset is finally determined pursuant to the terms of the Convertible Notes, additional Ordinary Shares representing ten percent (10%) of the number of additional Ordinary Shares, if any, underlying the Convertible Notes as of such date as a result of such reset will automatically be added to the Overall Share Limit, and (C) upon the first occurrence of each LTIP Event (as defined in the 2023 Plan), additional Ordinary Shares representing three percent (3%) of the then-existing Fully Diluted Shares (as defined in the 2023 Plan) will automatically be added to the Overall Share Limit. The maximum number of Ordinary Shares that may be granted with respect to incentive options (“ISOs”), under the 2023 Plan is 13,811,454 Ordinary Shares.

If an award (or portion thereof) under the 2023 Plan or 2020 Incentive Plan is forfeited, expires, lapses or is terminated, is exchanged for or settled in cash, surrendered, repurchased or cancelled, without having been fully exercised/settled, in any case, at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, lapse, termination, cash settlement or exchange, surrender, repurchase or cancellation, be used again or become available (as applicable) for new grants under the 2023 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2023 Plan or 2020 Incentive Plan will again be or will become (as applicable) available for grants under the 2023 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2023 Plan will not reduce the shares available for grant under the 2023 Plan. However, the following shares may not be used again for grant under the 2023 Plan: (i) shares subject to share appreciation rights (“SARs”), that are not issued in connection with the share settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2023 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with the Company or its subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2023 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2023 Plan provides that the sum of any cash compensation, other compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $250,000.

Eligibility. Directors, employees and consultants of the Company and the Company’s subsidiaries, as the case may be, are eligible to receive awards under the 2023 Plan; however, ISOs may only be granted to employees of the Company and the Company’s subsidiaries.

Types of Awards. The 2023 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified options (“NSOs”); (iii) SARs; (iv) restricted shares; (v) restricted share units (“RSUs”); (vi) dividend equivalents; and (vii) other share-based and cash-based awards.

●	Options and SARs. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Options provide for the purchase of Ordinary Shares in the future at an exercise price set on the grant date. Options granted under the 2023 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying shares, or in the case of an employee who owns more than 10% of the Company, 110% of the fair market value of the underlying shares on the day of such grant, unless otherwise determined by the Board. Options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of the Company, five years from the date of grant. An ISO may not be granted under the 2023 Plan after ten (10) years from the earlier of the date the Board adopted the 2023 Plan or the date on which the Company’s shareholders approve the 2023 Plan. If the holder of an option or SAR violates such holder’s non-compete, non-solicit or similar restrictive covenants set forth in any agreement between the holder and the Company or its subsidiaries, the holder’s right to exercise the option or SAR (as applicable) will automatically terminate upon such violation, unless otherwise determined by the Company.
●	Restricted Shares. Restricted shares are Ordinary Shares that are subject to certain vesting conditions and other restrictions and are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted share awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted shares may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

●	RSUs. RSUs are contractual promises to deliver cash or Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2023 Plan.
●	Other Share-Based or Cash-Based Awards. Other share or cash based awards are awards of cash, fully vested Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, Ordinary Shares. Other share-based or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on Ordinary Shares and may be granted alone or in tandem with awards other than options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions. In the event of certain changes in the Company’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2023 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2023 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with the Company’s shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2023 Plan and outstanding awards granted thereunder as it deems appropriate.

Effect of Non-Assumption in Change in Control. In the event a change in control (as defined in the 2023 Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by the Company or a successor entity with an award (which may include, without limitation, a cash based award) with substantially the same value and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the change in control, and provided the participant remains in continuous service through such change in control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.

Repricings. The plan administrator may, without shareholder approval, reduce the exercise price of any option or SAR, cancel any option or SAR with an exercise price that is less than the fair market value of a Class A Ordinary Share in exchange for cash, or cancel any option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the options or SARs for which such new options or SARS are exchanged.

Amendment and Termination. Our Board may amend, suspend, or terminate the 2023 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2023 Plan, is permitted by the applicable award agreement or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the 2023 Plan without the affected participant’s consent. To the extent necessary to comply with applicable laws, shareholder approval will be required for any amendment to the 2023 Plan to increase the aggregate number of Ordinary Shares that may be issued under the 2023 Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions and, for the avoidance of doubt, not including Ordinary Shares automatically added to the Overall Share Limit pursuant to the terms of the 2023 Plan (as described above in the section titled “Overall Share Limit”)). In addition, shareholder approval will be required for any amendment to increase the aggregate fair value of awards granted to a non-employee director during any fiscal year.

Foreign Participants, Claw-Back Provisions and Transferability. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or securities exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2023 Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

2020 Incentive Plan

The 2020 Incentive Plan originally became effective on December 9, 2020, upon its adoption by the Marti board of directors and approval of its shareholders. No further awards have been or will be made under the 2020 Incentive Plan following the effectiveness of the 2023 Plan; however, all outstanding awards under the 2020 Incentive Plan on such date continue to be governed by their existing terms under the 2020 Incentive Plan.

Share Reserve. An aggregate of 4,759,109 shares of Marti Common Stock are reserved for issuance pursuant to awards granted under the 2020 Incentive Plan.

Administration. The Compensation Committee of the Board currently administers the 2020 Incentive Plan. Subject to the terms and conditions of the 2020 Incentive Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2020 Incentive Plan.

Eligibility. Awards under the 2020 Incentive Plan could be granted to employees, directors, and consultants of Marti and its parents and subsidiaries. Incentive stock options (“ISOs”) could be granted only to employees of Marti or certain of its parents and subsidiaries.

Awards. The 2020 Incentive Plan provided for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)) and restricted stock units (“RSUs”), and the award or sale of shares of common stock, or any combination thereof. Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.

●	Stock Options. Stock options provide for the right to purchase shares of the company’s common stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders). The term of a stock option may not be longer than ten (10) years (or five (5) years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.
●	RSUs. RSUs are contractual promises to deliver cash or shares of common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Incentive Plan. RSUs may be granted with dividend equivalents that entitle the holder to receive an amount equal to cash dividends paid on the shares underlying the RSUs while they remain outstanding. Dividend equivalents may be paid in the form of cash, shares, additional RSUs or a combination thereof.
●	Awards or Sales of Shares. Share awards are grants of nontransferable shares of common stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2020 Incentive Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions. The plan administrator has broad discretion to take action under the 2020 Incentive Plan, as well as to make adjustments to the number and type of securities issuable under the 2020 Incentive Plan and the terms and conditions of existing awards, in the event of certain transactions and events affecting the company’s common stock, such as stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards shall be treated as set forth in the definitive agreement governing such transaction, which may provide for one or more of the following: (i) the continuation, assumption or substitution of such awards, (ii) the accelerated vesting and, if applicable, exercisability of such awards (in whole or in part), (iii) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of the vested portions of such awards (or, if an award does not have any value, without payment), (iv) cancellation of such awards upon consummation of the transaction (provided that the holder has the opportunity to exercise the award prior to such consummation)

and/or (v) with respect to options only, termination of any early exercise rights and/or suspension of the holder’s right to exercise the option for a limited period of time prior to the transaction.

Transferability and Restrictions. With limited exceptions for transfers by beneficiary designation, by will or by the laws of descent and distribution, awards under the 2020 Incentive Plan are generally non-transferable (unless otherwise determined by the plan administrator) and ISOs are exercisable only by the participant during his or her lifetime.

Amendment and Termination. Our Board may amend, suspend or terminate the 2020 Incentive Plan at any time. However, shareholder approval is required for any amendment to the 2020 Incentive Plan to the extent required by applicable law. No further awards have been or will be granted under the 2020 Incentive Plan following the effectiveness of the 2023 Plan; however, any award under the 2020 Incentive Plan that was outstanding on such date remained in force according to the terms of the 2020 Incentive Plan and the applicable award agreement.

Director Compensation Program

Effective as of the Closing, the Board adopted a non-employee director compensation program (the “Director Compensation Program”), pursuant to which non-employee directors of the Board are entitled to cash and equity compensation, as further described below.

Under the Director Compensation Program, our non-employee directors are entitled to the following amounts for their service on the Board under the Director Compensation Program: (i) an annual cash retainer of $20,000 (or, if the non-employee director serves as the lead independent director, an annual cash retainer of $170,000); (ii) if the non-employee director serves as the chair of a committee of the Board, an additional annual cash retainer of $10,000; and (iii) if the non-employee director serves as a non-chair member of a committee of the Board, an additional annual cash retainer of $5,000. Annual cash retainers will be paid quarterly in arrears and will be pro-rated for any partial calendar quarter of service.

In addition to the annual retainers described above, each non-employee director who primarily resides in a country other than the country where the board meeting is taking place, and travels from such country to the country where the board meeting is taking place to attend any Board meeting in person, is entitled under the Director Compensation Program to receive a cash fee equal to $10,000 for each such Board meeting.

Under the Director Compensation Program, each non-employee director who is initially elected or appointed to serve on the Board on or after the Closing will receive (an award of RSUs with a dollar value equal to $50,000 (or, if such non-employee director serves as lead independent director, an award of RSUs with a dollar value equal to $140,000) (in either case, an “Initial Award”)). Each non-employee director who has served on the Board for at least six months as of the date of an annual meeting of stockholders that occurs after Closing and will continue to serve as a non-employee director immediately following such meeting will receive a stock-based award with a dollar value equal to the sum of (A) $50,000 (or, for the lead independent director, $140,000), (B) $12,500 for each committee of the Board on which the non-employee director serves as a non-chair member, and (C) $25,000 for each committee of the Board on which the non-employee director serves as chair (the “Annual Award”).

The number of shares of our Common Stock subject to any Initial Award and Annual Award (each, a “Director Award”) granted under the Director Compensation Program be determined by dividing the dollar value of such Director Award (as described above) by the closing price of our Ordinary Shares as of the applicable grant date.

Each Director Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of our next annual shareholder meeting following the grant date, subject to the applicable director’s continued service on the Board through the applicable vesting date. In addition, Director Awards will vest in full upon a “change in control” of the Company (as defined in the 2023 Plan), subject to the applicable director’s continued service on the Board through such vesting date.

DESCRIPTION OF SECURITIES

The following description of the material terms of our securities includes a summary of specified provisions of our Articles of Association. This description is qualified by reference to our Articles of Association, filed as Exhibit 3.1 to this prospectus and incorporated in this prospectus by reference. All capitalized terms used in this section are as defined in our Articles of Association, unless elsewhere defined herein.

We are authorized to issue 200,000,000 Ordinary Shares and 1,000,000 Preference Shares, $0.0001 par value each (“Preference Shares”).

We currently have one class of issued ordinary shares, which will have identical rights in all respects and shall rank pari passu with one another in all respects.

As of October 11, 2023, there were 48,574,596 Ordinary Shares issued and outstanding and no Preference Shares issued and outstanding.

Ordinary Shares

General

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this prospectus, none of the holders of the Ordinary Shares have different voting rights from the other holders after the completion of this offering.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our Board. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result us being unable to pay its debts as they fall due in the ordinary course of its business.

Even if the Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, the Board will consider, among other things:

●	our results of operations and cash flow;
●	our expected financial performance and working capital needs;
●	our future prospects;
●	our capital expenditures and other investment plans
●	other investment and growth plans;
●	dividend yields of comparable companies globally;
●	restrictions on payment of dividend that may be imposed on us by financing arrangements; and
●	the general economic and business conditions and other factors deemed relevant by the Board and statutory restrictions on the payment of dividends.

We are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on Ordinary Shares.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings, held by them at the commencement of the winding-up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. Subject to the restrictions contained in our Articles of Association and the rules or regulations of the Designated Stock Exchange (as defined in our Articles of Association) or any relevant securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors. However, the directors may, in their absolute discretion, decline to register any transfer of Ordinary Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.

Lockup Period

Our Articles of Association also contain certain further restrictions on proposed transfers of Lockup Securities (as defined in our Articles of Association) either by any employee of, or service provider to, Marti immediately prior to the Merger (“Company Employee”) and any proposed transfers of Lockup Securities in breach of such restrictions shall be void and not approved or registered by us. The Lockup Period is the period commencing on the Closing and ending on the earlier of (a) the date that is thirteen (13) months following the Closing and (b) the date on which the last reported sale price of the Ordinary Shares on the Designated Stock Exchange equals or exceeds 12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading day period.

However, in respect of a Company Employee, our Articles of Association provide that in certain circumstances the transfer of Lockup Securities are permitted during the Lockup Period.

Calls on Shares and Forfeiture of Shares

The Board may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Subject to the terms of the allotment and issue of any Ordinary Shares, our Board may make calls upon such holders of Ordinary Shares in respect of any monies unpaid on such Ordinary Shares (whether in respect of par value or premium), and each holder of Ordinary Shares shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to us at the time or times so specified the amount called on the Ordinary Shares. A call may be revoked or postponed, in whole or in part, as the directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the Ordinary Shares in respect of which the call was made.

If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by us by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Ordinary Shares in respect of which the call was made will be liable to be forfeited.

Redemption and Repurchase of Shares

Subject to the provisions of the Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of us or the shareholder. The redemption of such shares will be effected in such manner and upon such other terms as our Board determine before the issue of the shares. We may also purchase our own shares (including any redeemable shares) on such terms and in such manner as the Board may determine and agree with the relevant shareholder(s).

Exempted Company

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands.

The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue no par value shares;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

Directors

Voting

Our Articles of Association provide that our directors may vote on resolutions relating to any contract or proposed contract or arrangement in which he/she is interested (and count as part of the quorum at any meetings where any such contract or proposed contract or arrangement is being considered) provided the nature of that interest has been disclosed to the other directors in accordance with the terms of our Articles of Association. These provisions may be varied by a shareholders’ special resolution to make corresponding amendments to our Articles of Association.

The above is also subject to (i) the Board’s ongoing adherence to their fiduciary duties (including to act in the best interests of the company) and (ii) certain limited scenarios provided in our Articles of Association.

Appointment and removal

Our Articles of Association provide that the number of directors shall be fixed by the directors from time to time, but shall not be less than one director. So long as the Ordinary Shares are listed on the Designated Stock Exchange (as defined in our Articles of Association), the board of directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Ordinary Shares on the Designated Stock Exchange require, including applicable exemptions.

The Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors are to be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors are to be elected for a full term of three (3) years. At each succeeding annual general meeting, the directors are to be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. No decrease in the number of our directors constituting the directors is to shorten the term of any incumbent director.

Our directors, by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to our Articles of Association, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law (as defined in our Articles of Association). A director appointed to fill a vacancy in accordance with the Articles of Association is to be of the same class of director as the director he or she replaced and the term of such appointment shall terminate in accordance with that class of director.

A director may be removed from office by our shareholders by Special Resolution (as defined in our Articles of Association) only for cause (“cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or extraordinary general meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to us in a matter of substantial importance to us; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director) at any time before the expiration of his or her term, notwithstanding anything in our Articles of Association or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement). There is no cumulative voting with respect to the appointment of directors.

Our Articles of Association do not provide a set age requirement regarding the retirement of our directors or (subject to any shareholders’ ordinary resolution to the contrary) any shareholding requirement for directors to be appointed. Nominations of any person for election to the Board at an annual general meeting or at an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such extraordinary general meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or under the Articles of Association, or (ii) by a shareholder present in person who was a record owner of shares both at the time of giving the notice and at the time of the meeting is entitled to vote at the meeting, and has complied with our Articles of Association as to such notice and nomination.

Warrants

In connection with the Company’s initial public offering, the Company sold 12,500,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $125,000,000. Each Unit consists of one Ordinary Share and one-half of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one whole Ordinary Share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Company’s initial public offering, the Company consummated the sale of 6,500,000 Private Placement Warrants at a price of $1.00 per warrant in private placements to the Sponsor.

On July 13, 2021, the underwriters notified the Company of their exercise of the over-allotment option in full and purchased 1,875,000 additional Units of the Company at $10.00 per Unit upon the closing of the over-allotment option, generating gross proceeds of $18,750,000. The over-allotment option closed on July 15, 2021.

Simultaneously with the closing of the over-allotment option, the Company consummated the sale of 750,000 Private Placement Warrants at a price of $1.00 per warrant in private placements to the Sponsor.

There are currently 14,437,489 Warrants outstanding, consisting of 7,187,489 Public Warrants and 7,250,000 Private Placement Warrants. Each whole Warrant entitles the holder to purchase one whole Ordinary Share for $11.50 per share. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial public offering and 12 months from the closing of the Company’s initial public offering, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, we may redeem the outstanding Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement.

Enforceability of Civil Liability under Cayman Islands Law

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering - Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection - Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of our rights and obligations under any purchase agreements;
●	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions Related to the Business Combination

On March 18, 2021, the Sponsor purchased 3,593,750 Founder Shares in exchange for paying certain deferred offering costs of $25,000. The Founder Shares included an aggregate of up to 468,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Company’s initial public offering. As the underwriters’ over-allotment was exercised in full, none of the Founder Shares were forfeited.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 14, 2021, the Sponsor transferred an aggregate of 15,000 Founder Shares to Gala Investments, which is controlled by Andrew Stewart, one of Galata’s advisors.

In addition, the Sponsor and Gala Investments entered into a letter agreement (the “Founders Stock Letter”) with the Company and Marti pursuant to which, among other things, the Sponsor and Gala Investments agreed to waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association of the Company.

On July 11, 2023, the Sponsor entered into letter agreements with each of Shelley Guiley, Adam Metz and Tim Shannon (together, the “Transfer Letter Agreements”). Pursuant to the Transfer Letter Agreements, the Sponsor agreed to transfer 35,000 Ordinary Shares to each of Ms. Guiley, Mr. Metz and Mr. Shannon, respectively, upon the later of (i) the effectiveness of this registration statement and (ii) the ninety-first (91st) day following the Closing. See “Selling Securityholders.”

Private Placement Warrants

Simultaneously with the closing of the Company’s initial public offering, the Company consummated the sale of 6,500,000 Private Placement Warrants at a price of $1.00 per warrant to the Sponsor. On July 15, 2021, the Company consummated the sale of an additional 750,000 Private Placement Warrants at a price of $1.00 per warrant to the Sponsor.

Promissory Note — Related Party

On March 18, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the Company’s initial public offering. As of March 31, 2023, there were no amounts outstanding under the Promissory Note.

Pre-Fund Notes

In connection with the execution of the Business Combination Agreement, Marti entered into the Pre-Fund Subscription Agreement with the Pre-Fund Subscribers, pursuant to which the Pre-Fund Subscribers agreed to subscribe for and purchase from Marti their respective Pre-Fund Notes, which converted into Convertible Notes at Closing. One of the Pre-Fund Subscribers, Farragut, is an affiliate of a director of the Company and the Pre-Fund Subscription Agreement was unanimously approved by our Board. Farragut purchased $15.0 million in Pre-Fund Notes, Sumed Equity purchased $1.0 million in Pre-Fund Notes, European Bank for Reconstruction and Development purchased $1.0 million in Pre-Fund Notes, and AutoTech Fund II, LP purchased $0.5 million in Pre-Fund Notes.

Investor Rights Agreement

In connection with the Closing, the Company, the Sponsor, Alper Öktem and Cankut Durgun (together with Alper Öktem, the “Marti Founders”), and certain shareholders of the Company (the “Marti Holders”) executed the Investor Rights Agreement, pursuant to which, each of Callaway (on behalf of the Sponsor) and the Marti Founders, severally and not jointly, agreed with the Company and the Marti Holders to take all necessary action to cause (x) our Board to initially be composed of seven directors, (a) six of whom were nominated by Marti and (b) one of whom was nominated by Callaway (on behalf of the Sponsor). Each of Callaway and the Marti Founders, severally and not jointly, agreed with the Company and the Marti Holders to take all necessary action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three-year terms.

Amendments to Letter Agreements

On July 8, 2021, the Company entered into letter agreements with the Sponsor (the “Sponsor Letter Agreement”) and members of the Company’s board of directors and the Company’s management team (the “Insiders”, and with respect to the letter agreement, the “Insider Letter Agreement”, and the Insider Letter Agreement, together with the Sponsor Letter Agreement, the “Letter Agreements”). Pursuant to the terms of the respective Letter Agreements, the Sponsor and the Insiders agreed to certain restrictions with respect to the transfer of Founder Shares, Private Placement Warrants, and Ordinary Shares underlying the Private Placement Warrants (the “IPO Lock-Up Restrictions”).

On May 1, 2023, the Company entered into Amendments to the Letter Agreements (the “Letter Agreement Amendments”) with the Sponsor and each of the Insiders. Pursuant to the terms of the Letter Agreement Amendments, the Company, the Sponsor and the Insiders agreed to remove the applicable IPO Lock-Up Restrictions from the Letter Agreements.

Callaway Subscription Agreement

On May 4, 2023, Galata and Callaway entered into a convertible note subscription agreement (the “Callaway Subscription Agreement”). Callaway is an affiliate of a director of the Company and the Callaway Subscription Agreement was unanimously approved by our board of directors. Pursuant to the terms of the Callaway Subscription Agreement, Callaway or its designee has the option (but not the obligation) to subscribe for Convertible Notes in an aggregate principal amount up to $40.0 million during the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date.

Term Loan Credit Facilities

For the years ended December 31, 2022, 2021 and 2020, Marti entered into certain term loan credit facilities with its subsidiary, Marti İleri Teknoloji A.Ş. (“Marti İleri”), including:

●	A term loan credit facility agreement, dated January 17, 2020. The facility provides for a single advance by Marti İleri in an amount equal to $2.0 million at 4% per annum payable on June 30, 2024, the facility termination date. The facility is intended to be used for working capital. Marti İleri drew down the facility in full in January 2020, and converted the entire principal and accrued interest into equity by September 30, 2022.
●	A term loan credit facility agreement, dated July 10, 2020. The facility provides for a single advance by Marti İleri in an amount equal to $2.0 million at 4% per annum payable on July 30, 2024, the facility termination date. The facility is intended to be used for the working capital and investment in new vehicles. Marti İleri drew down the facility in full in July 2020, converted $0.5 million of the principal into equity by September 30, 2022.
●	A term loan credit facility agreement, dated July 13, 2021. The facility provides for a single advance in an amount equal to $5.0 million at 4% per annum payable on July 31, 2024, the facility termination date. The facility is intended to be used for the acquisition of new vehicles. Marti İleri drew down the facility in full in July 2021.
●	A term loan credit facility agreement, dated August 18, 2021. The facility provides for a single advance in an amount of approximately $3.4 million at 4% per annum payable on August 31, 2024, the facility termination date. The facility is intended to be used for the advance payment of new vehicles. Marti İleri drew down the facility in full in August 2021.

●	A term loan credit facility agreement dated December 24, 2021. The facility provides for a single advance in an amount equal to $5.0 million at 4% per annum payable on December 24, 2024, the facility termination date. The facility is intended to be used for working capital and the acquisition of new vehicles. Marti İleri drew down the facility in full on December 24, 2021.
●	A term loan credit facility agreement dated December 12, 2022. The facility provides for a single advance in an amount equal to $0.5 million at 4% per annum payable on December 14, 2025, the facility termination date. The facility is intended to be used for working capital and the acquisition of new vehicles. Marti İleri drew down the facility in full in December 2022.

Shareholder Advance Payments

On June 24, 2022 and July 25, 2022, Marti İleri provided shareholders advance payments of $0.3 million and $0.5 million, respectively, to Marti. The advance payments were intended to be used for working capital. We intend to offset the entire amount for each advance payment from Marti’s outstanding loans to Marti İleri.

Guarantee for Term Loan provided by PFG

Marti İleri is a party to the Loan Agreement as a guarantor, pledging substantially all of its assets as security for the loans thereunder. Marti drew down $5.0 million on the loan in January 2021 and $10.0 million on the loan in December 2021. Marti drew down an additional $3.0 million on the loan in October 2022 and another $2.0 million on the loan in December 2022. As of June 30, 2023, $10.0 million remained outstanding under the loan agreement.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information relating to the beneficial ownership of the Company’s ordinary shares by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the Company’s outstanding Ordinary Shares;
●	each of our directors;
●	each of our executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The percentage of the Company’s Ordinary Shares beneficially owned is computed on the basis of 48,574,596 Ordinary Shares issued and outstanding as of October 11, 2023.

	Number of	Percentage of all
Beneficial Owners(1)	Ordinary Shares	Ordinary Shares
5% Shareholders
Galata Acquisition Sponsor, LLC(2)	3,578,750	7.4%
European Bank for Reconstruction and Development(3)	3,537,326	7.3%
Perpetual Motion S.à r.l(4)	3,537,326	7.3%
Sumed Equity Ltd(5)	7,877,922	16.2%
Esra Unluaslan Durgun(6)	7,477,950	15.4%
Oguz Alper Öktem	7,477,950	15.4%
Directors and Executive Officers
Oguz Alper Öktem	7,477,950	15.4%
Cankut Durgun(6)	7,477,950	15.4%
Erdem Selim(7)	7,990	*
Yousef Hammad(5)	7,877,922	16.2%
Daniel Freifeld(2)	3,578,750	7.4%
Kerry Healey	—	—
Douglas Lute	—	—
Agah Ugur	175,240	*
All directors and executive officers as a group (8 individuals)	26,595,802	54.8%
*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person named below is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye.

(2)	Includes 3,578,750 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares of the Company in connection with the consummation of the transactions contemplated by the Business Combination Agreement. Mr. Freifeld indirectly controls the Sponsor, and may be deemed to beneficially own the shares held by the Sponsor. Mr. Freifeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Galata Acquisition Sponsor, LLC is 818 18th Avenue South, Suite 925, Nashville, TN 37203.
(3)	The business address of European Bank for Reconstruction and Development is 5 Bank Street, London, E14 4BG United Kingdom.
(4)	The business address of Perpetual Motion S.à r.l is 4 Rue Peternelchen L-2370 Howald, Grand Duchy of Luxembourg.
(5)	Yousef Hammad is a director of Marti and is an officer, director or partner of, or has a financial interest in, Sumed Equity Ltd and its affiliates. As such, Mr. Hammad may be deemed to have or share beneficial ownership of the shares held by Sumed Equity Ltd. The business address of Sumed Equity Ltd is Office 105, One Central Building 4, Dubai, United Arab Emirates.
(6)	These shares are held directly by Mr. Durgun’s spouse, Esra Unluaslan Durgun. Therefore, Mr. Durgun may be deemed to share beneficial ownership of the shares held by Esra Unluaslan Durgun. Mr. Durgun disclaims beneficial ownership of such shares.
(7)	Includes 7,990 options that are exercisable for Ordinary Shares within the next 60 days.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the Ordinary Shares and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Ordinary Shares and Warrants after the date of this prospectus. With respect to the Convertible Shares, we have assumed (i) the aggregate principal amount of payment-in-kind interest issuable at maturity, (ii) the maximum Reset Conversion Rate pursuant to the Indenture, based on the minimum Reset Price (each as defined in the Indenture) of $1.50 and a conversion premium of 10.0%, and (iii) the full exercise by Callaway Capital Management LLC of its option to subscribe for up to $40,000,000 aggregate principal amount of the Convertible Notes.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Ordinary Shares and Warrants that may be offered from time to time by each Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholders, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their Ordinary Shares, or Warrants, as applicable. The Selling Securityholders may offer all or part of the Ordinary Shares or Warrants for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their securities, no definitive estimate as to the number of Ordinary Shares or Warrants, as applicable, that will be held by the Selling Securityholders after an offering can be provided. We will not receive any of the proceeds from the sale of the Ordinary Shares or Warrants sold by the Selling Securityholders.

The information in the table below is based upon information provided by the Selling Securityholders. Unless otherwise indicated, the address of each person named below is Buyukdere Cd. No:237, Maslak, 34485, Sariyer/Istanbul, Türkiye.

	Securities Owned Before the				Securities Owned After the
	Offering		Securities to be Sold		Offering
Name of Selling	Ordinary		Ordinary		Ordinary
Securityholder	Shares	Warrants	Shares(1)	Warrants(2)	Shares	%(3)	Warrants	%
Agah Ugur(4)	175,240	—	175,240	—	—	—	—	—
Autotech Fund II, L.P.(5)	2,558,166	—	435,770	—	2,122,396	4.4%	—	—
Esra Unluaslan Durgun(6)(*)	7,477,950	—	7,477,950	—	—	—	—	—
European Bank for Reconstruction and Development(7)	4,408,865	—	871,539	—	3,537,326	7.3%	—	—
Oguz Alper Oktem(8)(*)	7,477,950	—	7,477,950	—	—	—	—	—
Seher Sena Öktem(9)(*)	793,265	—	793,265	—	—	—	—	—
Sumed Equity Ltd.(10)	8,804,160	—	8,804,160	—	—	—	—	—
Galata Acquisition Sponsor, LLC(11)	3,473,750	7,250,000	3,473,750	7,250,000	—	—	—	—
Shelley Guiley(12)	35,000	—	35,000	—	—	—	—	—
Adam Metz(13)	35,000	—	35,000	—	—	—	—	—
Tim Shannon(14)	35,000	—	35,000	—	—	—	—	—
Gala Investments, LLC(15)	15,000	—	15,000	—	—	—	—	—
405 MSTV I LP(16)	7,758,088	—	7,758,088	—	—	—	—
Keystone Group, L.P.(17)	7,758,088	—	7,758,088	—	—	—	—	—
Gramercy Emerging Markets Dynamic Credit Fund(18)	775,808	—	775,808	—	—	—	—	—
Gramercy Multi-Asset Fund LP(19)	1,163,713	—	1,163,713	—	—	—	—	—
Funds managed by Weiss Asset Management LP(20)	7,758,087	—	7,758,087	—	—	—	—	—
B. Riley Securities, Inc.(21)	2,327,426	—	2,327,426	—	—	—	—	—
Farragut Square Global Master Fund, LP(22)	12,719,712	—	12,719,712	—	—	—	—	—
Callaway Capital Management, LLC(23)	31,032,352	—	31,032,352	—	—	—	—	—
(*)	These shares are subject to a contractual lockup for 13 months following the closing of the Business Combination.

(1)	The amounts set forth in this column are the number of Ordinary Shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Shares that the Selling Securityholder may own beneficially or otherwise.
(2)	The amounts set forth in this column are the number of Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Warrants that the Selling Securityholder may own beneficially or otherwise.
(3)	Assumes the securityholder does not sell any of the other Ordinary Shares that it beneficially owns as of the date of this prospectus. The percentage of the Company’s Ordinary Shares beneficially owned is computed on the basis of 48,574,596 Ordinary Shares issued and outstanding as of October 11, 2023.
(4)	Mr. Ugur currently serves on the Company’s board of directors.
(5)	Includes (i) 2,122,396 Ordinary Shares held indirectly by Autotech Fund II, L.P. through Cede & Co. that were issued in connection with the closing of the Business Combination and (ii) 435,770 Ordinary Shares upon the conversion of the Convertible Notes. The address of the entity or individual listed above is 525 Middlefield Road, Suite 130 Menlo Park, California, USA 94025.
(6)	These shares are held directly by Mr. Durgun’s spouse, Esra Unluaslan Durgun. Therefore, Mr. Durgun may be deemed to share beneficial ownership of the shares held by Esra Unluaslan Durgun. Mr. Durgun disclaims beneficial ownership of such shares.
(7)	Includes (i) 3,537,326 Ordinary Shares held indirectly by European Bank for Reconstruction and Development through Cede & Co. and (ii) 871,539 Ordinary Shares upon the conversion of the Convertible Notes. The business address of European Bank for Reconstruction and Development is 5 Bank Street, London, E14 4BG United Kingdom.
(8)	Includes 7,477,950 Ordinary Shares held directly by Mr. Öktem.
(9)	Includes 793,265 Ordinary Shares held directly by Ms. Öktem.
(10)	Includes (i) 7,877,922 Ordinary Shares held directly by Sumed Equity Ltd and (ii) 926,238 Ordinary Shares upon the conversion of the Convertible Notes. Yousef Hammad is a director of Marti and is an officer, director or partner of, or has a financial interest in, Sumed Equity Ltd and its affiliates. Mr. Hammad and Dany Farha have discretionary authority over the Ordinary Shares and, as such, may be deemed to have or share beneficial ownership of the shares held by Sumed Equity Ltd. The business address of Sumed Equity Ltd is Office 105, One Central Building 4, Dubai, United Arab Emirates.
(11)	Includes (i) (A) 3,473,750 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares to Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement and (ii) 7,250,000 Class A Ordinary Shares underlying the Private Placement Warrants held by the Sponsor, which Private Placement Warrants are not presently exercisable and are not exercisable within 60 days from the date hereof. Farragut Square Global Master Fund, LP, a Cayman Islands exempted limited partnership (“Farragut LP”), is the managing member of Galata Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”). Farragut Square Global GP, LLC, a Delaware limited liability company (“Farragut GP”), is the general partner of Farragut LP. Callaway Farragut, LLC, a Delaware limited liability company (“Callaway LLC”), is the managing member of Farragut GP. Mr. Freifeld is the managing member of Callaway LLC. Mr. Freifeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entity or individual listed above is c/o Galata Acquisition Sponsor, LLC 818 18th Avenue South, Suite 925, Nashville, TN 37203.
(12)	Includes 35,000 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares to Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement, which are held directly by Sponsor and are to be transferred to Shelley Guiley. On July 11, 2023, the Sponsor and Ms. Guiley entered into a letter agreement pursuant to which the Sponsor agreed to transfer 35,000 Ordinary Shares to Ms. Guiley upon the later of (i) the effectiveness of this registration statement and (ii) the ninety-first (91st) day following the Closing. The address of the entity or individual listed above is 4509 Cumberland Avenue, Chevy Chase, MD 20815.

(13)	Includes 35,000 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares to Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement, which are held directly by Sponsor and are to be transferred to Adam Metz. On July 11, 2023, the Sponsor and Mr. Metz entered into a letter agreement pursuant to which the Sponsor agreed to transfer 35,000 Ordinary Shares to Mr. Metz upon the later of (i) the effectiveness of this registration statement and (ii) the ninety-first (91st) day following the Closing. The address of the entity or individual listed above is PO Box 4067, Aspen, CO 81612.
(14)	Includes 35,000 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares to Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement, which are held directly by Sponsor and are to be transferred to Tim Shannon. On July 11, 2023, the Sponsor and Mr. Shannon entered into a letter agreement pursuant to which the Sponsor agreed to transfer 35,000 Ordinary Shares to Mr. Shannon upon the later of (i) the effectiveness of this registration statement and (ii) the ninety-first (91st) day following the Closing. The address of the entity or individual listed above is 100 St. Paul St., Suite 310, Denver, CO 80206.
(15)	Includes 15,000 Ordinary Shares converted, on a one-for-one basis, from Class B Ordinary Shares to Ordinary Shares in connection with the consummation of the transactions contemplated by the Business Combination Agreement held directly by Gala Investments LLC. The address of the entity or individual listed above is PO Box 28, Ross, CA 94957.
(16)	Includes 7,758,088 Ordinary Shares upon the conversion of the Convertible Notes held directly by 405 MSTV I, L.P. The address of the entity or individual listed above is PO Box 309, Ugland House, Grand Cayman KY1-1104 Cayman Islands.
(17)	Includes 7,758,088 Ordinary Shares upon the conversion of the Convertible Notes held directly by Keystone Group, L.P., a Delaware limited partnership. Keystone MGP, LLC, a Delaware limited liability company, is the managing general partner of Keystone Group, L.P. FW Live Oak Holdings, LLC, a Delaware limited liability company, is the sole member of Keystone MGP, LLC. FW GP Holdco, LLC, a Delaware limited liability company, is the sole manager of FW Live Oak Holdings, LLC. Jay H. Hebert is the managing member of FW GP Holdco, LLC. Mr. Hebert disclaims beneficial ownership of such shares. The address of the entities and individual listed above is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.
(18)	Includes 775,808 Ordinary Shares upon the conversion of the Convertible Notes held directly by Gramercy Emerging Markets Dynamic Credit Fund. The address of the entity or individual listed above is 20 Dayton Ave, Greenwich, CT 06830.
(19)	Includes 1,163,713 Ordinary Shares upon the conversion of the Convertible Notes held directly by Gramercy Multi-Asset Fund LP. The address of the entity or individual listed above is 20 Dayton Ave, Greenwich, CT 06830.
(20)	Consists of (i) up to 2,870,492 Ordinary Shares issuable upon conversion of Convertible Notes held by Brookdale Global Opportunity Fund (“BGO”) and (ii) up to 4,887,595 Ordinary Shares issuable upon conversion of Convertible Notes held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by the BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.
(21)	Includes 2,327,426 Ordinary Shares upon the conversion of the Convertible Notes held directly by B. Riley Securities, Inc. The address of the entity or individual listed above is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.
(22)	Includes 12,719,712 Ordinary Shares upon the conversion of the Convertible Notes held directly by Farragut Square Global Master Fund, LP. The address of the entity or individual listed above is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(23)	Includes 31,032,352 Ordinary Shares upon the conversion of the Convertible Notes that will be held directly by Callaway Capital Management, LLC (“Callaway Capital”) assuming Callaway Capital exercises its option in full to purchase up to $40,000,000 in Convertible Notes on or before July 9, 2024. The address of the entity or individual listed above is 818 18th Avenue South, Suite 925, Nashville, TN 37203.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Ordinary Shares and the exercise, disposition and lapse of our Warrants. The Ordinary Shares and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as:

●	holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	corporations that accumulate earnings to avoid U.S. federal income tax;
●	tax-exempt organizations;
●	governmental organizations;
●	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies;
●	regulated investment companies or real estate investment trusts
●	persons that have a “functional currency” other than the U.S. dollar;
●	tax-qualified retirement plans;
●	holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation;
●	holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment;
●	holders deemed to sell our securities under the constructive sale provisions of the Code; or
●	passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes

Even though we are organized as an exempted company incorporated with limited liability under the laws of the Cayman Islands, as a result of the Merger, we believe we are treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, we will generally be subject to U.S. federal income tax as if we were organized under the laws of the United States or a state thereof. The remaining discussion contained in this “Material U.S. Federal Income Tax Considerations” assumes that we will be treated as a domestic corporation for all U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Ordinary Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described under “—Tax Considerations Applicable to U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Ordinary Shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Ordinary Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Ordinary Shares will generally equal the U.S. Holder’s acquisition cost for such Ordinary Shares (or, in the case of Ordinary Shares received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Ordinary Shares, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the Ordinary Shares so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in our Ordinary Shares received upon the exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant, including on a cashless basis, including with respect to their holding period and tax basis in the Ordinary Shares received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost of such Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of the Warrants provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares for which the Warrant may be exercised or an adjustment to the exercise price of the Warrant) as a result of a taxable dividend to the holders of our Ordinary Shares. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Ordinary Shares equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Ordinary Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, be subject to U.S. federal income tax withholding from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in our Ordinary Shares and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Ordinary Shares, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Ordinary Shares and Warrants” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, and to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Ordinary Shares or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Ordinary Shares or Warrants, as the case may be, and certain other conditions are met.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties. We do not believe we currently are or will become a USRPHC, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

As described above under “— Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions,” an adjustment to our Warrants could result in a constructive distribution to a non-U.S. Holder of the Warrant, which would be treated as described under “— Taxation of Distributions” above. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants, Ordinary Shares or other property subsequently paid or credited to such holder.

Information Reporting and Backup Withholding.

Distributions on our Ordinary Shares and deemed distributions on our Warrants to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. Holders. Copies of the information returns reporting such interest, deemed distributions, distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends (including deemed dividends). The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

CERTAIN MATERIAL TÜRKIYE TAX CONSIDERATIONS

The following summary contains a description of the material Türkiye income tax consequences relating to the acquisition, ownership and disposition of the Ordinary Shares, and should not be construed as professional legal or tax advice as it does not consider any investor’s particular circumstances. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Each investor should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.

Türkiye Tax Considerations

The following discussion is a general summary of certain Türkiye tax considerations relating to an investment in our securities by Türkiye-resident individuals or corporations, where the securities will not be held by non-residents in connection with the conduct of a trade or business through a permanent establishment in Türkiye, which may be deemed to be constituted either by the existence of a fixed place of business or appointment of a permanent representative. It is for general information only and based upon laws and relevant interpretations of the Republic of Türkiye that are in effect as at the date of this prospectus, which is subject to prospective and retroactive change — references to “resident” in this section refer to tax residents of Türkiye, and references to “non-resident” in this section refer to persons who are not tax residents of Türkiye.

The discussion below is intended only to provide general information to prospective investors, and does not purport to be comprehensive nor to address all Turkish legal matters which may be relevant to make a decision to make an investment in, ownership or disposition of our securities. In addition, it does not describe any tax consequences arising under the laws of any taxing jurisdiction other than the Republic of Türkiye.

Residents and persons otherwise subject to Turkish taxation, non-residents realizing gains from the sale or disposition of our securities to residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in Türkiye (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of our securities.

Tax Status of Shareholders

Under Türkiye income tax laws, there are two types of tax status in determination of income tax liabilities of taxpayers: “residents” are subject to Turkish income taxation on their worldwide income as taxpayers with full liability, and “non-Residents” who are considered taxpayers with limited liability are subject to Turkish income taxation on their taxable income sourced from the Republic of Türkiye (i.e., Türkiye-sourced income), if applicable.

Real persons are considered residents for Türkiye tax purposes if (i) they are domiciled in Türkiye in accordance with the Turkish Civil Code, or (ii) excluding temporary departures, they stay in Türkiye for more than six months in a calendar year. If neither of the given two conditions is satisfied, real persons are considered non-residents for Türkiye tax purposes.

Legal entities are treated as residents for Türkiye tax purposes if they are incorporated in Türkiye under relevant Turkish laws, or if their effective places of management are in Türkiye despite the fact that they are incorporated outside of Türkiye. If neither of the given two conditions is satisfied, legal entities are considered non-residents for Türkiye tax purposes.

Income Taxation in Türkiye

The current income tax rate for individuals ranges from 15% to 40%, applied on a progressive-basis, depending on the level of individual’s aggregate gross income in a given calendar year.

The rate of corporate (income) tax has been recently increased to fund the recovery from major earthquakes that struck Türkiye in February to 25% for private entities, and to 30% for financial sector companies, both flat, as per the Law No. 7456, as published in the Official Gazette dated July 15, 2023 and numbered 32249.

Capital Gains

Capital gains are treated as Türkiye-sourced income if the transaction leading to the gains is concluded in Türkiye, the payment for consideration is made in Türkiye or the payment is accounted for in Türkiye even if the payment is made outside of Türkiye. The term “accounted for” means that a payment is made in Türkiye, or if the payment is made abroad, it is recorded in the books in Türkiye or is made from the profits of the payer or the person on whose behalf the payment is made in Türkiye.

Shareholders who are not residents of Türkiye (i.e., our shareholders who are non-residents) for Türkiye tax purposes, and who do not engage in trade or business through a permanent establishment in Türkiye, will not be subject to Türkiye income taxes on gains realized on the sale or disposition of our securities, unless transferred to a resident of Türkiye. Capital gains realized on such a sale by a non-resident individual or corporation may be subject to income tax and/or corporate tax in Türkiye if the sale is made to a resident of Türkiye by such non-resident holder, depending on the holding period of the securities immediately prior to the sale — bilateral tax treaty provisions are reserved.

The holding period criterion for taxation of non-residents’ income in Türkiye depends on applicable provisions stipulated in the relevant bilateral income tax treaty concluded with Türkiye, if any. Since capital gains are not taxed through withholding, any capital gain sourced in Türkiye with respect to the securities may be subject to declaration. No shareholder will be deemed to be resident or domiciled in Türkiye for the purposes of local income taxation simply by virtue of holding our securities.

Dividends

Payments of dividends in respect of the securities will be subject to income or corporate taxation in Türkiye at full rates in the hands of individual or legal entities, respectively. Resident individuals are required to file an annual tax return for their dividend income, and if the amount of dividends exceeds the monetary threshold in the law (TRY 8,400 for the year 2023) together with certain other income subject to declaration, the entire amount should be declared in the annual tax return. Withholding tax charged elsewhere (i.e., in a jurisdiction other other than Türkiye) on the gross amount of dividends that are subject to taxation in Türkiye through declaration, if any, is, in principle, available for a credit against income or corporate tax calculated on the tax return under Türkiye laws.

GAINS DERIVED FROM THE DISPOSAL OF THE SECURITIES WILL BE SUBJECT TO INCOME OR CORPORATE TAXATION IN TÜRKIYE AT FULL RATES IN THE HANDS OF INDIVIDUAL OR LEGAL ENTITIES, RESPECTIVELY — EXEMPTIONS ARE RESERVED FOR CORPORATE TAXPAYERS, AND PRICE INDEXATION MAY SERVE TO REDUCE TAXABLE GAINS TO BE CALCULATED IN LOCAL CURRENCY (TRY) TERMS.

CERTAIN MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Ordinary Shares and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Prospective investors should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Any payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of such shares. However, an instrument of transfer in respect of shares is stampable if executed in or brought into the Cayman Islands.

We have been incorporated under the laws of the Cayman Islands as an exempted company limited by shares and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands in substantially the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Galata:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and
2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
2.1	On or in respect of our shares, debentures or other obligations; or
2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of 106,582,626 Ordinary Shares and 7,250,000 Warrants. This prospectus also relates to the issuance of up to an aggregate of 14,437,489 Ordinary Shares, consisting of (i) up to 7,250,000 Ordinary Shares that are issuable upon the exercise of 7,250,000 Private Placement Warrants and (ii) up to 7,187,489 Ordinary Shares that are issuable upon the exercise of 7,187,489 Public Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the Ordinary Shares or the Warrants being registered for resale hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to, on the NYSE American at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act (“Rule 144”), if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling

Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);
●	the specific securities involved;
●	the initial price at which such securities are to be sold;
●	the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable; and
●	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

SECURITIES ELIGIBLE FOR FUTURE SALES

As of October 11, 2023, we had 48,574,596 Ordinary Shares issued and outstanding, 7,187,489 Public Warrants issued and outstanding and 7,250,000 Private Placement Warrants held by the Sponsor, with each Warrant exercisable at $11.50 per one Ordinary Share. All of our Ordinary Shares and Warrants that were issued in connection with the Business Combination are freely tradable, except that our Ordinary Shares and Warrants received in the Business Combination by persons who become affiliates of our company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market price of the Ordinary Shares.

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Ordinary Shares and Warrants by the Sponsor and the PIPE Investors pursuant to the Investor Rights Agreement and the PIPE Subscription Agreements, and to register the offer and sale of Ordinary Shares of certain Company shareholders. See “Selling Securityholders”.

We cannot make any prediction as to the effect, if any, that sales of our Ordinary Shares or Warrants, or the availability of such securities for sale, will have on the market price of our securities.

Lock-up

Our Articles of Association contain certain restrictions on proposed transfers of Lockup Securities (as defined in our Articles of Association) either by any employee of, or service provider to, Marti immediately prior to the Merger (“Company Employee”) and any proposed transfers of Lockup Securities in breach of such restrictions shall be void and not approved or registered by us. The Lockup Period is the period commencing on the Closing and ending on the earlier of (a) the date that is thirteen (13) months following the Closing and (b) the date on which the last reported sale price of the Ordinary Shares on the NYSE American equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading day period.

However, in respect of a Company Employee, our Articles of Association provide that in certain circumstances the transfer of Lockup Securities are permitted during the Lockup Period.

Registration Rights and Investor Rights Agreement

Pursuant to the PIPE Subscription Agreements, the Company must file a registration statement (the “PIPE Registration Statement”) within 30 days after the consummation of the Business Combination registering up to 73,526,827 Ordinary Shares held by the PIPE Investors and use commercially reasonable efforts to have declared effective and maintain the effectiveness of such registration.

Concurrently with the signing of the Business Combination Agreement, the Company entered into the Investor Rights Agreement, pursuant to which the Company must use its commercially reasonable best efforts to file within 20 business days following the Closing, a registration statement covering the resale or other disposition of all registrable securities held by the Marti Holders, and use commercially reasonable efforts to cause the registration statement to become effective as promptly as is reasonably practicable after the filing thereof. In addition, the Marti Holders have certain “piggy-back” registration rights with respect to the Company’s underwritten offerings, with certain customary exceptions. The Company will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or
●	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and
●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

EXPENSES RELATED TO THE OFFERING

We estimate that our expenses in connection with the offer and sale of our securities by the Selling Securityholders, will be as follows:

Expenses	Amount
SEC registration fee	$35,438.84
FINRA filing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Total	$35,438.84
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted Türkiye. In addition, most of our directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Türkiye or Cayman Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. It may be difficult or impossible for you to bring an action against us in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands or Türkiye would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands or Türkiye courts would hear original actions brought in the Cayman Islands or Türkiye against us or such persons predicated upon the securities laws of the United States or any state.

Our registered office address in the Cayman Islands is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 E 42nd St., 18th Floor, New York, New York 10168.

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, NY 10168.

EXPERTS

The financial statements for the Company as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 26, 2021 (inception) through December 31, 2021 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as a going concern as described in Note 1 of the Company’s financial statements) appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Marti as of December 31, 2022, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2022, have been included in this prospectus in reliance upon the report of KPMG Bağımsız Denetim ve SMMM AŞ, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the 2021 and 2020 consolidated financial statements have been restated to correct misstatements.

The registered address of KPMG Bağımsız Denetim ve SMMM AŞ is Adalet, Folkart Towers, Manas Blv. No: 39 B Kat: 35, 35530 Bayraklı/İzmir.

LEGAL MATTERS

Maples and Calder (Cayman) LLP has passed upon the validity of the securities offered by this prospectus with respect to the Ordinary Shares and matters of Cayman Islands law.

Latham & Watkins LLP has passed upon the validity of the securities offered by this prospectus with respect to the Warrants under New York law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.marti.tech. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Marti Technologies Unaudited Condensed Financial Statements
Condensed Consolidated Balance Sheet at June 30, 2023	F-4

Marti Technologies Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets at December 31, 2022, 2021 and 2020	F-20
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2022, 2021 and 2020	F-21
Consolidated Statements of Changes in Equity for the Period January – December 31, for the years 2022, 2021 and 2020	F-22
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022, 2021 and 2020	F-23
Notes to the Consolidated Financial Statements as at and for the Years Ended at December 31, 2022, 2021 and 2020	F-24

Galata Acquisition Corp. Audited Financial Statements.
Report of Independent Registered Public Accounting (PCAOB ID Number 688)	F-59
Balance Sheets as of December 31, 2022 and 2021	F-60
Statements of Operations for the Year Ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-61
Statements of Changes in Stockholders’ Deficit for the Year ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-62
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-63
Notes to Financial Statements	F-64

MARTI TECHNOLOGIES INC.

AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE PERIOD

JANUARY 1 – JUNE 30, 2023 and 2022

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE INTERIM PERIOD JANUARY 1 - JUNE 30, 2023

(Amounts expressed in US$ unless otherwise indicated.)

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise indicated.)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,970,491	10,497,570
Accounts receivable, net	552,637	375,154
Inventories	3,640,401	3,332,390
Operating lease right of use assets	672,895	2,682,858
Other current assets	3,643,946	3,567,329
− VAT receivables	2,721,461	3,134,708
− Other	922,485	432,621
Total current assets	12,480,370	20,455,301
Non-current assets:
Property, equipment and deposits, net	18,689,113	19,422,884
− Property, equipment, net	18,464,613	19,327,658
− Vehicle deposits	224,500	95,226
Operating lease right of use assets	352,972	840,617
Intangible assets	182,468	159,577
Total non-current assets	19,224,553	20,423,078
Total assets	$31,704,923	40,878,379
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term financial liabilities, net	$6,104,317	7,293,982
Accounts payable	3,558,492	3,573,784
Operating lease liabilities	543,605	2,152,677
Deferred revenue	1,311,196	1,328,405
Accrued expenses and other current liabilities	1,820,819	1,517,969
Total current liabilities	13,338,429	15,866,817
Non-current liabilities:
Long-term financial liabilities, net	21,457,468	16,380,172
Operating lease liabilities	290,293	674,496
Other non-current liabilities	437,813	357,226
Total non-current liabilities	22,185,574	17,411,894
Total liabilities	$35,524,003	33,278,711
Stockholders’ equity
Common stock	90	90
Preferred stock series A (Series A Preferred stock, $0.00001 par value; 10,076,873 shares authorized and; 10,076,873 shares issued and outstanding)	12,722,511	12,722,511
Preferred stock series B (Series B Preferred stock, $0.00001 par value; 12,144,020 shares authorized and; 11,985,282 shares issued and outstanding)	38,558,947	38,558,947
Additional paid in capital	3,640,380	3,058,710
Accumulated other comprehensive loss	(7,557,999)	(7,557,999)
Accumulated deficit	(51,183,009)	(39,182,591)
Total stockholders’ equity	$(3,819,080)	7,599,668
Total liabilities and stockholders’ equity	$31,704,923	40,878,379

The accompanying notes form an integral part of these interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS FOR THE INTERIM PERIOD
JANUARY 1- JUNE 30, 2023

(Amounts expressed in US$ unless otherwise indicated.)

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Revenue	$9,484,761	9,731,258
Operating expenses:
Cost of revenues	(13,018,053)	(11,625,209)
Research and development expenses	(1,500,488)	(572,851)
General and administrative expenses	(5,668,357)	(3,390,391)
Selling and marketing expenses	(3,210,771)	(235,184)
Other income	374,041	74,415
Other expenses	(565,184)	(360,861)
Total operating expenses	(23,588,812)	(16,110,081)
Loss from operations	(14,104,051)	(6,378,823)
Financial income	2,719,636	606,846
Financial expense	(616,003)	(861,097)
Loss before income tax expense	(12,000,418)	(6,633,074)
Income tax expense	—	—
Net loss	$(12,000,418)	(6,633,074)
Net loss attributable to common stockholders	(12,000,418)	(6,633,074)
Weighted-average shares used to compute net loss
per share attributable to
– Common stockholders, basic and diluted	34,549,212	34,498,712
Net loss per attributable to common stockholders,
basic and diluted	(0.35)	(0.19)
Other comprehensive loss
Foreign currency translation adjustments	$—	(336,705)
Total comprehensive loss	$(12,000,418)	(6,969,779)

The accompanying notes form an integral part of these interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
EQUITY FOR THE INTERIM PERIOD
JANUARY 1 – JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

							Additional	Accumulated
	Series A Preferred Stock		Series B Preferred Stock		Common stock		paid in	comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	loss	deficit	equity
January 1, 2022	10,076,873	12,722,511	11,985,282	38,558,947	12,436,432	90	1,395,827	(7,221,294)	(24,936,713)	20,519,368
Net loss	—	—	—	—	—	—	—	—	(6,633,074)	(6,633,074)
Stock-based compensation expenses	—	—	—	—	—	—	783,996	—	—	783,996
Exercise of stock-based awards	—	—	—	—	250	—	1,376	—	—	1,376
Foreign currency translation adjustment	—	—	—	—	—	—	—	(336,705)	—	(336,705)
June 30, 2022	10,076,873	12,722,511	11,985,282	38,558,947	12,436,682	90	2,181,199	(7,557,999)	(31,569,787)	14,334,961

January 1, 2023	10,076,873	12,722,511	11,985,282	38,558,947	12,452,057	90	3,058,710	(7,557,999)	(39,182,591)	7,599,668
Net loss	—	—	—	—	—	—	—	—	(12,000,418)	(12,000,418)
Stock-based compensation expenses	—	—	—	—	—	—	573,545	—	—	573,545
Exercise of stock-based awards	—	—	—	—	70,000	—	8,125	—	—	8,125
June 30, 2023	10,076,873	12,722,511	11,985,282	38,558,947	12,522,057	90	3,640,380	(7,557,999)	(51,183,009)	(3,819,080)

The accompanying notes form an integral part of these interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE INTERIM PERIOD JANUARY 1– JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Cash flows from operating activities
Net loss	(12,000,418)	(6,633,074)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,671,926	4,833,622
Loss of disposal assets	162,186	—
Stock-based (forfeited), compensation, net	581,670	785,372
Interest expense-income, net	550,202	740,792
Foreign exchange losses / (gains)	1,247,340	419,832
Other non-cash	369,653	333,969
Changes in operating assets and liabilities:
Account receivable	(177,483)	(292,246)
Inventory	(308,011)	(961,140)
Other assets and prepayments	(1,395,292)	(1,106,955)
Income tax payable	—	(530,065)
Accounts payable	(15,292)	754,018
Deferred revenue	(17,209)	227,351
Other liabilities	235,449	(346,566)
A. Net cash from operating activities	(6,095,279)	(1,775,090)
Cash flow from investing activities
Purchases of vehicles	(3,431,059)	(4,443,034)
Purchases of other property, plant and equipment	(496,510)	(225,751)
Purchases of intangible assets	(71,770)	(88,676)
Proceeds from disposal of property, plant and equipment	5,381	—
B. Net cash used in investing activities	(3,993,958)	(4,757,461)
Cash flow from financing activities
Proceeds from issuance of convertible notes	7,500,000	—
Payments of term loans	(3,937,842)	(3,040,943)
C. Net cash from financing activities	3,562,158	(3,040,943)
D. Decrease in cash and cash equivalents and restricted cash	(6,527,079)	(9,573,494)
E. Effect of exchange rate changes	—	(336,706)
F. Net decrease in cash and cash equivalents	(6,527,079)	(9,910,200)
G. Cash and cash equivalents at beginning of the period	10,497,570	13,215,729
Cash and cash equivalents at the end of the period	3,970,491	3,305,529
Supplemental disclosures of cash flow information:
Cash paid, received for:
– Interest, net	(604,509)	(786,960)
– Income taxes	—	(530,065)

The accompanying notes form an integral part of these interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

1 — DESCRIPTION OF BUSINESS

Marti Technologies Inc, (“Marti” or “the Company”) was established on October 26, 2018 (inception date) in Delaware, USA. The registered address of the Company is 3500 South DuPont Highway in the City of Dover, County of Kent, Delaware 19901.

Marti is a mobility provider engaged in delivering technology enabled transportation solutions via electric scooters, electric bikes, electric mopeds, and car and motorcycle based ride-hailing services for urban areas. The Company’s services are enabled by proprietary software systems and Internet of Things (“IoT”) infrastructure, and delivered across Turkiye via its mobile application.

As of June 30, 2023, the Company operates through its subsidiary Martı İleri Teknoloji Anonim Şirketi (“Martı İleri”). The Company together with its consolidated subsidiary will be referred to as the “Group” hereafter.

On July 10, 2023, Galata Acquisition Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“New Marti”), consummated the previously announced business combination pursuant to the business combination agreement, dated as of July 29, 2022, by and among New Marti, Galata Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Merger Sub and the Company.

The business combination agreement provided that the parties thereto would enter into a business combination transaction pursuant to which, among other things, Merger Sub merged with and into The Company with The Company surviving the Merger as a wholly owned subsidiary of New Marti, and as a result of the merger, as of the end of the day immediately preceding the Closing date of July 10, 2023, New Marti became a U.S. corporation for U.S. federal income tax purposes in a transaction that qualifies as a “reorganization”.

The business combination was consummated on July 10, 2023. The transaction was unanimously approved by the Company’s board of directors and was approved at the special meeting of New Marti’s shareholders held on July 6, 2023. As a result of the Business Combination, The Company became a wholly owned subsidiary of New Marti. The Company was subsequently renamed Marti Technologies I Inc. and New Marti was subsequently named Martı Technologies, Inc. On July 11, 2023, the Class A Ordinary Shares and Warrants commenced trading on the NYSE American Stock Exchange, or “NYSE American”, under the symbols “MRT” and “MRTW,” respectively.

Pre-funded notes which were classified under long-term financial liabilities account as of June 30, 2023 amounting to US$ 17,000,000 became into convertible notes as of the closing date. In addition to that, the Group had net proceedings of US$ 35,500,000 from private investment in public equity (“PIPE”) financing as convertible notes at the closing date.

2 — BASIS OF PRESENTATION AND GOING CONCERN

2.1	Basis of presentation

These interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly- owned subsidiary.

All inter-company balances and transactions have been eliminated. The Company uses the U.S dollar (“US$”) as its functional currency. The interim condensed consolidated financial statements have been presented in US$.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

2 — BASIS OF PRESENTATION AND GOING CONCERN (Continued)

Hyperinflationary accounting

Marti İleri Teknoloji A.Ş. used Turkish Lira (“TL”) as functional currency until the end of February 2022. Since the cumulative three-year inflation rate has risen to above 100% at the end of February 2022, based on the Turkish nation-wide consumer price indices announced by Turkish Statistical Institute (“TSI”), Turkiye is considered a hyperinflationary economy under FASB ASC Topic 830, Foreign Currency Matters starting from March 1, 2022.

Consequently, Marti İleri Teknoloji A.Ş. whose functional currency was TL until the end of February 2022, has remeasured its financial statements prospectively into new functional currency - US$ which is the non-highly inflationary currency in accordance with ASC 830-10-45-11 and ASC 830-10-45-12. According to ASC 830-10-45-9, ASC 830-10-45-10 and ASC 830-10-45-17, at the application date (March 1, 2022), the opening balances of non-monetary items are remeasured in US$ (new functional currency for Marti İleri Teknoloji A.Ş.) which is the functional currency of Marti Technologies Inc. Subsequently, non-monetary items are accounted for as if they had always been assets and liabilities in US$. Monetary items are treated in the same manner as any other foreign currency monetary items. Subsequently, monetary items are remeasured into US$ using exchange rates as at balance sheet date. Differences arising from the remeasurement of monetary items are recognized in profit or loss.

2.2	Going concern

The Group has experienced recurring operating losses from operating activities since its inception. To date, these operating losses have been funded primarily by shareholders. The Group had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations.

These interim condensed consolidated financial statements have been prepared in accordance with the going concern principle. The Group management has assessed the going concern assumptions of the Group during the preparation of these interim condensed consolidated financial statements. The Group had net losses of US$ 12,000,418 during the six months period ended June 30,2023 and accumulated losses of US$ 51,183,009 as at June 30, 2023.

In October 2022, Marti launched its ride-hailing service offering car and motorcycle ride-hailing options that connects riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, and the Group currently do not enable payment over the app or charge a fee for this service. With this addition, the Group is aligning its services to cater to a broader and more diverse customer base and better meet customer demand for both four-and two-wheeled vehicles. In the months leading up to the summer of 2024, the Group is planning continue to invest in growing its ride-hailing business.

The Management believes there are no events or conditions that give rise to doubt about the ability of the Group to continue as a going concern for twelve months after the release of the interim condensed consolidated financial statements. The assessment includes knowledge of the Group’s subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation thereto. Furthermore, the review of the strategic plan and budget, including expected developments in liquidity were considered. In addition, the Group management prepared alternative scenarios to assess the ability of the Group to continue its operations in case no additional funding is obtained, and concluded that adequate resources and liquidity are available to meet the cash flow requirements for the next twelve months after the release of these interim condensed consolidated financial statements, and it is reasonable to apply the going concern basis as the underlying assumption for the interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

2 — BASIS OF PRESENTATION AND GOING CONCERN (Continued)

2.3	Comparative financial information

In order to determine the financial status and performance trends, the interim condensed consolidated financial statements of the Group have been prepared in comparison with the consolidated financial statements of previous periods. The Company prepared its interim condensed consolidated balance sheets as of June 30, 2023 in comparison with the consolidated balance sheets prepared as of December 31, 2022; and prepared condensed consolidated statements of operations and comprehensive loss, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows between January 1 - June 30, 2023 in comparison with January 1 - June 30, 2022.

These interim condensed consolidated financial statements of the Group do not include all the information required for full annual financial statements and should therefore be read together with the year-end consolidated financial statements dated December 31, 2022.

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

3.1	Changes in accounting estimations and errors

The effect of changes in accounting estimates affecting the current period is recognized in the current period; the effect of changes in accounting estimates affecting current and future periods is recognized in the current and future periods. The accounting estimates were not changed within 2023.

3.2	Changes in accounting policies

Major changes in accounting policies are applied retrospectively. There were no changes in the accounting policies within 2023.

3.3	Operating Segments

Beginning in 2023, the Group has reportable operating segments, as described below, which are the Group’s strategic operating segments. The strategic operating segments- offer different products and services and are managed separately because they require different technology and marketing strategies and are affected by different economic conditions.

The Group comprises the following main operating segments: Ride-hailing and two-wheeled electric vehicle rentals. The Group’s ride-hailing operating segment consists of its service which matches riders with drivers traveling in the same direction to share car and motorcycle rides. The Group’s two-wheeled electric vehicle rentals operating segment consists of its electric scooter, electric bike, and electric moped rental services.

Information regarding the results of each reportable operating segment is included on the following pages. Performance is measured based on operating segment’s revenue, selling and marketing expenses, general and administrative expenses and segment operating profit/(loss) as included in the internal management reports that are reviewed by the Group’s Chief Operating Decision Maker Oğuz Alper Öktem who is also the CEO of the Company. Segment operating profit/(loss) is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain operating segments relative to other entities that operate within these industries. The Group does not allocate assets to its reportable segments at this time, and no such information is provided to the CODM. No ride-hailing expenses were incurred in first six months in 2022.

The accounting policies of operating segments are the same as those described in the summary of significant accounting policies.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

For the interim period between January 1 - June 30 2023, the key financial information regarding the operating segments comprise the following:

	January 1 – June 30, 2023
	operating segments
		Two-wheeled
		electric vehicle
	Ride-hailing	rentals	Total
Revenue	—	9,484,761	9,484,761
Selling and marketing expenses	(2,985,954)	(224,817)	(3,210,771)
General and administrative expenses	(1,224,937)	(4,443,420)	(5,668,357)
Segment operating profit/(loss)	(4,210,891)	4,816,524	605,633

4 — PROPERTY, EQUIPMENT AND DEPOSITS

Property, equipment and deposits, net consisted of the following:

	June 30, 2023	December 31, 2022
Rental vehicles	31,194,264	28,950,519
Furniture and fixtures	1,101,680	865,753
Leasehold improvements	1,032,604	868,243
Less: Accumulated depreciation	(14,863,935)	(11,356,857)
Total property and equipment, net	18,464,613	19,327,658
Vehicle deposits	224,500	95,226
Total property, equipment and deposits, net	18,689,113	19,422,884

As of June 30, 2023, vehicle deposits amounted to US$ 224,500 (December 31, 2022; US$ 95,226), they are mainly composed of down payments for electric scooters / electric bikes / electric mopeds that are expected to be delivered within 4 months beginning from date of initial payment.

The following table summarizes the depreciation expenses recorded in the interim condensed consolidated statement of operations for the periods ended at June 30, 2023 and 2022.

	June 30, 2023	June 30, 2022
Cost of revenues	4,283,624	4,495,893
General and administrative expenses	388,302	337,729
Total depreciation	4,671,926	4,833,622

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

5 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	June 30, 2023	December 31, 2022
Cash at banks	3,970,491	10,497,570
– Time deposit	1,352,839	8,398,404
– Demand deposit	2,617,652	2,099,166
Total	3,970,491	10,497,570

As of June 30, 2023, the details of the Group’s time deposit, maturity dates and interest rates are as follows:

Currency	Maturity	Interest rate %	June 30, 2023
USD	July 1, 2023	5	214
TL	July 24, 2023	25	38,725
TL	July 1, 2023	15	425,975
TL	July 3, 2023	23	89,068
TL	July 11, 2023	35.7	566,507
TL	July 19, 2023	41	232,350
Total			1,352,839

As of December 31, 2022, the details of the Group’s time deposit, maturity dates and interest rates are as follows:

Currency	Maturity	Interest rate %	December 31, 2022
US$	January 31, 2023	3	7,409,009
TL	January 2, 2023	14	695,250
TL	January 10, 2023	15	128,354
TL	January 16, 2023	15	106,962
TL	January 25, 2023	20	58,829
Total			8,398,404

Due to the loan agreement with PFG dated January 20, 2021, the Group shall maintain certain amount of cash, in demand or time deposit accounts over which PFG has a priority security interest.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

6 — REVENUE INFORMATION

For the periods ended at June 30, 2023 and 2022, the Group’s gross revenue information comprises the following:

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Rental revenues	9,847,650	10,579,286
Reservation revenue	15,439	29,528
Other revenue	43,016	8,190
Gross Sales	9,906,105	10,617,004

Sales refunds	(21,524)	(48,630)
Sales discount	(399,820)	(837,116)
Net Sales	9,484,761	9,731,258

The Group has determined that collectability is not probable for revenue amounting to US$ 165,176 and US$ 251,692 for the periods ended June 30, 2023 and 2022, respectively. These amounts will not be deemed probable until cash is received, at which point revenue would be recognized.

Deferred revenue

Deferred revenue consists of prepaid coupons and wallet balances which will be recorded as revenue when the relevant ride is taken, as that represents the satisfaction of the Group’s performance obligation.

The table below shows the deferred revenue movement for the periods ended June 30, 2023 and 2022;

			January 1 – June 30,
	January 1, 2023	Additions	2023 Revenue	FX rate Adj	June 30, 2023
Deferred revenue	1,127,105	3,258,646	(2,655,833)	(596,426)	1,133,492
Total	1,127,105	3,258,646	(2,655,833)	(596,426)	1,133,492

			January 1 – June 30,
	January 1, 2022	Additions	2022 Revenue	FX rate Adj	June 30, 2022
Deferred revenue	675,014	2,548,809	(2,049,264)	(402,885)	771,674
Total	675,014	2,548,809	(2,049,264)	(402,885)	771,674

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

7 — OPERATING EXPENSES

For the periods ended at June 30, 2023 and 2022, expenses comprise the following:

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Cost of revenues	13,018,053	11,625,209
Research and development expenses	1,500,488	572,851
General and administrative expenses	5,668,357	3,390,391
Selling and marketing expenses	3,210,771	235,184
Total	23,397,669	15,823,635

For the periods ended at June 30, 2023 and 2022, cost of revenue comprises the following:

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Depreciation and amortization expense	4,283,624	4,495,893
Personnel expenses	4,035,574	2,960,103
Operating lease expense	1,866,242	1,241,347
Rental vehicle maintenance and repair expense	1,275,011	1,112,386
Data cost expense	638,195	613,084
Electricity expense	236,644	179,032
Disposal of assets expense	162,186	—
Fuel expenses	131,491	376,893
Commission expenses	107,703	135,485
Short-term lease expenses	58,232	209,043
Warehouse expense	53,454	45,947
Occupancy tax expense	34,359	69,080
Service vehicle maintenance expense	14,540	80,379
Travelling expense	3,425	11,873
Other	117,573	94,664
Total	13,018,053	11,625,209

For the periods ended at June 30, 2023 and 2022 general and administrative expenses comprise the following:

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Personnel expenses	3,483,562	2,343,861
Consulting & legal expense	1,140,305	294,691
Depreciation and amortization expense	388,302	337,729
Office expenses	153,029	119,601
Transportation expense	95,688	72,816
Communication expense	90,680	67,014
Travelling expense	38,212	32,065
Non-income-based tax expense	19,033	12,791
Other	259,546	109,823
Total	5,668,357	3,390,391

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

7 — OPERATING EXPENSES (Continued)

For the periods ended at June 30, 2023 and 2022, selling and marketing expenses comprise the following:

	January 1 –	January 1 –
	June 30, 2023	June 30, 2022
Social media expense	1,346,098	183,531
Advertising consulting expense	989,918	45,376
Promotion expense	454,897	—
Rider referral program expenses	295,503	—
Personnel expense	22,560	—
Other	101,795	6,277
Total	3,210,771	235,184

8 — INCOME TAXES

Income taxes — Delaware

Marti is subject to US Federal income taxes and is generally open for examination from the year ended December 31, 2018, forward. There is no income tax expense as of June 30, 2023 and 2022.

Corporate tax — Turkiye

As of June 30, 2023, the corporate tax rate is 20% in Turkiye (December 31, 2022: 23%). Operating loss carryforwards can be deducted against corporate taxable income for a period of 5 years. Turkish Subsidiary are subject to Turkish income taxes and are generally open for examination from the year ended December 31, 2022, forward.

Income withholding tax

10% withholding tax rate applies to profit distributions from the Turkish subsidiary to the Company.

9 — COMMITMENTS AND CONTINGENCIES

The Group management has amended its import tax filing for the years 2021 and 2022. The Customs Authority issued a decision as of January 5, 2023 charging a penalty of US$ 3,342,549 upon voluntary disclosure, however the Tax amnesty law no 7440 has been published on March 12, 2023 in Turkiye which gives taxpayers the opportunity to settle their tax disputes pending before the courts at any stage of proceedings. The Group applied to the customs office for the tax amnesty for the aforementioned penalty decisions on March 28, 2023. Pursuant to the Law numbered 7440 and Group’s application dated March 28, 2023, the additional fine of US$ 3,342,549 was included in the scope of amnesty by the customs authority therefore it was not subjected to any payment.

Additionally, the Group Management applied for amnesty for the additional tax charge and fine related to e-bikes within the scope of the Law No. 7440 on August 3, 2023. The Group’s amnesty filing for the e-bikes was approved by the Customs Authority on August 4, 2023. Due to this amnesty, all fine amounting to US$ 78,991 and half of the additional tax charge amounting to US$ 173,812 are remissioned. Therefore, no payment related to fine has been made and half of the additional tax charge is paid on August 29, 2023.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

EXPLANATORY NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE INTERIM PERIOD

ENDED AT JUNE 30, 2023

(Amounts expressed in US$ unless otherwise stated.)

10 — SUBSEQUENT EVENTS

As described in note 9, the Group Management’s application for amnesty for the additional import tax charges and fine related e-bikes was approved by the Customs Authority on August 4, 2023. According to the decision of Customs Authority, a fine amounting to US$ 78,991 was included in the scope of amnesty. US$ 173,812 additional import tax charge have been paid to Customs Authority on August 29, 2023.

On July 10, 2023, Galata Acquisition Corp, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“New Marti”), consummated the previously announced business combination pursuant to the business combination agreement, dated as of July 29, 2022, by and among New Marti, Galata Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Merger Sub and the Company.

The business combination agreement provided that the parties thereto would enter into a business combination transaction pursuant to which, among other things, Merger Sub merged with and into The Company with The Company surviving the Merger as a wholly owned subsidiary of New Marti, and as a result of the merger, as of the end of the day immediately preceding the Closing date of July 10, 2023, New Marti became a U.S. corporation for U.S. federal income tax purposes in a transaction that qualifies as a “reorganization”.

The business combination was consummated on July 10, 2023. The transaction was unanimously approved by the Company’s board of directors and was approved at the special meeting of New Marti’s shareholders held on July 6, 2023. As a result of the Business Combination, The Company became a wholly owned subsidiary of New Marti. The Company was subsequently renamed Marti Technologies I Inc. and New Marti was subsequently named Martı Technologies, Inc. On July 11, 2023, the Class A Ordinary Shares and Warrants commenced trading on the NYSE American Stock Exchange, or “NYSE American”, under the symbols “MRT” and “MRTW,” respectively.

Pre-funded notes which were classified under long-term financial liabilities account as of June 30, 2023 amounting to US$ 17,000,000 became convertible notes as of the closing date. In addition to that, the Group had net proceeds of US$ 35,500,000 from private investment in public equity (“PIPE”) financing as convertible notes at the closing date.

According to “A Law on the Establishment of an Additional Motor Vehicle Tax to Compensate for the Economic Losses Caused by the Earthquakes Occurred” published in the Official Gazette on July 15, 2023, increased the corporate tax from 20% to 25%. The new rate is effective as of July 2023 payment period. The Group continues to assess the potential impact of the law on its consolidated financial statements as of the date of publication of these interim condensed consolidated financial statements.

MARTI TECHNOLOGIES INC.

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE YEARS ENDED

DECEMBER 31, 2022, 2021 and 2020

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

(Amounts expressed in US$ unless otherwise indicated.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the board of directors of Marti Technologies Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Marti Technologies Inc and subsidiaries (the “Group”) as of December 31, 2022, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Correction of misstatements

As discussed in note 2.4 to the consolidated financial statements, the 2021 and 2020 consolidated financial statements have been restated to correct misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Bağımsız Denetim ve SMMM A.Ş.

We have served as the Group’s auditor since 2020.

İzmir, Turkey

May  19, 2023, except for Note 3.3, as to which the date is October 12, 2023

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31’

(Amounts expressed in US$ unless otherwise indicated.)

	December 31,	December 31,	December 31,
	2022	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$10,497,570	13,215,729	3,502,288
Accounts receivable, net	375,154	176,565	88,064
Inventories	3,332,390	1,319,960	279,337
Operating lease right of use assets	2,682,858	650,665	443,693
Other current assets	3,567,329	2,609,936	1,269,267
– VAT receivables	3,134,708	2,431,342	891,875
– Other	432,621	178,594	377,392
Total current assets	20,455,301	17,972,855	5,582,649
Non-current assets:
Property, equipment and deposits, net	19,422,884	20,362,111	7,644,711
– Property, equipment, net	19,327,658	13,626,562	3,696,877
– Vehicle deposits	95,226	6,735,549	3,947,834
Operating lease right of use assets	840,617	619,774	393,913
Intangible assets	159,577	33,323	19,871
Total non-current assets	20,423,078	21,015,208	8,058,495
Total assets	$40,878,379	38,988,063	13,641,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term financial liabilities, net	$7,293,982	5,643,514	8,604,359
Accounts payable	3,573,784	2,033,640	816,968
Operating lease liabilities	2,152,677	650,665	443,693
Deferred revenue	1,328,405	712,702	41,765
Income taxes payable	—	587,761	—
Accrued expenses and other current liabilities	1,517,969	790,055	639,104
Total current liabilities	15,866,817	10,418,337	10,545,889
Non-current liabilities:
Long-term financial liabilities, net	16,380,172	7,412,607	—
Operating lease liabilities	674,496	619,774	393,913
Other non-current liabilities	357,226	17,977	15,566
Total non-current liabilities	17,411,894	8,050,358	409,479
Total liabilities	$33,278,711	18,468,695	10,955,368
Stockholders’ equity
Common stock	90	90	90
Preferred stock series A (Series A Preferred stock, $0.00001 par value; 10,076,873 shares authorized and; 10,076,873 shares issued and outstanding at December 31, 2022)	12,722,511	12,722,511	12,722,511
Preferred stock series B (Series B Preferred stock, $0.00001 par value; 12,144,020 shares authorized and; 11,985,282 shares issued and outstanding at December 31, 2022)	38,558,947	38,558,947	—
Additional paid in capital	3,058,710	1,395,827	181,191
Accumulated other comprehensive loss	(7,557,999)	(7,221,294)	246,203
Accumulated deficit	(39,182,591)	(24,936,713)	(10,464,219)
Total stockholders’ equity	$7,599,668	20,519,368	2,685,776
Total liabilities and stockholders’ equity	$40,878,379	38,988,063	13,641,144

The accompanying notes form an integral part of these consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEAR
ENDED DECEMBER 31

(Amounts expressed in US$ unless otherwise indicated.)

		Restated (*)	Restated (*)
	January 1 –	January 1 –	January 1 –
	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$24,988,171	16,999,437	9,763,196
Operating expenses:
Cost of revenues	(27,092,577)	(16,955,555)	(9,602,058)
Research and development expenses	(1,877,907)	(1,038,547)	(541,241)
General and administrative expenses	(9,040,589)	(6,053,503)	(3,234,773)
Selling and marketing expenses	(1,646,144)	(1,256,315)	(257,330)
Other income	187,063	133,899	67,466
Other expenses	(399,124)	(882,127)	(229,669)
Total operating expenses	(39,869,278)	(26,052,148)	(13,797,605)
Loss from operations	(14,881,107)	(9,052,711)	(4,034,409)
Financial income	2,567,118	180,267	16,803
Financial expense	(1,931,889)	(4,712,402)	(612,562)
Loss before income tax expense	(14,245,878)	(13,584,846)	(4,630,168)
Income tax expense	—	(887,648)	—
Net loss	$(14,245,878)	(14,472,494)	(4,630,168)
Net loss attributable to common stockholders	(14,245,878)	(14,472,494)	(4,630,168)
Weighted-average shares used to compute net loss per share attributable to
– Common stockholders, basic and diluted	34,506,400	26,787,730	18,668,710
Net loss per attributable to common stockholders, basic and diluted	(0.41)	(0.54)	(0.25)
Other comprehensive loss
Foreign currency translation adjustments	$(336,705)	(7,467,497)	107,249
Total comprehensive loss	$(14,582,583)	(21,939,991)	(4,522,919)
(*)	See restatement of financial statements in note 2.4 for further details.

The accompanying notes form an integral part of these consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE
PERIOD JANUARY 1 – DECEMBER 31

(Amounts expressed in US$ unless otherwise stated.)

							Additional	Accumulated
	Series A Preferred Stock		Series B Preferred Stock		Common stock		paid in	comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	loss	deficit	equity
January 1, 2020	9,260,547	10,722,511	—	—	9,000,000	90	—	138,954	(5,834,051)	5,027,504
Net loss	—	—	—	—	—	—	—	—	(4,630,168)	(4,630,168)
Conversion of convertible notes, Series A preferred shares into ordinary shares	816,326	2,000,000	—	—	—	—	—	—	—	2,000,000
Stock-based compensation expenses	—	—	—	—	—	—	181,191	—	—	181,191
Foreign currency translation adjustment	—	—	—	—	—	—	—	107,249	—	107,249
December 31, 2020	10,076,873	12,722,511	—	—	9,000,000	90	181,191	246,203	(10,464,219)	2,685,776
January 1, 2021	10,076,873	12,722,511	—	—	9,000,000	90	181,191	246,203	(10,464,219)	2,685,776
Net loss	—	—	—	—	—	—	—	—	(14,472,494)	(14,472,494)
Issuance of warrant	—	—	—	—	—	—	345,880	—	—	345,880
Issuance of common stock upon settlement of restricted stock units	—	—	—	—	3,411,057	—	767,908	—	—	767,908
Conversion of convertible notes into Series B preferred stocks	—	—	3,764,020	8,848,947	—	—	—	—	—	8,848,947
Issuance of series B preferred Stock	—	—	8,221,262	29,710,000	—	—	—	—	—	29,710,000
Stock-based compensation expenses	—	—	—	—	—	—	83,843	—	—	83,843
Exercise of stock-based awards	—	—	—	—	25,375	—	17,005	—	—	17,005
Foreign currency translation adjustment	—	—	—	—	—	—	—	(7,467,497)	—	(7,467,497)
December 31, 2021	10,076,873	12,722,511	11,985,282	38,558,947	12,436,432	90	1,395,827	(7,221,294)	(24,936,713)	20,519,368
January 1, 2022	10,076,873	12,722,511	11,985,282	38,558,947	12,436,432	90	1,395,827	(7,221,294)	(24,936,713)	20,519,368
Net loss	—	—	—	—	—	—	—	—	(14,245,878)	(14,245,878)
Stock-based compensation expenses	—	—	—	—	—	—	1,657,709	—	—	1,657,709
Exercise of stock-based awards	—	—	—	—	15,625	—	5,174	—	—	5,174
Foreign currency translation adjustment	—	—	—	—	—	—	—	(336,705)	—	(336,705)
December 31, 2022	10,076,873	12,722,511	11,985,282	38,558,947	12,452,057	90	3,058,710	(7,557,999)	(39,182,591)	7,599,668

The accompanying notes form an integral part of these consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31

(Amounts expressed in US$ unless otherwise stated.)

		Restated (*)	Restated (*)
	January 1 -	January 1 –	January 1 –
	December 31, 2022	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net loss	(14,245,878)	(14,472,494)	(4,630,168)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,096,939	5,473,037	2,721,636
Loss on disposal of assets	143,527	178,619	12,045
Stock-based compensation	1,662,883	868,756	181,191
Non-cash interest expense/income, net	799,543	262,904	180,258
Foreign exchange (gains) / losses	(2,337,815)	4,086,004	414,099
Other non-cash	665,725	666,109	66,607
Changes in operating assets and liabilities:
Account receivable	(210,006)	(191,623)	(8,119)
Inventories	(2,103,922)	(1,749,477)	(253,507)
Other current assets	(1,151,363)	(2,880,347)	(885,203)
Accounts payable	1,659,783	2,372,830	857,264
Deferred revenue	662,425	1,032,912	44,246
Income taxes payable	(530,065)	887,648	—
Other liabilities	422,606	(571,879)	229,661
A. Net cash used in operating activities	(5,465,618)	(4,037,001)	(1,069,990)
Cash flow from investing activities
Purchases of vehicles	(7,185,802)	(22,004,501)	(8,481,610)
Purchases of other property, plant and equipment	(803,661)	(828,943)	(731,236)
Proceeds from sale of equipment	38,133	—	—
Purchases of intangible assets	(208,690)	(58,352)	(20,934)
B. Net cash used in investing activities	(8,160,020)	(22,891,796)	(9,233,780)
Cash flow from financing activities
Proceeds from issuance of convertible notes	10,000,000	100,000	8,425,018
Proceeds from issuance of series B preferred stock	—	29,710,000	—
Proceeds from sale of Series A preferred stock	—	—	2,000,000
Proceeds from term loans	5,467,987	14,825,000	—
Payments of term loans	(4,209,340)	(1,541,314)	—
C. Net cash from financing activities	11,258,647	43,093,686	10,425,018
D. (Decrease) / Increase in cash and cash equivalents and restricted cash	(2,366,991)	16,164,889	121,248
E. Effect of exchange rate changes	(351,168)	(6,451,448)	(188,589)
F. Net (decrease) / increase in cash and cash equivalents	(2,718,159)	9,713,441	(67,341)
G. Cash and cash equivalents at beginning of the year	13,215,729	3,502,288	3,569,629
Cash and cash equivalents at the end of the period	10,497,570	13,215,729	3,502,288
Supplemental disclosures of cash flow information:
Cash paid, received for:
– Interest, net	(903,043)	(183,226)	16,802
– Income taxes	(530,065)	—	—
(*)	See restatement of financial statements in note 2.4 for further details.

The accompanying notes form an integral part of these consolidated financial statements.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

1 — DESCRIPTION OF BUSINESS

Marti Technologies Inc, (“Marti” or “the Company”) was established on October 26, 2018 (inception date) in Delaware, USA. The registered address of the Company is 3500 South DuPont Highway in the City of Dover, County of Kent, Delaware 19901.

Marti is a mobility provider engaged in delivering technology enabled transportation solutions via electric scooters, electric bikes and electric mopeds for urban areas. Founded on a proprietary technology platform, the Company currently offers electric moped, electric bike, and electric scooter rental services serviced by proprietary software systems and Internet of Things (“IoT”) infrastructure across Turkey via its mobile application.

As of December 31, 2022, the Company operates through its subsidiary Martı İleri Teknoloji Anonim Şirketi (“Martı İleri”). The Company together with its consolidated subsidiary will be referred to as the “Group” hereafter.

On August 1, 2022 Galata Acquisition Corp, (NYSE: GLTA) a special purpose acquisition company led by Callaway Capital with $146.6 million in trust, announced the execution of a definitive business combination agreement with Marti Technologies Inc. Marti and Galata continue to work to achieve that and upon closing of the transaction, the Company will be named Marti Technologies Inc., and Marti’s ordinary shares are expected to trade on the New York Stock Exchange under the ticker symbol “MRT”.

The combined company is hoping to receive up to approximately US$ 148.7 million held in Galata’s trust account at closing of the transaction, subject to any redemptions by existing Galata shareholders.

The business combination agreement indicates a pro forma enterprise value of approximately $549 million for the value of the Company Existing Marti shareholders will roll-over and retain 100% of their existing equity. Additionally, the parties have received commitments for US$ 53.0 million in new investments from GLTA’s sponsors and outside investors through a convertible note private investment in public equity (“PIPE”). The parties intend to raise additional capital of US$ 97.0 million post-announcement, though there is no guarantee that such funds will be able to be raised.

The transaction, which has been unanimously approved by the boards of directors of Marti and GLTA, is expected to be closed in the third quarter of 2023, subject to, among other things, completion of SEC review, approval of GLTA shareholders, and regulatory approvals.

2 — BASIS OF PRESENTATION AND GOING CONCERN

2.1Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned subsidiary.

All inter-company balances and transactions have been eliminated, The Company uses the U.S dollar (“US$”) as its functional currency. The consolidated financial statements have been presented in US$.

Hyperinflationary accounting

Marti İleri Teknoloji A.Ş. has used Turkish Lira (“TL”) as functional currency until the end of February 2022. Since the cumulative three-year inflation rate has risen to above 100% at the end of February 2022, based on the Turkish nation-wide consumer price indices announced by Turkish Statistical Institute (“TSI”) Turkey is considered a hyperinflationary economy under FASB ASC Topic 830, Foreign Currency Matters starting from March 1, 2022.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

2 — BASIS OF PRESENTATION AND GOING CONCERN (Continued)

Consequently, Marti İleri Teknoloji A.Ş. whose functional currency was TL until the end of February 2022, has remeasured its financial statements prospectively into new functional currency — US$ which is the non-highly inflationary currency in accordance with ASC 830-10-45-11 and ASC 830-10-45-12. According to ASC 830-10-45-9, ASC 830-10-45-10 and ASC 830-10-45-17, at the application date (March 1, 2022), the opening balances of non-monetary items are remeasured in US$ (new functional currency for Marti İleri Teknoloji A.Ş.) which is the functional currency of Marti Technologies Inc. Subsequently, non- monetary items are accounted for as if they had always been assets and liabilities in US$. Monetary items are treated in the same manner as any other foreign currency monetary items. Subsequently, monetary items are remeasured into US$ using exchange rates as at balance sheet date. Differences arising from the remeasurement of monetary items are recognized in profit or loss.

2.2Going concern

The Group has experienced recurring operating losses from operating activities since its inception. To date, these operating losses have been funded primarily by shareholders. The Group had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations.

These consolidated financial statements have been prepared in accordance with the going concern principle. The Group management has assessed the going concern assumptions of the Group during the preparation of these consolidated financial statements. The Group had net losses of US$ 14,245,878, accumulated losses of US$ 39,182,591 for the year ended December 31, 2022. The Group has used US$ 5,465,618 cash for its operations during the same period and the Group borrowed US$ 1,000,000 in February 2023 and US$1,000,000 in March 2023 and US$ 2,300,000 in April 2023 from institutional investors as pre-funded convertible notes.

The Management believes there are no events or conditions that give rise to doubt about the ability of the Group to continue as a going concern for twelve months after the release of the consolidated financial statements. The assessment includes knowledge of the Group’s subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation thereto. Furthermore, the review of the strategic plan and budget, including expected developments in liquidity were considered. In addition, the Group management prepared alternative scenarios to assess the ability of the Group to continue its operations in case no additional funding is obtained, and it has been concluded that adequate resources and liquidity are available to meet the cash flow requirements for the next twelve months after the release of these consolidated financial statements, and it is reasonable to apply the going concern basis as the underlying assumption for the consolidated financial statements.

2.3Comparative financial information

To determine the financial status and performance trends, the consolidated financial statements of the Group have been prepared in comparison with the consolidated financial statements of previous periods.

2.4Restatement of financial statements

The Group, along with its independent registered public accounting firm, identified errors in the previously issued consolidated financial statements for December 31, 2021 and 2020, related to the presentation of operating lease costs in the Statement of Operations and Comprehensive Loss, and the Statement of Cash Flows and the presentation of interest income and expense in the Statement of Cash Flows.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

2 — BASIS OF PRESENTATION AND GOING CONCERN (Continued)

Lease related costs previously presented as a financial expense have now been included in ‘costs of revenues’, and the related lease payments previously presented as a financing cash outflow are now included as an operating cash outflow. Net interest expense previously included within financing cash flows has been reclassified to operating cash flows.

As a result, the Group has restated these consolidated financial statements to correct for these errors. The related footnotes to these consolidated financial statements have also been restated accordingly. These revisions did not impact the overall net loss, stockholders’ equity or overall net increase or decrease in cash and cash equivalents.

Consolidated statement of operations and comprehensive loss;

	As reported		As restated
	January 1 –		January 1 –
	December 31, 2021	Restatement	December 31, 2021
Operating expenses:
Cost of revenues	(16,743,246)	(212,309)	(16,955,555)
Total operating expenses	(25,839,839)	(212,309)	(26,052,148)
Loss from operations	(8,840,402)	(212,309)	(9,052,711)
Financial expense	(4,924,711)	212,309	(4,712,402)
Net loss	(14,472,494)	—	(14,472,494)

	As reported		As restated
	January 1 –		January 1 –
	December 31, 2020	Restatement	December 31, 2020
Operating expenses:
Cost of revenues	(9,518,360)	(83,698)	(9,602,058)
Total operating expenses	(13,713,907)	(83,698)	(13,797,605)
Loss from operations	(3,950,711)	(83,698)	(4,034,409)
Financial expense	(696,260)	83,698	(612,562)
Net loss	(4,630,168)	—	(4,630,168)

Consolidated statement of cash flows;

	As reported		As restated
	January 1 –		January 1 –
	December 31, 2021	Restatement	December 31, 2021
Depreciation and amortization	6,146,879	(673,842)	5,473,037
Non-cash interest expense/income, net	658,439	(395,535)	262,904
A. Net cash used in operating activities	(2,967,624)	(1,069,377)	(4,037,001)
Payments of lease obligations	(886,151)	886,151	—
Payments of term loans	(1,904,807)	363,493	(1,541,314)
Interest received from bank	180,267	(180,267)	—
C. Net cash from financing activities	42,024,309	1,069,377	43,093,686
F. Net increase in cash and cash equivalents	9,713,441	—	9,713,441

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

2 — BASIS OF PRESENTATION AND GOING CONCERN (Continued)

	As reported		As restated
	January 1 –		January 1 –
	December 31, 2020	Restatement	December 31, 2020
Depreciation and amortization	2,936,156	(214,520)	2,721,636
Non-cash interest expense/income, net	265,359	(85,101)	180,258
A. Net cash used in operating activities	(770,369)	(299,621)	(1,069,990)
Payments of lease obligations	(298,218)	298,218	—
Payments of term loans	(18,205)	18,205	—
Interest received from bank	16,802	(16,802)	—
C. Net cash from financing activities	10,125,397	299,621	10,425,018
F. Net (decrease) / increase in cash and cash equivalents	(67,341)	—	(67,341)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

3.1	Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

Significant items subject to estimates and assumptions include those related to useful lives of property and equipment, including electric moped, electric bikes and electric scooters, legal contingencies, valuation allowance for deferred tax assets, determination of contract term of rental building and vehicle related to operating lease right of use assets, valuation of warrant liability and the valuation of stock-based compensation. Actual results could differ from those estimates.

3.2	Principles of consolidation

The accompanying consolidated financial statements include the accounts of Marti Technologies Inc, and its wholly owned subsidiaries (collectively, the Group). Subsidiaries are entities controlled by Marti Technologies Inc. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra- group transactions, are eliminated in the preparation of the consolidated financial statements. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of Group’s interest in the investee.

Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment. Carrying value of shares owned by the Group has been eliminated in Stockholders’ equity and statement of operations accounts.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.3	Operating Segments (Revised)

The Group comprises the following main operating segments: Two-wheeled electric vehicle rentals and ride-hailing. The Group’s ride-hailing operating segment consists of a service which matches riders with drivers traveling in the same direction to share car and motorcycle rides. The Group’s two-wheeled electric vehicle rentals operating segment consists of its electric scooter, electric bike, and electric moped rental services.

The Group is organised and managed on the basis of these operating segments. Being the reportable operating segments for the Group, they form the focus of the Group’s internal reporting systems and they are the basis used by the Chief Operating Decision Maker Oğuz Alper Öktem who is also the CEO of the Company and the Management Team for assessing the performance of the company and allocating resources within the business. With the new ride-hailing service progressing to a point within 2023 for the purposes of driving efficiency in management structures, achieving better balance in the scale of the operations and achieving better allocation of resources, the Group has now differentiated these two operating segments within 2023 which caused it to disclose these segments individually and revised the segment disclosure for 2022 beginning from October 2022, the commencement date of the ride-hailing service. There is no impact on the disclosures for 2021.

The ride-hailing service which was launched in October 2022, offers car and motorcycle ride-hailing options that connects riders with drivers traveling in the same direction. Riders and drivers agree on the price of the ride, though the Group currently does not enable payment over its mobile app or charge a fee for this service. With this addition, the Group is aligning the services to cater to a broader and more diverse customer base and better meet customer demand for both four-and two-wheeled vehicles. In the months leading up to the summer of 2024, the Group is planning to continue to invest in growing the ride-hailing business.

These operating segments offer different products and services and are managed separately because they require different technology and marketing strategies and are affected by different economic conditions.

Information regarding the results of each reportable operating segment is included below. Performance is measured based on an operating segment’s revenue, cost of revenue, selling and marketing expenses, general and administrative expenses and operating segment profit (loss)as included in the internal management reports that are reviewed by the Group’s Chief Operating Decision Maker and the Management Team. Operating segment profit/(loss) is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain operating segments relative to other entities that operate within these industries. The Group does not allocate assets to its reportable segments at this time, and no such information is provided to the CODM.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

For the year ended December 31 2022, the key financial information regarding the operating segments comprise the following:

	January 1 – December 31, 2022
	operating segments
		Two-wheeled
		electric vehicle
	Ride-hailing	rentals	Total
Revenue	—	24,988,171	24,988,171
Cost of revenues	(170,797)	(26,921,780)	(27,092,577)
Selling and marketing expenses	(803,033)	(843,111)	(1,646,144)
General and administrative expenses	(409,931)	(8,630,658)	(9,040,589)
Operating segment profit/(loss)	(1,383,761)	(11,407,378)	(12,791,139)

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.4	Revenue recognition

For the years ended December 31, 2022, 2021 and 2020, the Group recognized revenue from rides taken by individual users of the Marti mobile application (“Marti App”) as part of rental business, which the Group accounts for pursuant to ASC 842, Leases. Sales taxes, including value added taxes, are excluded from reported revenue.

Rental

The Group’s technology platform enables users to participate in Group’s rental program. To use a vehicle, the user contracts with Marti İleri via acceptance of the Marti User Agreement (“MuA”). Under the MuA, users agree that the Group retain the applicable fee as consideration for the renting of vehicles.

Riders pay on a per-ride basis with a valid credit card and / or from the preloaded wallet balances. The user must use the Marti App to rent the vehicles and must end the ride on the Marti App to conclude the trip. The Group’s performance obligation is to provide access to the vehicles over the user’s desired period of use. The Group accounts for revenue as operating lease revenue pursuant to ASC 842, Leases, and records revenue upon completion of each ride. The Group will only recognize revenue if collectability is probable. If the authorized payment agent is unable to collect the ride amount at the end of the ride, no revenue will be recorded, For such transactions revenue is recognized in the period when the collection is made. The transaction price of each ride is generally determined based on the period of use (minutes) and a predetermined rate per minute in addition to a starting fare, agreed to by the user prior to renting the vehicle. The Group treats rental associated credits, coupons, or rider incentives as a reduction to the revenue for the ride except for new business development coupons and rider referral program coupons. In the period when customers fund a preloaded wallet balance, the revenue is deferred until rides are actually taken by the user for the corresponding amounts.

The Group may also issue, at management’s sole discretion, credits to customers for discounts which may be used on future rides, issued as promotional codes. The value of those credits is recorded as reduction of revenues when the credits are used by customers.

Rider incentive programs

The Group has several rider incentive programs, which are offered to encourage rider activity on the Marti APP. Generally, the rider incentive programs are as follows:

Rider referral program

Under the rider referral program, both the referring rider and the referred new rider earn referral coupons when the referred rider completes their first ride on the Marti APP. The Group records the incentive as a liability at the time the incentive is earned by the referred and the referrer with the corresponding charges recorded as sales and marketing expense. Referral coupons typically expire within one month, The Group estimates breakage based on historical data.

Call center incentive coupons

Under the call center incentive coupons, when the rider experiences a problem such as a vehicle malfunction during the ride, and calls the call center of Marti, the call center supervisor can issue a coupon to the rider. Coupons typically expire within one year. The Group estimates breakage based on historical data.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

New business development coupons

The Group experimentally launches new products and services to continue its growth into adjacent, tech- enabled urban transportation services, introduce new forms of environmentally sustainable mobility services by leveraging its existing user base. It uses coupons to introduce and promote these new businesses and accounts for them as marketing expenses for new business development.

3.5	Deferred revenue

Deferred revenue consists of prepaid coupons to customers and wallet balances which allow customers to add funds upfront. These are short-term payables to customers generated by pre-payments for future rides. The Group does not record any significant financing component given that the customer paid for the services in advance, and the timing of the transfer of those services is at the discretion of the customer though the gift card expires after one year and after which, any remaining balance is recorded as revenue, even if it did not result in a ride.

3.6	Cost of revenues

Costs incurred in connection to Mobility offerings include but are not limited to: personnel-related costs, credit card processing fees, battery charging costs, repair and maintenance costs of electric vehicles, lease expenses for the vans and warehouses under operating leases, data center and networking expenses, mobile device and service costs, depreciation of rental vehicles, and certain direct costs.

3.7	Research and development

Research and development expenses primarily consist of costs related to the Group’s technology initiatives, as well as expenses associated with ongoing improvements to existing vehicles. Research and development expenses are recognized as incurred.

3.8	Sales and marketing

Sales and marketing expenses primarily consist of advertising expenses and services marketing costs. Sales and marketing costs are recognized as incurred.

3.9	General and administrative

General and administrative expenses primarily consist of salaries, professional service fees, depreciation expense of property and equipment other than rental vehicles, consultancy expenses, administrative fees and other costs.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.10	Income taxes

The Group accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement carrying amount and the income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. The Group recognizes the effect on deferred taxes of a change in tax rates in the period that includes the enactment date.

The Group records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more-likely-than-not to be realized. Management considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, existing taxable temporary differences, carryback availability and tax-planning strategies in assessing the need for a valuation allowance.

The Group evaluates uncertainty in income taxes by reviewing applicable tax law for all tax positions taken by the Group with respect to tax years for which the statute of limitations is still open. A tax benefit from a tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Recognized tax positions are measured as the largest amount of tax benefit greater than 50 percent likely of being realized. The Group presents interest and fines related to income taxes, if any, as a component of the income tax expense line in the accompanying consolidated statement of operations.

3.11	Cash and cash equivalents

Cash and cash equivalents include bank deposits in TL, U.S. dollar and EUR and highly liquid investments with an original maturity of 90 days or less at acquisition that are readily convertible to known of cash. Cash equivalents are stated at amortized cost which approximate its fair value.

3.12	Trade receivables

The Group collects the fees owed for completed transactions primarily from the rider’s authorized payment method. Payments are collected by the paying agent and transferred to the Group the next business day. The accounts receivable on the consolidated balance sheet represent the receivables from the authorized paying agent.

3.13	Financial liabilities

All interest-bearing loans are initially recognized at fair value less directly attributable transaction costs. After initial recognition, loans and borrowings are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in profit or loss when the liabilities are derecognized.

3.14	Amortization of debt discount and issuance costs

Long-term debt is initially recorded at its allocated proceeds, net of issuance costs. Debt issuance costs, consisting of fair value of the warrant at its issuance date and other issuance fees directly related to the debt, are offset against the initial carrying value of the debt and are amortized to interest expense over the estimated life of the debt using the effective interest method.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.15	Warrant

The Group accounts for issued warrants either as a liability or equity in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”) or ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Group’s Own Stock (“ASC 815-40”). Under ASC 480-10, warrants are considered a liability if they are mandatorily redeemable and they require settlement in cash, other assets, or a variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Group considers the requirements of ASC 815-40 to determine whether the warrants should be classified as a liability or as equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event, equity-classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date, liability-classified warrants are also accounted for at fair value on the issuance date and the fair value is marked-to-market in each reporting period.

3.16	Inventories

Inventories consists of spare parts used for maintenance and repair of the rental vehicles. The cost of inventories consists of all purchase costs, transformation costs and other costs which are done to get the inventories to their current state and locations, Inventories are valued at the lower of cost based on a weighted average cost method or net realizable value. The average cost of inventory consists of the price paid for spare parts plus freight from manufacturers and any customs or duties incurred.

3.17	Customs tariffs

Based on the regulations of the Turkish Ministry of Trade, The Turkish government imposes tariffs (the “Tariffs”) on certain goods imported into Turkey, including Marti’s rental vehicles. Accordingly, the Group pays the required percentage of Tariffs for the import of vehicles into Turkey. The costs associated with the Tariffs were capitalized as part of the associated costs of the vehicles when the vehicles were purchased. The costs were then depreciated and included in the consolidated statement of operations consistent with related vehicle depreciation policy.

3.18	Stock-based compensation expense

The Group periodically grants stock-based awards, including but not limited to, restricted ordinary shares, restricted share units and share options to eligible employees, directors and nonemployees.

Stock-based awards granted to employees and directors are measured at the grant date fair value of the awards and are recognized as compensation expense using the straight-line method over the requisite service period, which is generally the vesting period.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

The fair value of the Common Stock underlying the stock option awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our Common Stock at each meeting at which awards were approved. These factors included, but were not limited to;

●	the results of unrelated third-party values of the Company’s common stock,
●	the Group’s performance and market position, which may change over time,
●	the industry outlook,
●	the valuation of comparable companies,
●	the likelihood and timeline of achieving a liquidity event, such as an initial public offering, given prevailing market conditions.

The Group accounts for forfeitures as they occur. In the case of awards being forfeited because of a failure to achieve a service condition, the previously recognized expense is reversed in the period of forfeiture.

A change in any of the terms or conditions of stock-based awards is accounted for as a modification of the awards. The Group calculates incremental compensation cost of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested awards, the Group recognizes incremental compensation cost in the period the modification occurs. For awards not being fully vested, the Group recognizes the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original awards over the remaining requisite service period after modification.

3.19	Property and equipment

Property and equipment consist of equipment, furniture and fixtures, and rental electric scooters, electric bikes and electric mopeds. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over the estimated useful life of the related asset. Depreciation for property and equipment commences once they are ready for their intended use. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

The table below, shows the useful lives for the depreciation calculation using the straight-line method:

Estimated
economic
Type of asset	life (year)
Rental vehicles
– Rental electric scooters	2 – 3 years
– Rental electric e-bikes	2 – 3 years
– Rental electric mopeds	3 – 4 years
Furniture and fixtures	7 years
Leasehold improvements	1 – 5 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease, or the useful life of the assets.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.20	Vehicle deposits

Vehicle deposits consist of capital advances made in connection to purchase orders submitted to vehicle’s manufacturers. The deposits expected to be converted into fixed assets, such as new rental vehicles.

3.21	Leases

The Group adopted ASC 842 using the modified retrospective approach with an effective date as of the beginning of the fiscal year, January 1, 2019. The Group elected the package of transition provisions available for expired or existing contracts, which allowed the Group to carryforward the historical assessments of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. In accordance with ASC 842, the Group determines if an arrangement is or contains a lease at contract inception by assessing whether the arrangement contains an identified asset and whether the lessee has the right to control such asset. The Group determines the classification and measurement of its leases upon lease commencement. The Group enters into certain agreements as a lessor and either leases or subleases the underlying asset in the agreement to customers. The Group also enters into certain agreements as a lessee.

Lessor

The Group’s lease arrangements include vehicle rentals to riders. Due to the short-term nature of these arrangements, the Group classifies these leases as operating leases. The Group does not separate lease and non- lease components, such as roadside assistance provided to the lessee, in its lessor lease arrangements. Lease payments are variable based on duration of ride and are recognized as revenue upon the completion of each related ride. Taxes or other fees assessed by governmental authorities that are both imposed on and concurrent with each lease revenue-producing transaction and collected by the Group from the lessee are excluded from the consideration in its lease arrangements. The Group mitigates residual value risk of its leased assets by performing regular maintenance and repairs, as necessary, and through periodic reviews of asset depreciation rates based on the Group’s ongoing assessment of present and estimated future market conditions.

Lessee

The Group’s leases include real estate property to support its operations and vehicles that may be used for operations. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise such options.

The Group determines if an arrangement is or contains a lease at contract inception. The Group recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date. The lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date.

The Group determines if an arrangement is a lease and for other than short term leases, classifies that lease as either an operating or finance lease at inception. Operating leases are included in “Operating lease right of use assets,” and “Operating lease liabilities in the Consolidated Balance Sheets.

Key estimates and judgments include how the Group determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term, and (3) lease payments.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Group cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Group generally uses its incremental borrowing rate as the discount rate for the lease. The Group’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Group does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all the Group’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Group option to extend (or not to terminate) the lease that the Group is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the lease liability comprise of the following:

●	Fixed payments, including in-substance fixed payments, owed over the lease term,
●	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the lease commencement date,
●	Amounts expected to be payable under a Group-provided residual value guarantee.

The operating lease right of use assets is initially measured at cost, which comprises the initial amount of the operating lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease right of use assets is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Group monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding operating lease right of use assets unless doing so would reduce the carrying amount of the operating lease right of use assets to an amount less than zero. In that case, the amount of the adjustment that would result in a negative operating lease right of use assets balance is recorded in statement of operations. The Group has elected not to recognize operating lease right of use assets and operating lease liabilities that have a lease term 12 months or fewer. The Group recognizes the lease payments associated with its short-term leases as an expense on a straight-line basis over the lease term.Variable lease payments associated with these leases are recognized and presented in the same manner as for all other Group leases.

3.22	Intangible assets, net

Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from one to three years.

Intangible assets, net is mainly composed of operating permits and licenses awarded to the Group, which allow the Group to operate the rental business. The Group tests intangible assets for impairment whenever events or changes in circumstances (qualitative indicators) indicate that intangible assets might be impaired.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.23	Impairment of non-current assets

Long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

3.24	Concentrations of credit risk

The Group’s cash and cash equivalents are potentially subject to concentration of credit risk. The Group has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions it uses are financially stable and, accordingly, minimal credit risk exists.

The Group measures assets and liabilities at fair value based on an expected exit price, which represents the amount that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis, whereby inputs used in valuation techniques, are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

●	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
●	Level 3: Unobservable inputs reflecting its own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Assets measured at fair value on a recurring basis

The carrying amounts of the Group’s financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, approximate their respective fair values due to their short-term nature. The Group’s assets and liabilities listed above are based on level 1 inputs.

Assets measured at fair value on a non-recurring basis

The Group’s non-financial assets, such as intangible assets, and property, equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES (Continued)

3.25	Recently issued accounting standards

In August 2018, the FASB issued ASU 2018-14, Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The Group adopted the ASU effective January 1, 2022. Its effect on the consolidated financial statements was not material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing inter-period tax allocations and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating income taxes to members of a consolidated group. ASU 2019-12 is effective for the Group’s annual periods beginning after December 15, 2021. Early adoption is permitted. The Group adopted the ASU during 2022 and it did not have a material effect on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt- Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity- classified written call options (for example, warrants) that remain equity classified after modification or exchange. The provisions of ASU 2021-04 are effective for annual reporting periods beginning after December 15, 2021, and interim reporting periods within those annual periods, with early adoption permitted. The ASU is applied prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Group adopted the ASU effective January 1, 2022. Its effect on the consolidated financial statements was not material.

In October 2021, the FASB issued ASU 2021-07, Compensation — Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Stock-Based Awards (a consensus of the Private Company Council), which provides private companies with a practical expedient to determine their restricted share price, or option-based award share price input, using a ‘reasonable application of a reasonable valuation method’. The practical expedient applies to both employee and nonemployee awards, is only applicable for equity-classified stock-based payment awards and is applied on a measurement date-by-measurement date basis. ASU 2021-07 is effective for the Company’s annual periods beginning after December 15, 2021, and interim periods in fiscal years beginning after December 15, 2022.The Group adopted the ASU effective January 1, 2022. Its effect on the consolidated financial statements was not material.

In November 2021, the FASB issued ASU 2021-09, Leases (Topic 842): Discount Rate for Lessees That Are Not Public Entities, which allows non-public entities to make the risk-free rate election by class of underlying asset, rather than at the entity-wide level. An entity that makes the risk-free rate election is required to disclose the asset classes for which it has elected to apply a risk-free rate. The amendments further require that when the rate implicit in the lease is readily determinable for any individual lease, the lessee use that rate (rather than a risk-free rate or an incremental borrowing rate), regardless of whether it has made the risk-free rate election. The ASU is effective for the Company’s annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Earlier application is permitted. The amendments apply on a modified retrospective basis to leases that exist at the beginning of the fiscal year of adoption. The Group adopted the ASU effective January 1, 2022. Its effect on the consolidated financial statements was not material.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

4 — PROPERTY, EQUIPMENT AND DEPOSITS

Property, equipment and deposits, net consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Rental vehicles	28,950,519	16,324,134	4,800,937
Furniture and fixtures	865,753	376,507	383,937
Leasehold improvements	868,243	564,795	433,296
Less: Accumulated depreciation	(11,356,857)	(3,638,874)	(1,921,293)
Total property and equipment, net	19,327,658	13,626,562	3,696,877
Vehicle deposits	95,226	6,735,549	3,947,834
Total property, equipment and deposits, net	19,422,884	20,362,111	7,644,711

As of December 31, 2022, vehicle deposits amounting to US$ 95,226 (December 31, 2021: US$ 6,735,549 and December 31, 2020: US$ 3,947,834), are mainly composed of down payments for electric scooters / electric bikes / electric mopeds that are expected to be delivered within 4 months beginning from date of initial payment.

Depreciation expense relating to property and equipment was US$ 9,018,323, US$ 5,450,858 and US$ 2,714,309 for the years ended December 31, 2022, 2021 and 2020 respectively. During the years ended December 31, 2022, 2021 and 2020 the Group recognized US$ 143,527, US$ 178,619 and US$ 12,045 respectively, in losses related to the disposal of property and equipment.

Rental vehicles amounting to US$ 28,950,519 (December 31, 2021: US$ 16,324,134 and December 31, 2020: None) were pledged to PFG in relation to the loan and security agreements with PFG dated January 2021, October 2022 and December 2022.

The following table summarizes the depreciation expenses recorded in the consolidated statement of operations for the years ended at December 31, 2022, 2021 and 2020.

	December 31,	December 31,	December 31,
	2022	2021	2020
Cost of revenues	8,456,349	5,203,696	2,411,051
General and administrative expenses	561,974	247,162	303,258
Total depreciation	9,018,323	5,450,858	2,714,309

5 — INTANGIBLE ASSETS

Intangible assets, net consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Other intangible assets	250,908	48,601	25,541
Less: Accumulated amortization	(91,331)	(15,278)	(5,670)
Total intangible assets, net	159,577	33,323	19,871

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

5 — INTANGIBLE ASSETS (Continued)

The following table summarizes the amortization expenses recorded in the consolidated statement of operations, for the year ended on December 31,2022, 2021 and 2020.

	December 31,	December 31,	December 31,
	2022	2021	2020
General and administrative expenses	78,616	22,179	7,327
Total	78,616	22,179	7,327

6 — OTHER CURRENT ASSETS

Other current assets consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Deferred VAT	3,134,708	2,431,342	891,875
Prepayments	297,319	167,165	372,638
Other	135,302	11,429	4,754
Total	3,567,329	2,609,936	1,269,267

7 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Cash at banks	10,497,570	13,215,729	3,502,288
– Time deposit	8,398,404	4,082,644	1,402,618
– Demand deposit	2,099,166	9,133,085	2,099,670
Total	10,497,570	13,215,729	3,502,288

As of December 31, 2022, 2021 and 2020 the details of the Group’s time deposit, maturity dates and interest rates are as follows:

December 31, 2022

Currency	Maturity	Interest rate %	December 31, 2022
US$	January 31, 2023	3	7,409,009
TL	January 2, 2023	14	695,250
TL	January 10, 2023	15	128,354
TL	January 16, 2023	15	106,962
TL	January 25, 2023	20	58,829
Total			8,398,404

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

7 — CASH AND CASH EQUIVALENTS (Continued)

December 31, 2021

Currency	Maturity	Interest rate %	December 31, 2021
US$	January 2, 2022	1	2,565,340
US$	January 2, 2022	1	879,598
TL	January 4, 2022	17	457,648
TL	February 2, 2022	20	180,058
Total			4,082,644

December 31, 2020

Currency	Maturity	Interest rate %	December 31, 2020
US$	March 31, 2021	0.85	2,005,323
TL	January 2, 2021	13	94,347
Total			2,099,670

Due to the loan agreement with PFG dated January 20, 2021, the Group shall maintain certain amount of cash, in demand or time deposit accounts over which PFG has a first priority security interest.

8 — INVENTORIES

Other current assets consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Spare parts inventories	3,035,809	866,716	75,936
Advance payments for orders	296,581	453,244	203,401
Total	3,332,390	1,319,960	279,337

Other inventories and related advance payments mainly consist of spare parts used for maintenance and repair of the rental vehicles and related advance payments that are consumed for daily operations.

9 — ACCOUNTS RECEIVABLES AND PAYABLES

Account receivables consisted of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Trade receivable	286,563	55,248	28,909
Deposits and guarantees given	88,591	121,317	59,155
Total	375,154	176,565	88,064

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

9 — ACCOUNTS RECEIVABLES AND PAYABLES (Continued)

Account payables consist of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Payables to suppliers	3,226,160	1,239,699	816,968
Payables to customs tax authority(*)	347,624	793,941	—
Total	3,573,784	2,033,640	816,968
(*)	See note 21.

10 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Payroll liabilities	337,704	73,464	136,976
Expense accruals	300,207	—	—
Non-income-based taxes and funds payable	292,863	248,863	101,175
Lawsuit provision	200,818	29,132	10,244
Unused vacation liability	167,863	44,567	50,247
Customs tax provision(*)	78,232	394,029	—
Provision for occupation expense	—	—	340,462
Other current liabilities	140,282	—	—
Total	1,517,969	790,055	639,104
(*)

Based on the best estimation of the Group Management, US$ 78,232 of provision for the fine related to the customs tax detailed in note 21 has been accrued in the consolidated financial statements as of December 31, 2022 (December 31, 2021: US$ 394,029 and December 31, 2020: None).

11 — SHORT-TERM AND LONG-TERM FINANCIAL LIABILITIES

Borrowings

In January 2021, October 2022 and December 2022 the Group entered into Loan and Security Agreements with PFG (“Partners for Growth”). Following the amendment to these agreements, the total borrowed amount increased to US$ 20,000,000 which is repaid by the Group monthly. In connection with the funding of the first tranche in January 2021, the Group issued the Lender warrants to purchase 71,522 shares of Marti’s common stock at an exercise price per share of US$ 2.53. In connection with the funding of the second and third tranche in December 2021, the Group issued the Lender warrants to purchase a further 71,522 shares of Marti’s common stock at an exercise price of US$ 2.53 per share (collectively, the “PFG Share Warrants”). In connection with the funding of the fifth tranche in October 2022 (5A) and December 2022 (5B), the Group issued the Lender warrants up to US$ 1,000,000 (US$ 1 for each US$ 1 of principal amount of convertible note) that is exercisable into convertible notes (collectively, the “PFG Convertible Warrants”). Both The PFG Share and Convertible Warrants are exercisable within seven years from their respective dates of issuance.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

11 — SHORT-TERM AND LONG-TERM FINANCIAL LIABILITIES (Continued)

The PFG Share Warrants are classified as a component of permanent equity because they are freestanding financial instruments that are legally detachable and separately exercisable from the shares of common stock or convertible notes with which they were issued, are immediately exercisable, do not embody an obligation for the Company to repurchase its shares or convertible notes, and permit the holders to receive a fixed number of shares of common stock upon exercise for warrants to purchase of stocks. In addition, the PFG Share Warrants do not provide any guarantee of value or return.

The PFG Share Warrants are also freestanding financial instruments which are detachable and separately exercisable. As the PFG Convertible Warrants provide the rights to the holder to exercise and convert such warrant into convertible debt or subsequently in cash or equity of the Company, the warrant is an obligation of the issuer. Upon exercise of the warrant, the holder will receive a convertible debt instrument, which is a liability classified instrument. The terms of the convertible debt may require the issuer to settle the note upon maturity by transferring cash assets. Accordingly, regardless of the other potential settlement alternatives, the fact that the convertible notes issued upon exercise of the warrant could require settlement upon maturity in cash indicates that the warrant should be classified as liability.

The Group valued the PFG Share Warrants at issuance using the Black-Scholes option pricing model and determined the fair value of the PFG Share Warrants to be US$ 171,445 for the first tranche, US$ 174,435 for the second and third tranche in January 2021. The grant-date fair value of options granted during the year 2021 was US$ 2.48. The key inputs to the valuation model included an average volatility of 65%, risk free rate of 7.8%, an expected term of 7.0 years. For the valuation of the PFG Convertible Warrants a further probability-weighted settlement scenario valuation was applied for the conversion and settlement features of the underlying convertible debt. The fair value of this tranche was thus determined as US$ 140,283.

As of December 31, 2022, 2021 and 2020 the details of the borrowings are as follows:

	Contractual
	interest rate %	Maturity date	2022	2021	2020
Convertible debts of which principal and accumulated interest expenses, net	4.00	November 6, 2021	—	—	8,604,359
Short-term loan, net	15.70	March 1, 2023	298,838	—	—
Prefunded convertible note, long term	20.00	August 18, 2024	2,151,128	—	—
Prefunded convertible note, long term	20.00	October 9, 2024	3,136,796	—	—
Prefunded convertible note, long term	20.00	December 8, 2024	5,115,616	—	—
Term loan, net	10.25	January 21, 2024	1,731,730	3,332,340	—
Term loan, net	10.25	December 17, 2024	6,521,082	9,723,781	—
Term loan, net	10.25	December 13, 2025	1,947,063	—	—
Term loan, net	10.25	October 11, 2025	2,771,901	—	—
Total financial liabilities, net			23,674,154	13,056,121	8,604,359
of which classified as current financial liabilities, net			7,293,982	5,643,514	8,604,359
of which classified as non-current financial liabilities, net			16,380,172	7,412,607	—

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

11 — SHORT-TERM AND LONG-TERM FINANCIAL LIABILITIES (Continued)

As at December 31, maturity profile of financial liabilities comprised the following:

	December 31,	December 31,	December 31,
Year ending December 31:	2022	2021	2020
2021	—	—	8,604,359
2022	—	5,643,514	—
2023	7,293,982	4,671,680	—
2024	14,903,496	2,740,927	—
2025	1,476,676	—	—
Total	23,674,154	13,056,121	8,604,359

Prefunded convertible notes:

Prefunded convertible notes are presented as a financial liability in the consolidated financial statements. On issuance of the prefunded convertible notes, the liability is measured at fair value, and subsequently carried at amortized cost (net of transaction costs) until it is extinguished on conversion or redemption. Prefunded convertible notes are classified as long-term liabilities based on the expected conversion date in accordance with the prefunded convertible note agreements.

Maturity of the convertible note agreements are two-years. The rate of interest on the convertible notes is 20% compound per annum.

12 — OPERATING LEASE LIABILITIES

Operating lease liabilities comprise the following:

	Interest	December 31,	Interest	December 31,	Interest	December 31,
	rate %	2022	rate %	2021	rate %	2020
Short-term lease liabilities	14 – 36	2,152,677	14 – 24	650,665	14 – 22	443,693
Long-term lease liabilities	14 – 36	674,496	14 – 24	619,774	14 – 22	393,913
Total		2,827,173		1,270,439		837,606

As at December 31, 2022 and 2021 maturity of the operating lease liabilities are as follows:

	December 31,	December 31,	December 31,
	2022	2021	2020
2021	—	—	443,693
2022	—	650,665	393,913
2023	2,152,677	184,428	—
2024	334,300	158,722	—
2025	260,854	151,633	—
2026	79,342	124,991	—
Total	2,827,173	1,270,439	837,606

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

12 — OPERATING LEASE LIABILITIES (Continued)

The following table presents supplemental information used to calculate the present value of operating lease liabilities:

	December 31,	December 31,	December 31,
	2022	2021	2020
Weighted average remaining lease term (in years)	1.64	2.28	1.77
Weighted average interest rate	26%	20%	17%

Supplemental cash flow information related to operating leases included in cash flow from operating activities was as follows:

	December 31,	December 31,	December 31,
	2022	2021	2020
Cash paid for operating leases	(2,837,048)	(886,151)	(298,218)
Total	(2,837,048)	(886,151)	(298,218)

13 — OPERATING LEASE RIGHT OF USE ASSETS

Operating lease right of use assets comprise the following:

	December 31,	December 31,	December 31,
	2022	2021	2020
Buildings	2,275,718	1,622,472	1,003,804
Vehicles	3,941,983	228,251	70,521
Less: Accumulated depreciation	(2,694,226)	(580,284)	(236,719)
Total	3,523,475	1,270,439	837,606

The following table summarizes the operating lease expenses recorded in the consolidated statement of operations for the years ended on December 31, 2022, 2021 and 2020.

	December 31,	December 31,	December 31,
	2022	2021	2020
Cost of revenues	3,390,748	886,151	298,218
Total	3,390,748	886,151	298,218

14 — REVENUE INFORMATION

For the years ended at December 31, 2022, 2021 and 2020 the Group’s gross profit on the based on operations comprised the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Rental revenues	26,769,058	18,004,117	10,985,126
Reservation revenue	62,577	76,684	100,040
Other revenue	103,033	21,528	58,240
Gross Sales	26,934,668	18,102,329	11,143,406

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

14 — REVENUE INFORMATION (Continued)

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Sales refunds	(69,409)	(104,868)	(34,916)
Sales discount	(1,877,088)	(998,024)	(1,345,294)
Net Sales	24,988,171	16,999,437	9,763,196

The Group has determined that collectability is not probable for revenue amounting to US$ 436,156, US$ 625,463 and US$ 24,287 for the years ended December 31, 2022, 2021 and 2020 respectively. These amounts will not be deemed probable until cash is received, at which point revenue would be recognized.

Deferred revenue

Deferred revenue consists of prepaid coupons and wallet balances which will be recorded as revenue when the relevant ride is taken, as that represents the satisfaction of the Group’s performance obligation.

	December 31,	December 31,	December 31,
	2022	2021	2020
Wallet	1,127,105	675,014	41,765
Other	201,300	37,688	—
Total	1,328,405	712,702	41,765

The table below shows the deferred revenue movement for the years ended December 31, 2022, 2021 and 2020,

	January 1,		2022		December 31,
	2022	Additions	Revenue	FX rate Adj	2022
Deferred revenue	675,014	6,631,916	(5,502,880)	(676,945)	1,127,105
Total	675,014	6,631,916	(5,502,880)	(676,945)	1,127,105

	January 1,		2021		December 31,
	2021	Additions	Revenue	FX rate Adj	2021
Deferred revenue	41,765	5,582,640	(4,571,465)	(377,926)	675,014
Total	41,765	5,582,640	(4,571,465)	(377,926)	675,014

	January 1,		2020		December 31,
	2020	Additions	Revenue	FX rate Adj	2020
Deferred revenue	—	101,608	(57,362)	(2,481)	41,765
Total	—	101,608	(57,362)	(2,481)	41,765

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

15 — OPERATING EXPENSES

For the years ended at December 31, 2022, 2021 and 2020 expenses consist of the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Cost of revenue	27,092,577	16,955,555	9,602,058
Research and development expenses	1,877,907	1,038,547	541,241
General and administrative expenses	9,040,589	6,053,503	3,234,773
Selling and marketing expenses	1,646,144	1,256,315	257,330
Total	39,657,217	25,303,920	13,635,402

For the years ended at December 31, 2022, 2021 and 2020 cost of revenue comprised the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Depreciation and amortization expense	8,456,349	5,203,696	2,411,051
Personnel expenses	7,702,964	5,188,288	3,422,051
Rental vehicle maintenance and repair expense	3,412,207	2,578,642	947,446
Operating lease expense	3,390,748	886,151	298,218
Data cost expense	1,388,243	698,599	277,097
Fuel expenses	771,863	270,161	224,160
Electricity expense	439,664	145,896	67,660
Commission expenses	327,227	259,271	206,419
Service vehicle maintenance expense	236,760	242,188	74,089
Short-term lease expenses	154,905	553,431	862,087
Disposal of assets expense	143,527	178,619	12,045
Occupancy tax expense	111,153	554,253	637,240
Warehouse expense	109,796	62,478	35,040
Travelling expense	23,098	19,637	30,317
Invoicing expenses	14,738	15,647	66,079
Other	409,335	98,598	31,059
Total	27,092,577	16,955,555	9,602,058

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

15 — OPERATING EXPENSES (Continued)

For the years ended at December 31, 2022, 2021 and 2020 general and administrative expenses comprise the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Personnel expenses	5,876,014	3,154,926	1,951,917
Consulting & legal expense	1,334,304	1,466,165	416,836
Depreciation and amortization expense	640,590	269,341	310,585
Office expenses	301,422	169,816	238,243
Transportation expense	161,727	137,632	150,652
Travelling expense	148,672	21,647	41,161
Software expense	134,423	102,518	30,444
Communication expense	87,886	119,500	5,410
Non-income-based taxes	37,820	446,764	44,189
Other	317,731	165,194	45,336
Total	9,040,589	6,053,503	3,234,773

For the years ended at December 31, 2022, 2021 and 2020 selling and marketing expenses comprise the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Social media expense	1,046,590	148,110	31,298
Promotional operating expense	257,039	102,207	40,576
Advertising consulting expense	178,403	78,736	105,334
Fair stand expense	80,000	17,255	33,648
Rider referral program expense	66,586	105,756	42,994
Promotional product expense	1,181	801,545	—
Other	16,345	2,706	3,480
Total	1,646,144	1,256,315	257,330

16 — OTHER EXPENSES

For the years ended December 31, 2022, 2021 and 2020 other expenses comprise the following

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Lawsuit provision expense	175,209	35,201	10,281
Customs tax penalty expense	103,714	—	—
Customs tax provision expense	78,232	591,982	—
Donations and grant	7,857	91,299	203,654
Tax base increase	—	85,448	—
Other	34,112	78,197	15,734
Total	399,124	882,127	229,669

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

17 — FINANCIAL INCOME AND EXPENSE

For the years ended December 31, 2022, 2021 and 2020 interest income consist of the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Foreign exchange gains, net	2,337,815	—	—
Interest income	229,303	180,267	16,803
Total	2,567,118	180,267	16,803

For the years ended December 31, 2022, 2021 and 2020 interest expenses consist of the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Interest expense related financial liabilities	1,884,753	612,861	180,259
Bank commission expenses	47,136	13,537	18,204
Foreign exchange losses, net	—	4,086,004	414,099
Total	1,931,889	4,712,402	612,562

18 — STOCKS

Common stocks

As of December 31, 2022, the Company has authority to issue 36,610,000 shares of common stock, with a par value of US$ 0.00001 per share (December 31, 2021, authority to issue 36,610,000 such shares, December 31, 2020, 22,084,561 such shares). As of December 31, 2022, there are 12,452,057 shares of common stock issued and outstanding (as of December 31, 2021; 12,436,432 shares and as of December 31, 2020; 9,000,000 shares).

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock. The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders; however, holders of common stock, as such, shall not be entitled to vote on any amendment that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote. There is no cumulative voting. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the common stockholders the Company.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

18 — STOCKS (Continued)

Preferred stocks

The summary of shares authorized and shares issued and outstanding with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations as of December 31, 2022, 2021 and 2020 are as follows:

	December 31, 2022		December 31, 2021		December 31, 2020
		Shares		Shares		Shares
	Shares	issued and	Shares	issued and	Shares	issued and
	authorized	outstanding	authorized	outstanding	authorized	outstanding
Series A-1 Preferred Stock	4,018,918	4,018,918	4,018,918	4,018,918	4,018,918	4,018,918
Series A-2 Preferred Stock	3,864,517	3,864,517	3,864,517	3,864,517	3,864,517	3,864,517
Series A-3 Preferred Stock	2,193,438	2,193,438	2,193,438	2,193,438	2,193,438	2,193,438
Series B-1 Preferred Stock	8,380,000	8,221,262	8,380,000	8,221,262	—	—
Series B-2 Preferred Stock	40,115	40,115	40,115	40,115	—	—
Series B-3 Preferred Stock	3,723,905	3,723,905	3,723,905	3,723,905	—	—
Total	22,220,893	22,062,155	22,220,893	22,062,155	10,076,873	10,076,873

Dividends

Prior to any dividends being declared or paid to holders of the common stock, the holders of the preferred stock are entitled to first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount at least equal to in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of preferred stock as would equal the product of the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and the number of shares of common stock issuable upon conversion of a share of preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of common stock and multiplying such fraction by an amount equal to the applicable original issue price of the respective series; if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of preferred stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest preferred stock dividend.

The applicable “Original Issue Price” shall mean: $2.4500 per share with respect to Series A-1 Preferred Stock; $0.1136 per share with respect to Series A-2 Preferred Stock; $1.1111 per share with respect to Series A-3 Preferred Stock; $3.6138 per share with respect to Series B-1 Preferred Stock; $2.5297 per share with respect to Series B-2 Preferred Stock; and $2.3490 per share with respect to Series B-3 Preferred Stock; in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

Liquidation

Series B preferred stock: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders Series B preferred stock are entitled to be paid out of the assets of the Company.

If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of such Series B Preferred Stock the full amount to which they shall be entitled under the holders of such shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

18 — STOCKS (Continued)

Series A Preferred Stock: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preference amounts required to be paid to the holders of Series B Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of such Series A Preferred Stock the full amount, the holders of such shares of Series A preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting

Each holder of outstanding shares of preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible.

The holders Series A preferred stock shall be entitled to elect one director of the Company, while the holders of Series B preferred stock, shall be entitled to elect two directors of the Company. In addition, the holders of record of the shares of common stock, shall be entitled to elect two directors of the Company. The holders of record of the shares of common stock and of any other class or series of voting stock, may elect the balance of the total number of directors of the Company.

19 — STOCK BASED COMPENSATION

2020 Stock plan

The Group has reserved 1,000,000 shares of common stock for issuance to officers, directors, employees and consultants of the Group pursuant to its 2020 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). In 2021, the Board of Directors of Marti approved it available, subject to the approval of the Company’s stockholders, to increase the number of shares of the Common Stock authorized for issuance under plan by 3,759,109 shares, from 1,000,000 shares to 4,759,109 shares. Of such reserved shares of Common Stock, 41,000 (December 31, 2021: 25,375) shares have been issued pursuant to restricted stock purchase agreements and, options to purchase 721,125 (December 31, 2021: 516,500) shares have been granted to employees, options to purchase 70,232 (December 31, 2021: 60,232) shares have been granted to the consultants, 3,411,057 (December 31, 2021: 3,411,057) shares have been granted to cofounders as Restricted Stock Units and 556,695 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

Stock options given to employees

The weighted average grant-date fair value of options granted to employees during the years 2022 and 2021 were US$ 3.82 and US$ 1.42 respectively. The total intrinsic value of options exercised during the year ended December 31, 2022 and 2021 was US$ 25,607 and US$ 36,631 respectively.

At December 31, 2022, there was US$ 688,145 (December 31, 2021: US$ 199,305) of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3 years. The total fair value of shares vested during the years ended December 31, 2022 and 2021 were US$ 278,933 and US$ 150,471 respectively.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

19 — STOCK BASED COMPENSATION (Continued)

The following table summarizes the activity related to restricted common stock for the years ended December 31, 2022, 2021 and 2020.

		Weighted
		average
		grant-date
	Number of	fair value
	shares	per share
Beginning balance, January 1, 2020	—	—
Granted	380,500	1.26
Vested	(132,251)	1.37
Canceled and forfeited	(22,000)	0.93
Ending balance, December 31, 2020	226,249	1.22
Beginning balance, January 1, 2021	226,249	1.22
Granted	136,000	1.42
Vested	(113,477)	1.33
Canceled and forfeited	(96,625)	1.23
Ending balance, December 31, 2021	152,147	1.31
Beginning balance, January 1, 2022	152,147	1.31
Granted	204,625	3.82
Vested	(138,303)	2.02
Canceled and forfeited	(10,250)	1.26
Ending balance, December 31, 2022	208,219	3.30

Stock options given to third-party consultant

During the years ended December 31, 2022 and 2021 the Board of Directors approved the issuance of Common Shares of 10,000 and 60,232 respectively, related to the 2020 Stock Plan to third-party consultants in exchange for professional services rendered.

As of December 31, 2022 there were 53,034 unvested nonemployee shares (December 31, 2021: 53,714) all of which were granted, and 10,680 were vested during 2022 (2021: 6,518). The weighted average grant- date fair value of options granted to third-party consultants during the years 2022 and 2021 were US$ 2.20 and US$ 1.96 respectively. As of December 31, 2022, there was US$ 116,655 (December 31, 2021: 105,279) of total unrecognized compensation cost related to the unvested nonemployee shares. That cost is expected to be recognized over the vesting period of 4 years.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

19 — STOCK BASED COMPENSATION (Continued)

The summary of common shares issued to consultants and the related fair value at issuance is as follows,

		Weighted
		average
		grant-date
	Number of	fair value
	shares	per share
Beginning balance, January 1, 2021	—	—
Granted(*)	60,232	1.96
Vested	(6,518)	1.96
Ending balance, December 31, 2021	53,714	1.96
Beginning balance, January 1, 2022	53,714	1.96
Granted	10,000	3.82
Vested	(10,680)	2.51
Ending balance, December 31, 2022	53,034	2.20
(*)

30,116 of these shares will vest on the occurrence of a public offering that is in compliance with the minimum stock price and gross proceeds defined in the service agreement with the consultant. The other 30,116 will vest over a four year period.

Stock-based compensation expense

Stock-based compensation expense is allocated based on (i) the cost center to which the award holder belongs, for employees, and (ii) the service rendered to the Group, for third-party consultants.

The following table summarizes total stock-based compensation expense for employees by account for the years ended December 31, 2022, 2021 and 2020.

	December 31,	December 31,	December 31,
	2022	2021	2020
Cost of revenues	8,978	19,419	16,150
General and administrative expenses	190,295	48,942	161,881
Selling and marketing expenses	15,954	2,707	3,159
Total	215,227	71,068	181,190

The following table summarizes total stock-based compensation expense for third-party consultant for the year ended December 31, 2022, 2021 and 2020.

	December 31,	December 31,	December 31,
	2022	2021	2020
General and administrative expenses	26,893	12,776	—
Total	26,893	12,776	—

The weighted-average grant-date fair values of stock options with a service condition granted to employees as of December 31, 2022, 2021 and 2020 were US$ 3.30, US$ 1.31 and US$ 1.27 per share, respectively. The fair value of stock options was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

19 — STOCK BASED COMPENSATION (Continued)

	2022 – July		2021 – January		2021 – July		2021 – October		2020 – August
Expected volatility	75.00%		65.00%		75.00%		75.00%		75.00%
Risk-free interest rate	0.72%		0.18%		0.72%		0.93%		0.22%
Probability weighted time to exit	3	years	3	years	5	years	5	years	4	years
Expected dividend yield	0		0		0		0		0

The weighted-average grant-date fair value of stock option with a service condition granted to third party consultant as of December 31, 2022 and 2021 are US$ 2.20, US$ 1.96 per share respectively. The fair value of stock option was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2022		2021
Expected volatility	75.00%		75.00%
Risk-free interest rate	0.72		0.93
Probability weighted time to exit	3	years	5	years
Expected dividend yield	0		0

Restricted stock units

During 2021, the Group granted restricted common stocks of 3,411,057 (2022: None, 2020: None) units to cofounders; for which the vesting is based on four years’ service condition. The grant-date fair values of common stocks granted to cofounders on the grant date was US$ 1.66. The fair value of stock option was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions. The stock-based compensation expense accounted as general administrative expense for the years ended December 31, 2022 and 2021 are US$ 1,415,589 and US$ 767,908, respectively (2020: None).

	2021
Expected volatility	75.00%
Risk-free interest rate	0.72
Probability weighted time to exit	5	years
Expected dividend yield	0

20 — INCOME TAXES

Income taxes — Delaware

Marti is subject to US federal income taxes and is generally open for examination from the year ended December 31, 2018, forward.

Corporate tax: Turkey

In Turkey, a statutory income tax rate of 23 percent applied to taxable income generated in 2022 (December 31, 2021: 25 percent, December 31, 2020: 22 percent). After January 1, 2023 an income tax rate of 20 percent will be applied to taxable income. Operating loss carryforwards can be deducted against corporate taxable income for a period of 5 years. Turkish Subsidiaries are subject to Turkish income taxes and are generally open for examination from the year ended December 31, 2022, forward.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

20 — INCOME TAXES (Continued)

Income withholding tax

10% withholding tax applies to profit distributions from the Turkish subsidiary to the Company.

Income tax expense

For the years ended December 31, 2022, 2021 and 2020 income tax expense was as follows, none of which related to the United States:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
Income tax expense	—	(887,648)	—
Total	—	(887,648)	—

For the years ended December 31, 2022, 2021 and 2020 loss before income tax expense consists of the following:

	January 1 –	January 1 –	January 1 –
	December 31,	December 31,	December 31,
	2022	2021	2020
U.S. operations	(4,199,652)	(1,934,339)	(409,723)
Foreign operations	(10,046,226)	(11,650,507)	(4,220,445)
Total	(14,245,878)	(13,584,846)	(4,630,168)

The components of Group’s net deferred tax assets and liabilities are as follows:

	December 31,	December 31,	December 31,
	2022	2021	2020
Deferred tax assets;
Net operating loss carryforwards	3,678,381	1,690,095	1,520,710
Other current assets	776,016	1,312,997	41,298
Stock-based compensation	565,018	216,918	38,050
Operating lease liabilities(*)	548,732	254,088	167,521
Financial liabilities	173,587	163,011	82,808
Accounts receivable, net	121,417	94,387	5,255
Accrued expenses and other current liabilities	89,475	16,951	96,411
Other non-current liabilities	71,445	14,933	11,681
Total deferred tax assets	6,024,071	3,763,380	1,963,734
Deferred tax liabilities;
Property, equipment and deposits, net	(1,428,847)	(731,113)	(379,515)
Operating lease right of use assets(*)	(687,993)	(254,088)	(167,521)
Other	(26,798)	(42,298)	(3,648)
Total deferred tax liabilities:	(2,143,638)	(1,027,499)	(550,684)
Less valuation allowance	(3,880,433)	(2,735,881)	(1,413,050)
Net deferred tax assets	—	—	—
(*)

The Company identified missing disclosures in the December 31, 2021 and 2020 comparative values previously disclosed in this table related to deferred tax balances for operating lease liabilities and operating lease right of use assets. Such amounts were previously omitted from this table, and the net impact on the deferred tax balance was zero. Such amounts have been added in the footnote above. This revision has no impact on the Company’s operating results or financial position for the period.

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

20 — INCOME TAXES (Continued)

Assessing the realizability of deferred tax assets requires the determination of whether it is more-likely- than-not that some portion or all the deferred tax assets will not be realized. In assessing the need for a valuation allowance, the Group management considered all sources of taxable income available to realize deferred tax assets, including the future reversal of existing taxable temporary differences, forecasts of future taxable income, and tax-planning strategies. Based on the weight of available evidence, which includes the Group’s historical cumulative net losses, the Group management recorded a valuation allowance on deferred tax assets not supported by reversing taxable temporary differences.

The valuation allowance for deferred tax assets as of December 31, 2022, 2021 and 2020 was US$ 3,880,433, US$ 2,735,881 and US$ 1,413,050 respectively, The following table reflects changes in tax valuation allowances for the years ended December 31, 2022, 2021 and 2020.

	2022	2021	2020
January 1,	2,735,881	1,413,050	1,162,612
Net change in the valuation allowance	1,144,552	1,322,831	250,438
– Change in valuation allowance	1,224,430	2,645,495	498,864
– Translation adjustments	(79,878)	(1,322,664)	(248,426)
December 31,	3,880,433	2,735,881	1,413,050

As of December 31, 2022, the Group has net operating loss carryforwards for income tax purposes of US$ 18,391,905 (December 31, 2021: US$ 8,416,337). Net operating loss carry forwards are comprised of amounts at foreign subsidiaries of US$ 15,677,287 (December 31, 2021: US$ 7,733,551) which are available to offset future taxable income, if any, which expires between 2023 and 2027 and amounts relating to U.S. operations of US$ 2,714,618 (December 31, 2021: US$ 682,786) which are available to offset future taxable income indefinitely.

Tax rate reconciliation

The following is a reconciliation of the statutory federal income tax rate to the Groups’ effective tax rate for the years ended December 31, 2022, 2021 and 2020:

	%	2022	%	2021	%	2020
Loss before income tax:		(14,245,878)		(13,584,846)		(4,630,168)
Income tax benefit at statutory rate	21.00	2,991,634	21.00	2,852,818	21.00	972,335
Tax exempt income	—	—	0.53	71,360	—	—
Nondeductible expenses	(5.46)	(777,764)	(9.92)	(1,347,007)	(10.39)	(481,153)
Currency remeasurement adjustments	(3.90)	(555,212)	—	—	—	—
Change in valuation allowance	(8.59)	(1,224,430)	(19.47)	(2,645,495)	(10.77)	(498,864)
Effect of different tax rates	(3.05)	(434,228)	(2.11)	(286,748)	(0.75)	(34,521)
Change in tax rates	—	—	3.44	467,424	0.91	42,203
Effective tax rate / tax charge:	—	—	(6.53)	(887,648)	—	—

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

21 — COMMITMENTS AND CONTINGENCIES

In January 2022, the Turkish customs authority began investigating the importation of scooters and e-bikes into the country. Based on expert advice, the Group management reviewed its import practices and decided to amend its import tax filings related to years 2021 and 2022.

The amendment related to 2022 resulted in additional import tax charges amounting to US$ 954,616 (2021: US$ 793,941) and a fine amounting to US$ 78,991 (2021: US$ 394,029). Together with the fine related to 2021, the Group paid fines amounting to US$ 437,731 in 2022.

The Customs Authority issued a decision as of January 5, 2023 charging a penalty of US$ 3,342,549 upon voluntary disclosure. On March 12, 2023 the Law numbered 7440 has entered into force, which provides for a tax amnesty and restructuring certain receivables. Pursuant to the Law numbered 7440, this additional fine of US$ 3,342,549 was included in the scope of the amnesty by the customs authority; therefore, it will not be subject to any payment as described in note 23.

Additionally, in May 2022 the Group Management voluntarily decided to amend the import tax product codes under the higher import tax product code for e-bikes. As a result of the Group Management’s amendment, an additional import tax charge amounting to US$ 338,701 emerged and was recorded in property, plant and equipment accounts accordingly. The Group Management applied for amnesty within the scope of the Law No. 7440 on April 10, 2023 The amendment for the e-bikes was not yet approved by the Customs Authority as of the issuance date of these consolidated financial statements. Until such amendment is approved, there is a possibility that the Customs Authority will reject the application for amnesty. In that case, the Group may face a fine of US$ 1,053,213. Nevertheless, if the Customs Authority rejects the amnesty application the Group management will appeal the rejection decision, which the Management assesses to result in the Group’s favor. Based on these best estimations of the Group Management, since the probability of this fine of US$ 1,053,213 to occur is remote, no provision related to the customs tax amendments has been accrued in these consolidated financial statements as of December 31, 2022.

22 — NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Since the Group was in a loss position for the years ended December 31, 2022, 2021 and 2020, basic net loss per share was the same as diluted net income per share for the periods presented. The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022, 2021 and 2020.

	2022	2021	2020
Numerator:
Net loss attributable to common stockholders	(14,245,878)	(14,472,494)	(4,630,168)
Denominator:
Basic and diluted weighted-average shares outstanding	34,506,400	26,787,730	18,668,710
Loss per share:
Basic and diluted loss per share	(0.41)	(0.54)	(0.25)

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	December 31,	December 31,	December 31,
	2022	2021	2020
Stock options	1,307,052	1,322,677	1,000,000
Warrants	143,044	143,044	—

MARTI TECHNOLOGIES INC. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL

STATEMENTS AS AT AND FOR THE YEARS ENDED AT DECEMBER 31, 2022, 2021 and 2020

(Amounts expressed in US$ unless otherwise stated.)

23 — SUBSEQUENT EVENTS

As explained under Note 21 commitments and contingencies, the Group management has amended its import tax filing for the years 2021 and 2022. The Customs Authority issued a decision as of January 5, 2023 charging a penalty of US$ 3,342,549 upon voluntary disclosure, however the Tax amnesty law no 7440 has been published on March 12, 2023 in Turkey which gives taxpayers the opportunity to settle their tax disputes pending before the courts at any stage of proceedings. The Group applied to the customs office for the tax amnesty for the aforementioned penalty decisions on March 28, 2023. Pursuant to the Law numbered 7440 and Group’s application dated March 28, 2023, the additional fine of US$ 3,342,549 was included in the scope of amnesty by the customs authority therefore it will not be subject to any payment.

GALATA ACQUISITION CORP.

INDEX TO FINANCIAL STATEMENTS

Galata Acquisition Corp

PAGE
Report of Independent Registered Public Accounting (PCAOB ID Number 688)	F-59
Financial Statements:
Balance Sheets as of December 31, 2022 and 2021	F-60
Statements of Operations for the Year Ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-61
Statements of Changes in Stockholders’ Deficit for the Year ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-62
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from February 26, 2021 (Inception) Through December 31, 2021	F-63
Notes to Financial Statements	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of Directors of

Galata Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Galata Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 26, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 26, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency and needs to raise additional funds to meet its obligations and sustain its operations. Additionally, management has determined that the business combination period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. The Company has until July 13, 2023 to complete a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2021 to 2023.

Houston, Texas

March 31, 2023

GALATA ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Cash	$251,865	$610,926
Prepaid expenses	71,491	147,327
Total Current Assets	323,356	758,253
Prepaid expenses	—	69,656
Investments held in Trust Account	148,744,645	146,629,787
Total Assets	$149,068,001	$147,457,696
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$3,153,645	$706,224
Total Current Liabilities	3,153,645	706,224
Deferred underwriting commission	5,031,250	5,031,250
Total Liabilities	8,184,895	5,737,474
COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption; 14,375,000 shares (at $10.15 and $10.00 per share)	145,869,645	143,750,000
Stockholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, -0- shares issued and outstanding (excluding 14,375,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 3,593,750 shares issued and outstanding	359	359
Additional paid-in capital	—	—
Accumulated deficit	(4,986,898)	(2,030,137)
Total Stockholders’ Deficit	(4,986,539)	(2,029,778)
Total Liabilities, Class A ordinary shares subject to possible redemption and Stockholders’ Deficit	$149,068,001	$147,457,696

The accompanying notes are an integral part of the financial statements.

GALATA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the
		period from
		February 26,
		2021
	For the Year	(inception)
	Ended	through
	December 31, 2022	December 31, 2021
General and administrative expenses	$2,951,973	$846,086
Total operating expenses	2,951,973	846,086
Other income Interest income	2,114,858	4,787
Total other income	2,114,858	4,787
Net loss	$(837,116)	$(841,299)
Class A Ordinary Shares - Weighted average shares outstanding, basic and diluted	14,375,000	8,695,747
Class A Ordinary Shares - Basic and diluted net loss per ordinary share	$(0.05)	$(0.07)
Class B Ordinary Shares - Weighted average shares outstanding, basic and diluted	3,593,750	3,593,750
Class B Ordinary Shares - Basic and diluted net loss per ordinary share	$(0.05)	$(0.07)

The accompanying notes are an integral part of the financial statements.

GALATA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Stockholders’
For the year ended December 31, 2022	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, January 1, 2022	—	$—	3,593,750	$359	$—	$(2,030,137)	$(2,029,778)
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	—	(2,119,645)	(2,119,645)
Net Loss	—	—	—	—	—	(837,116)	(837,116)
Balance, December 31, 2022	—	$—	3,593,750	$359	$—	$(4,986,898)	$(4,986,539)

					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Stockholders’
For the period from February 26, 2021 (inception) through December 31, 2021	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, February 26, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	(24,641)	(1,188,838)	(1,188,838)
Net loss	—	—	—	—	—	(841,299)	(841,299)
Balance, December 31, 2021	—	$—	$3,593,750	$359	$—	$(2,030,137)	$(2,029,778)

The accompanying notes are an integral part of the financial statements.

GALATA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the
		Period From
		February 26,
	For the	2021
	Year	(Inception)
	Ended	Through
	December 31,	December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(837,116)	$(841,299)
Adjustments to reconcile net loss to net cash used in operating activities Interest earned on assets held in Trust	(2,114,858)	(4,787)
Changes in operating assets and liabilities:
Changes in accrued formation and offering costs	—	—
Prepaid expenses	145,492	(216,983)
Accrued expenses	2,447,421	706,224
Net cash used in operating activities	(359,061)	(356,845)
Cash flows from investing activities
Cash deposited into trust account	—	(146,625,000)
Net cash used in investing activities	—	(146,625,000)
Cash flows from financing activities
Sale of units in public offering, net	—	140,317,771
Sale of private placement warrants to sponsor	—	7,250,000
Proceeds from issuance of Class B ordinary shares to sponsor	—	25,000
Net cash provided by financing activities	—	147,592,771
Net change in cash	(359,061)	610,926
Cash at beginning of period	610,926	—
Cash at end of period	$251,865	$610,926
Non-cash financing activities:
Deferred underwriters’ discount and commissions	$—	$5,031,250
Initial classification of Class A ordinary shares subject to possible redemption	$—	$143,750,000
Remeasurement of Class A ordinary shares to redemption value	$2,119,645	$1,213,479

The accompanying notes are an integral part of the financial statements.

GALATA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

Galata Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on February 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 26, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on July 8, 2021. On July 9, 2021, the Company consummated the Initial Public Offering of 12,500,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $125,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,500,000 warrants (together with the warrants below, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Galata Acquisition Sponsor, LLC (the “Sponsor”).

On July 13, 2021, the underwriters notified the Company of their exercise of the over-allotment option in full and purchased 1,875,000 additional Units at $10.00 per Unit upon the closing of the over-allotment option, generating gross proceeds of $18,750,000. The over-allotment option closed on July 15, 2021.

Simultaneously with the closing of the over-allotment option, the Company consummated the sale of 750,000 warrants (together with the warrants above, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to the Sponsor.

Following the closing of the Initial Public Offering on July 13, 2021, and the over-allotment option on July 15, 2021, an aggregate amount of $146,625,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”). The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Public Offering, management has agreed that $10.00 per Unit sold in the Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S.

Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until 24 months from the closing of the Public Offering to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

Business Combination Agreement

On July 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Galata Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Marti Technologies Inc., a Delaware corporation (“Marti”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, the parties thereto will enter into a business combination transaction by which, among other things, (i) Merger Sub will merge with and into Marti (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with Marti surviving the Merger as a wholly owned subsidiary of the Company, and (ii) as of the end of the day immediately preceding the closing, the Company will, for U.S. tax purposes, become a U.S. corporation by reason of Section 7874(b) of the United States Internal Revenue Code of 1986 (the “Code”), in a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)

of the Code, pursuant to United States Treasury Regulations issued pursuant to the Code. The parties expect the Transactions to be completed in the second quarter of 2023, subject to, among other things, the approval of the Transactions by the Company’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions.

Pursuant to the Business Combination Agreement, the parties agreed that the obligations of the Company to consummate the transactions contemplated by the Business Combination Agreement are subject to satisfaction or waiver by the Company of the condition, among others, that, as of the Closing, after consummation of the Private Placements (as defined in the Business Combination Agreement) and after distribution of the funds in the Trust Account pursuant to the terms of the Business Combination Agreement and deducting all amounts to be paid pursuant to the exercise of redemption rights of SPAC public shareholders, SPAC having cash on hand equal to or in excess of $50,000,000 (subject to the terms of the Business Combination Agreement) (such condition, the “BCA Minimum Cash Condition”).

On December 23, 2022, the Company irrevocably and unconditionally waived the BCA Minimum Cash Condition.

Company Stockholder Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Marti delivered to the Company a stockholder support agreement (the “Support Agreement”), pursuant to which certain stockholders of Marti with ownership interests sufficient to approve the Transactions on behalf of Marti (the “Written Consent Parties”), agreed to, among other things, support the approval and adoption of the Transactions, including agreeing to execute and deliver a written consent approving the Transactions, within 3 business days of the registration statement on Form F-4 becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the effective time of the Merger (the “Effective Time”), (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of the Company, Marti and the Written Consent Parties terminating the Support Agreement.

Investor Rights Agreement

In connection with the closing of the Merger, the Company, the Sponsor, Alper Oktem and Cankut Durgun (the “Founders”), and the other parties named therein (the “Holders”) will execute and deliver an Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, each of Callaway Capital Management, LLC (“Callaway”) (on behalf of the Sponsor) and the Founders, severally and not jointly, agrees with the Company and the Holders to take all necessary action to cause (x) the board of directors of the Company to initially be composed of seven directors, (a) six of whom have been or will be nominated by Marti and (b) one of whom has been or will be nominated by Callaway (on behalf of the Sponsor). Each of Callaway and the Founders, severally and not jointly, agrees with the Company and the Holders to take all necessary action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three-year terms.

Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the Sponsor and Gala Investments LLC, a Delaware limited liability company (together with Sponsor, the “Founder Shareholders”), entered into a letter agreement (the “Founders Stock Letter”) with the Company and Marti pursuant to which, among other things, the Founder Shareholders agreed to (a) effective upon the closing of the Merger, waive the anti-dilution rights set forth in the Company’s organizational documents, (b) vote all Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Transactions and (c) not to redeem, elect to redeem or tender or submit any of their Company Class A ordinary shares for redemption in connection with the Business Combination Agreement or the Transactions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into convertible note subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”), pursuant to which the Company has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to subscribe for and purchase from the Company, convertible notes (the “Convertible Notes”) which are convertible into Company Class A ordinary shares, in an aggregate principal amount of $49,500,000 (the “Subscription”) and having the terms set forth in the indenture in respect of the Convertible Notes (the “Indenture”). Pursuant to the Indenture, the Convertible Notes bear an interest at a rate of 15.00% per annum, payable semi-annually (a) at a rate per annum equal to 10.00% with respect to interest paid in cash and (b) a rate per annum equal to 5.00% with respect to payment-in-kind interest, plus any additional interest or special interest that may accrue pursuant to the terms of the

Indenture. The Convertible Notes are convertible into Company Class A ordinary shares at an initial conversion rate equal to approximately 87 Company Class A ordinary shares per $1,000 of principal amount of the Convertible Notes (subject to customary adjustment provisions set forth in the Indenture), and shall mature on the fifth year anniversary of the date of issuance.

The closing of the Subscription (the “Subscription Closing”) is conditioned on all conditions set forth in the Business Combination Agreement having been satisfied or waived, a $150,000,000 minimum cash condition which includes (i) the post-redemption Trust Account balance and (ii) Convertible Note proceeds, and other customary closing conditions. If the conditions are met, the Transactions will be consummated immediately following the Subscription Closing. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Business Combination Agreement, (ii) the mutual written agreement of the parties thereto, and (iii) 5:00 p.m. New York City time on April 29, 2023, if the Subscription Closing has not occurred by such date other than as a breach of such PIPE Investor’s obligations.

Amended and Restated Articles of Association

At the Effective Time, the Company shall adopt and file a Seconded Amended and Restated Memorandum and Articles of Association (the “Articles of Association”) with the Registrar of Companies in the Cayman Islands. The Articles of Association will govern the Company following the closing and, among other things, prohibit (a) any holder of equity securities of Marti immediately prior to the Merger and (b) any holder of Founder Shares or the Private Placement Warrants, in each case, immediately prior to the Merger, from transferring any (i) Company Class A ordinary shares issued to pre-closing shareholders of Marti as consideration pursuant to the Merger; (ii) Company Class A ordinary shares converted from Founders Shares in connection with the Merger; (iii) the Private Placement Warrants; (iv) Company Class A ordinary shares underlying such Private Placement Warrants; (v) options to purchase Company Class A ordinary shares (“Company Options”) or other equity awards in respect of Company Class A ordinary shares; or (vi) Company Class A ordinary shares underlying any Company Options or other equity awards in respect of Company Class A ordinary shares, in each case, during the period commencing on the closing and ending on the earlier of (x) 13 months following the closing and (y) the date on which the last reported sale price of the shares surpasses a certain threshold to be agreed upon by the parties prior to the closing.

Liquidity and Management’s Plan

As of December 31, 2022, the cash balance and working capital deficit were $251,865 and $2,830,289, respectively.

In connection with the Company’s assessment of going concern considerations in accordance with Account Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the business combination period is less than one year from the date of the issuance of the condensed financial statements. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. The Company has until July 13, 2023 to complete a business combination. As a result of the Company’s insufficient liquidity and the uncertainty associated with consummating a business combination, there is substantial doubt that the Company can sustain operations for a period of at least one year from the issuance date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the balance sheet in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Investments held in trust

Investments held in trust were $148,744,645 and $146,629,787 at December 31, 2022 and December 31, 2021, respectively, and consisted of a money market fund which is carried at fair value. The money market fund invests in U.S. government securities, which generally have a readily determinable fair value and are recognized at fair value. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022, the Company has not experienced losses on this account.

Offering Costs associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $567,396 consist principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriter discount of $2,875,000 and deferred fee of $5,031,250, were charged to additional paid-in capital upon completion of the Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, the shares of Class A ordinary shares subject to possible redemption in the amount of $145,869,645 and $143,750,000, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

As of December 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets are reconciled in the following table:

Gross proceeds from IPO	$143,750,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(7,193,811)
Private placement warrants proceeds in excess of fair value	(2,921,750)
Plus:
Remeasurement of carrying value to redemption value	10,115,561
Class A ordinary shares subject to possible redemption, December 31, 2021	143,750,000
Remeasurement of carrying value to redemption value	2,119,645
Class A ordinary shares subject to possible redemption, December 31, 2022	$145,869,645

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period, excluding shares of ordinary shares subject to forfeiture. At December 31, 2022 and December 31, 2021 the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

	For the year Ended		For the Period from February 26, 2021 (Inception)
	December 31, 2022		Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(669,692)	$(167,423)	$(595,283)	$(246,016)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	14,375,000	3,593,750	8,695,747	3,593,750

Basic and diluted net loss per ordinary share	$(0.05)	$(0.05)	$(0.07)	$(0.07)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company on January 1, 2022. The adoption of ASU 2020-06 did not have an impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, except as noted above, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3.     INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, which was consummated on July 9, 2021, the Company sold 12,500,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $125,000,000. Each Unit consists of one share of the Company’s Class A ordinary share, par value $0.0001 per share (the “Class A Ordinary Share”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

On July 13, 2021, the underwriters notified the Company of their exercise of the over-allotment option in full and purchased 1,875,000 additional Units at $10.00 per Unit upon the closing of the over-allotment option, generating gross proceeds of $18,750,000. The over-allotment option closed on July 15, 2021.

NOTE 4.     PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor of an aggregate of 7,250,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($7,250,000). Each Private Placement Warrant is exercisable to purchase one Class A ordinary shares at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the over-allotment option, the Company consummated the sale of 750,000 warrants at a price of $1.00 per Private Placement Warrant in private placements to the Sponsor.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5.     RELATED PARTY TRANSACTIONS

Founder Shares

On March 18, 2021, the Sponsor purchased 3,593,750 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for paying certain deferred offering costs of $25,000. The Founder Shares included an aggregate of up to 468,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Public Offering. As the underwriters’ over-allotment was exercised in full, none of the Founder Shares were forfeited.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On March 18, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the Public Offering. As of December 31, 2022 and December 31, 2021, there was no amount outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and December 31, 2021, there was no amount outstanding under the Working Capital Loans.

Related Party Payable

For the period ended December 31, 2021, related party has incurred expenses of $8,640 on behalf of the Company. As of December 31, 2022 and 2021, $0 and $8,640 were outstanding and included as a liability.

NOTE 6.     COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters’ over-allotment option was exercised in full. See Note 1.

In connection with the Public Offering the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,875,000 in the aggregate). In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7.     FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s financial assets that are measured at fair value at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in the Trust Account	1	$148,744,645	$146,629,787

NOTE 8.     SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, except for the 14,375,000 Class A ordinary shares subject to possible redemption, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares —The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 3,593,750 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of our IPO.

The Class B ordinary shares will automatically convert into the Company’s Class A ordinary shares at the time of its initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Company’s initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering, plus the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of working capital loans. Any conversion of Class B ordinary shares described will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounts for the 14,437,500 warrants issued in connection with the Initial Public Offering (including 7,187,500 Public Warrants and 7,250,000 Private Place Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants that are described above are afforded equity classification. Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 9.    SUBSEQUENT EVENTS

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, except as noted below, that would have required adjustment or disclosure in the financial statements.

On January 26, 2023, the Company received a demand letter by a purported stockholder of the Company. The demand letter alleges, among other things, that the Company failed to disclose material information regarding the Business Combination Agreement and the Transactions. The demand letter provides that the stockholder reserves all rights, including the right to file a complaint for breach of fiduciary duties and/or violations of federal securities laws. On January 26, 2023, the Company received a second demand letter by a different purported stockholder of the Company. The demand letter alleges, among other things, that the Company failed to disclose material information regarding the Business Combination Agreement and the Transactions. The demand letter provides that the stockholder reserves all rights, including the right to file a complaint in connection with the Business Combination Agreement and the Transactions.

Additional potential plaintiffs may file lawsuits challenging the Business Combination Agreement. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Transactions contemplated by Business Combination Agreement and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers.

On February 1, 2023, the Company received a written notice (the “Notice”) from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not currently in compliance with Section 1003(b)(i)(B) of the NYSE American LLC (“NYSE American”) Company Guide (the “Company Guide”), which requires the Company to maintain a minimum of 300 public shareholders on a continuous basis. On March 2, 2023, the Company delivered a business plan to the NYSE American outlining how the Company intends to cure the deficiency and comply with the NYSE American continued listing requirement. The Company can avoid delisting if, by August 1, 2024, our securities are owned by at least 300 public stockholders. The Company expects that upon completion of an initial business combination we will have at least 300 public stockholders.

The Company’s ordinary shares, warrants and units, which trade under the symbols “GLTA.U,” “GLTA” and “GLTA WS,” respectively, will continue to be listed and traded on the NYSE American during the cure period, subject to the Company’s compliance with the NYSE American’s other applicable continued listing standards, and will bear the indicator “.BC” on the consolidated tape to indicate noncompliance with the NYSE American’s continued listing standards.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Articles of Association provide that we shall indemnify and hold harmless, to the fullest extent permitted under the laws of the Cayman Islands as they presently exist or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer or, while serving as a director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article 45.4 of the Articles of Association, we shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

We have also entered into indemnification agreements with our directors under law, pursuant to which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

●	In March 2021, we issued an aggregate of 3,593,750 Founder Shares to Sponsor for a subscription price of $25,000, or approximately $0.007 per share.
●	Simultaneously with the closing of the Company’s initial public offering, we consummated the sale of 6,500,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in private placements to Sponsor. In July 2021, we consummated the sale of 750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, in private placements to Sponsor.
●	In connection with the Business Combination, we issued 44,356,333 Ordinary Shares of the Company to certain shareholders, pursuant and subject to the Business Combination Agreement.
●	In connection with the Business Combination, we issued an aggregate of $54,774,415 principal amount of the Convertible Notes to PIPE Investors for aggregate gross proceeds of $54,774,415 pursuant to the PIPE Subscription Agreement.

The foregoing securities issuances were made in private placements in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8.    Exhibits and Financial Statement Schedules

(a)	Exhibits The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Number	Description
2.1

Business Combination Agreement, dated as of July 29, 2022, by and among the Company, Merger Sub and Marti (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on August 1, 2022).

2.2

Amendment No. 1 to the Business Combination Agreement, dated April 28, 2023, by and among the Company, Merger Sub, and Marti (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on May 4, 2023).

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).
4.1	Form of Indenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on May 4, 2023).
4.2

Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-254989) filed with the SEC on June 28, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-254989) filed with the SEC on June 28, 2021).
4.4

Warrant Agreement, dated July 8, 2021, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K (File No. 001-40588), filed with the SEC on July 14, 2021).

5.1*	Opinion of Maples and Calder (Cayman) LLP as to the validity of the Class A Ordinary Shares.
5.2*	Opinion of Latham & Watkins LLP relating to the Warrants.
10.1

Support Agreement, dated as of July 29, 2022, by and among the Company, Marti and the other parties named therein. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on August 1, 2022).

10.2	Form of Investor Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on August 1, 2022).
10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on August 1, 2022).
10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 4.6 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).
10.6	Form of First PIPE Amendment (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on December 23, 2022).
10.7	Form of Second PIPE Amendment (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40588) filed with the SEC on May 4, 2023).
10.8

Convertible Note Subscription Agreement, dated as of May 4, 2023, by and between the Company and Callaway Capital Management LLC (incorporated by reference to Exhibit 4.9 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).

10.9

Guaranty Agreement, dated as of July 10, 2023, by and among the us, Marti, Marti Ileri Teknoloji A.S. and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.10 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).

10.10

Pledge and Security Agreement, dated as of July 10, 2023, by and among the us, Marti, Marti Ileri Teknoloji A.S. and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.11 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).

21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 to our Form 20-F (File No. 001-40588), filed with the SEC on July 14, 2023).
23.1*	Consent of KPMG Bağımsız Denetim ve SMMM AŞ.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Maples & Calder (Cayman) LLP (included in Exhibit 5.1).
23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on the signature page to this registration statement).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

(*)  Filed herewith

(b)	Financial Statement Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)	That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Istanbul, Türkiye, on October 12, 2023.

Marti Technologies, Inc.

By:	/s/ Oguz Alper Öktem
	Name:	Oguz Alper Öktem
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Oguz Alper Öktem	Chief Executive Officer and Director (principal executive officer)	October 12, 2023
Oguz Alper Öktem

*	Chief Financial Officer (principal financial officer and principal accounting officer)
Erdem Selim		October 12, 2023

*	President and Director
Cankut Durgun		October 12, 2023

*	Independent Director
Yousef Hammad		October 12, 2023

*	Independent Director
Daniel Freifeld		October 12, 2023

*	Independent Director
Kerry Healey		October 12, 2023

*	Independent Director
Douglas Lute		October 12, 2023

*	Independent Director
Agah Ugur		October 12, 2023

* By:	/s/ Oguz Alper Öktem
Name: Oguz Alper Öktem
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, Marti Technologies, Inc. has duly caused this registration statement to be signed by the following duly authorized representative in the United States on October 12, 2023.

Cogency Global Inc.

By:	/s/ Colleen De Vries
	Name:	Colleen De Vries
	Title:	Sr. Vice President